Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222275

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholders of Bill Barrett Corporation:

On December 4, 2017, Bill Barrett Corporation (“BBG”), a Delaware corporation, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Fifth Creek”), Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of BBG (“Holdco”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Holdco (“Rio Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Rider Merger Sub”), and, for limited purposes set forth in the merger agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company (“FCEC”), and NGP Natural Resources XI, L.P., a Delaware limited partnership (the “Fund” or “NGP”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which (a) Rider Merger Sub shall be merged with and into BBG, with BBG as the surviving entity in such merger (the “BBG merger”), and (b) Rio Merger Sub shall be merged with and into Fifth Creek, with Fifth Creek as the surviving entity in such merger (the “Fifth Creek merger” and, collectively, the “mergers”), as a result of which BBG and Fifth Creek will each become direct wholly owned subsidiaries of Holdco, which will be renamed upon closing of the mergers.

In connection with the transactions contemplated by the merger agreement, BBG will hold a special meeting of stockholders (the “special meeting”) to vote on a proposal to adopt the merger agreement (the “merger proposal”) and approve related matters as described in the attached proxy statement/prospectus. Under the laws of the State of Delaware, the approval of BBG stockholders must be obtained before the mergers can be completed. Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of BBG stock entitled to vote on the merger proposal. At the special meeting, BBG will also propose that its stockholders approve proposals (i) to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Holdco’s named executive officers in connection with the mergers (the “compensation proposal”), (ii) to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”) and (iii) to approve the amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan (the “EIP amendment proposal”). Approval of each of the compensation proposal, the adjournment proposal and the EIP amendment proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposals. The special meeting will be held on March 16, 2018 at 1099 18th Street, Suite 2300, Denver, Colorado 80202, at 8:30 AM local time. BBG’s board of directors unanimously recommends that BBG stockholders vote “FOR” the adoption of the merger agreement, “FOR” the advisory compensation proposal, “FOR” the adjournment proposal and “FOR” the EIP amendment proposal.

If the mergers are completed, each outstanding share of BBG common stock will convert into the right to receive one share of Holdco common stock and all outstanding equity interests in Fifth Creek, in the aggregate, will convert into the right to receive an aggregate of 100,000,000 shares of Holdco common stock. Based upon the estimated number of shares of capital stock of BBG that will be outstanding immediately prior to the consummation of the mergers, we estimate that, upon consummation of the transaction, existing BBG stockholders will hold approximately 52% of the combined company and the sole member of Fifth Creek will hold approximately 48% of the outstanding common stock of the combined company.

The obligations of BBG and Fifth Creek to complete the mergers are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the attached proxy statement/prospectus. The attached proxy statement/prospectus describes the special meeting, the mergers, the documents and agreements related to the mergers, the stockholders agreement and other related matters. It also contains or references information about BBG and Fifth Creek and certain related agreements and matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors,” beginning on page 27, for a discussion of the risks relating to the proposed merger. You also can obtain information about BBG from documents that BBG has filed with the Securities and Exchange Commission.

Sincerely,

R. Scot Woodall
Chief Executive Officer and President
Bill Barrett Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers described in this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This document is dated February 13, 2018 and is first being mailed to stockholders of BBG on or about February 14, 2018.

BILL BARRETT CORPORATION

1099 18th Street, Suite 2300

Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 16, 2018

This is a notice that a special meeting of stockholders (the “special meeting”) of Bill Barrett Corporation, a Delaware corporation (“BBG”) will be held on March 16, 2018 at 1099 18th Street, Suite 2300, Denver, Colorado 80202, at 8:30 AM (Mountain Time). This special meeting will be held for the following purposes:

1.	To adopt the Agreement and Plan of Merger, dated as of December 4, 2017 (as it may be amended from time to time, the “merger agreement”), by and among BBG, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Fifth Creek”), Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of BBG (“Holdco”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Holdco (“Rio Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Rider Merger Sub”), and, for limited purposes set forth in the merger agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company (“FCEC”), and NGP Natural Resources XI, L.P., a Delaware limited partnership (the “Fund” or “NGP”), a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part and incorporated by reference therein (the “merger agreement proposal”);

2.	To approve, on an advisory (non-binding) basis, the compensation that may become payable to BBG’s named executive officers in connection with the consummation of the mergers (the “compensation proposal”);

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”); and

4.	To approve the amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan (the “EIP amendment proposal”).

This proxy statement/prospectus describes the proposals listed above in more detail. Please refer to the attached document, including the merger agreement and all other annexes and any documents incorporated by reference herein, for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire document carefully before voting. In particular, see “Proposal 1: Adoption of the Merger Agreement” beginning on page 43 for a description of the transactions contemplated by the merger agreement, and the section titled “Risk Factors” beginning on page 27 for an explanation of the risks associated with the mergers and the other transactions contemplated by the merger agreement.

BBG’s board of directors (the “Board”) unanimously declared it advisable to enter into the merger agreement, determined that the merger agreement, the transactions contemplated by the merger agreement and the terms of the stockholders agreement are in the best interest of BBG and its stockholders, and approved the merger agreement, the transactions contemplated by the merger agreement and the stockholders agreement, and determined to recommend the adoption and approval of the merger agreement by BBG stockholders. The Board recommends that BBG stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval on an advisory (non-binding) basis of the compensation that may be paid or become payable to BBG’s named executive officers in connection with the mergers, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and “FOR” the amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan.

The Board has fixed February 13, 2018 as the record date for determination of BBG stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. Only holders of record of BBG common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Whether or not you expect to attend the special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of BBG common stock will be represented at the special meeting if you are unable to attend.

If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank, trustee or other nominee, as appropriate. If you have any questions concerning the merger agreement or the other transactions contemplated by the merger agreement or this proxy statement/prospectus, would like additional copies or need help voting your shares of BBG common stock, please contact BBG’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

By order of the Board of Directors

/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President—General Counsel and Secretary

ADDITIONAL INFORMATION

BBG files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that BBG files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. In addition, BBG files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain these documents, free of charge from BBG at http://www.billbarrettcorp.com. By referring to BBG’s website and the SEC’s website, BBG does not incorporate by reference any such website or its contents into this proxy statement/prospectus.

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-222275) filed with the SEC by Holdco, constitutes the prospectus of BBG. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC’s reading room at the address set forth above or at the SEC’s website mentioned above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates important business and financial information about BBG from documents that are not attached to this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from BBG or its proxy solicitor at the following addresses and telephone numbers:

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

Attention: Corporate Secretary

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

If you would like to request any documents, please do so by March 6, 2018 in order to receive them before the special meeting.

For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 182.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-222275) filed with the SEC by Red Rider Holdco, Inc. (“Holdco”), constitutes a prospectus of Holdco under the Securities Act of 1933, as amended, with respect to the shares of Holdco common stock to be issued to BBG stockholders and Fifth Creek’s sole member in connection with the mergers. This proxy statement/prospectus also constitutes a proxy statement for BBG under the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the special meeting of BBG stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 13, 2018, and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement/prospectus is only accurate as of the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding BBG has been provided by BBG and information contained in this proxy statement/prospectus regarding Fifth Creek has been provided by Fifth Creek.

i

EXPERTS	178
BBG	178
Fifth Creek	178

STOCKHOLDER PROPOSALS	180
HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS	181

WHERE YOU CAN FIND MORE INFORMATION	182

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Bill Barrett Corporation (“BBG”), may have regarding the mergers and other matters being considered at the special meeting of BBG stockholders (the “special meeting”) and the answers to those questions. BBG urges you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	BBG and Fifth Creek have agreed to the strategic combination of BBG and Fifth Creek under the terms of a merger agreement that is described in this proxy statement/prospectus. Subject to the terms and conditions of the merger agreement, (i) Rider Merger Sub, Inc., a Delaware corporation that was formed on November 28, 2017 as a wholly owned subsidiary of Holdco will be merged with and into BBG, with BBG surviving the merger as a subsidiary of Holdco (the “BBG merger”) and (ii) Rio Merger Sub, LLC, a Delaware limited liability company that was formed on November 28, 2017 as a wholly owned subsidiary of Holdco, will be merged with and into Fifth Creek, with Fifth Creek surviving as a subsidiary of Holdco (the “Fifth Creek merger” and, collectively, the “mergers”). As a result of the mergers, among other things, (a) Holdco will become the ultimate parent of BBG, Fifth Creek and their respective subsidiaries and (b) existing BBG stockholders and the sole member of Fifth Creek will receive Holdco common stock, in accordance with the terms of the merger agreement and as described further in this proxy statement/prospectus.

In order to complete the mergers, BBG stockholders must approve the proposal to adopt the merger agreement (the “merger proposal”), and all other conditions to the mergers must be satisfied or waived. BBG will hold a special meeting to obtain this approval and other related matters, including a vote to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BBG’s named executive officers in connection with the mergers (the “compensation proposal”) and a vote to approve the amendment to the Bill Barrett Corporation 2012 Equity Incentive Plan (the “EIP amendment proposal”).

This proxy statement/prospectus, which you should read carefully, contains important information about the mergers and other matters being considered at the special meeting.

Q:	What will BBG stockholders receive for their shares of BBG common stock in the BBG merger?

A:	At the effective time, each share of BBG common stock, par value $0.001 per share (the “BBG common stock”), issued and outstanding immediately prior to the effective time will be converted automatically into the right to receive one share of Holdco common stock (the “BBG merger consideration”).

For additional information regarding the consideration to be received in the mergers, see “Proposal 1: Adoption of the Merger Agreement—Effects of the Mergers.”

Q:	Who will own Holdco immediately following the transactions?

A:	It is estimated that, upon completion of the mergers, current BBG stockholders will hold approximately 52% of Holdco common stock immediately after the effective time and Fifth Creek’s sole member will hold approximately 48% of Holdco common stock immediately after the effective time.

Q:	What vote is required to approve each proposal?

A:	Your vote “FOR” each proposal presented at the special meeting is very important, and you are encouraged to submit a proxy as soon as possible.

Proposal to Adopt the Merger Agreement. Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of BBG common stock entitled to vote on the merger proposal. Any abstention by a BBG stockholder, the failure of any BBG stockholder to submit a vote and any broker non-vote will have the same effect as voting against the merger proposal.

Proposal Regarding Certain Merger-Related Executive Compensation Arrangements. Adoption of the compensation proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the compensation proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the compensation proposal. Broker non-votes will have no effect on the outcome of the compensation proposal. Since the compensation proposal is non-binding, if the merger agreement is approved by BBG stockholders and the mergers are completed, the compensation that is the subject of the compensation proposal may be paid in accordance with its terms regardless of the outcome of the non-binding advisory vote.

Proposal to Adjourn the Special Meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the “adjournment proposal”) requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the adjournment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the adjournment proposal. Broker non-votes will have no effect on the outcome of the adjournment proposal.

Proposal to Amend the Bill Barrett Corporation 2012 Equity Incentive Plan. Approval of the proposal to amend the Bill Barrett Corporation 2012 Equity Incentive Plan (the “2012 Plan”) requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the EIP amendment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the EIP amendment proposal. Broker non-votes will have no effect on the outcome of the EIP amendment proposal.

Q:	How does the Board recommend that I vote?

A:	The Board, after considering the various factors described under “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Mergers,” has unanimously declared it advisable to enter into the merger agreement, determined that the merger agreement, the transactions contemplated by the merger agreement and the terms of the stockholders agreement are in the best interest of BBG and its stockholders, and approved the merger agreement, the transactions contemplated by the merger agreement and the stockholders agreement, and determined to recommend the adoption and approval of the merger agreement by BBG stockholders.

The Board recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal, “FOR” the adjournment proposal and “FOR” the EIP amendment proposal.

Q:	Will the Holdco common stock received at the time of completion of the mergers be traded on an exchange?

A:	Yes. It is a condition to the consummation of the mergers that the shares of Holdco common stock to be issued to BBG stockholders and Fifth Creek’s sole member in connection with the mergers be authorized for listing on the NYSE, subject to official notice of issuance.

Q:	What are the U.S. federal income tax consequences of the mergers?

A:	The obligation of BBG to complete the mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to BBG, dated as of the closing date, to the effect that the mergers should together qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or the BBG merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the mergers and/or the BBG merger so qualify, holders of BBG common stock receiving shares of Holdco common stock in the BBG merger generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the mergers. For a more detailed discussion, see “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences.”

Tax matters can be complicated and the tax consequences of the mergers to any particular holder of BBG common stock will depend on such holder’s particular facts and circumstances. Holders of BBG common stock should consult their own tax advisors to determine the tax consequences of the mergers to them, including the effects of U.S. federal, state, local and foreign tax laws.

Q:	When do BBG and Fifth Creek expect to complete the mergers?

A:	BBG and Fifth Creek currently expect to complete the mergers in the first half of fiscal year 2018. However, neither BBG nor Fifth Creek can predict the actual date on which the mergers will be completed, nor can the parties assure that the mergers will be completed, because completion is subject to conditions beyond either company’s control. See “Proposal 1: Adoption of the Merger Agreement—Regulatory Approvals Required to Complete the Mergers” and “The Merger Agreement—Conditions to Completion of the Mergers.”

Q:	What happens if the mergers are not completed?

A:	If the merger agreement is not adopted by BBG stockholders or the mergers are not completed for any other reason, BBG stockholders will not receive any payment for shares of BBG’s common stock they own. Instead, BBG will remain an independent public company, BBG common stock will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and BBG will continue to file periodic reports with the SEC on account of BBG’s common stock.

Under specified circumstances, BBG may be required to reimburse Fifth Creek’s expenses or pay a termination fee upon termination of the merger agreement, as described under “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement.”

Q:	When and where is the special meeting?

A:	The special meeting will be held on March 16, 2018, at 8:30 AM (Mountain Time), at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

Q:	Am I entitled to vote at the special meeting?

A:	Only stockholders of record on February 13, 2018, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the close of business on February 13, 2018, there were 111,169,692 outstanding shares of BBG common stock entitled to vote at the special meeting, with each share of BBG common stock entitling the holder of record on such date to one vote.

Q:	What constitutes a quorum at the special meeting?

A:	In order for business to be conducted at the special meeting, a quorum must be present. A quorum at the special meeting requires the presence, in person or by proxy, of holders of a majority in voting power of the outstanding shares of BBG common stock entitled to vote at the special meeting.

Q:	What do I need to do now?

A:	After you have carefully read and considered the information contained or incorporated by reference into this proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the special meeting.

Additional information on voting procedures can be found under the section titled “Special Meeting.”

Q:	How will my proxy be voted?

A:	If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

If you are a registered stockholder of record and you return your signed proxy card but do not indicate your voting preference, the persons named in the proxy card will vote the shares represented by the proxy as recommended by the Board. Please note that you may not vote shares held in “street name” by returning a proxy card directly to BBG, or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. If you hold your shares in the name of a broker, bank or other nominee and you do not instruct your broker, bank or nominee how to vote your shares, your broker may not vote your shares of BBG common stock, which will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the compensation proposal or the adjournment proposal, assuming a quorum is present.

Additional information on voting procedures can be found under the section titled “Special Meeting.”

Q:	Who will count the votes?

A:	The votes at the special meeting will be counted by an independent inspector of election appointed by the Board.

Q:	May I vote in person?

A:	Yes. If you are a stockholder of record of BBG at the close of business on February 13, 2018, you may attend the special meeting and vote your shares in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card.

If you are a beneficial holder of BBG common stock, you are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal proxy” from your broker, bank or nominee.

Q:	What must I bring to attend the special meeting?

A:	Only BBG stockholders of record, as of the close of business on the record date, beneficial owners of BBG common stock as of the record date, holders of valid proxies for the special meeting, and invited guests of BBG may attend the special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

Additional information on attending the special meeting can be found under the section titled “Special Meeting.”

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your BBG common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:	What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

A:	Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record: If your shares are registered directly in your name with BBG’s transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by written proxy, telephone or via the Internet, or to vote in person at the meeting.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

Q:	What is a broker non-vote?

A:	If you are a beneficial owner of shares held in “street name” and do not provide your broker, bank or nominee with specific voting instructions, the broker, bank or nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters. If the broker, bank or nominee does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the special meeting. A broker non-vote will have the same effect as a vote “against” the adoption of the merger proposal.

Additional information on voting procedures can be found under the section titled “Special Meeting.”

Q:	Can I revoke or change my vote?

A:	Yes. A shareholder of record may revoke or change a proxy before the proxy is exercised by filing with BBG’s Secretary a notice of revocation, delivering to BBG a new proxy, by attending the meeting and voting in person, or by re-voting by telephone or the Internet. Beneficial owners must follow instructions provided by their broker, bank or other nominee. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the vote that will be counted.

Beneficial owners of BBG common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a “legal proxy” from such broker, bank or other nominee and voting in person at the special meeting.

Additional information can be found under the section titled “Special Meeting.”

Q:	What constitutes a quorum?

A:	Stockholders representing a majority of all the shares entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on February 13, 2018, the record date for the special meeting, there were 111,169,692 shares of BBG common stock outstanding.

Q:	What happens if I sell or otherwise transfer my shares of BBG common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is February 13, 2018, which is earlier than the date of the special meeting. If you sell or otherwise transfer your shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies BBG in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will otherwise transfer ownership of your shares of BBG common stock.

Only holders of shares of BBG common stock at the effective time will become entitled to receive the BBG merger consideration. If you sell your shares of BBG common stock prior to the completion of the mergers, you will not become entitled to receive the BBG merger consideration by virtue of the mergers.

Q:	Where can I find voting results of the special meeting?

A:	BBG intends to announce their respective preliminary voting results at the special meeting and publish the final results in Current Reports on Form 8-K that will be filed with the SEC following the special meeting. All reports that BBG files with the SEC are publicly available when filed. See “Where You Can Find More Information.”

Q:	Do stockholders have dissenters’ rights or appraisal rights?

A:	BBG stockholders are not entitled to dissenters’ rights or appraisal rights in connection with the mergers. For further information relating to appraisal and dissenters’ rights, see “Proposal 1: Adoption of the Merger Agreement—No Dissenters’ Rights” and “No Dissenters’ Rights.”

Q:	How can I find more information about BBG and Fifth Creek?

A:	You can find more information about BBG and Fifth Creek from various sources described in the section titled “Where You Can Find More Information.”

Q:	Why are BBG stockholders being asked to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BBG’s named executive officers in connection with the completion of the mergers?

A:	The Exchange Act and applicable SEC rules thereunder require BBG to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the mergers.

Q:	Who can answer any questions I may have about the special meeting, the mergers, the other transactions contemplated by the merger agreement, or the stockholders agreement?

A:	If you have any questions about the special meeting, the mergers, the stockholders agreement, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

Attention: Corporate Secretary

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and may not contain all the information that may be important to you. To understand the mergers and the matters being voted on by BBG stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes, and the documents to which BBG refers you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

The Companies (see pages 36 and 154)

Bill Barrett Corporation

Bill Barrett Corporation is an independent energy company that develops, acquires and explores for oil and natural gas resources. All of BBG’s assets are located in and all of its operations are conducted in the Rocky Mountains region of the United States. BBG operates in one industry segment, which is the development and production of crude oil, natural gas and NGLs.

BBG seeks to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, BBG allocates capital to its highest return assets, concentrates expenditures on exploiting its core assets, maintains capital discipline and optimizes operations while upholding high-level standards for health, safety and the environment. Substantially all of BBG’s revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.

BBG was formed in January 2002 and is incorporated in the State of Delaware. BBG’s principal executive offices are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202 and its phone number is (303) 293-9100.

For additional information concerning BBG’s business, see the section entitled “Information About BBG.”

Fifth Creek Energy Operating Company, LLC

Fifth Creek is an exploration and production company, based in Greenwood Village, Colorado, focusing on the development of oil and gas reserves in the Hereford Field area of the DJ Basin, located in rural northern Weld County, Colorado. Fifth Creek operates in one industry segment, which is the development and production of crude oil, natural gas and NGLs.

Fifth Creek was formed in October 2014 in the State of Delaware. Fifth Creek’s principal executive offices are located at 5251 DTC Parkway, Suite 420, Greenwood Village, CO 80111, and its phone number is 720-457-4950.

For additional information concerning Fifth Creek’s business, see the section entitled “Information About Fifth Creek.”

Red Rider Holdco, Inc.

Holdco is a Delaware corporation and a direct, wholly owned subsidiary of BBG that was formed by BBG on November 28, 2017 solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202 and its telephone number is (303) 293-9100.

Rider Merger Sub, Inc.

Rider Merger Sub, Inc. is a Delaware corporation and a direct, wholly owned subsidiary of Holdco that was formed by Holdco on November 28, 2017 solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202 and its telephone number is (303) 293-9100.

Rio Merger Sub, LLC

Rio Merger Sub, LLC is a Delaware limited liability company and a direct, wholly owned subsidiary of Holdco that was formed by Holdco on November 28, 2017 solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202 and its telephone number is (303) 293-9100.

Effects of the Mergers (see page 43)

Upon satisfaction or waiver of the conditions to closing, on the closing date, Rio Merger Sub will merge with and into Fifth Creek, with Fifth Creek as the surviving entity in such merger and Rider Merger Sub will merge with and into BBG, with BBG as the surviving entity in such merger, as a result of which BBG and Fifth Creek will each become direct wholly owned subsidiaries of Holdco. At the effective time, each share of BBG common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of Holdco common stock and all equity interests in Fifth Creek outstanding immediately prior to the effective time will be converted into the right to receive, in the aggregate, 100,000,000 shares of Holdco common stock. In addition, at the effective time, Holdco will assume the options and other equity-based awards of BBG that are outstanding as of immediately prior to the effective time as described in “The Merger Agreement—Treatment of BBG Equity Awards.”

Contribution and Guarantees of Senior Notes

Following the consummation of the mergers, Holdco will contribute 100% of the equity interests of Fifth Creek to BBG, such that Fifth Creek becomes a direct subsidiary of BBG and any subsidiaries of Fifth Creek become indirect subsidiaries of BBG.

Following the contribution, Fifth Creek and each subsidiary of Fifth Creek that is required to become a guarantor of the Senior Notes (as defined herein) pursuant to the indentures governing such Senior Notes will guarantee the Senior Notes in accordance with such indentures.

Additionally, upon consummation of the mergers, Holdco will guarantee each series of the Senior Notes.

The consummation of the mergers is not conditioned on the determination to proceed with the contribution transaction described herein.

Effects of the Mergers and Contribution

Prior to the Mergers

The Mergers

After the Mergers

After the Contribution

Recommendation of the Board and Reasons for the Mergers (see page 47)

After careful consideration, the Board, on December 4, 2017, unanimously declared it advisable to enter into the merger agreement, determined that the merger agreement, the transactions contemplated by the merger agreement and the terms of the stockholders agreement are in the best interest of BBG and its stockholders, and approved the merger agreement, the transactions contemplated by the merger agreement and the stockholders agreement, and determined to recommend the adoption and approval of the merger agreement by BBG stockholders. See “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Mergers” for a detailed description of the factors considered by the Board in reaching its decision to approve the merger agreement. The Board unanimously recommends that BBG stockholders vote “FOR” each of the merger proposal, the compensation proposal, the adjournment proposal and the EIP amendment proposal.

Opinion of BBG’s Financial Advisor (see page 53)

The Board engaged Tudor Pickering Holt & Co Advisors LP (“TPH”) to act as BBG’s financial advisor for purposes of the proposed transactions. On December 4, 2017, TPH delivered its opinion to the Board as to the fairness, from a financial point of view, to BBG of the Fifth Creek merger consideration to be paid pursuant to the merger agreement.

The full text of TPH’s written opinion, dated December 4, 2017, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference in its entirety. We encourage you to read the opinion carefully in its entirety for a description of, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken. TPH’s opinion was provided to the Board in connection with the Board’s consideration of the merger agreement, does not address any other aspect of the merger agreement or the transactions and does not constitute a recommendation as to how BBG, the Board, Fifth Creek or its board of managers or any committee thereof, any holder of interest in BBG, Holdco or Fifth Creek or any other person should act or vote with respect to such transactions or any other matter.

For further information, see the section of this proxy statement/prospectus entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of BBG’s Financial Advisor” and Annex C.

Interests of BBG Directors and Executive Officers in the Mergers (see page 62)

BBG’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the BBG stockholders generally. The members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the mergers, and in recommending that BBG stockholders adopt the merger agreement.

These interests include, among others:

•	The merger agreement provides for the conversion of all BBG equity awards into corresponding awards of Holdco in connection with the mergers.

•	Each of BBG’s executive officers is a party to a change in control agreement with BBG that provides for severance benefits and accelerated vesting of equity awards in the event of a qualifying termination of employment.

•	Certain of BBG’s executive officers participate in BBG’s Executive Nonqualified Excess Plan, and will receive a payout of accrued balances under the plan in connection with the mergers.

•	BBG’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

See the section of this proxy statement/prospectus titled “Proposal 1: Adoption of the Merger Agreement—Interests of BBG Directors and Executive Officers in the Mergers” for a more detailed description of the interests of BBG’s directors and executive officers.

Board of Directors and Management of Holdco Following Completion of the Mergers (see page 66)

Under the terms of the merger agreement and the stockholders agreement, at the effective time of the mergers, the Holdco board will consist of 11 directors, six of whom will be directors of BBG serving prior to the effective time and five of whom will be persons designated by Fifth Creek Energy Company, LLC, a Delaware limited liability company and the sole member of Fifth Creek (“FCEC”), including Scott Gieselman, Craig Glick and Michael Starzer. Upon completion of the mergers, R. Scot Woodall will be the Chief Executive Officer of Holdco.

Material U.S. Federal Income Tax Consequences (see page 67)

The obligation of BBG to complete the mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to BBG, dated as of the closing date, to the effect that the mergers should together qualify as a transaction described in Section 351 of the Code and/or the BBG merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the mergers and/or the BBG merger so qualify, holders of BBG common stock receiving shares of Holdco common stock in the BBG merger generally should not recognize any gain or loss for U.S. federal income tax purposes as a result of the mergers. For a more detailed discussion, see “Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences.”

Tax matters can be complicated and the tax consequences of the mergers to any particular holder of BBG common stock will depend on such holder’s particular facts and circumstances. Holders of BBG common stock should consult their own tax advisors to determine the tax consequences of the mergers to them, including the effects of U.S. federal, state, local and foreign tax laws.

Accounting Treatment of the Mergers (see page 69)

BBG prepares its financial statements in accordance with GAAP and its pro forma financial statements as required by the SEC Article 11 of Regulation S-X. The merger will be accounted for as an acquisition under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with BBG being considered the acquirer of Fifth Creek for accounting purposes. This means that BBG will allocate the purchase price to the fair value of Fifth Creek’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approval Required to Complete the Mergers (see page 69)

The completion of the mergers may be subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (collectively, the “HSR Act”), the mergers cannot be completed until BBG and NGP have given notification and furnished information to the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), and until the applicable waiting period has expired or has been terminated.

On February 1, 2018, BBG and NGP each filed a Premerger Notification and Report Form under the HSR Act. On February 9, 2018, the FTC granted early termination under the HSR Act.

Treatment of BBG Equity Awards (see page 73)

Stock Options. At the effective time, each compensatory option to purchase shares of BBG common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time will be assumed by Holdco and converted into an option, with the same terms and conditions as applied to the corresponding BBG stock option as of immediately prior to the effective time, to acquire that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG stock option as of immediately prior to the effective time and at an exercise price per share of Holdco common stock equal to the exercise price per share of BBG common stock of such BBG stock option.

Restricted Stock Awards. At the effective time, each award of restricted shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into an award of restricted shares of Holdco common stock, with the same terms and conditions as applied to the corresponding BBG restricted stock award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG restricted stock award as of immediately prior to the effective time.

Performance Unit Awards. At the effective time, each award of performance units in respect of shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into a time-based award of restricted stock units in respect of shares of Holdco common stock, with the same terms and conditions (excluding performance conditions) as applied to the corresponding BBG performance unit award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG performance unit award as of immediately prior to the effective time (as determined by BBG in its reasonable discretion based upon the greater of actual performance (assuming the applicable performance period ends immediately prior to the closing date) and target performance).

See “The Merger Agreement—Treatment of BBG Equity Awards” for a detailed description of the treatment of BBG equity awards.

No Solicitation of Alternative Proposals (see page 79)

BBG has agreed that it will, and will cause its subsidiaries and representatives to, cease and terminate any solicitation, discussions or negotiations with any person regarding any alternative proposal, or that could reasonably be expected to lead to an alternative proposal. In addition, BBG has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal, (ii) engage or participate in any discussions or negotiations with, or provide any non-public information or access to the business, properties, assets, books or records of BBG, or cooperate with, assist or facilitate any efforts by any person relating to, or that could reasonably be expected to lead to, an alternative proposal, (iii) accept any proposal or offer relating to an alternative proposal, (iv) approve, adopt, or enter into or recommend any contract, letter of intent or similar agreement relating to an alternative proposal or (v) resolve, agree or publicly propose to take any of the actions referred to in clauses (i)–(iv).

Nevertheless, BBG is permitted, prior to obtaining the applicable stockholder approval of the transactions contemplated by the merger agreement, to engage in the activities described in clauses (i) and (ii) the first paragraph of this “No Solicitation of Alternative Proposals” section solely with and to any person who has made an unsolicited bona fide written alternative proposal that did not result from a breach of BBG’s non-solicitation obligations; provided, that (i) no non-public information may be furnished until BBG receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between BBG and Fifth Creek; and (ii) prior to taking any such actions, the Board determines in good faith, after consultation with its financial advisors and legal counsel, that such alternative proposal is, or would reasonably be expected to lead to, a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties.

Change in Board Recommendation and Superior Proposal Termination Right (see page 81)

Prior to the adoption by BBG stockholders of the merger agreement, in response to a bona fide written alternative proposal received by BBG after the execution of the merger agreement that did not result from, or was otherwise facilitated by, a breach of its non-solicitation obligations, then BBG may effect a recommendation change or terminate the merger agreement in order to enter into a definitive agreement relating to such proposal, if prior to taking such action the Board determines in good faith after consultation with its financial advisors and outside legal counsel that (i) such alternative proposal is a superior proposal and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that prior to effecting a recommendation change or terminating the merger agreement, BBG has complied with certain procedural and notice requirements, including by negotiating in good faith with Fifth Creek, which may be on a nonexclusive basis with respect to other permitted negotiations or disucssions, to revise the terms and conditions of the merger agreement such that it would cause the alternative proposal to no longer be a superior proposal.

In addition, prior to adoption by BBG stockholders of the merger agreement, in response to an intervening event that occurs or arises after the date of the merger agreement, BBG may effect a recommendation change if prior to taking such action the Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Board to effect a recommendation change would be inconsistent with its fiduciary duties under applicable law; provided, however, that prior to effecting a recommendation change, BBG has complied with certain procedural and notice requirements, including by negotiating in good faith to enable Fifth Creek to revise the merger agreement such that it would cause the failure of the Board to effect a recommendation change to no longer be inconsistent with its fiduciary duties.

Conditions to Completion of the Mergers (see page 85)

The obligations of BBG and Fifth Creek to consummate the mergers are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

•	adoption of the merger agreement proposal by BBG stockholders;

•	any waiting periods applicable to the mergers under the HSR Act shall have been terminated or expired;

•	absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the consummation of the mergers;

•	the registration statement on Form S-4 filed by Holdco having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been sought by the SEC; and

•	Holdco common stock to be issued in the mergers having been approved for listing on the NYSE, subject to official notice of issuance.

The obligation of Fifth Creek to effect the mergers is also subject to the satisfaction or waiver by Fifth Creek of the following additional conditions:

•	the accuracy of the representations and warranties of BBG set forth in the merger agreement, subject to the materiality or “material adverse effect” standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the mergers (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only) and Fifth Creek’s receipt of an officer’s certificate from BBG to such effect;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by BBG at or prior to the effective time and Fifth Creek’s receipt of an officer’s certificate from BBG to such effect;

•	the receipt by Fifth Creek of a written tax opinion from Vinson & Elkins LLP or KPMG LLP, in form and substance reasonably satisfactory to Fifth Creek, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the BBG merger and the Fifth Creek merger should together qualify as a transaction described in Section 351 of the Code; and

•	the receipt by Fifth Creek of a duly executed copy of the stockholders agreement.

The obligations of BBG to effect the mergers are also subject to the satisfaction or waiver by BBG of the following additional conditions:

•	the accuracy of the representations and warranties of Fifth Creek set forth in the merger agreement, subject to the materiality or “material adverse effect” standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the mergers (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only) and BBG’s receipt of an officer’s certificate from Fifth Creek to such effect;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by Fifth Creek at or prior to the effective time and BBG’s receipt of an officer’s certificate from Fifth Creek to such effect;

•	the receipt by BBG of a written tax opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to BBG, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the BBG merger and the Fifth Creek merger should together qualify as a transaction described in Section 351 of the Code and/or the BBG merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt by BBG of a duly executed copy of the stockholders agreement.

As further discussed under the section titled “Risk Factors,” neither BBG nor Fifth Creek can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement (see page 86)

BBG and Fifth Creek may mutually agree to terminate the merger agreement before consummating the mergers, even after adoption of the merger agreement proposal by BBG stockholders.

In addition, either BBG or Fifth Creek may terminate the merger agreement if:

•	any governmental authority of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the mergers illegal or otherwise permanently prohibited (provided that this right to terminate the merger agreement shall not be available to any party who failed to use its reasonable best efforts to consummate the transaction);

•	the mergers are not consummated by the close of business on June 4, 2018 (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any of its covenants or agreements under the merger agreement has been the principal cause of, or resulted in, the failure of the mergers to occur on or before the end date);

•	any of the representations or warranties of the other party is inaccurate or any covenant or other agreement of the parties contained in the merger agreement is breached by the other party, and any such breaches or inaccuracies that (i) would cause a condition of closing not to be satisfied and (ii) are not curable, or if curable, is not cured during the time period set forth in the merger agreement (provided that the party seeking to terminate the merger agreement pursuant to this provision is not itself in material breach of any of its representations, warranties and covenants); and

•	the special meeting has concluded without adoption of the merger agreement proposal by BBG stockholders.

BBG may also terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (provided that BBG has complied with certain procedural, notice and other requirements set forth in the merger agreement and, no later than two business days after such termination, BBG pays a termination fee to Fifth Creek).

Fifth Creek may also terminate the merger agreement if (i) the Board changes or withdraws its recommendation of the transaction to stockholders or (ii) BBG has materially and willfully breached its non-solicitation obligations.

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page 87)

BBG will be obligated to pay Fifth Creek a termination fee of $22.5 million in the following circumstances:

•	if Fifth Creek terminates the merger agreement because the Board has changed or withdrawn its recommendation of the transaction to stockholders or BBG materially and willfully breaches its non-solicitation obligations;

•	if Fifth Creek terminates the merger agreement for BBG’s willful breach of its obligation to call a stockholder meeting as soon as practicable after Holdco’s registration statement is declared effective;

•	if BBG terminates the merger agreement to enter into a definitive agreement relating to a superior proposal;

•	if either Fifth Creek or BBG terminates the merger agreement because the BBG stockholders have failed to approve the adoption of the merger agreement after a proposal for a change of control transaction for BBG has been publicly proposed or publicly disclosed and not withdrawn at least three business days prior to the BBG stockholder meeting and within 12 months of termination, BBG enters into a change of control transaction with another party; or

•	if Fifth Creek terminates the merger agreement for a material, incurable breach by BBG of its representations and warranties or covenants under the merger agreement when a proposal for a change of control transaction for BBG is known to the Board and within 12 months of termination, BBG enters into a change of control transaction with another party.

In addition, unless Fifth Creek is otherwise entitled to the $22.5 million termination fee, BBG will be obligated to pay Fifth Creek an expense reimbursement fee of $4.0 million if BBG stockholders fail to adopt the merger agreement.

In no event shall Fifth Creek be entitled to receive more than one termination fee or one expense reimbursement fee. If Fifth Creek receives a termination fee, then Fifth Creek will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee shall be fully creditable against any subsequent payment of the termination fee.

Specific Performance (see page 87)

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Expected Timing of the Mergers

The mergers are expected to be completed in the first half of fiscal year 2018. However, neither BBG nor Fifth Creek can predict the actual date on which the mergers will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond each party’s control.

Listing of Holdco Common Stock; Delisting of BBG Common Stock (see page 70)

It is a condition to the consummation of the mergers that the shares of Holdco common stock to be issued in the mergers be authorized for listing on the NYSE, subject to official notice of issuance. As a result of the mergers, shares of BBG common stock currently listed on the NYSE will cease to be listed on the NYSE.

No Dissenters’ Rights (see page 70)

Under the Delaware General Corporation Law (the “DGCL”), as well as the governing documents of BBG, the stockholders of BBG are not entitled to appraisal rights or dissenters’ rights in connection with the mergers or the other transactions contemplated by the mergers.

Litigation Related to the Mergers (see page 70)

On February 8, 2018, a class action lawsuit related to the mergers was filed against BBG and its directors. BBG believes the claims in the complaint are without merit. See “Proposal 1: Adoption of the Merger Agreement—Litigation Related to the Mergers.”

Stockholders Agreement (see page 88)

Pursuant to the terms of the merger agreement, upon closing of the mergers, Holdco will enter into a stockholders agreement with FCEC, and, for limited purposes set forth therein, the Fund, pursuant to which, among other matters, Holdco will grant FCEC certain director designation rights for so long as FCEC continues to own at least 10% of Holdco’s issued and outstanding common stock. FCEC will also have preemptive rights to subscribe for any equity securities Holdco proposes to issue in accordance with FCEC’s percentage beneficial ownership of Holdco common stock and registration rights for the shares of Holdco common stock it receives in the mergers, subject to customary exceptions. FCEC will agree, among other things, that until such time that its ownership of Holdco common stock falls under a certain threshold and stays below such threshold for a period of time, to be subject to a customary standstill and certain voting and transfer restrictions.

Comparison of Stockholder Rights (see page 139)

Upon completion of the mergers, BBG stockholders and FCEC will become stockholders of Holdco and their rights will be governed by Delaware law and the governing corporate documents of Holdco in effect at the effective time, the forms of which are attached as Annex D and Annex E hereto. BBG stockholders and Fifth Creek’s sole member will have different rights once they become Holdco stockholders due to differences between the governing corporate documents and the differences between the DGCL and the Delaware Limited Liability Company Act (“DLLCA”).

Risk Factors (see page 27)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the section titled “Risk Factors.”

Special Meeting (see page 38)

Date, Time and Place. The special meeting will be held on March 16, 2018 at 1099 18th Street, Suite 2300, Denver, Colorado 80202, at 8:30 AM (Mountain Time).

Purpose. The special meeting is being held to consider and vote on the following proposals:

•	Proposal 1. To adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is incorporated by reference in this proxy statement/prospectus, pursuant to which each outstanding share of BBG common stock (other than excluded shares) will be converted into the right to receive one share of Holdco common stock;

•	Proposal 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BBG’s named executive officers in connection with the mergers;

•	Proposal 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement; and

•	Proposal 4. To approve the amendment of the Bill Barrett Corporation 2012 Equity Incentive Plan.

Record Date; Voting Rights. The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is February 13, 2018. Only BBG stockholders who held shares of BBG common stock of record at the close of business on February 13, 2018 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. Each share of BBG common stock entitles its holder of record to one vote at the special meeting.

Quorum. In order for business to be conducted at the special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of BBG common stock entitled to vote at the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions and broker non-votes, will count towards the quorum. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal.

Vote Required. The affirmative vote of a majority of all outstanding shares of BBG common stock entitled to vote on the merger proposal is required to approve the merger proposal and the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the compensation proposal, the adjournment proposal, and the EIP amendment proposal is required to approve the compensation proposal, the adjournment proposal, and the EIP amendment proposal, respectively.

As of the record date, there were 111,169,692 shares of BBG common stock outstanding, held by 99 holders of record. In addition, as of the record date, BBG directors and executive officers, as a group, owned and were entitled to vote 2,344,410 shares of BBG common stock, or approximately 2.1% of the outstanding shares of BBG common stock. BBG currently expects that its directors and executive officers will vote their BBG shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Recommendation of the Board and Reasons for the Mergers (see page 47)

The Board recommends that BBG stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, “FOR” the adjournment proposal and “FOR” the EIP amendment proposal.

In the course of reaching its decision to approve the merger agreement and the mergers contemplated by the merger agreement, the Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Mergers.”

Selected Historical Consolidated Financial Data of BBG

The following table sets forth BBG’s selected consolidated historical financial information that has been derived from (i) BBG’s consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and (ii) BBG’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017 and 2016. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of BBG nor does it include the effects of the mergers. You should read this financial information together with BBG’s consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BBG” in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed on March 2, 2017, and Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2017 filed on October 31, 2017, each of which is incorporated into this proxy statement/prospectus by reference. The following information should be read together with BBG’s consolidated financial statements and the notes related to those financial statements. For more information, see “Where You Can Find More Information.”

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands, except per share data)
Statement of Operations Data:
Operating Revenues:
Oil, gas and NGL production (1)	$168,541	$126,279	$178,328	$204,537	$464,137	$565,555	$700,639
Other operating revenues	926	920	491	3,355	8,154	2,538	(444)

Total operating revenues	169,467	127,199	178,819	207,892	472,291	568,093	700,195
Operating Expenses:
Lease operating expense	17,287	22,101	27,886	42,753	60,308	70,217	72,734
Gathering, transportation and processing expense	1,644	1,871	2,365	3,482	35,437	67,269	106,548
Production tax expense	9,140	7,037	10,638	12,197	31,333	27,172	25,513
Exploration expense	48	64	83	153	453	337	8,814
Impairment, dry hole costs and abandonment expense	8,336	1,766	4,249	575,310	46,881	238,398	67,869
(Gain) loss on sale of properties	(92)	1,206	1,078	1,745	100,407	—	—
Depreciation, depletion and amortization expense	119,409	125,491	171,641	205,275	235,805	279,775	326,842
Unused commitments	13,687	13,703	18,272	19,099	4,434	—	—
General and administrative expense (2)	30,788	31,535	42,169	53,890	53,361	64,902	68,666
Other operating expenses, net	(1,610)	—	(316)	—	—	—	—

Total operating expenses	198,637	204,774	278,065	913,904	568,419	748,070	676,986

Operating Income (Loss)	(29,170)	(77,575)	(99,246)	(706,012)	(96,128)	(179,977)	23,209
Other Income and Expense:
Interest and other income	1,030	166	235	565	1,294	1,646	155
Interest expense	(44,014)	(45,160)	(59,373)	(65,305)	(69,623)	(88,507)	(95,506)
Commodity derivative gain (loss)	19,654	(7,258)	(20,720)	104,147	197,447	(23,068)	72,759
Gain (loss) on extinguishment of debt	(7,904)	8,726	8,726	1,749	—	(21,460)	1,601

Total other income and expense	(31,234)	(43,526)	(71,132)	41,156	129,118	(131,389)	(20,991)

Income (Loss) before Income Taxes	(60,404)	(121,101)	(170,378)	(664,856)	32,990	(311,366)	2,218
(Provision for) Benefit from Income Taxes	—	—	—	177,085	(17,909)	118,633	(1,636)

Net Income (Loss)	$(60,404)	$(121,101)	$(170,378)	$(487,771)	$15,081	$(192,733)	$582

Net Income (Loss) per Common Share:
Basic	$(0.81)	$(2.28)	$(3.08)	$(10.10)	$0.31	$(4.06)	$0.01
Diluted	$(0.81)	$(2.28)	$(3.08)	$(10.10)	$0.31	$(4.06)	$0.01
Weighted average common shares outstanding, basic	74,743	53,082	55,384	48,303	48,011	47,497	47,195
Weighted average common shares outstanding, diluted	74,743	53,082	55,384	48,303	48,436	47,497	47,354

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Selected Cash Flow and Other Financial Data:
Net income (loss)	$(60,404)	$(121,101)	$(170,378)	$(487,771)	$15,081	$(192,733)	$582
Depreciation, depletion, impairment and amortization	127,419	125,674	171,824	777,713	275,988	506,326	364,190
Other non-cash items	12,345	89,021	124,552	(83,760)	(59,970)	(32,600)	29,281
Change in assets and liabilities	16,023	22,613	(4,262)	(12,504)	30,618	(15,728)	(5,617)

Net cash provided by operating activities	$95,383	$116,207	$121,736	$193,678	$261,717	$265,265	$388,436

Capital expenditures (3)(4)(5)	$174,474	$69,465	$98,292	$287,411	$569,312	$474,031	$962,573

	As of September 30,		As of December 31,
	2017	2016	2016	2015	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$155,885	$174,263	$275,841	$128,836	$165,904	$54,595	$79,445
Assets held for sale, net of depreciation, depletion, amortization and impairment	145,553	—	—	—	9,234	—	—
Other current assets	50,080	62,597	42,611	145,481	260,201	102,652	148,894
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairment	969,981	1,072,925	1,055,049	1,160,898	1,730,172	2,184,183	2,584,979
Other property and equipment, net of depreciation	5,864	8,141	7,100	9,786	13,715	18,313	26,358
Other assets (6)	3,143	17,627	4,740	61,519	54,822	9,537	12,429

Total assets	$1,330,506	$1,335,553	$1,385,341	$1,506,520	$2,234,048	$2,369,280	$2,852,105

Current liabilities	$126,367	$99,782	$85,018	$145,231	$264,687	$192,719	$213,133
Long-term debt, net of debt issuance costs (6)	668,744	711,544	711,808	794,652	792,786	966,849	1,139,310
Other long-term liabilities	20,381	15,048	16,972	17,221	147,087	203,994	316,887
Stockholders’ equity	515,014	509,179	571,543	549,416	1,029,488	1,005,718	1,182,775

Total liabilities and stockholders’ equity	$1,330,506	$1,335,553	$1,385,341	$1,506,520	$2,234,048	$2,369,280	$2,852,105

(1)	The oil, gas and NGL production revenue decrease reflects the decrease in revenues due to the divestitures outlined in Note 4 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K and the decrease in commodity price. In addition, oil, gas and NGL production revenues include the effects of cash flow hedging transactions for the years ended December 31, 2014, 2013 and 2012. We discontinued hedge accounting effective January 1, 2012. All accumulated gains or losses related to the discontinued cash flow hedges were recorded in accumulated other comprehensive income (“AOCI”) effective January 1, 2012 and remained in AOCI until the underlying transaction occurred. As the underlying transaction occurred, these gains or losses were reclassified from AOCI into oil and gas production revenues.
(2)	Included in general and administrative expense is long-term cash and equity incentive compensation of $5.5 million and $8.7 million for the nine months ended September 30, 2017 and 2016, respectively, and $11.9 million, $10.8 million, $11.4 million, $15.8 million and $16.4 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(3)	Excludes future reclamation liabilities, net of liabilities sold, of $10.5 million and negative $3.7 million for the nine months ended September 30, 2017 and 2016, respectively, and negative $3.7 million, negative $7.5 million, negative $8.6 million, negative $6.6 million and $7.5 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively, and includes exploration, dry hole and abandonment costs, which are expensed under successful efforts accounting, of $0.4 million and $1.6 million, for the nine months ended September 30, 2017 and 2016, respectively, and $4.1 million, $3.0 million, $7.2 million, $12.2 million and $39.3 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively. Also includes furniture, fixtures and equipment costs of $0.3 million and $1.2 million for the nine months ended September 30, 2017 and 2016, respectively, and $1.1 million, $1.3 million, $3.7 million, $1.3 million and $6.9 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(4)	Not deducted from the amount are $0.4 million reduction of proceeds and $25.7 million of the proceeds received for the nine months ended September 30, 2017 and 2016, respectively, and $25.1 million, $123.3 million, $555.4 million, $306.3 million and $325.3 million of proceeds received principally from the sale of interests in oil and gas properties during the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.
(5)	Capital expenditures for the year ended December 31, 2014 exclude $79.0 million related to property acquired through property exchanges.
(6)	We adopted ASU 2015-03 and ASU 2015-15 effective January 1, 2016, which required that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability and as a result, $8.7 million, $10.4 million, $12.2 million and $17.3 million of debt issuance costs related to our long-term debt were reclassified from deferred financing costs and other noncurrent assets to long-term debt in our consolidated balance sheet as of December 31, 2015, 2014, 2013 and 2012, respectively.

Selected Historical Financial Data of Fifth Creek

The following table shows selected historical financial and operating data of Fifth Creek and Fifth Creek’s predecessor for the periods and as of the dates indicated. The selected historical financial data of Fifth Creek as of and for the years ended December 31, 2016 and 2015 (including the results of the Stateline Business for all periods subsequent to July 14, 2016), and the selected historical financial data of Fifth Creek’s predecessor (the Stateline Business, as defined elsewhere in this proxy statement/prospectus) as of and for the years ended December 31, 2015 and 2014 and as of and for the period from January 1, 2016 through July 14, 2016, are derived from the audited financial statements of Fifth Creek and Fifth Creek’s predecessor, respectively, appearing elsewhere in this proxy statement/prospectus. The selected historical financial data of Fifth Creek as of and for the nine months ended September 30, 2017 and 2016 (including the results of the Stateline Business for all periods subsequent to July 14, 2016) are derived from the unaudited interim financial statements of Fifth Creek appearing elsewhere in this prospectus.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Fifth Creek nor does it include the effects of the merger. You should read this financial information together with Fifth Creek’s financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fifth Creek” included in this proxy statement/prospectus. The following information should be read together with Fifth Creek’s financial statements and the notes related to those financial statements.

	Fifth Creek	Fifth Creek	Fifth Creek	Stateline	Stateline	Stateline
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year Ended December 31, 2016	Period from January 1, 2016 to July 14, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
(in thousands)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)
Statement of Operations Data:
Revenues from Oil, NGLs and Gas	26,260	2,786	5,973	5,130	13,288	34,841

Operating expenses:
Lease operating expense	3,011	509	1,220	2,294	5,316	9,449
Severance and ad valorem taxes (1)	1,955	157	303	250	747	1,550
Depreciation, depletion, amortization and accretion (2)	8,777	592	1,533	217	2,560	17,059
Exploration and abandonment expense	356	—	23	—	—	—
General and administrative expenses	5,669	3,635	4,988	353	676	950
Acquisition expenses	1,432	856	942	—	—	—
Gathering, processing and transportation costs	3,686	656	1,337	2,133	4,863	6,445
Impairments	—	—	—	10,709	—	76,459

Total operating expenses	24,886	6,405	10,346	15,956	14,162	111,912
Net income (loss) from operations	1,374	(3,619)	(4,373)	(10,826)	(874)	(77,071)
Other income (expense):
Derivative (loss) income	785	—	(813)	—	—	—
Interest expense	(378)	—	(21)	—	—	—
Interest income	—	—	5	—	—	—

	Fifth Creek	Fifth Creek	Fifth Creek	Stateline	Stateline	Stateline
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Year Ended December 31, 2016	Period from January 1, 2016 to July 14, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
(in thousands)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)	(audited)
Other income	—	3	—	—	—	—

Total other income (expense)	407	3	(829)	—	—	—

Net income (loss) before income taxes	1,781	(3,616)	(5,202)	(10,826)	(874)	(77,071)

Income tax benefit (expense)	—	—	—	168	(151)	27,627

Net income (loss)	1,781	(3,616)	(5,202)	(10,658)	(1,025)	(49,444)

Balance Sheet Data (at period end):
Total assets	222,304	129,441	135,898	1,385	11,433	13,756
Total current liabilities	32,725	2,922	10,548	1,090	1,590	2,988
Total long-term liabilities	23,538	9,363	9,779	12,244	12,027	11,603
Selected Cash Flow Data:
Net cash provided by (used in) operating activities	26,495	(3,630)	(656)	(780)	772	14,299
Net cash used in investing activities	(90,605)	(108,687)	(116,647)	(112)	(448)	(9,952)
Net cash provided by (used in) financing activities	62,708	118,567	118,298	892	(324)	(4,347)

(1)	Stateline audited financial statements present severance and ad valorem taxes under “Taxes, other than income”. These amounts have been moved to “Severance and ad valorem taxes” for purposes of the selected financial data and comparison to Fifth Creek.
(2)	Fifth Creek’s audited and reviewed financial statements break out accretion expense, which is combined for purposes of the selected financial data and comparison to Stateline.

Summary Selected Unaudited Pro Forma Condensed Combined Financial Information of Holdco

The following selected unaudited pro forma condensed combined consolidated statements have been prepared to reflect the effects of the merger on the financial statements of BBG. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016, are presented as if the merger had been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet is presented as if the merger had been completed on September 30, 2017.

The following selected unaudited pro forma condensed combined consolidated financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2016 for statement of operations purposes or on September 30, 2017 for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this proxy statement/prospectus.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(in millions, except per share amounts)
Pro Forma Statement of Operations Data
Oil, gas and NGL production	$171	$163
Net income (loss)	(75)	(199)
Earnings (loss) per share, basic	(0.36)	(1.06)
Earnings (loss) per share, diluted	(0.36)	(1.06)

As of September 30, 2017
(in millions)
Pro Forma Balance Sheet Data
Cash and cash equivalents	$344
Total assets	2,024
Long-term debt	618
Stockholders’ equity	1,211

Comparative Per Share Information

The following table shows per share data regarding earnings (losses) from continuing operations, book value per share and cash dividends for BBG on a historical basis and for Holdco on a pro forma basis. For the purposes of unaudited pro forma per share data of Holdco, the figures for the nine months ended September 30, 2017 and for the year ended December 31, 2016 are presented as if the mergers had been completed on January 1, 2016.

The following comparative per share data is derived from the historical consolidated financial statements of BBG. The information below should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 117.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(Unaudited)	(Audited)
Historical—BBG
Earnings (Loss) Per Share, Basic	$(0.81)	$(3.08)
Earnings (Loss) Per Share, Diluted	$(0.81)	$(3.08)
Book Value Per Share	$6.75	$7.55
Cash Dividends	$—	$—
Pro Forma—Holdco (Unaudited)
Earnings (Loss) Per Share, Basic	$(0.36)	$(1.06)
Earnings (Loss) Per Share, Diluted	$(0.36)	$(1.06)
Pro Forma Book Value Per Share	$5.82	$—
Equivalent Pro Forma	$—	$—

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Throughout this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, we make statements that may be deemed “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the closing of the mergers, the timing of such closing, the expected benefits of the mergers and BBG, Fifth Creek and the combined company’s future strategy, plans, estimates, beliefs, timing and expected performance. All of these types of statements, other than statements of historical fact included in or incorporated by reference into this proxy statement/prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “expect,” “seek,” “believe,” “upside,” “will,” “may,” “expect,” “anticipate,” “plan,” “will be dependent on,” “project,” “potential,” “intend,” “could,” “should,” “estimate,” “predict,” “pursue,” “target,” “objective,” “continue,” the negative of such terms or other comparable terminology.

Forward-looking statements are dependent upon events, risks and uncertainties that may be outside BBG, Fifth Creek and the combined company’s control. BBG’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risks and uncertainties:

•	risks and uncertainties relating to the mergers, including the possibility that the mergers do not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the mergers;

•	timing of the mergers;

•	the possibility that the anticipated benefits of the mergers are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies;

•	the possibility that the mergers may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	oil, natural gas liquids (“NGLs”) and natural gas price volatility, including regional price differentials;

•	changes in operational and capital plans;

•	costs, availability and timing of build-out of third-party facilities for gathering, processing, refining and transportation; delays or other impediments to drilling and completing wells arising from political or judicial developments at the local, state or federal level, including voter initiatives related to hydraulic fracturing; development drilling and testing results;

•	the potential for production decline rates to be greater than expected;

•	regulatory delays, including seasonal or other wildlife restrictions on federal lands;

•	exploration risks such as drilling unsuccessful wells;

•	higher than expected costs and expenses, including the availability and cost of services and material and the combined company’s potential inability to achieve expected cost savings;

•	unexpected future capital expenditures;

•	economic and competitive conditions;

•	debt and equity market conditions, including the availability and costs of financing to fund BBG, Fifth Creek and the combined company’s operations;

•	the ability to obtain industry partners to jointly explore certain prospects, and the willingness and ability of those partners to meet capital obligations when requested;

•	declines in the values of BBG, Fifth Creek and the combined company’s oil and gas properties resulting in impairments;

•	changes in estimates of proved reserves;

•	compliance with environmental and other regulations;

•	derivative and hedging activities;

•	risks associated with operating in one major geographic area;

•	the success of BBG, Fifth Creek and the combined company’s risk management activities;

•	title to properties, including those to be acquired in the mergers;

•	litigation, including litigation concerning the mergers;

•	environmental liabilities; and

•	other uncertainties, as well as those factors discussed in this proxy statement/prospectus and in BBG’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 under the headings “Cautionary Statements Regarding Forward-Looking Statements” and “Risk Factors” and in other documents incorporated by reference in this proxy statement/prospectus.

The forward-looking statements contained in this proxy statement/prospectus are largely based on BBG’s, Fifth Creek’s and Holdco’s expectations, which reflect estimates and assumptions made by their management. These estimates and assumptions reflect BBG’s judgment based on currently known market conditions and other factors. Although BBG, Fifth Creek and Holdco believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond BBG’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this proxy statement/prospectus are not guarantees of future performance, and BBG, Fifth Creek and Holdco cannot assure any reader that such statements will be realized or that forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to many factors, including those listed above and in the documents incorporated by reference herein. All forward-looking statements contained in this proxy statement/prospectus speak only as of the date of this proxy statement/prospectus and all forward-looking statements incorporated by reference into this proxy statement/prospectus speak only as of the dates such statements were made. Readers should not place undue reliance on these forward-looking statements, which reflect management’s views only as of the date hereof. Other than as required under the securities laws, we do not intend to, and do not undertake any obligation to, publicly update or revise any forward-looking statements as a result of changes in internal estimates or expectations, new information, subsequent events or circumstances or otherwise. These cautionary statements qualify all forward-looking statements attributable to BBG, Fifth Creek, Holdco or persons acting on their behalf.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statements Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding whether to vote for the merger proposal. In addition, you should read and consider the risks associated with each of the businesses of BBG and Fifth Creek because these risks will relate to the combined company following the completion of the mergers. Descriptions of some of these risks can be found in the Annual Reports of BBG on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto, as such risks may be updated or supplemented in BBG’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information.”

Risks Relating to the Mergers

BBG and Fifth Creek may fail to complete the mergers if certain required conditions, many of which are outside the companies’ control, are not satisfied.

Completion of the mergers is subject to various customary closing conditions, including, but not limited to, (i) adoption of the merger agreement by BBG stockholders, (ii) the expiration or termination of any applicable waiting period under the HSR Act, (iii) the absence of any order of injunction prohibiting the consummation of the mergers, (iv) no material adverse effect occurring with respect to BBG or Fifth Creek, (v) subject to certain exceptions and materiality and MAE standards, the accuracy of the representations and warranties of the parties to the merger agreement, and (vi) performance and compliance by the parties to the merger agreement in all material respects with agreements and covenants contained in the merger agreement. Despite the companies’ best efforts, they may not be able to satisfy or receive the various closing conditions and obtain the necessary approvals in a timely fashion or at all.

Failure to complete the mergers could negatively impact BBG’s stock prices and future businesses and financial results.

If the mergers are not completed, BBG will be subject to several risks, including the following:

•	certain damages for which BBG may be liable to Fifth Creek under the terms and conditions of the merger agreement, including a termination fee in certain circumstances;

•	payment for certain costs relating to the mergers, whether or not the mergers are completed, such as legal, accounting, financial advisor and printing fees;

•	negative reactions from the financial markets, including declines in the price of BBG’s stock due to the fact that current prices may reflect a market assumption that the mergers will be completed;

•	diverted attention of company management to the mergers rather than to BBG’s operations and pursuit of other opportunities that could have been beneficial to it; and

•	negative impact on BBG’s future growth plan, including with regard to potential acquisitions, for which the combined company is likely to provide a stronger foundation.

Directors and executive officers of BBG may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of BBG stockholders generally.

Certain of the directors and executive officers of BBG negotiated the terms of the merger agreement and the board recommended that BBG stockholders vote in favor of the merger proposal and the compensation proposal. These directors and officers may have interests in the mergers that are different from, or in addition to, those of BBG stockholders generally. These interests include the continued employment of the executive officers of BBG by the combined company, the continued service of independent directors of BBG as directors of Holdco, the treatment in the mergers of BBG equity awards held by the BBG directors and executive officers, certain payments that may become payable to the executive officers upon a qualifying termination of employment in connection with the mergers in accordance with existing agreements, and the indemnification of BBG directors and executive officers by Holdco.

You should be aware of these interests when you consider the recommendation of the Board that you vote in favor of the merger proposal and the compensation proposal. The Board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, BBG stockholders and recommended that BBG stockholders adopt the merger agreement. The interests of BBG directors and executive officers are described in more detail in “Proposal 1: Adoption of the Merger Agreement—Interests of BBG Directors and Executive Officers in the Mergers.”

The consideration to be received by BBG common shareholders is fixed and will not be adjusted for changes affecting Fifth Creek or BBG.

Under the merger agreement, each share of BBG stock will be converted into the right to receive one share of Holdco common stock. The consideration under the merger agreement is fixed and will not be adjusted prior to completion of the merger for changes in the businesses, operations, results and prospects of Fifth Creek or BBG. Such changes may affect the value of the Holdco common stock that BBG stockholders will receive upon completion of the merger or may affect the market value of BBG stock prior to completion of the merger. Market assessments of the benefits of the merger and general and industry-specific market and economic conditions may also have an effect on the market prices of Holdco common stock and BBG stock. Neither BBG nor Fifth Creek is permitted to terminate the merger agreement solely because of changes in the market price of BBG stock.

BBG will be subject to various uncertainties and contractual restrictions while the mergers are pending that could adversely affect its business and operations.

Uncertainty about the effect of the mergers on customers, suppliers and vendors may have an adverse effect on BBG’s business, financial condition and results of operations. It is possible that some customers, suppliers and other persons with whom BBG has business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with BBG as a result of the mergers, which could negatively affect BBG’s financial results, as well as the market price of BBG stock, regardless of whether the mergers are completed.

Additionally, under the terms of the merger agreement, BBG is subject to certain restrictions on the conduct of its business prior to completing the mergers, which may adversely affect its ability to execute certain of its business strategies. These restrictions may, among other matters, prevent BBG from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to BBG’s business prior to consummation of the mergers or termination of the merger agreement. Such limitations could negatively affect BBG’s businesses and operations prior to the completion of the mergers.

BBG may have difficulty attracting, motivating and retaining executives and other employees in light of the mergers.

Uncertainty about the effect of the merger on BBG’s employees may impair its ability to attract, retain and motivate personnel until the mergers are completed. Employee retention may be particularly challenging during the pendency of the mergers, as employees may feel uncertain about their future roles with the combined organization. In addition, BBG may have to provide additional compensation in order to retain employees. If employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined company, the combined company’s ability to realize the anticipated benefits of the mergers could be adversely affected.

The provisions of the merger agreement limiting BBG’s ability to pursue alternative transactions to the mergers and requiring it to pay a termination fee if it does so may discourage others from trying to acquire BBG.

The merger agreement prohibits BBG and its directors, officers, employees, advisors and other representatives, subject to specified exceptions, from initiating, encouraging, soliciting or entering into discussions with any third party regarding alternative acquisition proposals. This prohibition limits BBG’s ability to pursue offers from other possible acquirers that may be superior from a financial point of view. If BBG receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Fifth Creek and the merger agreement is terminated, BBG would be required to pay a termination fee to Fifth Creek.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of BBG’s stock or assets from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers. Similarly, these provisions might result in a potential third-party acquirer proposing to pay a lower price to BBG stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances. If the merger agreement is terminated and we determine to seek another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the mergers.

In connection with the mergers, Fifth Creek, BBG and/or the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Fifth Creek, BBG and/or the combined company.

Although Fifth Creek and BBG have conducted extensive due diligence in connection with the mergers, they cannot assure you that this diligence revealed all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BBG’s and Fifth Creek’s control will not later arise. Even if BBG’s and Fifth Creek’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with BBG’s and Fifth Creek’s preliminary risk analysis. Further, as a result of the merger, purchase accounting, and the proposed operation of the combined company going forward, Fifth Creek, BBG and/or the combined company may be required to take write-offs or write-downs, restructuring and impairment or other charges. As a result, Fifth Creek, BBG and/or the combined company may be forced to write-down or write-off assets, restructure its operations, or incur impairment or other charges that could negatively affect the business, assets, liabilities, prospects, outlook, financial condition and results of operations of Fifth Creek, BBG and/or the combined company.

The market price of the combined company’s common stock may be volatile, and holders of the combined company’s common stock could lose a significant portion of their investment due to drops in the market price of the combined company’s common stock following completion of the mergers.

The market price of the combined company’s common stock may be volatile, and following completion of the mergers, stockholders may not be able to resell their Holdco common stock at or above the price at which they acquired the common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for the combined company’s common stock include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the combined company’s common stock, other companies comparable to it or companies in the industries they serve;

•	actual or anticipated fluctuations in the combined company’s operating results of future prospects;

•	reaction to public announcements by the combined company;

•	strategic actions taken by the combined company or its competitors, such as the intended business separations, acquisitions or restructurings;

•	failure of the combined company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	sales of common stock by the combined company, members of its management team or significant stockholders.

The opinion of BBG’s financial advisor will not be updated to reflect changes in circumstances between the signing of the merger agreement in December 2017 and the completion of the mergers.

BBG has not obtained an updated opinion from its financial advisor as of the date this proxy statement/prospectus, and BBG does not anticipate asking its financial advisor to update its opinion. Changes in the operations and prospects of BBG or Fifth Creek, general market and economic conditions and other factors that may be beyond the control of BBG or Fifth Creek, and on which BBG’s financial advisor’s opinion was based, may significantly alter the price of the shares of BBG common stock by the time the mergers are completed. The opinion does not speak as of the time the mergers will be completed or as of any date other than the date of the merger agreement. Because BBG’s financial advisor will not be updating its opinion, which was issued in connection with the signing of the merger agreement in December 2017, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. The Board’s recommendation that BBG stockholders vote “FOR” the merger proposal, however, is made as of the date of this proxy statement/prospectus. For a description of the opinion that BBG received from its financial advisor, please refer to “Proposal 1: Adoption of the Merger Agreement—Opinion of BBG’s Financial Advisor.”

BBG stockholders will not be entitled to appraisal rights in the mergers.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because BBG common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the special meeting, and because BBG stockholders will receive shares of Holdco common stock in the BBG merger, which is expected to be listed on the NYSE upon the effective time, BBG stockholders will not be entitled to appraisal rights in the mergers with respect to their shares of BBG common stock.

BBG’s utilization of net operating loss carryforwards may be limited based on current Internal Revenue Code restrictions.

BBG has significant net operating loss (“NOL”) carryforwards. Subject to certain limitations and applicable expiration dates, these tax attributes can be carried forward to reduce BBG’s U.S. federal income tax liability for future periods. Under Section 382 of the Code, BBG’s NOL carryforwards would become subject to the “section 382 limitation” if BBG were to experience an “ownership change.” For this purpose, the term “ownership change” refers to an increase in ownership of at least 50% of BBG’s shares by certain groups of shareholders during any three-year period, as determined under certain conventions.

If, as a result of the BBG merger or any other change in ownership of BBG’s stock occurring within the relevant three-year period described above, BBG were to undergo an ownership change at any time under Section 382 of the Code, BBG’s NOL carryforwards could only be used to offset an amount of income equal to the “section 382 limitation” in each taxable year. Any NOL carryforwards that could not be used as a result of the section 382 limitation would carry forward to future years, still subject to the same section 382 limitation, unless and until they expire unused. BBG’s section 382 limitation would generally equal the fair market value of BBG’s outstanding equity (as of the date of the ownership change) multiplied by a certain interest rate (as of the date of the ownership change) published monthly by the U.S. Treasury Department and known as the “long-term tax exempt rate.”

Risks Relating to the Business of the Combined Company Upon Completion of the Mergers

Upon consummation of the merger, BBG will become a wholly owned subsidiary of Holdco and the operating subsidiaries of Fifth Creek will be held by BBG. Accordingly, the risks specific to the business of BBG and Fifth Creek will affect the combined business of Holdco.

You should read and consider risk factors specific to the business of Fifth Creek described above under “—Other Risk Factors of Fifth Creek.” In addition, you should read and consider the risk factors described in Part I, Item 1A of BBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed by BBG with the SEC and incorporated by reference into this document. See “Where You Can Find More Information.”

The combined company may fail to realize the anticipated benefits of the mergers and may assume unanticipated liabilities.

The success of the mergers will depend on, among other things, the combined company’s ability to combine the BBG and Fifth Creek businesses in a manner that realizes the various benefits, growth opportunities and synergies identified by the companies. Achieving the anticipated benefits of the transaction is subject to a number of risks and uncertainties. Holdco would assume all of the liabilities associated with the acquired properties and environmental, title and other problems could reduce the value of the properties to Holdco. Also, it is uncertain whether BBG’s and Fifth Creek’s existing operations and the acquired properties and assets can be integrated in an efficient and effective manner.

As with other acquisitions, the success of the mergers depends on, among other things, the accuracy of BBG’s assessment of the reserves and drilling locations associated with the acquired properties, future oil, NGLs and natural gas prices and operating costs and various other factors. These assessments are necessarily inexact. Although the properties to be acquired are subject to many of the risks and uncertainties to which both BBG and Fifth Creek businesses and operations are subject, risks associated with the mergers in particular include those associated with the significant size of the transaction relative to BBG’s and Fifth Creek’s existing operations and the fact that a substantial majority of the Fifth Creek properties are undeveloped.

In addition, the integration of operations following the mergers will require the attention of Holdco’s management and other personnel, which may distract their attention from Holdco’s day-to-day business and operations and prevent the combined company from realizing benefits from other opportunities. Completing the integration process may be more expensive than anticipated, and Holdco cannot assure you that it will be able to affect the integration of these operations smoothly or efficiently or that the anticipated benefits of the transaction will be achieved.

The reserves, production, drilling locations and rate of return estimates with respect to the Fifth Creek properties to be acquired in the mergers may differ materially from the actual amounts.

The reserves, production, drilling locations and rate of return estimates with respect to the Fifth Creek properties to be acquired in the mergers are based on an analysis of historical production data, assumptions regarding capital expenditures, anticipated production and estimates of viable drilling locations. Holdco cannot assure you that these estimates are accurate. The actual reserves, production, number of drilling locations and rates of return from wells may differ materially from the amounts indicated in this proxy statement/prospectus.

Holdco has no operating or financial history and the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are preliminary. The actual financial condition and results of operations of Holdco after the mergers may differ materially.

Holdco has been recently incorporated in connection with the proposed merger and has no operating history or revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for Holdco, which we refer to as the pro forma financial statements, that combine the audited historical consolidated financial statements of BBG for the year ended December 31, 2016 with the audited historical financial statements of Fifth Creek for the year ended December 31, 2016, adjusted to give effect to the mergers, and should be read in conjunction with such financial statements and accompanying notes which are incorporated by reference in this proxy statement/prospectus. The pro forma financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring. Therefore, the pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. Accordingly, Holdco’s business, assets, results of operations and financial condition may differ significantly from those indicated by the pro forma financial statements included in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

FCEC will have the ability to exercise significant influence over certain corporate actions following completion of the mergers.

Following the mergers, FCEC and/or its affiliates will collectively own a substantial amount of Holdco’s outstanding common stock. As a significant stockholder, FCEC could influence or control to some degree the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to Holdco’s certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their influence or control over Holdco may have the effect of delaying or preventing a change of control or may adversely affect the voting and other rights of other stockholders.

If FCEC were to sell all or a material number of the Holdco shares issued to it in the mergers, the market price of Holdco’s common stock could be negatively impacted.

FCEC will receive 100,000,000 shares of Holdco common stock in the Fifth Creek merger, representing approximately 48% of the shares expected to be outstanding upon closing. Sales of these shares, particularly if sold in substantial amounts or all at once or within a short time period, could cause the market price of Holdco common stock to decline or affect Holdco’s ability to raise equity capital around the time of such sales. In addition, for so long as FCEC holds a significant number of shares, the possibility that FCEC might sell a substantial number of shares could depress the market price for Holdco common stock. Pursuant to the terms of the stockholders agreement, Holdco is obliged to file a shelf registration statement as soon as practicable after closing to permit a public resale of the Holdco shares to be issued to FCEC. FCEC will be free to transfer any shares of Holdco common stock 90 days after closing, subject only to the restrictions under applicable law and the limited restrictions contained in the stockholders agreement, including restrictions on the ability of FCEC to transfer shares of Holdco common stock to any person or group who, after giving effect to the transfer, would beneficially own 15% or more of the then-outstanding Holdco common stock.

The financial analyses and forecasts considered by BBG and its financial advisor may not be realized, which may adversely affect the market price of Holdco common stock following the completion of the mergers.

In performing its financial analyses and rendering its opinion regarding fairness, from a financial point of view, of the BBG merger consideration, the financial advisor to BBG relied on, among other things, internal forecasts and cost savings and operating synergies projections provided to it. See “Proposal 1: Adoption of the Merger Agreement—Certain BBG Unaudited Prospective Financial and Operating Information.” The forecasts were prepared by, or as directed by, the managements of BBG and Fifth Creek. None of these analyses and forecasts was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of BBG and Fifth Creek. There can be no assurance that BBG’s or Fifth Creek’s financial condition or results of operations will be consistent with those set forth in such analyses and forecasts, which could have a material impact on the market price of Holdco common stock following the mergers.

Combining the businesses of BBG and Fifth Creek may be more difficult, costly and time-consuming than expected, which may adversely affect the combined company’s results and negatively affect the value of Holdco common stock following the mergers.

BBG and Fifth Creek have entered into the merger agreement because each believes that combining the businesses of BBG and Fifth Creek will produce benefits and cost savings. However, BBG and Fifth Creek have historically operated as independent companies and will continue to do so until the completion of the mergers. Following the completion of the mergers, Holdco’s management will need to integrate BBG’s and Fifth Creek’s respective business. The combination of two independent businesses is a complex, costly and time-consuming process and the management of the combined company may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

•	latent impacts resulting from the diversion of BBG’s and Fifth Creek’s respective management teams’ attention from ongoing business concerns as a result of the devotion of management’s attention to the mergers and performance shortfalls at one or both of the companies;

•	ongoing diversion of the attention of management from the operation of the combined company’s business as a result of the intended business separations;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration process, including with respect to the intended tax efficient transactions;

•	unanticipated issues in integrating accounting, information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	difficulties in managing a larger combined company, addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the mergers.

Some of these factors will be outside of the control of BBG and Fifth Creek and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue that could materially impact the business, financial conditions and results of operations of the combined business. The integration process and other disruptions resulting from the mergers may also adversely affect the combined company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom BBG and Fifth Creek have business or other dealings, and difficulties in integrating the businesses of BBG and Fifth Creek could harm the reputation of the combined company.

If the combined company is not able to successfully combine the businesses of BBG and Fifth Creek in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the mergers may not be realized fully, or at all, or may take longer to realize than expected, and the value of Holdco common stock, the revenues, levels of expenses and results of operations may be affected adversely. If the combined company is not able to adequately address integration challenges, the combined company may be unable to successfully integrate BBG’s and Fifth Creek’s operations or realize the anticipated benefits of the transactions.

Holdco will incur significant costs in connection with the integration of the combined company.

While both BBG and Fifth Creek have assumed that a certain level of expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses.

There may also be additional unanticipated significant costs in connection with the merger that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income Holdco expects to achieve from the mergers. Although Holdco expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

The combined company may have restricted access to debt capital markets, which may adversely affect the combined company’s business, financial condition and results of operations.

The consummation of the mergers will result in a Change of Control as defined in the documentation governing BBG’s and Fifth Creek’s existing credit agreements. Upon the occurrence of a Change of Control, which is considered an event of default under the terms of the credit agreements, in the absence of waivers from the lenders or amendments to the credit agreements, the holders of the affected indebtedness will generally have the right to declare all outstanding obligations immediately due and payable and to terminate the availability of future advances. There can be no assurance that BBG’s or Fifth Creek’s lenders will agree to an amendment of the credit agreements or a waiver of any such event of default, in which case Holdco will have to satisfy all outstanding obligations of BBG and/or Fifth Creek under their credit agreements. In the event that Holdco will have to satisfy these obligations, its ability to access the debt capital markets to finance its day-to-day and long-term operations could be impaired.

Holdco’s charter after the consummation of the mergers will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit Holdco’s stockholders’ ability to obtain a favorable judicial forum for disputes with Holdco or its directors, officers, employees or agents.

Holdco’s certificate of incorporation after the mergers will provide that, unless Holdco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Holdco’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Holdco’s directors, officers, employees or agents to Holdco or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, Holdco’s certificate of incorporation or its bylaws, or (iv) any action asserting a claim against Holdco that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of Holdco’s capital stock will be deemed to have notice of, and consented to, the provisions of Holdco’s restated certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Holdco or its directors, officers, employees or agents, which may discourage such lawsuits against Holdco and such persons. Alternatively, if a court were to find these provisions of Holdco’s certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Holdco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Holdco’s business, financial condition or results of operations.

Holdco may pursue acquisitions as part of its future growth strategy, which could result in Holdco acquiring additional risk or liability and result in dilution to Holdco’s stockholders.

BBG’s management and the Board regularly consider potential strategic alternatives, including potential acquisitions and business combination transactions, and, from time to time, BBG has pursued various transaction opportunities. Holdco expects to continue to evaluate and pursue potential strategic acquisitions and business combination transactions as part of its growth strategy. No assurance can be given that Holdco will be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms. In the event Holdco does make acquisitions, such acquisitions may be accompanied by risks commonly associated with acquisitions. These risks include potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of Holdco’s management’s time and attention, the impairment of relationships with and the possible loss of key employees and customers as a result of the changes in management and the incurrence of amortization expenses and write-downs. In the event that Holdco chooses to use equity as consideration for such acquisitions, Holdco stockholders may suffer dilution.

Other Risk Factors of Fifth Creek

The businesses of Fifth Creek and BBG are subject to substantially similar risks and uncertainties. Fifth Creek’s businesses are and will be subject to the risks described above. In addition, Fifth Creek’s business is, and will continue to be subject to the business risks described in BBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

Other Risk Factors of BBG

BBG’s businesses are and will be subject to the risks described above. In addition, BBG is, and will continue to be subject to the risks described in its Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT BBG

Bill Barrett Corporation

BBG is an independent energy company that develops, acquires and explores for oil and natural gas resources. All of BBG’s assets are located in and all of its operations are conducted in the Rocky Mountain region of the United States. BBG operates in one industry segment, which is the development and production of crude oil, natural gas and NGLs.

BBG seeks to build stockholder value by delivering profitable growth in cash flow, reserves and production through the development of oil and natural gas assets. In order to deliver profitable growth, BBG allocates capital to its highest return assets, concentrates expenditures on exploiting its core assets, maintains capital discipline and optimizes operations while upholding high-level standards for health, safety and the environment. Substantially all of BBG’s revenues are generated through the sale of oil and natural gas production and NGL recovery at market prices.

Based on a report prepared by BBG and audited by Netherland, Sewell & Associates, Inc., BBG’s independent petroleum engineers, its proved reserves at December 31, 2016 totaled 54.9 MMBoe, consisting of 57% crude oil, 23% natural gas and 20% NGLs. At December 31, 2016, 66% of BBG’s total proved reserves were classified as proved developed and 34% were classified as proved undeveloped. As of the same date, 78% of BBG’s proved reserves were located in the Denver-Julesburg Basin (“DJ Basin”) and 22% were located in the Uinta Basin and other basins.

BBG’s production during the nine months ended September 30, 2017 averaged 17,872 barrels of oil equivalent per day, with 88% of its production originating from the DJ Basin. BBG’s average daily production during the nine months ended September 30, 2017 was 60% crude oil, 21% natural gas and 19% NGLs.

Shares of BBG common stock are traded on the NYSE under the symbol “BBG.”

The principal executive offices of BBG are located at 1099 18th Street, Suite 2300, Denver, Colorado 80202, and its telephone number is (303) 293-9100. Additional information about BBG and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Recent Developments

Uinta Basin sale. On December 29, 2017, BBG closed on the previously announced sale of BBG’s remaining non-core assets located in the Uinta Basin in Utah to Lonesome Oil & Gas, LLC and Big West Exploration and Production LLC, for cash proceeds of approximately $100 million, subject to post-closing adjustment (the “Uinta Basin sale”). The assets sold produced approximately 2,300 Boe per day (91% oil) during the third quarter of 2017 and had estimated proved reserves of 12 million barrels of oil equivalent (100% proved developed) as of December 31, 2016.

Consent solicitation. On December 13, 2017, BBG completed consent solicitations (the “consent solicitations”) pursuant to which it obtained consents from holders of more than a majority in aggregate principal amount of its outstanding 7.0% senior notes due 2022 and 8.75% senior notes due 2025 (collectively, the “Senior Notes”) to amend each of the indentures governing the Senior Notes to, among other things, amend the defined term “Change of Control” in each of the indentures to provide that the mergers will not constitute a “Change of Control” under such indentures (collectively, the “proposed amendments”). BBG paid a consent fee equal to $2.50 per $1,000 principal amount of the Senior Notes for consents validly delivered and not validly revoked. Also on December 13, 2017, BBG, Deutsche Bank Trust Company Americas, as trustee, and certain subsidiary guarantors entered into supplemental indentures to the indentures governing the Senior Notes to implement the proposed amendments.

Debt exchange. On December 15, 2017, BBG acquired $50.0 million aggregate principal amount of its 7.0% senior notes due 2022 in exchange for 10,863,000 shares of its common stock plus cash in respect of accrued and unpaid interest (the “debt exchange”). Immediately after consummation of the debt exchange, $350.0 million aggregate principal amount of the 7.0% senior notes remained outstanding.

Common stock offering and underwriting agreement. On December 5, 2017, BBG offered 21,000,000 shares of its common stock, par value $0.001 per share, to the public (the “Shares”). In connection with the common stock offering, BBG entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”). The closing of the sale of the Shares occurred on December 8, 2017, at a purchase price per share paid to BBG of $4.7875 (the offering price to the public of $5.00 per share minus the Underwriters’ discount of $0.2125 per share). Pursuant to the Underwriting Agreement, BBG granted the Underwriters an option to purchase up to an additional 3,150,000 shares of common stock for a period of 30 days from December 5, 2017. The net proceeds from the offering, not including any option shares, is approximately $100.3 million, after deducting the underwriting discount and other offering expenses payable by BBG.

Red Rider Holdco, Inc.

Red Rider Holdco, Inc. is a direct, wholly owned subsidiary of BBG. Holdco was formed by BBG solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202, and its telephone number is (303) 293-9100.

As of the completion of the mergers, BBG and Fifth Creek will each become subsidiaries of Holdco and Holdco common stock will be listed on the NYSE. The business of Holdco will be the combined businesses currently conducted by BBG and Fifth Creek.

Rider Merger Sub, Inc.

Rider Merger Sub, Inc. is a wholly owned subsidiary of Holdco. Rider Merger Sub was formed by Holdco solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202, and its telephone number is (303) 293-9100.

Rio Merger Sub, LLC

Rio Merger Sub, LLC is a wholly owned subsidiary of Holdco. Rio Merger Sub was formed by Holdco solely in contemplation of the mergers, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202, and its telephone number is (303) 293-9100.

SPECIAL MEETING

General

This proxy statement/prospectus is being provided to BBG stockholders as part of a solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements of such special meeting. This proxy statement/prospectus provides BBG stockholders with important information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held on March 16, 2018 at 1099 18th Street, Suite 2300, Denver, Colorado 80202, at 8:30 AM (Mountain Time).

Purposes of the Special Meeting

The special meeting is being held to consider and vote upon the following proposals:

•	Proposal 1. To adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, pursuant to which each outstanding share of BBG common stock (other than excluded shares) will be converted into the right to receive one share of Holdco common stock;

•	Proposal 2. To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to BBG’s named executive officers in connection with the mergers, discussed under the heading “Proposal 1: Adoption of the Merger Agreement—Interests of BBG Directors and Executive Officers in the Mergers”;

•	Proposal 3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement; and

•	Proposal 4. To approve the amendment of the Bill Barrett Corporation 2012 Equity Incentive Plan.

Recommendation of the Board

The Board unanimously recommends that the BBG stockholders vote:

•	Proposal 1: “FOR” the approval of the merger proposal;

•	Proposal 2: “FOR” the approval of the compensation proposal;

•	Proposal 3: “FOR” the adjournment proposal; and

•	Proposal 4: “FOR” the EIP amendment proposal.

The Board unanimously declared it is advisable to enter into the merger agreement, determined that the merger agreement, the transactions contemplated by the merger agreement and the terms of the stockholders agreement are in the best interests of BBG and its stockholders, and approved the merger agreement, the transactions contemplated by the merger agreement and the stockholders agreement, and determined to recommend the adoption and approval of the merger agreement by BBG stockholders.

This proxy statement/prospectus contains important information regarding these proposals and factors that BBG stockholders should consider when deciding how to cast their votes. BBG stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement, including the stockholders agreement.

Attendance at the Special Meeting

Only BBG stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the special meeting and invited guests of BBG may attend the special meeting.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is February 13, 2018. Only BBG stockholders who held shares of record at the close of business on February 13, 2018 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting, so long as such shares remain outstanding on the date of the special meeting.

Outstanding Shares as of Record Date

As of the close of business on the record date, there were 111,169,692 shares of BBG common stock outstanding, held by 99 holders of record, and no shares of BBG preferred stock outstanding. Each share of BBG common stock entitles its holder of record to one vote at the special meeting. BBG common stock is the only class of stock entitled to vote at the special meeting, and holders of BBG common stock are entitled to vote on each proposal presented.

A complete list of registered BBG stockholders entitled to vote at the special meeting will be available for inspection at the place of the special meeting during the meeting.

Shares and Voting of BBG Directors and Executive Officers

As the close of business on the record date, approximately 2.1% of the outstanding shares of BBG common stock were held by BBG directors and executive officers and their affiliates. We currently expect that BBG directors and executive officers will vote their shares of BBG common stock in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

In order for business to be conducted at the special meeting, a quorum must be present. A quorum requires the presence of holders of a majority of the issued and outstanding shares of BBG common stock entitled to vote at the special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions and broker non-votes, will count towards the quorum. Broker non-votes occur when a beneficial owner holding shares in “street name” does not instruct the broker, bank or other nominee that is the record owner of such stockholder’s shares on how to vote those shares on a particular proposal.

Vote Required

The votes required for each proposal are as follows:

Proposal 1—the merger proposal. The affirmative vote of holders of a majority in voting power of the outstanding shares of BBG common stock entitled to vote on the merger proposal is required to adopt the merger proposal. The failure of any BBG stockholder to submit a vote (e.g., by not submitting a proxy or not voting in person) and any abstention by a BBG stockholder will have the same effect as a vote “against” the merger proposal. Because the merger proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger proposal, and will not be able to vote on the merger proposal absent instructions from the beneficial owner. A broker non-vote will have the same effect as a vote “against” the merger proposal.

Proposal 2—the compensation proposal. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the compensation proposal is required to approve the compensation proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the compensation proposal. Broker non-votes (if any) will have no effect on the outcome of the compensation proposal. While the Board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on BBG or the combined company, and, if the merger agreement is approved by BBG stockholders and the mergers are consummated, the applicable compensation may be payable in accordance with its terms even if the compensation proposal is not approved.

Proposal 3—the adjournment proposal. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the adjournment proposal is required to approve the adjournment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the adjournment proposal. Broker non-votes (if any) will have no effect on the outcome of the adjournment proposal.

Proposal 4—the EIP amendment proposal. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the EIP amendment proposal is required to approve the EIP amendment proposal. Abstentions will not be treated as votes cast and, as a result, any abstention will have no effect on the outcome of the EIP amendment proposal. Broker non-votes (if any) will have no effect on the outcome of the EIP amendment proposal.

How to Vote

BBG stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the special meeting by following the instructions provided on the enclosed proxy card. BBG recommends that BBG stockholders entitled to vote submit a proxy even if they plan to attend the special meeting.

BBG stockholders who hold their shares beneficially in “street name” and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2, 3 and 4. BBG stockholders who hold their shares beneficially and wish to vote in person at the special meeting must obtain proxies issued in their own names (known as a “legal proxy”).

BBG stockholders of record may submit a proxy in one of three ways or vote in person at the special meeting:

•	Internet: BBG stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on March 15, 2018. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. BBG stockholders who submit a proxy this way need not send in their proxy card.

•	Telephone: BBG stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on March 15, 2018. Easy-to-follow voice prompts will guide stockholders through the voting and allow them to confirm that their instructions have been properly recorded. BBG stockholders who submit a proxy this way need not send in their proxy card.

•	Mail: BBG stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. BBG stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•	In Person: BBG stockholders may vote in person at the special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

BBG stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Board.

Proxies and Revocation

BBG stockholders of record may revoke their proxies at any time before their shares are voted at the special meeting in any of the following ways:

•	sending a written notice of revocation to BBG at 1099 18th Street, Suite 2300, Denver, Colorado 80202, Attention: Corporate Secretary, which must be received before their shares are voted at the special meeting;

•	properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•	submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m., Eastern Time, on March 15, 2018 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•	attending the special meeting and voting in person. Attendance at the special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

BBG beneficial owners may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Inspector of Election

The Board has selected Mediant Communications, Inc. to act as the inspector of election at the special meeting.

Solicitation of Proxies

BBG will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of BBG’s directors, officers and other employees may solicit proxies by contacting BBG stockholders by telephone, by mail, by email or in person. BBG stockholders may also be solicited by press releases issued by BBG and/or Fifth Creek, postings on BBG’s or Fifth Creek’s websites and advertisements in periodicals. None of BBG’s directors, officers or employees will receive any extra compensation for their solicitation services. BBG has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of approximately $20,000, plus reasonable out-of-pocket expenses. BBG will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of BBG common stock and obtaining their proxies.

Adjournments

The special meeting may be adjourned in the absence of a quorum by the affirmative vote of a majority of the votes cast on the proposal by holders of BBG’s common stock.

Even if a quorum is present, the special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the merger proposal if a majority of votes are cast in favor of the BBG adjournment proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each BBG stockholder of record entitled to vote at the special meeting.

No Dissenters’ Rights

Under the DGCL, as well as the governing documents of BBG, BBG stockholders are not entitled to dissenters’ rights in connection with the mergers or the other transactions contemplated by the mergers.

Other Matters

At this time, BBG knows of no other matters to be submitted at the special meeting.

Householding of Special Meeting Materials

To reduce the expense of delivering duplicate proxy solicitation materials, BBG and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any BBG stockholder of record who shares an address with another BBG stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, and/or request future delivery of separate materials upon contacting Innisfree M&A Incorporated at the address or phone number provided below or upon writing to BBG’s Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

Questions and Additional Information

BBG stockholders may contact BBG’s proxy solicitor, Innisfree M&A Incorporated, with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll-Free: (877) 717-3930

Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of BBG and Fifth Creek is included in or incorporated by reference into this proxy statement/prospectus and is included in the annexes hereto. See “Where You Can Find More Information.”

Effects of the Mergers

Upon satisfaction or waiver of the conditions to closing, on the closing date, Rio Merger Sub, a wholly owned subsidiary of Holdco formed for the purpose of effecting the mergers, will merge with and into Fifth Creek, with Fifth Creek as the surviving entity in such merger and Rider Merger Sub, a wholly owned subsidiary of Holdco formed for the purpose of effecting the mergers, will merge with and into BBG, with BBG as the surviving entity in such merger (collectively, the “mergers”), as a result of which BBG and Fifth Creek will each become direct wholly owned subsidiaries of Holdco. At the effective time, each share of BBG common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of Holdco common stock and all equity interests in Fifth Creek outstanding immediately prior to the effective time will be converted into the right to receive, in the aggregate, 100,000,000 shares of Holdco common stock.

The Contribution and Guarantees of Senior Notes

Following the consummation of the mergers, Holdco will contribute 100% of the equity interests of Fifth Creek to BBG, such that Fifth Creek becomes a direct subsidiary of BBG and any subsidiaries of Fifth Creek become indirect subsidiaries of BBG.

Following the Contribution, Fifth Creek and each subsidiary of Fifth Creek that is required to become a guarantor of the Senior Notes (as defined herein) pursuant to the indentures governing such Senior Notes will guarantee the Senior Notes in accordance with such indentures.

Additionally, upon consummation of the mergers, Holdco will guarantee each series of the Senior Notes.

The consummation of the mergers is not conditioned on the determination to proceed with the contribution transaction and the Holdco guarantee described herein.

Background of the Mergers

BBG’s management and the Board regularly review BBG’s performance, prospects and strategy in light of the current business and economic environment, as well as developments in the oil and gas exploration and production sector, particularly in the Rocky Mountain region where BBG’s assets and operations are located. In recent years, in light of BBG’s balance sheet constraints and operational capabilities relative to other participants in the E&P sector in the Rocky Mountains, these reviews have included consideration of potential strategic alternatives, including potential acquisitions and business combination transactions, and, from time to time, BBG has pursued various transaction opportunities. Among the financial advisors engaged by the Board in connection with these evaluations was TPH, an independent financial advisor with significant experience and a strong national reputation in the oil and gas sector. As a result of these reviews, by the middle of 2017, BBG had identified Fifth Creek as a top potential transaction candidate due to Fifth Creek’s highly contiguous and complementary DJ Basin acreage position that is conducive to the same extended reach lateral (“XRL”) development methods employed by BBG.

In May 2017, R. Scot Woodall, chief executive officer of BBG, met with Michael R. Starzer, chairman and chief executive officer of Fifth Creek, at Mr. Starzer’s invitation, in Denver. At this meeting, Mr. Starzer indicated that Fifth Creek was considering an initial public offering of its common stock, and raised the possibility of combining BBG and Fifth Creek as one of several alternatives Fifth Creek and its controlling owner, NGP might seek to pursue at some point as an alternative to an IPO. The conversation was general, and no specific terms were proposed or discussed.

As a result of these communications, on July 21, 2017, BBG and Fifth Creek entered into a non-disclosure agreement (“NDA”) enabling confidential negotiations and the conduct by BBG of due diligence on Fifth Creek.

On August 9 and 10, 2017, the Board held a regularly scheduled meeting, with representatives of senior management and TPH in attendance for portions of the meeting. During these meetings, the Board reviewed certain of its strategic alternatives, including potential acquisition or combination targets, with particular focus on Fifth Creek and on another similarly sized company with assets primarily in the DJ Basin (“Company A”). The Board authorized management to continue to explore and develop these alternative opportunities, including to continue to engage with Fifth Creek to determine whether Fifth Creek and its controlling owner, NGP, would have interest in a transaction at a valuation level that would be attractive to BBG.

On August 11, 2017, Messrs. Starzer and Woodall met to discuss due diligence, potential transaction timing, and potential benefits of and considerations with respect to, a transaction between BBG and Fifth Creek.

On August 23, 2017, the Board met telephonically, together with members of senior management and representatives of TPH and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), BBG’s outside transaction counsel, to review and discuss strategic alternative acquisition and combination opportunities potentially available to BBG at that time with particular focus on Fifth Creek and on Company A, both of which opportunities appeared potentially attractive to BBG. As a result of the meeting, the Board authorized management to continue to seek to develop a transaction with Fifth Creek while concurrently pursuing the potential opportunity with Company A, which was soliciting indications of interest from potentially interested parties.

On August 25, 2017, at Company A’s invitation, BBG provided to Company A a non-binding indication of interest in an all-stock merger transaction between BBG and Company A.

Throughout August and September 2017, BBG engaged in due diligence on Fifth Creek, including analysis of technical data, and senior management, with the assistance of TPH and in consultation with BBG directors, developed its analysis of an appropriate valuation of Fifth Creek, taking into account, among other things, the location and geologic attributes of Fifth Creek’s acreage, the potential strategic fit between the two companies and the opportunities to achieve value-creating size and scale, the potential for operational efficiencies, and BBG’s knowledge and understanding of the DJ Basin based on BBG’s history operating in that basin. On September 14, 2017, Messrs. Starzer and Woodall met for lunch, and each side re-affirmed interest in pursuing a strategic combination.

On September 20, 2017 BBG sent to Fifth Creek and to Fifth Creek’s controlling owner, NGP, a letter detailing BBG’s non-binding indication of interest in an all-stock business combination transaction that would value Fifth Creek at $600 million on an enterprise value basis.

In September 2017, Fifth Creek and NGP held a strategy review meeting at which it was determined that Fifth Creek should seek to develop and pursue several potential strategic transactions as an alternative to an IPO.

On September 28, 2017, Mr. Starzer requested that BBG provide its form of a mutual NDA enabling confidential negotiations and mutual due diligence. BBG provided a draft agreement, which, after negotiation, was executed on October 10, 2017.

On October 6, 2017, the Board met telephonically, together with members of senior management and representatives of Wachtell Lipton, to review and discuss the status of an alternative strategic acquisition opportunity with a company other than Fifth Creek (“Company A”). Later that day, Mr. Starzer contacted Mr. Woodall to reiterate that Fifth Creek and its controlling owner, NGP, were interested in exploring a potential transaction on the valuation terms proposed in BBG’s September 20 letter and to discuss logistics for due diligence and possible negotiations.

Following the execution of a mutual NDA on October 10, 2017, BBG continued its due diligence of Fifth Creek, and Fifth Creek commenced its due diligence of BBG.

On October 11, 2017, the Board met in person and telephonically, together with members of senior management and representatives of TPH and Wachtell Lipton, to review and discuss the status of an alternative strategic acquisition opportunity with Company A and to receive an update on developments since October 6 with respect to Fifth Creek.

On October 17, 2017, at Company A’s invitation, BBG provided to Company A a revised merger proposal for an all-stock transaction at a somewhat lower valuation for Company A than had been indicated in BBG’s August 25, 2017 indication of interest.

On October 18, 2017, the senior management team of BBG made a due diligence presentation concerning BBG to Fifth Creek and representatives of NGP.

During the week of October 24, 2017, BBG was informed by a representative of Company A that the alternative potential opportunity with Company A was no longer available to BBG.

On October 26, 2017, Mr. Starzer contacted Mr. Woodall to discuss Fifth Creek’s and BBG’s respective interest in a potential combination. Mr. Starzer indicated that Fifth Creek and NGP remained highly interested in developing a potential combination, and Mr. Woodall indicated that he believed BBG’s board remained similarly interested, and would confer with the Board in the near future. Mr. Starzer requested that, should BBG remain interested, BBG reiterate its proposal in writing. Later that day Mr. Woodall updated the Board on developments with Fifth Creek and the other transaction previously pursued by BBG.

On November 2, 2017, the Board met in person, together with members of senior management and representatives of TPH and Wachtell Lipton, to review and discuss a possible combination transaction with Fifth Creek. As a result of this meeting, the Board authorized senior management to make a non-binding proposal to combine BBG and Fifth Creek in a transaction in which Fifth Creek’s owners would receive, in the aggregate, 100 million shares of BBG (or of a new holding company), having the same value of $600 million (based on the then-current trading price of BBG common stock) as proposed in September, and to propose terms with respect to some of the items that would ultimately be reflected in a stockholders agreement, which addresses board and management composition of the combined company as well as voting rights and limitations, and exit rights to be provided to and standstill and trading restrictions to be imposed on the NGP affiliate that would hold all of the Holdco shares to be issued to Fifth Creek’s owners in the transaction (the “Stockholders Agreement Terms”). BBG believed that the terms proposed at this time, and the terms ultimately agreed upon with FCEC, sufficiently constrain FCEC’s ability to exert control over Holdco and Holdco’s board of directors after consummation of transactions contemplated by the merger agreement and aligns the interests of FCEC with Holdco’s other stockholders. See “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Mergers—Terms of the Stockholders Agreement” and “The Stockholders Agreement”.

On November 3, 2017, Mr. Woodall met with Mr. Starzer and delivered a letter containing BBG’s non-binding proposal to combine BBG and Fifth Creek on the financial terms and Stockholders Agreement Terms authorized by the Board at its November 2 meeting.

On November 7, 2017, Mr. Starzer contacted Mr. Woodall, and Scott A. Gieselman, NGP’s lead partner for its Fifth Creek investment, contacted a TPH representative to confirm that financial terms communicated in BBG’s

November 2 proposal letter were acceptable from a valuation perspective. In these conversations, the parties agreed to commence drafting and negotiation of definitive transaction documentation with the goal of announcing a transaction, assuming agreement were to be reached, in early December 2017.

On November 9, 2017, representatives of BBG, including Mr. Woodall, spoke by telephone with representatives of NGP and Fifth Creek to discuss financial information with respect to BBG and Fifth Creek that had been exchanged during due diligence.

In a November 11, 2017, telephone call, Mr. Woodall and Mr. Gieselman discussed the Stockholders Agreement Terms and BBG’s plans for financing the anticipated increase in capital expenditures to fund development of Fifth Creek assets, including the possibility of converting a portion of its outstanding indebtedness into BBG common stock.

On November 13, 2017, BBG representatives met with representatives of an investment firm that at the time held a majority in principal amount of BBG’s outstanding senior notes (“Investor A”) to determine Investor A’s potential interest in converting a portion of its BBG senior notes into BBG common stock and to determine Investor A’s potential willingness to consent to waive certain provisions of the terms of BBG’s senior notes requiring BBG to offer to repurchase or redeem outstanding senior notes following completion of a transaction of the type under consideration between BBG and Fifth Creek (the “Notes Waiver”). Also, on November 13, 2017, Mr. Starzer contacted Mr. Woodall to communicate that NGP and Fifth Creek were willing to accept some of the specific Stockholders Agreement Terms, though other terms remained subject to further discussion.

On November 15, 2017, Wachtell Lipton delivered a draft Merger Agreement and a draft post-closing Stockholders Agreement to Vinson & Elkins, outside counsel to Fifth Creek and NGP.

From November 15, 2017 through December 4, 2017, the parties negotiated and finalized the terms of these agreements, including the Stockholders Agreement Terms. The parties selected a holding company structure for the mergers because it was believed to be conducive to the tax, corporate governance, financing and other business goals of the parties and their owners.

On November 16, 2017, Investor A confirmed to BBG Investor A’s interest in converting a portion of its BBG senior notes into approximately 10 million shares of BBG common stock in the near term, and that Investor A would be interested in undertaking the conversion with or without BBG engaging in a transaction with Fifth Creek. Investor A also confirmed that, should BBG elect to solicit a Notes Waiver from holders of the BBG’s outstanding senior notes, Investor A would be willing to consent in exchange for a consent fee of 0.25% of the principal amount held.

On November 22, 2017, the Board met telephonically to finalize its position regarding certain of the Post-Closing Governance Terms.

In the course of its evaluation of a combination with Fifth Creek, BBG assessed alternatives for funding the anticipated increase in capital expenditures to fund development of Fifth Creek’s assets and concluded that the optimal course would be to issue equity for cash rather than to incur additional indebtedness. Accordingly, during the second half of November, BBG commenced discussions with J.P. Morgan, as potential lead underwriter, concerning a possible offering of BBG equity for cash to be conducted in conjunction with the announcement of a combination transaction with Fifth Creek. As a result of these discussions, BBG concluded that an equity offering in the range of $100 million would likely be feasible on acceptable terms.

On November 29, 2017, the Board met in person and telephonically, together with members of senior management and representatives of TPH, J.P. Morgan and Wachtell Lipton. At this meeting Mr. Woodall and other members of senior management updated the Board on the developments since the prior Board meeting and the status of discussions with Investor A concerning a potential debt-for-equity exchange and discussions with J.P. Morgan concerning a potential issuance of common stock for cash to be executed in the near term. Members of senior management made a presentation with respect to BBG’s and Fifth Creek’s respective businesses, operations and assets, as well as synergy opportunities, and TPH discussed preliminary financial analyses with respect to BBG, Fifth Creek and the potential transaction. J.P. Morgan discussed the prospects for the anticipated equity offering. In addition, representatives of Wachtell Lipton reviewed the Board’s fiduciary duties under Delaware law, as well as the proposed terms of the transaction included in the draft Merger Agreement and Stockholders Agreement. Following discussion, it was the consensus of the Board that BBG should seek to finalize the combination of BBG and Fifth Creek along with the associated financing transactions.

On November 30, 2017, members of BBG’s senior management met with members of Fifth Creek’s senior management to discuss the status of the debt-for-equity transaction, the equity offering and other matters relating to the combination of BBG and Fifth Creek.

Over the course of November 30 through December 4, 2017, the parties finalized negotiation of the transaction documentation, and BBG finalized the documentation for the debt-for-equity exchange with Investor A and the planning for an equity offering.

In the afternoon of December 4, 2017, the Board met in person and telephonically, together with members of BBG’s senior management, representatives of TPH and Wachtell Lipton. At the meeting, Mr. Woodall and other members of senior management updated the Board on the status of the proposed Fifth Creek transaction, the proposed debt-for-equity exchange with Investor A and the proposed equity offering. Representatives of TPH then reviewed its financial analysis and rendered an oral opinion, which was confirmed by delivery of a written opinion dated December 4, 2017, to the Board to the effect that, as of the date of such opinion, based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on such other matters as TPH considered relevant, the Fifth Creek merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to BBG, as more fully described under the section entitled “—Opinion of BBG’s Financial Advisor.” Representatives of Wachtell Lipton reviewed the final terms of the Merger Agreement and Stockholders Agreement, and further advised the Board on its fiduciary duties. After considering the proposed terms of the transaction and the terms of the Stockholders Agreement pertaining to the post-closing governance of Holdco, including the board and management composition of the combined company, as well as the voting rights and limitations and standstill and trading restrictions to be imposed on the NGP affiliate that would hold all of the Holdco shares to be issued to Fifth Creek’s owners in the transaction, and taking into consideration the matters discussed during that meeting and prior meetings of the Board, including the factors described under the sections entitled “—Recommendation of the Board and Reasons for the Mergers,” the Board unanimously (1) declared it advisable to enter into the Merger Agreement and for Holdco to enter into the Stockholders Agreement, (2) determined that the Merger Agreement, the combination transactions and the terms of the Stockholders Agreement are in the best interests of BBG and its stockholders, (3) approved the Merger Agreement, the combination transactions and the Stockholders Agreement and (4) determined to recommend that the holders of BBG common stock vote to adopt and approve the Merger Agreement. At this meeting, the Board also approved the proposed debt-for-equity exchange with Investor A and the proposed equity offering.

Later in the evening of December 4, 2017, Holdco, BBG and Fifth Creek executed and delivered the agreements to which they were parties, and BBG and Investor A executed and delivered definitive documentation for the debt-for-equity exchange. On December 5, 2017, BBG commenced its equity offering and BBG and Fifth Creek issued a joint press release announcing the transaction.

Recommendation of the Board and Reasons for the Mergers

At a meeting held on December 4, 2017, the Board unanimously declared it is advisable to enter into the merger agreement, determined that the merger agreement, the transactions contemplated by the merger agreement and the terms of the stockholders agreement are in the best interest of BBG and its stockholders, and approved the merger agreement, the transactions contemplated by the merger agreement and the stockholders agreement. The Board recommends that BBG stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, “FOR” the adjournment proposal and “FOR” the EIP amendment proposal.

In reaching its determinations and recommendation, the Board consulted with BBG’s management and financial and legal advisors and considered a number of factors, including the following factors that weighed in favor of the merger:

•	Strategic Fit and Opportunity to Achieve Value-Creating Size and Scale. The Board considered that the proposed combination with Fifth Creek offers a unique opportunity to add a large, contiguous, high-quality, oil-weighted undeveloped acreage position at an attractive cost. The acreage offers many years of drilling inventory featuring high-return well locations in a rural area that is highly complementary with BBG’s existing position in the Denver-Julesburg basin (the “DJ Basin”). The Board considered that the combined company will possess the size, scale and balance sheet flexibility to allow it to more effectively develop a combined acreage position of approximately 151,100 net acres and an inventory of 2,865 highly economic future drilling locations, nearly all of which are suitable for extended reach lateral (“XRL”) development, which is BBG’s preferred development method. The Board further noted that:

•	The combination significantly increases BBG’s existing scale, with a 70% increase in gross undeveloped drilling locations and a 206% increase in proved reserves.

•	The combination adds approximately 81,000 net acres and approximately 2,900 Boe/d (72% oil) of production located in the Hereford Field area of rural northern Weld County, Colorado.

•	Hereford Field drilling results are among the highest rate oil wells drilled in the DJ Basin, with seven recent wells averaging 1,052 Boe/d (84% oil) (two-stream basis) during their initial thirty days of production.

•	BBG will maintain operational control over the development of the acquired acreage, as 100% of the net acreage at the Hereford Field will be operated by the combined company.

•	Opportunity to Enhance Value from Operational Efficiencies, Increase in Size and Scale, and Strengthened Financial Position. The Board considered that the value of the combined company would have the potential to be greater than the value of BBG on a standalone basis. In this regard, the Board considered that:

•	The combined company will have a greater capacity to pursue multiple channels of growth than BBG on a standalone basis, including both organic growth as well as growth through acquisition.

•	Combining the businesses of BBG and Fifth Creek is expected to create operational and financial synergies, including in general and administrative costs, lease operating expenses and savings expenditures.

•	The utilization of BBG’s optimized well completion and enhanced flow back management techniques in the Hereford Field presents substantial upside to ultimate well recoveries and rates of return.

•	BBG’s management team has experience and expertise in development in the DJ Basin, and would be able to effectively and efficiently develop the expanded portfolio of high-quality acreage that the combined company will possess.

•	The combination is expected to be a credit accretive transaction, with the combined business having modest leverage after consummation of the transactions contemplated by the merger agreement and going forward with substantially larger scale.

•	The larger combined company will have improved liquidity due to a greater combined lending base and will benefit from a lower cost of capital, and as a result will be able to maximize BBG’s and Fifth Creek’s asset base value, compete more effectively and more readily assume any risk inherent in the businesses of the two companies.

•	The combined company’s cash flow will allow deleveraging over time.

•	The combined company will have improved financial flexibility, with its revolving credit facility expected to be undrawn at closing and with more than four years until its next note maturity, in 2022.

•	The cash flows generated by the combined company are expected to fund anticipated capital expenditures to develop the combined asset from internal sources as early as 2019.

•	Other Factors Considered by the Board. In addition to considering the strategic factors described above, the Board considered the following additional factors that weighed in favor of the merger:

•	Current and historical conditions in the oil and gas exploration and production sector generally and in the DJ Basin, as well as current and historical price trends for oil, natural gas and natural gas liquids and the prices at which developed and undeveloped acreage has been purchased and sold, particularly in the DJ Basin.

•	Current and historical financial market conditions, including the current and historical trading prices of BBG’s common stock.

•	The Board’s and BBG’s senior management’s knowledge of and familiarity with Fifth Creek’s assets both as a result of BBG’s historic operations in the same basin where Fifth Creek operates and as a result of the scope and results of the due diligence investigation conducted by BBG and its advisors with respect to Fifth Creek and its assets, including review of technical geologic data.

•	The Board’s and BBG’s senior management’s knowledge of and familiarity with BBG’s business, operations and financial condition, and its and their assessment of BBG’s prospects on a standalone basis.

•	The opinion of TPH, BBG’s financial advisor, to the effect that, as of December 4, 2017 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the Fifth Creek merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to BBG.

•	Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including (1) the strong commitments that the parties make to complete the merger; and (2) that before the BBG stockholders approve the merger proposal, the Board, under certain circumstances, is able to discuss and negotiate an unsolicited acquisition proposal, should one be made, and, under certain circumstances, is able to terminate the merger agreement to enter into an unsolicited superior acquisition proposal.

•	Terms of the Stockholders Agreement. Limit on FCEC’s Ability to Exercise Control. The Board believes that the terms of the stockholders agreement sufficiently constrain FCEC’s ability to exert control over Holdco and Holdco’s board of directors after consummation of transactions contemplated by the merger agreement and aligns the interests of FCEC with Holdco’s other stockholders. For more information regarding the stockholders agreement, see section entitled “The Stockholders Agreement.”

•	Subject to certain exceptions, FCEC will be subject to the terms and restrictions in the stockholders agreement until the “sunset date”, which is the earlier of (i) the last day of the first six-month period during which FCEC’s beneficial ownership of Holdco common stock is below 20% and (ii) the last day of the first six-month period ending on or after the fifth anniversary of the closing of the merger during which FCEC’s beneficial ownership of Holdco common stock is below 30%.

•	Under the terms of the stockholders agreement, until FCEC’s beneficial ownership of Holdco common stock falls below 10% or until the stockholders agreement is otherwise validly terminated, the number of FCEC board representatives will remain less than 50% of the board of Holdco during such time.

•	The number of board representatives FCEC may designate to the Holdco Board decreases as its beneficial ownership of Holdco common stock falls below certain thresholds, as specified in the stockholders agreement.

•	Until the sunset date, subject to certain exceptions, FCEC is subject to certain voting limitations and customary standstill restrictions, and is subject to transfer restrictions that prevent FCEC from transferring a position of 15% or more, or transferring any shares to the extent such shares would add to a third party’s existing position of 15% or more or would result in a third party holding a position of 15% or more, in Holdco’s voting stock.

•	Until the sunset date, FCEC may not acquire, agree or propose to acquire any voting securities of Holdco or any subsidiary thereof, other than as a result of any stock split or stock dividend of voting securities or exercise of FCEC’s preemptive rights.

•	Any amendments to the terms of the stockholders agreement require the approval of a majority of Holdco’s independent directors who were not designated to the Board by FCEC.

In the course of its deliberations, the Board also considered a variety of risks and other potentially negative factors, including the following:

•	The potential that the fixed number of shares to be issued to FCEC in the merger could result in BBG delivering greater value to FCEC than had been anticipated should the value of the shares of BBG common stock increase from the date of the execution of the merger agreement.

•	That BBG would be required to pay to Fifth Creek a termination fee of $22.5 million in the event the Board were to terminate the merger agreement in order for BBG to enter into an unsolicited superior alternative acquisition proposal, should one be made, or if the merger agreement were to be terminated by Fifth Creek due to a change of recommendation by the Board.

•	The possibility that in certain circumstances relating to the failure to obtain stockholder approval for the adoption of the merger agreement, BBG could be required to pay to Fifth Creek $4 million in respect of Fifth Creek’s costs and expenses.

•	The potential for diversion of management and employee attention and the potential effect of the combination on BBG’s business and strategic relationships.

•	The risk of not realizing the magnitude and timing of the anticipated cost savings and operational efficiencies between the two companies and the risk that the other anticipated benefits might not be realized or will take longer to realize than expected.

•	The potential challenges and difficulties in integrating the operations of BBG and Fifth Creek.

•	The restrictions on the conduct of BBG’s business during the period between the execution of the merger agreement and the completion of the transactions contemplated thereby as set forth in the merger agreement.

•	The obligations of Holdco under the stockholders agreement, including the obligation to honor FCEC’s preemptive rights and registration rights with regard to Holdco common stock.

•	Risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements.”

This discussion of the information and factors considered by the Board includes the material positive and negative factors considered by the Board, but it is not intended to be exhaustive and may not include all the factors considered by the Board. The Board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction agreement and the transactions. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Board may have given differing weights to different factors.

Certain BBG Unaudited Prospective Financial and Operating Information

BBG does not, as a matter of course, make public long-term forecasts or internal projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the mergers, BBG’s management prepared certain unaudited internal financial forecasts with respect to BBG that were provided to the Board and to TPH in connection with its preparation of its fairness opinion. The inclusion of this information should not be regarded as an indication that any of BBG, its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of BBG’s management, including, among others, BBG’s and Fifth Creek’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions and other matters described in “Cautionary Statements Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. BBG and Fifth Creek can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this proxy statement/prospectus titled “Risk Factors.” See also “Cautionary Statements Regarding Forward-Looking Statements” and “Where You Can Find More Information.”

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither BBG’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to BBG contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of BBG, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. BBG and Fifth Creek can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, BBG and Fifth Creek do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the mergers under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all of the possible financial and other effects on BBG or Fifth Creek of the mergers, the effect on BBG or Fifth Creek of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the unaudited prospective financial and operating information does not take into account the effect on BBG or Fifth Creek of any possible failure of the mergers to occur. None of BBG, Fifth Creek, or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any BBG stockholder or other person regarding BBG’s or Fifth Creek’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by BBG, Fifth Creek, their respective advisors or any other person that it is viewed as material information of BBG or Fifth Creek, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of or against the mergers or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Board, Fifth Creek and BBG’s financial advisor in connection with the mergers.

In light of the foregoing, and considering that the special meeting will be held several months after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, BBG stockholders are cautioned not to place undue reliance on such information, and BBG urges you to review BBG’s most recent SEC filings for a description of BBG’s reported financial results and Fifth Creek’s audited financial results included herein. See “Where You Can Find More Information.”

In preparing the prospective financial and operating information described below, the management team of BBG used the following price assumptions, which are based on New York Mercantile Exchange Strip Pricing (“NYMEX Strip”) as of December 1, 2017:

	2018E	2019E	2020E	2021E	2022E
WTI Crude ($/Bbl)	$57.29	$53.90	$51.93	$50.94	$50.53
Henry Hub Gas ($/MMBtu)	$2.97	$2.87	$2.85	$2.86	$2.88

The following table sets forth certain summarized prospective financial and operating information regarding BBG for the years 2018 through 2022—based on the respective price assumptions indicated above—which information was prepared by BBG management.

	2018E	2019E	2020E	2021E	2022E
Net Production (Mboe/d)	25.0	36.4	41.1	44.1	40.8
EBITDAX ($mm)(1)	$247	$371	$389	$408	$365
Capital Expenditures ($mm)(2)	$366	$329	$348	$246	$192
Levered FCF ($mm)	$(168)	$(6)	$(7)	$112	$119

(1)	EBITDAX defined as net income plus income taxes, interest expense (less interest income), depreciation, depletion, amortization and, exploration expenses, impairment / dry hole / abandonment expense, unrealized derivative losses (less gains), incentive compensation / other non-cash charges, loss (less gain) on sale of properties and loss (less gain) on extinguishment of debt.
(2)	Includes D&C, facilities, and midstream capital expenditures.

In addition, BBG management provided to TPH and the Board certain unaudited prospective financial and operating information with respect to Fifth Creek that was generally derived from the information provided by Fifth Creek. The following table sets forth a summary of this adjusted prospective financial and operating information regarding Fifth Creek for the years 2018 through 2022 as prepared by BBG management.

	2018E	2019E	2020E	2021E	2022E
Net Production (Mboe/d)	10.0	26.0	43.5	50.6	45.5
EBITDAX ($mm)(1)	$115	$304	$485	$550	$476
Capital Expenditures ($mm)(2)	$229	$454	$429	$315	$187
Levered FCF ($mm)	$(118)	$(158)	$46	$176	$196

(1)	EBITDAX defined as net income plus income taxes, interest expense (less interest income), depreciation, depletion, amortization and, exploration expenses, impairment / dry hole / abandonment expense, unrealized derivative losses (less gains), incentive compensation / other non-cash charges, loss (less gain) on sale of properties and loss (less gain) on extinguishment of debt.
(2)	Includes D&C, facilities, and midstream capital expenditures.

BBG management also provided to the Board certain unaudited pro forma prospective financial and operating information with respect to the combined company, which was generally derived from unaudited prospective financial and operating information for each company assuming the merger was effective December 31, 2017. The following table sets forth a summary of this adjusted prospective financial and operating information regarding the combined company for the years 2018 through 2022 as prepared by BBG management.

	2018E	2019E	2020E	2021E	2022E
Net Production (Mboe/d)	35.1	62.4	84.6	94.7	86.3
EBITDAX ($mm)(1)	$382	$711	$921	$1,009	$887
Capital Expenditures ($mm)(2)	$595	$783	$777	$561	$380
Levered FCF ($mm)	$(246)	$(106)	$99	$399	$336	(3)

(1)	EBITDAX defined as net income plus income taxes, interest expense (less interest income), depreciation, depletion, amortization and, exploration expenses, impairment / dry hole / abandonment expense, unrealized derivative losses (less gains), incentive compensation / other non-cash charges, loss (less gain) on sale of properties and loss (less gain) on extinguishment of debt.
(2)	Includes D&C, facilities, and midstream capital expenditures.
(3)	In the pro forma prospective financial information shown to the Bill Barrett Board of Directors prior to its approval of the Combination, the 2022 levered FCF estimate was incorrectly shown as $452mm as a result of a computational error. The estimate shown above has been corrected. TPH has informed BBG that the 2022 levered FCF estimate was not used by TPH in its fairness opinion analyses and, therefore, does not affect TPH’s opinion. BBG’s management and board were informed of the correction subsequent to the execution of the Agreement and, upon consideration, taking into account the totality of information available to them, including that the correction had not affected TPH’s opinion, concluded that the correction to the 2022 levered FCF estimate did not impact management’s or the board’s overall assessment of the mergers.

Opinion of BBG’s Financial Advisor

Introduction

The Board retained TPH to act as its financial advisor and provide an opinion in connection with the merger. The Board instructed TPH to evaluate the fairness, from a financial point of view, to BBG of the Fifth Creek merger consideration to be paid pursuant to the merger agreement.

On December 4, 2017, at a meeting of the Board held to evaluate the transactions, TPH delivered its opinion that, as of December 4, 2017 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion and based on other matters as TPH considered relevant, the Fifth Creek merger consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to BBG.

The opinion speaks only as of the date and time it was rendered and not as of the time the transactions may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

The full text of TPH’s written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety. The summary of TPH’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. BBG stockholders are urged to read the TPH opinion carefully and in its entirety. TPH delivered its opinion for the information and assistance of the Board in connection with its evaluation of the Fifth Creek Merger. TPH’s opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, TPH reviewed, among other things:

•	the financial terms of the draft of the merger agreement provided to TPH on December 4, 2017;

•	the draft of the Stockholders Agreement (the “Stockholders Agreement”), by and between Holdco, FCEC and the Fund, provided to TPH on December 4, 2017;

•	the draft of the Exchange Agreement (the “Exchange Agreement”), by and among BBG and the holders party thereto, provided to TPH on December 4, 2017;

•	annual reports to stockholders and Annual Reports on Form 10-K of BBG for the five years ended December 31, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of BBG;

•	certain other communications from BBG to its stockholders;

•	certain internal financial information and forecasts for Fifth Creek, BBG and the combined company prepared by management of BBG, both including and excluding (in the case of the combined company forecasts) the effects of an equity financing transaction proposed to be undertaken in connection with the transactions (the “Forecasts”);

•	certain publicly available research analyst reports with respect to the future financial performance of BBG; and

•	certain cost savings projected by the management of BBG to result from the transactions (the “Synergies”). Specifically, the Synergies assumed cash G&A savings for the combined company resulting from the reduction of G&A expense at Fifth Creek, which were projected to be reduced from $15 million to $4 million for 2018 and from $20 million per year to $4 million per year thereafter.

TPH also held discussions with members of the senior management of BBG regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition and future prospects of BBG, Fifth Creek and Holdco. In addition, TPH reviewed the reported price and trading activity for BBG common stock, compared certain financial and, with respect to BBG, stock market information, for Fifth Creek and BBG with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry specifically and in other industries generally and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with the Board’s consent that the Forecasts and Synergies had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of BBG and that such Forecasts and Synergies would be realized in the amounts and time periods contemplated thereby. TPH also assumed with the Board’s consent that (i) the executed merger agreement, Stockholders Agreement and Exchange Agreement (together with any exhibits and schedules thereto) would not differ in any respect material to its analyses or opinion from the draft versions it examined, referenced above, (ii) all conditions to the consummation of the transactions would be satisfied without amendment or waiver thereof or to any other term of the merger agreement, and (iii) all governmental, regulatory or other consents or approvals necessary for the consummation of the transactions would be obtained without any adverse effect on Fifth Creek, BBG, Holdco, Rio Merger Sub, Rider Merger Sub the holders of Holdco common stock, BBG common stock or equity interests in Fifth Creek or the expected benefits of the transactions in any way meaningful to TPH’s analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Fifth Creek or any of its subsidiaries or BBG or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. TPH’s opinion did not address any legal, regulatory, tax or accounting matters.

TPH’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, December 4, 2017. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events that occur or of which TPH becomes aware after the date its opinion was rendered.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by it, taken as a whole. The issuance of TPH’s opinion was approved by its fairness opinion committee.

TPH’s opinion addresses only the fairness from a financial point of view, as of December 4, 2017, to BBG of the payment of the Fifth Creek merger consideration pursuant to the merger agreement. TPH’s opinion did not address the underlying business decision of BBG to engage in the transactions, or the relative merits of the transactions as compared to any other alternative transaction that might be available to BBG. TPH did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions, including, without limitation, the fairness of any debt-to-equity exchange transaction, equity financing transaction or other financing transaction undertaken in connection with the transactions, or the fairness of the transactions to, or any consideration to be paid or received in connection therewith by, creditors or other constituencies of Fifth Creek, BBG or Holdco or their subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Fifth Creek or BBG, or any class of such persons, in connection with the transactions, whether relative to the Fifth Creek merger consideration pursuant to the merger agreement or otherwise. TPH did not express any opinion as to the price at which the shares of Holdco common stock or BBG common stock will trade at any time.

The data and analyses summarized in this proxy statement/prospectus are from TPH’s presentation to the Board delivered on December 4, 2017, which primarily used market closing prices as of December 1, 2017. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

Summary of TPH’s Analyses

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

New York Mercantile Exchange Strip Pricing as of December 1, 2017 (“NYMEX Strip”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
Q4 2017	$54.79	$2.99
2018	$57.29	$2.97
2019	$53.90	$2.87
2020	$51.93	$2.85
2021	$50.94	$2.86
2022 and thereafter	$50.53	$2.88

Research Consensus per Bloomberg(1), using three years of available estimates and held flat thereafter (“Wall Street Consensus”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
Q4 2017	$52.00	$3.15
2018	$52.00	$3.19
2019	$56.00	$3.05
2020	$60.00	$3.16
2021	$60.00	$3.16
2022 and thereafter	$60.00	$3.16

(1)	Price estimates older than 3 months as of December 1, 2017 were removed from the data set.

3-Year Trailing Spot Price Average for WTI Crude and Henry Hub Gas (“3-Year Average”):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMBtu)
2017	$47.69	$2.72
2018	$47.69	$2.72
2019	$47.69	$2.72
2020	$47.69	$2.72
2021	$47.69	$2.72
2022 and thereafter	$47.69	$2.72

Net Asset Value Analysis

TPH performed a Net Asset Value analysis of BBG and Fifth Creek. TPH calculated the present value, as of October 1, 2017, of the future cash flows expected to be generated by each company’s assets through the end of their economic lives, based on the estimates reflected in the Forecasts. In performing this analysis, TPH applied discount rates ranging from 8.0% to 12.0%. The discount rates were based, among other things, on an analysis of the weighted average cost of capital of BBG on a standalone basis and of certain comparable companies with operations in the DJ Basin and other selected comparable small to mid-cap oil-focused publicly-traded companies engaged in the oil and gas exploration and production industry, in each case, whose business characteristics TPH believed, based on its experience with companies in the industry, to be similar to BBG’s and Fifth Creek’s. These companies are Carrizo Oil & Gas, Inc., Oasis Petroleum Inc., PDC Energy, Inc., SRC Energy Inc., Whiting Petroleum Corporation and Extraction Oil & Gas Inc. The preceding companies are referred to in this discussion as the “selected comparable companies.” TPH estimated Net Asset Value as the sum of (i) the present value of the cash flows generated by the estimated proved developed producing (“PDP”) reserves and undeveloped inventory after drilling costs, plus (ii) with respect to BBG, the expected proceeds from the divestment of remaining non-core Uinta Basin assets, less (iii) the present value of future estimated effects of hedging, general and administrative expense, income taxes and, with respect to BBG, minimum transportation charges, less (iv) net debt (total debt less cash). Using NYMEX Strip commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied range of $544 million to $822 million for Fifth Creek and $313 million to $523 million for BBG. Using Wall Street Consensus commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied range of $843 million to $1,209 million for Fifth Creek and $546 million to $788 million for BBG. Using 3-Year Average commodity prices, the foregoing discount rate sensitivities applied to the Net Asset Value calculation resulted in an implied range of $406 million to $657 million for Fifth Creek and $82 million to $315 million for BBG.

TPH then calculated indications of relative equity contribution by Fifth Creek and BBG to the combined entity resulting from the merger, without giving effect to any Synergies, using the standalone Net Asset Values described above. This analysis resulted in an illustrative range of implied ownership in the combined entity for equity holders of Fifth Creek of 51% to 89%. TPH compared the implied Fifth Creek equity holder ownership figures calculated using the midpoint discount rate of 10% of 62.2% with respect to the NYMEX Strip, 60.6% with respect to the Wall Street Consensus, and 73.3% with respect to the 3-Year Average, to the approximately 56.73% ownership percentage of Fifth Creek equity holders provided for in the merger and related transactions.

Selected Transaction Analysis

Using publicly available information and third-party research, TPH selected, based on its experience, and reviewed certain transactions in the oil and gas exploration and production industry involving assets located in the Denver-Julesburg “DJ” Basin announced after 2013. TPH conducted a precedent transaction analysis to assess how similar transactions were valued. No selected transactions were identical or entirely comparable to the merger. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of BBG and Fifth Creek and the selected precedent transactions that could affect the values are also relevant. The following list sets forth the selected transactions (the “selected comparable transactions”) reviewed:

•	Undisclosed/Carrizo Oil & Gas, Inc. (2017)

•	SandRidge Energy, Inc./Bonanza Creek Energy, Inc. (2017)

•	SRC Energy Inc./Noble Energy Inc. (2017)

•	PDC Energy, Inc./Bayswater Exploration & Production, LLC (2017)

•	Undisclosed/SRC Energy Inc. (2017)

•	Extraction Oil & Gas Inc./Bison Oil & Gas, LLC (2016)

•	Undisclosed/HRM Resources II, LLC (2016)

•	Extraction Oil & Gas Inc./Bayswater Exploration & Production, LLC (2016)

•	SRC Energy Inc./Noble Energy Inc. (2016)

•	Crestone Peak Resources/Encana Corporation (2015)

•	SRC Energy Inc./K.P. Kauffman Company, Inc. (2015)

•	Samson Energy Company, LLC/Cirque Resources (2015)

•	SRC Energy Inc./Bayswater Exploration & Production, LLC (2014)

•	Extraction Oil & Gas Inc./Sundance Energy Inc. (2014)

•	Bonanza Creek Energy, Inc./DJ Resources LLC (2014)

•	Extraction Oil & Gas Inc./Tekton Energy, LLC (2014)

TPH determined that the median adjusted price per net acre for the selected comparable transactions was $11,228, with a range in value of $2,189 to $20,455. The observed range was then compared to the adjusted price per net acre implied from the proposed merger of $6,462 (based on a transaction value of approximately $610 million, assuming market prices as of December 1, 2017 and net debt for Fifth Creek as of September 30, 2017, with 2,898 Boe per day of Q3 2017 net production valued at $30,000 Boe per day and 81,000 net acres).

Discounted Cash Flow Analyses

TPH performed separate discounted cash flow analyses of BBG and Fifth Creek by calculating the estimated present value of the standalone unlevered cash flows that BBG and Fifth Creek were forecasted to generate, in each case, as of October 1, 2017.

For its discounted cash flow analyses of BBG and Fifth Creek, TPH applied unlevered discount rates ranging from 8.0% to 12.0% to each company’s (i) estimated annual free cash flow and (ii) estimated terminal value at the end of 2021 based on estimated 2022 EBITDAX as discussed below. The discount rates applicable to BBG and Fifth Creek were based, among other things, on an analysis of the weighted average cost of capital of BBG on a standalone basis and of the selected comparable companies. The terminal values were calculated by applying next twelve months (“NTM”) forward EBITDAX multiples ranging from 3.5x to 6.5x. The terminal value forward EBITDAX multiples were selected based on an analysis of the trailing 3-year EBITDAX trading multiples of BBG on a standalone basis and of the selected comparable companies. TPH applied such ranges of forward EBITDAX multiples to BBG’s and Fifth Creek’s estimated 2022 EBITDAX, as set forth in the Forecasts, to determine their respective terminal values. The ranges of estimated free cash flow and terminal values were then discounted to present values as of October 1, 2017 using the range of discount rates referred to above. The resulting enterprise values were then adjusted by subtracting net debt to calculate each entity’s respective equity value. From this analysis, TPH estimated an implied range of equity values utilizing the NYMEX Strip commodity pricing of $420 million to $1,361 million for BBG and of $923 million to $2,136 million for Fifth Creek.

In addition, TPH estimated the implied equity value of BBG and Fifth Creek, using the midpoint discount rate of 10% and the midpoint terminal multiple of 5.0x, for each of the commodity price decks. This analysis resulted in implied equity values for Fifth Creek of $1,486 million per NYMEX Strip, $1,910 million per Wall Street Consensus and $1,317 million per 3-Year Average and estimated equity values for BBG of $857 million per NYMEX Strip, $1,243 million per Wall Street Consensus and $655 million per 3-Year Average. TPH then calculated indications of relative equity contribution by Fifth Creek and BBG to the combined entity resulting from the merger, without giving effect to any Synergies, with reference to the implied equity values discussed above. TPH compared the implied Fifth Creek equity holder ownership figures calculated using the midpoint discount rate of 10% of 63.4% with respect to NYMEX Strip, 60.6% with respect to the Wall Street Consensus and 66.8% with respect to the 3-Year Average, to the approximately 56.73% ownership percentage of Fifth Creek equity holders provided for in the merger and related transactions.

Equity Contribution Analyses

TPH calculated indications of relative equity contribution by Fifth Creek and BBG to the combined entity resulting from the merger, without giving effect to the Synergies, based on select operational and financial metrics, including:

•	estimated daily production for 2017 (comprised of Q1 – Q3 historical amounts and Q4 estimates) and each of the three years ending December 31, 2018, 2019 and 2020 based on the Forecasts;

•	proved reserves as of December 31, 2016;

•	estimated EBITDAX for 2017 (comprised of Q1 – Q3 historical amounts and Q4 estimates) and each of the three years ending December 31, 2018, 2019 and 2020 based on the Forecasts; and

•	estimated discretionary cash flow per share, which is referred to in this discussion as “Discretionary Cash Flow” and was calculated as cash flow from operations before changes in working capital, for each of the three years ending December 31, 2018, 2019 and 2020 based on the Forecasts.

For each of these metrics, TPH calculated the relevant BBG current multiples ($/Boe per day of production, $/Boe of proved reserves, enterprise value to EBITDAX and market price per share to Discretionary Cash Flow per share) implied by the Forecasts. TPH then calculated the implied equity value of Fifth Creek by applying the BBG current multiples to the corresponding Fifth Creek metrics. In conducting this analysis, TPH assumed an equity value for BBG of $456 million, which is equal to BBG’s market capitalization as of December 1, 2017. This analysis resulted in the following illustrative range of implied ownership in the combined entity:

	Fifth Creek Implied Equity Contribution	BBG Implied Equity Contribution
Net Production (Boe/d)
Current (Q3 2017)	23.5%	76.5%
2017E	20.9%	79.1%
2018E	42.6%	57.4%
2019E	57.3%	42.7%
2020E	66.7%	33.3%
YE 2016 1P Reserves (MBoe)	83.3%	16.7%
2017E EBITDAX	12.9%	87.1%
2018E EBITDAX
NYMEX Strip	46.5%	53.5%
Wall Street Consensus	45.4%	54.6%
3-Year Average	45.1%	54.9%
2019E EBITDAX
NYMEX Strip	60.7%	39.3%
Wall Street Consensus	60.7%	39.3%
3-Year Average	60.9%	39.1%
2020E EBITDAX
NYMEX Strip	70.3%	29.7%
Wall Street Consensus	70.0%	30.0%
3-Year Average	70.5%	29.5%
2018E Discretionary Cash Flow
NYMEX Strip	36.6%	63.4%
Wall Street Consensus	35.9%	64.1%
3-Year Average	36.0%	64.0%
2019E Discretionary Cash Flow
NYMEX Strip	48.2%	51.8%
Wall Street Consensus	48.0%	52.0%
3-Year Average	48.9%	51.1%
2020E Discretionary Cash Flow
NYMEX Strip	58.6%	41.4%
Wall Street Consensus	57.8%	42.2%
3-Year Average	59.4%	40.6%

These implied Fifth Creek ownership figures were then compared to the Fifth Creek equity holders’ ownership in the combined company of approximately 56.73% provided for in the merger and related transactions.

For each of the metrics described above, TPH also calculated the relevant median multiples ($/Boe per day of production, $/Boe of proved reserves, enterprise value to EBITDAX and market price per share to Discretionary Cash Flow per share) for the selected comparable companies. All of these calculations were based on publicly available financial data and closing prices as of December 1, 2017. The net production, EBITDAX and Discretionary Cash Flow estimates for each member of the selected comparable companies used by TPH in its analyses were based on the median broker estimates as reported by FactSet Research Systems Inc. TPH then calculated the implied equity value of Fifth Creek by applying the selected comparable company multiples to the corresponding Fifth Creek metrics. In conducting this analysis, TPH assumed an equity value for BBG of $456 million, which is equal to BBG’s market capitalization as of December 1, 2017. This analysis resulted in the following illustrative range of implied ownership in the combined entity:

	Fifth Creek Implied Equity Contribution	BBG Implied Equity Contribution
Net Production (Boe/d)
Current (Q3 2017)	25.0%	75.0%
2017E	23.7%	76.3%
2018E	48.5%	51.5%
2019E	68.7%	31.3%
2020E	77.5%	22.5%
YE 2016 1P Reserves (MBoe)	79.7%	20.3%
2017E EBITDAX	16.8%	83.2%
2018E EBITDAX
NYMEX Strip	57.4%	42.6%
Wall Street Consensus	55.1%	44.9%
3-Year Average	53.1%	46.9%
2019E EBITDAX
NYMEX Strip	72.7%	27.3%
Wall Street Consensus	73.6%	26.4%
3-Year Average	70.1%	29.9%
2020E EBITDAX
NYMEX Strip	78.3%	21.7%
Wall Street Consensus	80.8%	19.2%
3-Year Average	76.6%	23.4%
2018E Discretionary Cash Flow
NYMEX Strip	47.5%	52.5%
Wall Street Consensus	45.2%	54.8%
3-Year Average	43.1%	56.9%
2019E Discretionary Cash Flow
NYMEX Strip	63.7%	36.3%
Wall Street Consensus	64.7%	35.3%
3-Year Average	60.5%	39.5%
2020E Discretionary Cash Flow
NYMEX Strip	68.0%	32.0%
Wall Street Consensus	71.4%	28.6%
3-Year Average	65.8%	34.2%

These implied Fifth Creek ownership figures were then compared to the Fifth Creek equity holders’ ownership in the combined company of approximately 56.73% provided for in the merger and related transactions.

Net Asset Value Accretion/Dilution Analysis

TPH analyzed the projected pro forma financial effects of the merger and related transactions on the combined company’s estimated pro forma net asset value using the Forecasts and taking into account the Synergies and effects of the debt exchange. In performing its pro forma analysis, TPH applied discount rates ranging from 8.0% to 12.0% and used commodity prices based on NYMEX Strip, Wall Street Consensus and the 3-Year Average to derive the cash flows. TPH performed separate analyses including and excluding the effects of an equity financing transaction proposed to be undertaken in connection with the merger. TPH noted that without giving effect to the equity offering, the merger and related transactions are expected to be accretive to the pro forma net asset value under each commodity case and at each discount rate. TPH also noted that, giving effect to the equity offering with $100 million of net proceeds, the merger and related transactions are expected to be accretive to the pro forma net asset value using NYMEX Strip pricing at either a 12.0% or 10.0% discount rate, or using 3-Year Average pricing at each discount rate.

Hypothetical EBITDAX Multiple-Implied Future Equity Value per Share Analysis

TPH calculated the implied undiscounted future equity value per share of BBG at December 31st for the fiscal years 2018 to 2020 on a standalone basis and pro forma for the merger (with and without the effects of an equity financing transaction proposed to be undertaken in connection with the merger), in each case based on projected EBITDAX in the Forecasts. This calculation was hypothetical and TPH did not express any opinion as to the actual price at which the shares of common stock of BBG or of the combined company would trade at any time. For this calculation, TPH first derived the theoretical enterprise value of BBG at December 31st for the fiscal years 2018 to 2020 by applying an NTM forward EBITDAX multiple of 4.2x, which was BBG’s current NTM EBTIDAX multiple implied by the Forecasts and market prices as of December 1, 2017, to the standalone and pro forma EBITDAX projections for BBG contained in the Forecasts. TPH then calculated the theoretical equity value per share by, among other things, deducting the forecasted net debt for each applicable year from the theoretical enterprise value, and dividing by the forecasted share count. The foregoing calculation resulted in an implied undiscounted pro forma future equity value per share without the equity offering of $12.29 for 2018, $16.48 for 2019 and $18.98 for 2020, an implied undiscounted pro forma future equity value per share with the equity offering of $11.66 for 2018, $15.49 for 2019 and $17.79 for 2020, and an implied undiscounted standalone future equity value per share of $12.26 for 2018, $13.17 for 2019 and $14.14 for 2020.

TPH performed the same calculations described above using an NTM forward EBITDAX multiple of 5.7x based on the median multiple observed from the selected comparable companies. The foregoing calculation resulted in an implied pro forma equity value per share without the equity offering of $18.06 for 2018, $23.96 for 2019 and $27.17 for 2020, an implied pro forma equity value per share with the equity offering of $16.90 for 2018, $22.29 for 2019 and $25.23 for 2020, and an implied standalone equity value per share of $19.55 for 2018, $20.82 for 2019 and $22.16 for 2020.

General

TPH and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage activities, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of BBG, any of the other parties to the transactions and any of their respective affiliates and (ii) any currency or commodity that may be material to the parties to the transactions or otherwise involved in the transactions and the other matters contemplated by the merger agreement.

In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the transactions, other potential purchasers or transaction participants or their respective affiliates.

TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected TPH to act as its financial advisor in connection with the transactions on the basis of TPH’s experience in transactions similar to the transactions described in the merger agreement, its reputation in the investment community and its familiarity with BBG and its business.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Board. TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to BBG, Fifth Creek or the transactions. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

TPH acted as financial advisor to the Board in connection with, and participated in certain negotiations leading to, the merger. Pursuant to the terms of its engagement, (i) upon the Board’s request to TPH to deliver its opinion (regardless of the conclusion reached therein), TPH became entitled to receive fees of $1.4 million (including previously paid retainer fees), (ii) TPH will be entitled to receive an additional cash transaction fee equal to 1.0% of the aggregate consideration actually delivered to Fifth Creek and its equity holders (such amount to be determined at closing) contingent upon closing of the merger and (iii) TPH will be entitled to receive an additional fee equal to 1.5% of the principal amount of liabilities exchanged in the debt exchange contingent upon closing of the debt exchange. TPH may also receive an additional fee to be paid only if BBG, in its sole discretion, determines that the quality and amount of advice and services justified such additional compensation. In addition, BBG has agreed to reimburse TPH for its reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. BBG also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement, including liabilities under federal securities laws, or to contribute to payments TPH may be required to make in respect of these liabilities. TPH served as financial advisor to BBG in connection with BBG’s sale of its assets in the Uinta Basin during the second half of 2017, for which TPH received fees of $2.2 million from BBG (a portion of which is creditable toward the fees payable in connection with the merger). Other than in connection with the sale of BBG’s Uinta Basin assets, during the two years ending December 4, 2017, TPH had not provided services to any affiliates of BBG for which TPH has received compensation. TPH may in the future provide investment banking or other financial services to the parties to the merger agreement or their respective securityholders, affiliates or portfolio companies in the future and in connection with such future investment banking or other financial services, TPH may in the future receive compensation.

Interests of BBG Directors and Executive Officers in the Mergers

In considering the recommendations of the Board with respect to the mergers, BBG stockholders should be aware that the directors and executive officers of BBG have certain interests, including financial interests, in the merger that may be different from, or in addition to, the interests of BBG stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that BBG stockholders adopt the merger agreement. See the section entitled “Proposal 1: Adoption of the Merger Agreement—Background of the Mergers” and the section entitled “Proposal 1: Adoption of the Merger Agreement—Recommendation of the Board and Reasons for the Mergers.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of BBG Equity Awards

Stock Options. At the effective time, each compensatory option to purchase shares of BBG common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time will be assumed by Holdco and converted into an option, with the same terms and conditions as applied to the corresponding BBG stock option as of immediately prior to the effective time, to acquire (i) that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG stock option as of immediately prior to the effective time, and (ii) at an exercise price per share of Holdco common stock equal to the exercise price per share of BBG common stock of such BBG stock option.

Restricted Stock Awards. At the effective time, each award of restricted shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into an award of restricted shares of Holdco common stock, with the same terms and conditions as applied to the corresponding BBG restricted stock award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG restricted stock award as of immediately prior to the effective time.

Performance Unit Awards. At the effective time, each award of performance units in respect of shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into a time-based award of restricted stock units in respect of shares of Holdco common stock, with the same terms and conditions (excluding performance conditions) as applied to the corresponding BBG performance unit award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG performance unit award as of immediately prior to the effective time (as determined by BBG in its reasonable discretion based upon the greater of actual performance (assuming the applicable performance period ends immediately prior to the closing date) and target performance).

Quantification of Payments. Under the BBG 2012 Equity Incentive Plan and the applicable change in control agreement with each executive officer (described in “—Change in Control Agreements with Executive Officers” below), BBG equity awards that are assumed by Holdco will vest if an executive officer is terminated without cause or resigns with good reason, in each case, within 24 months following a change in control (referred to in this proxy statement/prospectus as a “qualifying termination” for each such officer). The mergers will constitute a change in control for this purpose. For an estimate of the amounts that would be payable to each of BBG’s named executive officers upon vesting of their unvested BBG equity awards in connection with a qualifying termination, see “—Quantification of Payments and Benefits to BBG’s Named Executive Officers” below. The estimated aggregate amount that would be payable to BBG’s five executive officers who are not named executive officers upon vesting of their unvested BBG equity awards if the mergers were completed on February 5, 2018 and they were to experience a qualifying termination on that date is $3,544,506. Under the BBG 2012 Equity Incentive Plan, any unvested restricted stock units held by a non-employee director will vest and be settled upon the director’s separation of service (other than a removal from service by BBG). The estimated aggregate amount that would be payable to BBG’s five non-employee directors upon vesting of their unvested BBG restricted stock units if the mergers were completed on February 5, 2018 and they were to experience a separation from service on that date is $1,267,399. The amounts specified in this paragraph are determined using a price per share of BBG common stock of $4.65, the average closing price per share over the first five business days following the announcement of the merger agreement.

Change in Control Agreements with Executive Officers

Each of BBG’s executive officers is a party to a change in control agreement with BBG that provides for severance benefits if the officer experiences a qualifying termination during the 24-month period following a change in control. For this purpose, a termination of an officer’s employment by BBG prior to the occurrence of a change in control when the transaction that results in the change in control is initiated prior to such termination, and is subsequently consummated within 180 days following such termination, is also considered a qualifying termination. The mergers will constitute a change in control for purposes of the change in control agreements.

The change in control agreements provide that, upon a qualifying termination, the applicable officer would be entitled to:

•	a lump sum amount in cash equal to two times (three times, in the case of R. Scot Woodall, BBG’s President and Chief Executive Officer, and Kenneth A. Wonstolen, BBG’s Senior Vice President, General Counsel, and Secretary) the sum of the officer’s annualized base salary and the greater of the officer’s (i) target annual bonus and (ii) the average of the actual bonuses earned by the officer over the three-year period preceding the year of termination;

•	a lump sum amount in cash equal to the officer’s prorated annual bonus for the year of termination based on the greater of target performance and actual performance;

•	a lump sum amount in cash equivalent to the cost to continue welfare benefits for the officer for 24 months (36 months, in the case of Messrs. Woodall and Wonstolen and two executive officers who are not named executive officers); and

•	outplacement services not to exceed $12,000.

Payments and benefits under the employment agreement are subject to the applicable officer’s execution and non-revocation of and compliance with a general release of claims in favor of BBG. The change in control agreements also provide that payments and benefits payable to an officer will be reduced so that no portion of such payments and benefits are subject to the excise tax under Section 4999 of the Code, unless the officer would be better off on an after-tax basis receiving all such payments and benefits.

For an estimate of the value of the payments and benefits described above that would be payable to BBG’s named executive officers upon a qualifying termination in connection with the mergers, see “—Quantification of Payments and Benefits to BBG’s Named Executive Officers” below. The estimated aggregate amount (excluding the value of accelerated vesting of unvested equity awards, which is described in “The Merger Agreement—Treatment of BBG Equity Awards” below) that would be payable to BBG’s five executive officers who are not named executive officers under their change in control agreements if the mergers were to be completed and they were to experience a qualifying termination on February 5, 2018 is $3,888,620.

Executive Nonqualified Excess Plan

Certain of BBG’s executive officers participate in the BBG Executive Nonqualified Excess Plan, and have elected to receive a payout of their balance under the plan in connection with a change in control. The mergers will constitute a change in control for this purpose. All balances under the plan are fully vested as of the date of this proxy statement/prospectus.

Transaction Bonus Pool

The Board has approved a cash transaction bonus pool in an aggregate amount not to exceed $1 million, pursuant to which certain employees of BBG (including executive officers) may be allocated awards to recognize and reward extraordinary efforts related to the consummation of the mergers. As of the date of this proxy statement / prospectus, no awards under the transaction bonus pool have been allocated to any BBG employees (including any executive officers).

Indemnification; Directors’ and Officers’ Insurance

BBG is party to indemnification agreements with each of its directors and executive officers that require BBG, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

In addition, the merger agreement provides that, after the effective time, Holdco will indemnify, defend, and hold harmless each present and former director, officer, or employee of BBG or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actions, suits, claims, hearings, inquiries, examinations, investigations, or other proceedings arising out of or pertaining to the fact that such person is or was a director, officer, or employee of BBG or any of its subsidiaries, whether asserted or claimed prior to, at or after the effective time. For additional information see “The Merger Agreement—Indemnification and Insurance.”

Quantification of Payments and Benefits to BBG’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of BBG’s named executive officers would receive in connection with the mergers, assuming that the mergers were consummated and each such named executive officer experienced a qualifying termination on February 5, 2018. The amounts below are determined using a price per share of BBG common stock of $4.65, the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a BBG named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation
Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
R. Scot Woodall	3,506,712	6,416,888	128,086	10,051,687
Robert W. Howard(4)	—	—	—	—
Kenneth A. Wonstolen	1,784,942	1,426,871	90,530	3,302,343
Troy L. Schindler	1,064,268	1,232,482	64,354	2,361,104
William K. Stenzel	966,020	1,108,797	70,747	2,145,564
William M. Crawford	903,868	1,044,046	89,391	2,037,305

(1)	The cash payments payable to each named executive officer consist of (a) a lump sum amount in cash equal to two times (three times, in the cases of Messrs. Woodall and Wonstolen) the sum of the named executive officer’s annualized base salary and the greater of the named executive officer’s (i) target annual bonus and (ii) the average of the actual bonuses earned by the named executive officer over the three-year period preceding the year of termination; and (b) a lump sum amount in cash equal to the named executive officer’s prorated annual bonus for the year of termination (based on target performance and targets as in effect during 2017). These payments are “double-trigger” (i.e., payable upon a qualifying termination within 24 months following the occurrence of a change in control). Set forth below are the separate values of each of the severance payment and the prorated bonus payment.

Name	Severance Payment ($)	Prorated Bonus Payment ($)
R. Scot Woodall	3,450,000	56,712
Robert W. Howard	—	—
Kenneth A. Wonstolen	1,760,141	24,800
Troy L. Schindler	1,044,944	19,324
William K. Stenzel	948,480	17,540
William M. Crawford	888,324	15,545

(2)	As described above, all unvested BBG equity-based awards held by the named executive officers will become vested and will be settled if the named executive officer experiences a qualifying termination (i.e., “double-trigger” vesting). Set forth below are the values of each type of unvested equity-based award that would be payable upon a qualifying termination, based on a price per share of BBG common stock of $4.65, the average closing price per share over the first five business days following the announcement of the merger agreement, assuming applicable performance criteria are achieved at target performance levels, and less the applicable exercise price in the case of unvested stock options.

Name	Stock Options ($)	Restricted Stock Awards ($)	Performance Unit Awards ($)
R. Scot Woodall	—	1,925,388	4,491,500
Robert W. Howard	—	—	—
Kenneth A. Wonstolen	—	430,655	996,216
Troy L. Schindler	—	385,769	846,714
William K. Stenzel	—	348,559	760,238
William M. Crawford	—	332,735	711,311

(3)	The amount in the table consists of (a) an amount equivalent to the cost to continue welfare benefits for the officer for 24 months (36 months, in the case of Messrs. Woodall and Wonstolen), computed based on rates that will be in effect for the 2018 calendar year, and (b) $12,000 in outplacement services. All such benefits are “double-trigger.”
(4)	Mr. Howard, BBG’s former Chief Financial Officer, separated from BBG effective as of April 1, 2016, and will not be entitled to any compensation or benefits in connection with the mergers.

Board of Directors and Management of Holdco Following Completion of the Mergers

Under the terms of the merger agreement and the stockholders agreement, at the effective time of the mergers, the Holdco board will consist of 11 directors, six of whom will be directors of BBG serving prior to the effective time and five of whom will be persons designated by FCEC, including Scott Gieselman, Craig Glick, Michael Starzer. Upon completion of the mergers, R. Scot Woodall will be the Chief Executive Officer of Holdco. Subsequent to the mergers, Holdco will appoint two independent directors to the Holdco board.

Name	Age	Position
Jim W. Mogg	68	Chairman
William F. Owens	67	Director
Edmund P. Segner, III	64	Director
Randy I. Stein	64	Director
Michael E. Wiley	67	Director
R. Scot Woodall	56	Director
Scott A. Gieselman	54	Director
Craig S. Glick	58	Director
Michael R. Starzer	56	Director

Directors

Biographical information for BBG’s current directors who will serve on the Holdco board is incorporated by reference from BBG’s Annual Report on Form 10-K for the year ended December 31, 2016.

Craig S. Glick. Mr. Glick has served as a director of Fifth Creek since March 2015. Mr. Glick joined NGP Energy Capital Management, L.L.C. (“NGP ECM”) in 2006 and serves as a Partner of NGP ECM, with over 32 years of legal and financial experience to NGP’s structuring and execution activities. In addition, Mr. Glick has served on the board of Vantage Energy Acquisition Corp. since February 2017. Previously, Mr. Glick served as Managing Director and General Counsel for NGP Midstream & Resources from 2006 to 2008. He was a founding partner of Kosmos Energy Holdings and served as Senior Vice President, General Counsel and Corporate Secretary from 2003 to 2006. His previous tenures also include Hunt Resources and Hunt Oil Company (1999 to 2003), Gulf Canada Resources, Limited (1994 to 1999), and Torch Energy Advisors (1994). Mr. Glick was a Partner in the law firm of Vinson & Elkins from 1985 to 1994 and has been a director of four publicly-traded companies; Northern Blizzard Resources, Inc., Parallel Energy Trust, Westside Energy, Inc. and Gulf Indonesia Resources. Mr. Glick received a B.A. in Political Science, cum laude, in 1982 from Tulane University and earned a J.D. in 1985 from the University of Texas School of Law, where he was a member of the Texas Law Review.

Scott A. Gieselman. Mr. Gieselman has served as a director of Fifth Creek since September 2017. Mr. Gieselman has served as a Partner for NGP ECM since April 2007. Since February 2017, Mr. Gieselman has served on the board of Vantage Energy Acquisition Corp. Prior to joining NGP ECM, Mr. Gieselman worked in various positions in the investment banking energy group of Goldman, Sachs & Co., where he became a partner in 2002. He has been a Director of WildHorse Resource Development Corporation, a Houston-based independent oil and natural gas company, since September 2016. Mr. Gieselman has served as a member of the board of directors of Rice Energy, Inc. from January 2014 to April 2017 and was a member of the board of directors of Memorial Resource Development Corp. from its formation until it was acquired by Range Resources Corporation in

September 2016. In addition, Mr. Gieselman served as a member of the board of directors of Memorial Production Partners GP LLC from December 2011 until March 2016. Mr. Gieselman received a B.S. in 1985 and an M.B.A. in 1988 from Boston College.

Michael R. Starzer. Mr. Starzer has served as Chairman and CEO of Fifth Creek since its inception in 2014. Mr. Starzer has 34 years of experience in the oil and gas industry and has served as a Director for five private and two public companies in the energy industry and is a member of multiple professional and technical organizations. Mr. Starzer serves on the board of Newalta Corporation (TSX:NAL), a provider of engineered environmental solutions for the oil and gas industry, and is a member of the National Association of Corporate Directors (U.S.) and the Institute of Corporate Directors (Canada). In 1999, Mr. Starzer founded the first Bonanza Creek Company serving in positions of Managing Partner, President and CEO and on the board for each of the four Bonanza Creek companies. In January 2014, Mr. Starzer retired from the fourth company, Bonanza Creek Energy, Inc. (NYSE:BCEI) and established Fifth Creek. Mr. Starzer is a Registered Professional Engineer in Petroleum Engineering, a member of the Society of Petroleum Evaluation Engineers, and has a degree in Petroleum Engineering from the Colorado School of Mines and a Master of Science degree in Engineering Management from the University of Alaska.

Executive Officers

Name	Age	Position
R. Scot Woodall	56	Chief Executive Officer, President and a Director

Biographical information for the BBG executive officers who will serve on as executive officers of Holdco is incorporated by reference from BBG’s Annual Report on Form 10-K for the year ended December  31, 2016.

Material U.S. Federal Income Tax Consequences

The following general discussion describes the material U.S. federal income tax consequences of the mergers to U.S. Holders (as defined below) of BBG common stock that exchange their BBG common stock for Holdco common stock pursuant to the mergers. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. Holders of BBG common stock that hold their BBG common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. Holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, S corporations or other pass-through entities or arrangements (or investors in S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding BBG common stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, holders other than U.S. Holders, holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of such holder’s BBG common stock pursuant to the BBG merger) 5% or more of the BBG common stock, holders who acquired their BBG common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, or holders who also own a direct or indirect interest in FCEC or Fifth Creek). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of the mergers, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds BBG common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding BBG common stock should consult their own tax advisors regarding the tax consequences of the mergers.

HOLDERS OF BBG COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of BBG common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate as of the effective time of the mergers, it is the opinion of Wachtell, Lipton, Rosen & Katz, counsel to BBG, that the mergers should together qualify as a transaction described in Section 351 of the Code and/or the BBG merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (such opinion, the “registration statement opinion”). The obligation of BBG to complete the mergers is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the same effect (such opinion, the “closing opinion”). The registration statement opinion has been, and the closing opinion, if delivered, would be, based on officer’s certificates provided by BBG, Fifth Creek, Holdco and FCEC, and on certain covenants and assumptions, including that the mergers will be completed in the manner set forth in the merger agreement and this proxy statement/prospectus and that the representations in the officer’s certificates are, as of the date of this proxy statement/prospectus and as of the effective time of the mergers, true, complete and correct without qualification. The registration statement opinion is not, and the closing opinion, if delivered, would not be, binding on the IRS or the courts. None of the parties has sought and none will seek any ruling from the IRS regarding any matters relating to the BBG merger, the Fifth Creek merger, or the mergers taken together, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to the conclusions set forth in this discussion. In addition, if any of the representations or assumptions on which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the BBG merger or the mergers could be adversely affected.

Based on the registration statement opinion and subject to the qualifications set forth above, the material U.S. federal income tax consequences of the mergers to U.S. Holders of BBG common stock will be as follows:

•	a U.S. Holder who receives Holdco common stock in exchange for BBG common stock pursuant to the BBG merger will not recognize gain or loss;

•	the aggregate tax basis of the Holdco common stock received pursuant to the BBG merger will be the same as the aggregate tax basis of the BBG common stock exchanged therefor; and

•	the holding period of the Holdco common stock received in exchange for BBG common stock pursuant to the BBG merger will include the holding period of the BBG common stock exchanged therefor.

U.S. Holders who acquired different blocks of BBG common stock at different times or different prices should consult their tax advisors as to the determination of the tax bases and holding periods of the Holdco common stock received in the BBG merger.

The preceding discussion is intended only as a general discussion of the material U.S. federal income tax consequences of the mergers. It is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Holders of BBG common stock should consult their own tax advisors as to the particular tax consequences to them of the mergers, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Mergers

BBG prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition under Business Combinations Topic 805 with BBG being considered the acquirer of Fifth Creek for accounting purposes. This means that BBG will allocate the purchase price to the fair value of Fifth Creek’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approval Required to Complete the Mergers

Antitrust Clearance

The completion of the mergers may be subject to antitrust review in the United States. Under the HSR Act, the mergers cannot be completed until BBG and NGP have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated.

A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act Notification and Report Forms or the early termination of that waiting period. If the FTC or DOJ issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

On February 1, 2018, BBG and NGP each filed a Premerger Notification and Report Form under the HSR Act. On February 9, 2018, the FTC granted early termination under the HSR Act.

At any time before or after consummation of the mergers, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the mergers or seeking divestiture of substantial assets of BBG or Fifth Creek or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

Exchange of BBG Shares

With respect to BBG stock certificate shares, promptly (and in any event no more than five business days) after the effective time, an exchange agent will mail to each holder of BBG common stock (whose shares were converted into the right to receive the BBG merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of BBG stock certificates shares in exchange for the BBG merger consideration. Upon receipt by the exchange agent of (i) BBG stock certificates and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the BBG merger consideration in exchange therefor.

With respect to shares of BBG common stock held in book-entry form, promptly (and in any event no more than two business days) after the effective time, the exchange agent will issue and deliver to each holder of book-entry shares representing BBG book-entry shares the BBG merger consideration (in the form of book-entry shares of Holdco common stock, unless the holder of such BBG book-entry shares express requests that such BBG merger consideration be delivered in certificated form) in exchange for such holder’s BBG book-entry shares, without any action by such holder.

Dividend Policy

BBG has not paid any cash dividends since its inception. Because it anticipates that all earnings will be retained for the development of its business and, since its debt agreements limit the payment of cash dividends, BBG does not expect that any cash dividends will be paid on BBG common stock for the foreseeable future.

Subject to limited exceptions, the merger agreement prohibits BBG (unless consented to in advance by Fifth Creek, which consent may not be unreasonably withheld conditioned or delayed) from paying dividends to holders of BBG common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

For additional information on the treatment of dividends under the merger agreement, see “The Merger Agreement—Conduct of Business.”

Listing of Holdco Common Stock; Delisting of BBG Common Stock

It is a condition to the consummation of the mergers that the shares of Holdco common stock to be issued in the mergers be authorized for listing on the NYSE, subject to official notice of issuance. Shares of BBG common stock currently trade on the NYSE under the stock symbol “BBG.” When the mergers are completed, the BBG common stock currently listed on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Exchange Act.

No Dissenters’ Rights

Under the DGCL, as well as the governing documents of BBG, the stockholders of BBG are not entitled to dissenters’ rights in connection with the mergers.

Litigation Related to the Mergers

On February 8, 2018, a purported stockholder of BBG filed a purported class action complaint in the United States District Court for the District of Colorado, case number 1:18-cv-00323-STV, on behalf of himself and all other BBG stockholders, against BBG and its directors. The complaint alleges, among other things, that in connection with the proposed merger, the defendants authorized allegedly misleading and incomplete disclosures in this joint proxy statement/prospectus in violation of Sections 14(a) and 20(a) of the Exchange Act. For relief, the complaint seeks an order enjoining the shareholder vote on the proposed merger and consummation of the merger until all alleged material omissions are disclosed to shareholders; an accounting for damages allegedly incurred by the shareholders; and an award of attorneys’ fees and expenses. The defendants believe the action is without merit.

Vote Required and the Board’s Recommendation

Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of BBG common stock entitled to vote on the merger proposal.

The Board recommends that BBG stockholders vote “FOR” the merger proposal.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement and certain exhibits thereto, which is included as Annex A to this proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. BBG encourages you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the mergers described in this proxy statement/prospectus.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about BBG and Fifth Creek contained in this proxy statement/prospectus or BBG’s public reports filed with the SEC may supplement, update or modify the factual disclosures about BBG and Fifth Creek contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by BBG and Fifth Creek are qualified and subject to important limitations agreed to by BBG and Fifth Creek in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Terms of the Mergers; Merger Consideration

On December 4, 2017 (the “signing date”), BBG, Fifth Creek, Holdco, Rio Merger Sub, Rider Merger Sub, and, for limited purposes set forth in the merger agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company (“FCEC”), and NGP Natural Resources XI, L.P., a Delaware limited partnership (the “Fund” or “NGP”) have entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which (i) Rider Merger Sub shall be merged with and into BBG, with BBG as the surviving entity in such merger (the “BBG merger”), and (ii) Rio Merger Sub shall be merged with and into Fifth Creek, with Fifth Creek as the surviving entity in such merger (the “Fifth Creek merger” and together with the BBG merger, collectively, the “mergers”), as a result of which BBG and Fifth Creek will each become direct wholly owned subsidiaries of Holdco.

Each outstanding share of BBG common stock issued and outstanding immediately prior to the effective time will be cancelled and converted automatically in the right to receive one a share of Holdco common stock, and all outstanding equity interests in Fifth Creek, in the aggregate, will convert into the right to receive an aggregate of 100,000,000 shares of Holdco common stock.

Completion of the Mergers

Unless the parties agree otherwise, the closing of the mergers (the “closing”) will take place on the second business day after all the conditions to closing have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the closing of the mergers but subject to the satisfaction or waiver of such conditions as of the closing).

On the date upon which the closing actually occurs (the “closing date”), BBG and Fifth Creek will cause the mergers to be consummated by filing certificates of merger relating to the Rio Merger Sub’s merger with and into Fifth Creek and Rider Merger Sub’s merger with and into BBG with the Secretary of State of the State of Delaware. The mergers will become effective at such time as the certificates of merger have been filed with the Delaware Secretary of State, unless the parties agree to some other, later time for the completion of the mergers and specify that time in the certificates of merger, provided that the specified time is the same for both certificates (such time, the “effective time”).

BBG and Fifth Creek have targeted to complete the mergers in the first half of fiscal year 2018, subject to receipt of the required stockholder approval, any required regulatory approvals and the satisfaction or waiver of the other conditions to the mergers (described below under “—Conditions to Completion of the Mergers”).

Exchange and Payment Procedures

Prior to or concurrent with the effective time, BBG will designate a commercial bank or trust company reasonably satisfactory to Fifth Creek to act as the exchange agent and cause to be deposited with the exchange agent, for the benefit of the holders of BBG common stock book-entry interests, the total number of shares of Holdco common stock issuable as the merger consideration.

Promptly after the effective time (but no later than the fifth business day after the closing date), the exchange agent will mail to each holder of record of a BBG certificate (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of BBG certificates in exchange for the merger consideration. Upon surrender of a BBG certificate for cancellation to the exchange agent, together with such letter of transmittal and such other documents as may be reasonably required pursuant to such instructions, the exchange agent shall issue and deliver to the holder of such BBG certificate the number of whole shares of Holdco common stock in respect of the shares of BBG common stock formerly represented by such BBG certificate, and the BBG certificate so surrendered shall be cancelled.

Promptly (but no more than two business days) after the effective time, the exchange agent shall issue and deliver to each holder of BBG book-entry shares the number of shares of Holdco common stock (in the form of book-entry shares, unless the holder of such shares of BBG common stock expressly requests that such shares of Holdco common stock be delivered in certificated form) in respect of such shares of BBG common stock, without such holder being required to deliver a BBG certificate or an executed letter of transmittal to the exchange agent.

No dividends or other distributions declared or made in respect of Holdco common stock with a record date after the effective time shall be paid to the holder of any unsurrendered BBG certificate, unless and until the holder of such BBG certificate shall surrender such BBG certificate.

If any portion of the merger consideration deposited with the exchange agent is not claimed by former stockholders of BBG entitled thereto within 180 days after the effective time, such merger consideration will be returned to Holdco, and any such stockholders will thereafter look only to Holdco for payment of their claim for such amounts, without any interest. If any portion of the merger consideration deposited with the exchange agent is not claimed by such former stockholders five years after the effective time, such merger consideration will, to the extent permitted by law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

If any BBG stock certificate is lost, stolen or destroyed, upon receipt of an affidavit stating such fact and, if reasonably required by Holdco, the posting of a bond in a reasonable amount as indemnity against any claim that may be made against Holdco with respect to such BBG stock certificate, the exchange agent will issue the merger consideration payable in respect of the shares of BBG common stock formerly represented by such BBG certificate and any dividend or other distribution to which the holder thereof is entitled.

Holdco and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement any amount required to be deducted and withheld under applicable tax laws. To the extent that amounts are so deducted or withheld, such amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of BBG Equity Awards

Stock Options. At the effective time, each compensatory option to purchase shares of BBG common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time will be assumed by Holdco and converted into an option, with the same terms and conditions as applied to the corresponding BBG stock option as of immediately prior to the effective time, to acquire that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG stock option as of immediately prior to the effective time, and at an exercise price per share of Holdco common stock equal to the exercise price per share of BBG common stock of such BBG stock option.

Restricted Stock Awards. At the effective time, each award of restricted shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into an award of restricted shares of Holdco common stock, with the same terms and conditions as applied to the corresponding BBG restricted stock award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG restricted stock award as of immediately prior to the effective time.

Performance Unit Awards. At the effective time, each award of performance units in respect of shares of BBG common stock that is outstanding as of immediately prior to the effective time will be assumed by Holdco and converted into a time-based award of restricted stock units in respect of shares of Holdco common stock, with the same terms and conditions (excluding performance conditions) as applied to the corresponding BBG performance unit award as of immediately prior to the effective time, in respect of that number of shares of Holdco common stock equal to the number of shares of BBG common stock subject to such BBG performance unit award as of immediately prior to the effective time (as determined by BBG in its reasonable discretion based upon the greater of actual performance (assuming the applicable performance period ends immediately prior to the closing date) and target performance).

Representations and Warranties

BBG and Fifth Creek have each made representations and warranties to the other. BBG’s and its subsidiaries’ representations and warranties relate to, among other topics, the following:

•	organization and standing;

•	corporate power and authority to enter into the merger agreement and consummate the transactions contemplated therein;

•	the absence of conflicts with, or violations of, organizational documents, contracts or laws;

•	consents and approvals of governmental authorities or third parties relating to the transactions contemplated by the merger agreement;

•	capital structure;

•	compliance with applicable laws and permits;

•	SEC reports and financial statements;

•	absence of certain changes or events;

•	real and personal property;

•	intellectual property;

•	environmental matters;

•	material contracts;

•	litigation;

•	permits;

•	taxes;

•	employee benefit plan matters;

•	employment and labor matters;

•	insurance;

•	derivative transactions, including financial hedging positions;

•	required vote of BBG stockholders;

•	related party transactions;

•	brokers’ fees payable in connection with the mergers;

•	receipt of an opinion from BBG’s financial advisor; and

•	accuracy of information supplied or to be supplied in this proxy statement/prospectus.

Fifth Creek’s representations and warranties relate to, among other topics, the following, as applicable:

•	organization and standing;

•	corporate power and authority to enter into the merger agreement and consummate the transactions contemplated therein;

•	the absence of conflicts with, or violations of, contracts and organizational documents;

•	consents and approvals of governmental authorities or third parties relating to the transactions contemplated by the merger agreement;

•	capital structure;

•	compliance with applicable laws and permits;

•	financial statements;

•	absence of certain changes or events;

•	real and personal property;

•	intellectual property;

•	environmental matters;

•	material contracts;

•	litigation;

•	permits;

•	taxes;

•	employee benefit plan matters;

•	employment and labor matters;

•	insurance;

•	derivative transactions, including financial hedging positions;

•	related party transactions;

•	brokers’ fees payable in connection with the mergers; and

•	accuracy of information supplied or to be supplied in this proxy statement/prospectus.

Certain of the representations and warranties given by BBG and Fifth Creek, as applicable, are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to a party means any event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing that has a material adverse effect on the business, financial condition, assets or results of operations of a party, taken as a whole. However, no effect resulting from any of the following shall be considered when determining whether a material adverse effect shall have occurred: (i) any change in general economic, political, business or other capital, market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodities prices or for the party’s raw material inputs and end products; (iii) any change in actual or relative commodity prices or any other change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in law after the execution date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any change resulting from compliance by the party with the terms of this Agreement; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates (or, in respect to BBG, a decline in the trading price or trading volume of the BBG common stock or any ratings downgrade or change in ratings outlook for BBG or any of its subsidiaries), provided that, in the case of this clause (ix) the underlying causes may be considered, except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the applicable party is disproportionately affected by such events, relative to other similarly sized and situated companies in the oil and gas exploration and production industry, and then only to the extent of such disproportion.

Conduct of Business

Under the merger agreement, each of BBG and Fifth Creek has agreed to restrict the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.

Conduct of Business by BBG and Its Subsidiaries

In general, except as expressly permitted by the merger agreement, previously disclosed by BBG or otherwise consented to by Fifth Creek in writing (which consent shall not be unreasonably withheld, conditioned or delayed), BBG has agreed that it will and will cause its subsidiaries to conduct their businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

In addition, except as expressly permitted by the merger agreement, previously disclosed by BBG, required by law or the regulations or requirements of any stock exchange or regulatory organization applicable to BBG or to the extent otherwise consented to by Fifth Creek in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the effective time or the termination of the merger agreement, BBG has agreed that it will not and will not authorize or permit any of its subsidiaries to:

•	make any change or amendment to BBG’s organizational documents or make any material change or amendment to the organizational documents of any subsidiaries of BBG;

•	make any acquisition of any other person or business, or purchase any securities or ownership interests or assets, or make any investment in any person, in each case, in excess of $5,000,000 other than ordinary course acquisitions of inventory and equipment, ordinary course overnight investments consistent with BBG’s cash management policies and intercompany capital contributions;

•	make aggregate capital expenditures in excess of 110% of BBG’s 2017 and anticipated 2018 capital budgets, or as required on an emergency basis or for the safety of individuals or the environment;

•	other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material tax election, but excluding any election that must be made periodically and is made consistent with past practice; (ii) change any material method of tax accounting; or (iii) settle or compromise any material tax proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in BBG’s financial statements;

•	authorize, establish a record date for, declare or pay any dividends or other distribution in respect of any shares of its capital stock or other equity securities, except the declaration and payment of dividends or distributions from any wholly owned BBG subsidiary to BBG or any other wholly owned BBG subsidiary;

•	split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a wholly owned BBG subsidiary that remains a wholly owned BBG subsidiary or any of its subsidiaries after consummation of such transaction;

•	repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities, other than the acceptance of shares of BBG common stock as payment for the exercise price of BBG stock options or for withholding taxes incurred in connection with the exercise, vesting or settlement of BBG equity awards and dividend equivalents thereon;

•	issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (i) capital stock or equity securities of any class, (ii) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (iii) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned BBG subsidiary of capital stock or equity securities to such person’s parent or any other wholly owned BBG subsidiary, or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) BBG or any of its subsidiaries, in each case, excluding (a) the issuance of shares of BBG common stock in respect of the exercise or settlement of equity awards that are outstanding on the execution date or granted thereafter in accordance with their terms and (b) grants of equity awards made in the ordinary course of business, consistent with past practice, in respect of up to an aggregate of 1,300,000 shares of BBG common stock;

•	sell, assign, lease, transfer or otherwise dispose of any of its assets or properties (including any equity interests in another person), other than (i) sales of hydrocarbons, inventory and obsolete equipment in the ordinary course of business and (ii) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

•

(i) settle any claims, demands, lawsuits or regulatory proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate or (ii) settle any claims, demands,

lawsuits or regulatory proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of BBG and its subsidiaries, taken as a whole, except relating to taxes;

•	create, incur, guarantee or assume any indebtedness for borrowed money other than (i) indebtedness outstanding on the execution date, (ii) borrowings under the BBG’s existing credit facility in accordance with its terms as of the signing date (except as it may be amended to permit the transactions contemplated by the merger agreement, and in connection with the addition of the Fifth Creek or any of its subsidiaries as parties thereto at or after closing), and (iii) indebtedness solely among BBG and/or any its subsidiaries thereof;

•	merge with or into, or consolidate with, any other person or acquire all or substantially all of the business or assets of any other person, except transactions between BBG and any wholly owned BBG subsidiary or between wholly owned BBG subsidiaries;

•	take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

•	change or modify any material accounting policies, except as required by GAAP;

•	except in the ordinary course of business, (i) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any material contracts; (ii) enter into a contract after the execution date that would be a material contract if entered into prior to the execution date; or (iii) waive any default by, or release, settle or compromise any claim against, any other party to a material contract; or

•	agree or commit to take any of the actions described above.

During the period from the execution of the merger agreement through the effective time, none of Holdco, Rider Merger Sub or Rio Merger Sub will engage in any activity of any nature, except for activities related to or in furtherance of the mergers or as provided in or expressly contemplated by the merger agreement.

Conduct of Business by Fifth Creek

In general, except as expressly permitted by the merger agreement, previously disclosed by Fifth Creek or otherwise consented to by BBG in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Fifth Creek has agreed that it will and will cause its subsidiaries to conduct their businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

In addition, except as expressly permitted by the merger agreement, previously disclosed by Fifth Creek, required by law or the regulations or requirements of any stock exchange or regulatory organization applicable to Fifth Creek or to the extent otherwise consented to by BBG in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the effective time or the termination of the merger agreement, Fifth Creek has agreed that it will not and will not authorize or permit any of its subsidiaries to:

•	make any change or amendment to its organizational documents;

•	make any acquisition of any other person or business, or purchase any securities or ownership interests or assets or, or make any investment in any person, in each case, in excess of $5,000,000 other than ordinary course acquisitions of inventory and equipment, ordinary course overnight investments consistent with Fifth Creek cash management policies and intercompany capital contributions;

•	make aggregate capital expenditures in excess of 110% of Fifth Creek’s 2017 and anticipated 2018 capital budgets, or as required on an emergency basis or for the safety of individuals or the environment;

•	other than in the ordinary course of business consistent with past practice, (i) make, change or revoke any material tax election, but excluding any election that must be made periodically and is made consistent with past practice; (ii) make, change, or revoke certain entity classification elections, (iii) change any material method of tax accounting; or (iv) settle or compromise any material tax proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in Fifth Creek’s financial statements;

•	authorize, establish a record date for, declare or pay any dividends or other distribution in respect of any shares of its capital stock or other equity securities, except the declaration and payment of dividends or distributions from any wholly owned Fifth Creek subsidiary to Fifth Creek or any other wholly owned Fifth Creek subsidiary;

•	split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a wholly owned Fifth Creek subsidiary that remains a wholly owned Fifth Creek subsidiary or any of its subsidiaries after consummation of such transaction;

•	repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities;

•	issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (i) capital stock or equity securities of any class, (ii) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (iii) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a wholly owned Fifth Creek subsidiary of capital stock or equity securities to such person’s parent or any other wholly owned Fifth Creek subsidiary, or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) Fifth Creek or any of its subsidiaries;

•	sell, assign, lease, transfer or otherwise dispose of any of its assets or properties (including any equity interests in another person), other than (i) sales of hydrocarbons, inventory and obsolete equipment in the ordinary course of business and (ii) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

•	redeem, repurchase, prepay, create, incur, guarantee, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than incurrences of indebtedness under Fifth Creek’s existing credit agreement, provided that the amount of indebtedness outstanding under the existing credit agreement shall not exceed $54,000,000 in the aggregate at any time;

•	(i) settle any claims, demands, lawsuits or regulatory proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate or (ii) settle any claims, demands, lawsuits or regulatory proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of Fifth Creek and its subsidiaries, taken as a whole, except relating to taxes;

•	merge with or into, or consolidate with, any other person or acquire all or substantially all of the business or assets of any other person, except transactions between Fifth Creek and any wholly owned Fifth Creek subsidiary or between wholly owned Fifth Creek subsidiaries;

•	take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

•	change or modify any material accounting policies, except as required by GAAP;

•

except as required by the existing terms of any Fifth Creek benefit plan in existence as of December 4, 2017, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than annual base salary increases in the ordinary course of business, consistent with past practice, that do not, in the aggregate, exceed 3% of the aggregate annual base salaries of all employees as of the signing date, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, severance, change of control or retention agreement (excluding offer letters that provide for no severance or change of control benefits) with any of its directors, officers, employees or individual independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or representative of employees or Fifth Creek benefit plan, except any amendments to Fifth Creek benefit plans that are health and welfare plans in the ordinary course of business consistent with past practice that do not increase the cost to the Fifth Creek, in the aggregate, of maintaining such benefit plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, or (vii) hire or retain any employee or individual independent contractor, other than in the ordinary course of business in respect of individuals whose total annual cash compensation is not in excess of $100,000;

•	except in the ordinary course of business, (i) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any material contracts; (ii) enter into a contract after the execution date that would be a material contract if entered into prior to the execution date; or (iii) waive any default by, or release, settle or compromise any claim against, any other party to a material contract; or

•	agree or commit to take any of the actions described above.

No Solicitation of Alternative Proposals

BBG has agreed that it will, and will cause its subsidiaries and representatives to, cease and terminate any solicitation, discussions or negotiations with any person regarding any alternative proposal, or that could reasonably be expected to lead to an alternative proposal. In addition, BBG has agreed that it will not, and will cause its subsidiaries and representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, an alternative proposal, (ii) engage or participate in any discussions or negotiations with, or provide any non-public information or access to the business, properties, assets, books or records of BBG, or cooperate with, assist or facilitate any efforts by any person relating to, or that could reasonably be expected to lead to, an alternative proposal, (iii) accept any proposal or offer relating to an alternative proposal, (iv) approve, adopt, or enter into or recommend any contract, letter of intent or similar agreement relating to an alternative proposal or (v) resolve, agree or publicly propose to take any of the actions referred to in clauses (i)–(iv).

BBG has agreed to advise Fifth Creek within 24 hours of its receipt of any alternative proposal, any inquiry or proposal that could reasonably be expected to lead to an alternative proposal, any request for non-public information or data made in connection with an alternative proposal and any request for discussions or negotiations relating to, or that could reasonably be expected to lead to, an alternative proposal. BBG has also agreed to provide Fifth Creek (within such 24 hour time frame), either a copy or written summary of any such alternative proposal, inquiry, proposal or request and copies or written summaries of all material correspondence sent or provided to BBG, other than draft agreements not forming a part of the initial alternative proposal, relating to such alternative proposal, inquiry, proposal or request.

BBG will keep Fifth Creek reasonably informed regarding its status and material terms of any such alternative proposal, inquiry, proposal or request and any material changes to the status of any such discussions or negotiations, and must promptly (and in no event later than 24 hours after transmittal or receipt) provide Fifth Creek with copies or written summaries of any material correspondence sent or provided to BBG, other than draft agreements not forming a part of the initial alternative proposal, with respect thereto.

An “alternative proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Fifth Creek) involving: (i) any direct or indirect acquisition by any person or group of any business or assets of BBG or any of its subsidiaries (including capital stock of or ownership interest in any subsidiary) that account for 15% or more of BBG’s and its subsidiaries consolidated assets or generated 15% or more of BBG’s and its subsidiaries’ revenues or earnings before interest, taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (ii) subject to agreed upon exceptions, any direct or indirect acquisition of beneficial ownership or control of any securities of BBG after which any person or group would beneficially own or control securities representing 15% or more of the total voting power of any class of BBG securities or any tender or exchange offer that if consummated would result in any person or group beneficially owning or controlling 15% or more of the total voting power of any class of parent securities, (iii) any transaction involving BBG or any of its subsidiaries whose assets, taken together, constitute 15% or more of BBG’s consolidated assets based on fair market value.

Nevertheless, BBG is permitted, prior to obtaining the applicable stockholder approval of the transactions contemplated by the merger agreement, to engage in the activities described in clauses (i) and (ii) of the first paragraph of this “No Solicitation of Alternative Proposals” section solely with and to any person who has made an unsolicited bona fide written alternative proposal that did not result from a breach of BBG’s non-solicitation obligations; provided, that (i) no non-public information may be furnished until BBG receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between BBG and Fifth Creek; and (ii) prior to taking any such actions, the Board determines in good faith, after consultation with its financial advisors and legal counsel, that such alternative proposal is, or would reasonably be expected to lead to, a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties.

A “superior proposal” means a bona fide written alternative proposal that in the reasonable good faith determination of the Board, after consultation with its outside legal counsel and financial advisors, is more favorable to BBG stockholders than the transactions contemplated by the merger agreement, taking into account the likelihood of consummation and the likely timing of consummation and, to the extent applicable, the legal, financial, regulatory, timing and other aspects of such proposal and this merger agreement that the Board considers relevant; provided that for purposes of the definition of “superior proposal,” the references to “15%” in the definition of “alternative proposal” shall be deemed to be references to “75%.”

Efforts to Hold the Special Meeting

BBG has agreed to take all actions reasonably necessary to mail the proxy statement to its stockholders and to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable after the Holdco registration statement is declared effective for the purpose of securing its stockholders’ approval of the proposal to adopt the merger agreement.

Under the merger agreement, BBG has agreed to submit the merger proposal and no other alternative proposal to a stockholder vote, even if the Board has made an adverse recommendation change (as described under “Change in Board Recommendation and Superior Proposal Termination Right”), unless the merger agreement has been validly terminated pursuant to its terms, including the option of BBG to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (as described under “—No Solicitation of Alternative Proposals”).

Anything to the contrary contained in the merger agreement notwithstanding, BBG may adjourn or postpone the special meeting (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement that BBG has determined in good faith (after consultation with outside legal counsel) is necessary under law is provided to BBG stockholders, (ii) if, as of the time for which the special meeting is originally scheduled (as set forth in the proxy statement), there are insufficient shares of BBG common stock represented to constitute a quorum necessary to conduct such meeting or (iii) with the consent of Fifth Creek, to solicit additional proxies necessary to obtain the stockholders’ approval of the merger agreement proposal (provided, however, that no adjournment may be to a date on or after May 30, 2018).

Change in Board Recommendation and Superior Proposal Termination Right

At its meeting on December 4, 2017, the Board unanimously resolved to recommend that the holders of BBG common stock vote to adopt and approve the merger agreement (the “board recommendation”). BBG has agreed that, unless specifically permitted by the merger agreement, it will not (i) fail to include the board recommendation in the proxy statement/prospectus, (ii) amend, withdraw, modify or qualify or propose publicly to amend, withdraw, modify or qualify, in a manner adverse to Fifth Creek, the board recommendation, (iii) recommend, adopt, authorize, endorse, declare advisable or approve, or propose publicly to recommend, adopt, authorize, endorse, declare advisable or approve, any alternative proposal or (iv) fail to recommend against any tender or exchange offer for any outstanding capital stock of BBG or any of its subsidiaries within 10 business days after the commencement of such tender or exchange offer and reaffirm its recommendation in favor of the transactions contemplated by the merger agreement.

Nevertheless, prior to the adoption by BBG stockholders of the merger agreement, in response to a bona fide written alternative proposal received by BBG after the execution of the merger agreement that did not result from, or was otherwise facilitated by, a breach of its non-solicitation obligations, then BBG may effect a recommendation change or terminate the merger agreement in order to enter into a definitive agreement relating to such proposal, if prior to taking such action the Board determines in good faith after consultation with its financial advisors and outside legal counsel that (i) such alternative proposal is a superior proposal and (ii) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that prior to effecting a recommendation change or terminating the merger agreement, (A) BBG shall have given at least five business days’ prior written notice to Fifth Creek that it has received such proposal, specifying the material terms and conditions of such proposal, and that BBG intends to take such action at the end of the notice period, (B) during the five-business day period, if requested by Fifth Creek, BBG will negotiate in good faith with Fifth Creek, which may be on a nonexclusive basis with respect to other negotiations or discussions permitted under its non-solicitation obligations (as described under “—No Solicitation of Alternative Proposals”), to revise the terms and conditions of the merger agreement such that it would cause the alternative proposal to no longer be a superior proposal, and (C) following such five-business day period, the Board, taking into account in good faith any revisions to the terms of this merger agreement committed to in writing by Fifth Creek and, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the alternative proposal remains a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. If there are material modifications to the financial terms of an alternative proposal determined by the Board to be a superior proposal, a new notice shall be required, and in such case, the time period with respect to the new notice shall be three business days.

In addition, prior to adoption by BBG stockholders of the merger agreement, in response to an intervening event that occurs or arises after the date of the merger agreement, BBG may effect a recommendation change if prior to taking such action the Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Board to effect a recommendation change would be inconsistent with its fiduciary duties under applicable law; provided, however, that prior to effecting a recommendation change, (i) BBG shall have given at least five business days’ prior written notice to Fifth Creek that BBG has determined that an intervening event has occurred or arisen, and that BBG intends to effect a recommendation change at the end of the notice period, (ii) during the five-business day period, if requested by Fifth Creek, BBG will negotiate in good faith with Fifth Creek, which may be on a nonexclusive basis with respect to other negotiations or discussions permitted under its non-solicitation obligations (as described under “No Solicitation of Alternative Proposals”), to revise the terms and conditions of the merger agreement such that a failure of the Board to effect such a recommendation change in response to such intervening event would not be inconsistent with the directors’ fiduciary duties under applicable law, and (iii) following such five-business day period, the Board, taking into account in good faith any revisions to the terms of this merger agreement committed to in writing by Fifth Creek and, after consultation with its financial advisors and outside legal counsel, shall have reasonably determined in good faith that the failure to effect such a recommendation change would be inconsistent with the BBG’s fiduciary duties under applicable law.

An “intervening event” means any event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing that did not result from any breach of the merger agreement and that was not known or reasonably foreseeable by the Board as of the date of the merger agreement, which becomes known (or the unforeseen magnitude or material consequences thereof become known) to or by the Board prior to obtaining the stockholders’ approval of the mergers. However, in no event shall (i) the receipt, existence or terms of an alternative proposal or superior proposal or any proposal, offer, inquiry, or request for information or request for negotiations or discussions that could reasonably be expected to lead to any alternative proposal; (ii) any event, fact, circumstance, development or occurrence relating to Fifth Creek that does not amount to a material adverse effect for Fifth Creek or any of its affiliates, (iii) any change, in and of itself, in the price or trading volume of shares of BBG common stock, (iv) the consequences of the announcement of this merger agreement or (v) any actions required to be taken by BBG and its subsidiaries under this merger agreement.

Efforts to Close the Mergers

BBG, Fifth Creek and FCEC have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under law to consummate the mergers, including using reasonable best efforts to (i) cause the conditions precedent to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from governmental entities and the making of all necessary registrations, declarations and filings and take all steps as may be necessary to avoid, or to have terminated, if begun, any proceeding by any governmental entity by June 4, 2018, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any governmental entity that could prevent or delay the mergers and (v) execute and deliver additional instruments necessary to consummate the mergers, and to fully carry out the purposes of, the merger agreement.

In addition, BBG, FCEC, the Fund, and Fifth Creek will (i) if at any time the parties determine that a filing is required under the HSR Act with respect to the mergers, make or cause to be made any such filings no later than ten business days after such determination, (ii) furnish to any other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the mergers, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any other governmental entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other party of any communication between that party and any governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the application of a regulatory law to the mergers, (v) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to any governmental entity or, in connection with any proceeding by a private party to any other person, relating to any regulatory law or any investigation or other proceeding pursuant to any regulatory law in connection with the mergers, (vi) not participate or agree to participate in any meeting, telephone call or discussion with any governmental entity in respect of any filings, investigation or inquiry relating to any regulatory law or any investigation or other proceeding pursuant to any regulatory law in connection with this merger agreement or the transactions contemplated thereof, unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) furnish the other party promptly with copies of all correspondence and communications relating to any regulatory law or any investigation or other proceeding pursuant to any regulatory law between them and any other governmental entity, with respect to this merger agreement and merger and (viii) act in good faith and use reasonable best efforts to cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under the HSR Act or any other regulatory law with respect to any such registration, declaration and filing or any such transaction.

Materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of BBG and its subsidiaries or Fifth Creek and its subsidiaries or as necessary to address reasonable privilege concerns. Fifth Creek, FCEC, the Fund and BBG agree not to extend any waiting period under the HSR Act or enter into any agreement with any governmental entity not to consummate the mergers, except with the prior written consent of the other parties, not to be unreasonably withheld or delayed. From and after the execution date, the parties shall convene once every seven days to undertake an assessment of whether any filings are required of any party under the HSR Act with respect to the mergers; provided that, once the date of the BBG stockholder meeting is set by BBG, the parties shall no longer be required to convene so long as the date of the then-most-recent determination is within 50 days of the date of the BBG stockholder meeting.

Employee Matters

The merger agreement provides that, for a period of one year following the closing date, Holdco will provide Fifth Creek employees who are employed as of the effective time and who continue in the employ of Holdco or any of its subsidiaries following the closing date with the following for so long as they remain so employed: compensation and benefits that are commensurate with the compensation and benefits provided to similarly situated employees of BBG.

Holdco will also give each continuing Fifth Creek employee full credit for all purposes under any employee benefit plans sponsored, maintained or contributed to by Holdco and its affiliates for such employee’s service with Fifth Creek and its subsidiaries and with any predecessor employer to the same extent recognized prior to the closing under a corresponding Fifth Creek benefit plan, subject to certain customary exceptions.

The parties have agreed that, if BBG advises Fifth Creek in writing at least ten business days prior to the closing date that BBG desires to take assignment of certain specified restrictive covenant agreements with Fifth Creek employees, FCEC will take all actions necessary to assign to Fifth Creek such agreement prior to the effective time, such that Fifth Creek will be able to enforce the restrictive covenants thereunder. In addition, Fifth Creek is entitled to adopt severance arrangements for Fifth Creek employees that provide for potential severance costs (including payroll taxes) that do not exceed $3,500,000 in the aggregate.

Indemnification and Insurance

From and after the closing, Holdco will indemnify and hold harmless, in the same manner as provided by BBG and Fifth Creek, as applicable, prior to the signing date, each of BBG’s, Fifth Creek’s, and their respective subsidiaries’ directors, officers and employees in from acts or omissions occurring prior to the closing arising out of or related to such person’s service as a director, officer or employee, and shall provide advancement of expenses to the parties being indemnified.

For a period of six years from the effective time, Holdco will have in its organization documents provisions no less favorable with respect to indemnification of the current and former directors and officers of the Fifth Creek or of BBG than are provided in the Holdco certificate and bylaws and will maintain for the benefit of the indemnified parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for BBG that provides coverage for acts or omissions occurring prior to the effective time covering each such person covered by the officers’ and directors’ liability insurance policy of Fifth Creek on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Fifth Creek’s directors’ and officers’ insurance policy. However, Holdco will not be required to pay an annual premium for the directors’ and officers’ insurance in excess of 300% of the annual premium currently paid by BBG for such coverage and, if any annual premium for such insurance coverage exceeds 300% of such annual premium, Holdco will obtain as much coverage as reasonably practicable for a cost not exceeding such amount.

Holdco’s obligations may be satisfied by Holdco, or with the approval (such approval not to be unreasonably withheld) of Fifth Creek, BBG, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for Fifth Creek’s existing directors’ and officers’ insurance policy, which (i) has a term of six years from the effective time, (ii) covers each person covered by Fifth Creek’s directors’ and officers’ insurance policy for actions and omissions occurring prior to the effective time, and (iii) contains terms that are no less favorable in the aggregate than those of the Fifth Creek’s directors’ and officers’ insurance policy. If such “tail” policy has been obtained by Fifth Creek prior to the effective time, Holdco shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Holdco.

For a period of six years after the effective time, if Holdco consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of Holdco honor its indemnification obligations.

Financing Cooperation

The merger agreement requires Fifth Creek to, and to cause its subsidiaries and representatives to, use their reasonable best efforts to provide to BBG all customary cooperation reasonably requested by BBG in connection with (i) any equity capital markets financing of BBG, and/or (ii) in connection with any amendments to, or consent solicitations or exchange offers with respect to, BBG’s or Fifth Creek’s existing indebtedness; provided that (a) in no event will the “reasonable best efforts” of Fifth Creek, its subsidiaries or representatives be deemed or construed to require such person to provide such cooperation to the extent that it would interfere unreasonably with the business or operations of Fifth Creek or any of its subsidiaries, (b) neither the Fifth Creek’s board nor its subsidiaries’ boards (or equivalent bodies) will be required to approve or adopt any financing or agreements related thereto prior to the effective time, and (c) neither Fifth Creek nor its subsidiaries shall be required to execute or deliver any agreements certificates or instruments in connection with any financing that is not contingent on the effective time.

In addition, BBG will reimburse Fifth Creek for all documented and reasonable out-of-pocket costs and expenses incurred by Fifth Creek or any of its subsidiaries in connection with such cooperation. BBG will indemnify and hold harmless Fifth Creek, its subsidiaries and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the financing and any information utilized in connection therewith (other than historical information provided in writing by Fifth Creek or its subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of its financing cooperation obligations by Fifth Creek, any of its subsidiaries or representatives.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

•	access by each party to certain information about the other party during the period prior to the effective time or termination of the merger agreement, as applicable;

•	confidentiality obligations;

•	certain notifications;

•	cooperation between BBG and Fifth Creek in connection with public announcements;

•	requirements of Section 16(b) of the Exchange Act;

•	possible application of takeover laws or anti-takeover provisions or restrictions;

•	the listing of Holdco shares to be issued in the mergers on the NYSE;

•	tax matters;

•	certain indebtedness of Fifth Creek;

•	participation in the defense or settlement of any stockholder litigation relating to the transactions; and

•	obligations of BBG to use its reasonable best efforts to consummate and comply with certain third-party agreements.

Conditions to Completion of the Mergers

The obligations of BBG and Fifth Creek to consummate the mergers are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

•	adoption of the merger agreement proposal by BBG stockholders;

•	any waiting periods applicable to the mergers under the HSR Act shall have been terminated or expired;

•	absence of any decision, injunction, decree, ruling, law or order (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the consummation of the mergers;

•	the registration statement on Form S-4 filed by Holdco been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been sought by the SEC; and

•	Holdco common stock issued in the mergers having been approved for listing on the NYSE, subject to official notice of issuance.

The obligation of Fifth Creek to effect the mergers is also subject to the satisfaction or waiver by Fifth Creek of the following additional conditions:

•	the accuracy of the representations and warranties of BBG set forth in the merger agreement, subject to the materiality or “material adverse effect” standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the mergers (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only) and Fifth Creek’s receipt of an officer’s certificate from BBG to such effect;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by BBG at or prior to the effective time and Fifth Creek’s receipt of an officer’s certificate from BBG to such effect;

•	the receipt by Fifth Creek of a written tax opinion from Vinson & Elkins LLP or KPMG LLP, in form and substance reasonably satisfactory to Fifth Creek, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the BBG merger and the Fifth Creek merger should together qualify as a transaction described in Section 351 of the Code; and

•	the receipt by Fifth Creek of a duly executed copy of the stockholders agreement.

The obligations of BBG to effect the mergers are also subject to the satisfaction or waiver by BBG of the following additional conditions:

•	the accuracy of the representations and warranties of Fifth Creek set forth in the merger agreement, subject to the materiality or “material adverse effect” standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the mergers (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only) and BBG’s receipt of an officer’s certificate from Fifth Creek to such effect;

•	performance of, or compliance with, in all material respects all agreements and covenants required to be performed or complied with under the merger agreement by Fifth Creek at or prior to the effective time and BBG’s receipt of an officer’s certificate from Fifth Creek to such effect;

•	the receipt by BBG of a written tax opinion from Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to BBG, dated as of the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the BBG merger and the Fifth Creek merger should together qualify as a transaction described in Section 351 of the Code and/or the BBG merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the receipt by BBG of a duly executed copy of the stockholders agreement.

As further discussed under the section titled “Risk Factors,” neither BBG nor Fifth Creek can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the mergers will be completed.

Termination of the Merger Agreement

BBG and Fifth Creek may mutually agree to terminate the merger agreement before consummating the mergers, even after adoption of the merger agreement proposal by BBG stockholders.

In addition, either BBG or Fifth Creek may terminate the merger agreement if:

•	there is a permanent injunction or new law prohibiting the transaction that has become final and nonappealable; any governmental authority of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the mergers and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any law that permanently makes consummation of the mergers illegal or otherwise permanently prohibited (provided that this right to terminate the merger agreement shall not be available to any party who failed to use its reasonable best efforts to consummate the transaction);

•	the mergers are not consummated by close of business on June 4, 2018 (provided that this right to terminate the merger agreement shall not be available to any party whose failure to fulfill any of its covenants or agreements under the merger agreement has been the principal cause of, or resulted in, the failure of the mergers to occur on or before the end date);

•	any of the representations or warranties of the other party is inaccurate or any covenant or other agreement of the parties contained in the merger agreement is breached by the other party, and any such breaches or inaccuracies (i) would cause a condition of closing not to be satisfied and (ii) are not curable, or if curable, is not cured during the time period set forth in the merger agreement (provided that the party seeking to terminate the merger agreement pursuant to this provision is not itself in material breach of any of its representations, warranties and covenants); and

•	the special meeting has concluded without adoption of the merger agreement proposal by BBG stockholders.

BBG may also terminate the merger agreement in order to enter into a definitive agreement with respect to a superior proposal (provided that BBG has complied with certain procedural, notice and other requirements set forth in the merger agreement and, no later than two business days after such termination, BBG tenders a termination fee payment to Fifth Creek).

Fifth Creek may also terminate the merger agreement if (i) the Board changes or withdraws its recommendation of the transaction to stockholders or  (ii) BBG has materially and willfully breached its non-solicitation obligations.

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

BBG will be obligated to pay Fifth Creek a termination fee of $22.5 million in the following circumstances:

•	if Fifth Creek terminates the merger agreement because the Board has changed or withdrawn its recommendation of the transaction to stockholders or BBG materially and willfully breaches its non-solicitation obligations;

•	if Fifth Creek terminates the merger agreement for BBG’s willful breach of its obligation to call a stockholder meeting as soon as practicable after Holdco’s registration statement is declared effective;

•	if BBG terminates the merger agreement to enter into a definitive agreement relating to a superior proposal;

•	if either Fifth Creek or BBG terminates the merger agreement because the BBG stockholders have failed to approve the adoption of the merger agreement after a proposal for a change of control transaction for BBG has been publicly proposed or publicly disclosed and not withdrawn at least three business days prior to the BBG stockholder meeting and within 12 months of termination, BBG enters into a change of control transaction with another party; or

•	if Fifth Creek terminates the merger agreement for a material, incurable breach by BBG of its representations and warranties or covenants under the merger agreement when a proposal for a change of control transaction for BBG is known to the Board and within 12 months of termination, BBG enters into a change of control transaction with another party.

In addition, unless Fifth Creek is otherwise entitled to the $22.5 million termination fee, BBG will be obligated to pay Fifth Creek an expense reimbursement fee of $4 million if BBG stockholders fail to adopt the merger agreement.

In no event shall Fifth Creek be entitled to receive more than one termination fee or one expense reimbursement fee. If Fifth Creek receives a termination fee, then Fifth Creek will not be entitled to also receive an expense reimbursement fee, and any payment of the expense reimbursement fee shall be fully creditable against any subsequent payment of the termination fee.

Amendments and Waivers

Any provision of the merger agreement may be amended or waived by the parties at any time before the adoption of the merger agreement by BBG stockholders. However, after such stockholder approval is obtained, there may not be, without further approval of BBG stockholders, any amendment or waiver of any provision of the merger agreement for which applicable laws require further approval by BBG stockholders.

Specific Performance

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent or restrain real or threatened breaches of the merger agreement and to enforce specifically its terms and provisions.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

THE STOCKHOLDERS AGREEMENT

Upon closing of the mergers, Holdco will enter into a stockholders agreement with FCEC and (for limited purposes specified in the stockholders agreement) the Fund. The stockholders agreement will set forth various arrangements and restrictions with respect to the governance of Holdco and certain rights of FCEC and the Fund with respect to the Holdco common stock.

A copy of the form of the stockholders agreement is attached hereto as Annex B. The following summary of the terms of the stockholders agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Governance Matters

Board Composition. Upon the effective time of the mergers, the Holdco board will consist of eleven directors:

•	Non-Investor Directors. Six directors currently serving on the Board of directors will be appointed to the Holdco board.

•	Investor Directors. Five directors will be designated by FCEC, including Scott Gieselman, Craig Glick and Michael Starzer and two other individuals who (i) are not officers, directors, principals, managing partners or employees of FCEC or the Fund or any of its affiliates or any immediate family members of any of the foregoing, (ii) would qualify as independent directors pursuant to the NYSE listing standards and (iii) receive no compensation from the Fund, FCEC, or any affiliate thereof for or related to his or her service as a director of Holdco and such person’s actual investment in the Fund does not exceed $1 million during such director’s service as a director of Holdco (an “Independent Director”).

The stockholders agreement will provide that, from the effective time of the mergers until the date that is the earlier of (i) the date on which the Investor Percentage Interest (as defined below) is less than 10% and (ii) the date on which the stockholders agreement is validly terminated (the “Board Designation Expiration Date”), the Holdco board of directors (the “Holdco board”) will consist of no more than eleven members and, without the approval of a majority of the total number of independent directors who were not designated to the Holdco board by FCEC (“Company Non-Affiliate Approval”), no less than eleven directors. In no event will the total number of directors on the Holdco board be less than the number that is one more than two times the number of Board Representatives that FCEC is entitled to designate at such time (the “Investor Director Number”). However, Holdco, at the direction of FCEC, will be required to increase the size of the Holdco board if necessary in order to permit the number of Board Representatives entitled to be designated by FCEC under the stockholders agreement to be included on the Holdco board.

After the closing, until the date that is the Board Designation Expiration Date, in connection with each annual or special meeting of Holdco stockholders at which directors are to be elected (such meeting, an “Election Meeting”), FCEC’s right to designate Board Representatives is as follows:

•	for so long as the Investor Percentage Interest is greater than or equal to 40%, FCEC will have the right to designate five Board Representatives, two of whom must be Independent Directors;

•	for so long as the Investor Percentage Interest is less than 40% but greater than or equal to 30%, FCEC will have the right to designate four Board Representatives, one of whom must be an Independent Director

•	for so long as the Investor Percentage Interest is less than 30% but greater than or equal to 20%, FCEC will have the right to designate two Board Representatives;

•	for so long as the Investor Percentage Interest is less than 20% but greater than or equal to 10%, FCEC will have the right to designate one Board Representative;

•	if the Investor Percentage Interest is less than 10%, FCEC will no longer have the right to designate Board Representatives; and

•	for the first six months following the closing, the 40% thresholds stated above shall be reduced to 35%.

The “Investor Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of shares of Holdco common stock and any other securities of Holdco entitled to vote generally at any annual or special meeting of Holdco stockholders (such shares, the “Voting Securities”) that are then beneficially owned by FCEC and its affiliates and (ii) the number of all then-outstanding Voting Securities.

FCEC will give written notice to the Nominating and Corporate Governance Committee (the “Governance Committee”) of each Board Representative to be designated to the Holdco board no later than 60 days before the first anniversary of the date that Holdco’s annual proxy for the prior year was first mailed to Holdco stockholders and FCEC will provide, or will cause such individuals to provide, to Holdco, information about the individuals and the nomination at such times as Holdco may reasonably request in order to ensure compliance with the rules of the NYSE and applicable securities laws, and to enable the Holdco board or any committee thereof to make determinations with respect to the qualifications of the individuals to be Board Representatives. However, if FCEC fails to give such notice or provide such information in a timely manner, then FCEC will be deemed to have nominated the incumbent Board Representative(s) in a timely matter. If the number of incumbent Board Representatives is less than Investor Director Number, then Holdco and FCEC shall use their respective reasonable best efforts to mutually agree on the Board Representative(s) for such Election Meeting.

If Holdco amends its certificate of incorporation to provide for a classified board of directors, then proper provisions will be made so that designees of FCEC will be distributed as evenly as possible among the classes of directors in order to preserve FCEC’s designation right as described above.

From the date of the closing until the Board Designation Expiration Date, Holdco will take all actions necessary to cause the Holdco board to include the Board Representatives designated by FCEC pursuant to the stockholders agreement and otherwise reflect the board composition described above, including the following:

•	at each Election Meeting, include the Board Representatives and the Non-Investor Directors nominated to the Holdco board in accordance with the stockholders agreement (the “Nominated Non-Investor Directors”) in the slate of nominees recommended by the Holdco board to the Holdco stockholders for election as directors;

•	to solicit proxies in order to obtain stockholder approval of the election of Board Representative(s) and the Nominated Non-Investor Directors, including causing officers of Holdco who hold proxies (unless otherwise directed by the Holdco stockholder submitting such proxy) to vote such proxies in favor of the election of such Board Representative(s) and the Nominated Non-Investor Directors;

•	to cause the Board Representative(s) and the Nominated Non-Investor Directors to be elected to the Holdco board, including recommending that the Holdco stockholders vote in favor of the Board Representative(s) and the Nominated Non-Investor Directors in any proxy statement used by Holdco to solicit the vote of its stockholders in connection with each Election Meeting;

•	if necessary, expanding the size of the Holdco board and filling any resulting vacancies with individuals designated by FCEC pursuant to the stockholders agreement; and

•	causing any director resignation or other similar policy of Holdco to not be applicable to the Board Representatives.

If at any time the number of Board Representatives serving on the Holdco board exceeds the Investor Director Number, then unless otherwise requested by the Holdco board by action of the non-affiliated directors, FCEC shall promptly cause one or more such Board Representative(s) to resign from the Holdco board so that, following the resignation(s), the number of Board Representatives serving on the Holdco board does not exceed the Investor Director Number. If at any time, any Board Representative that was required be an Independent Director ceases to be an Independent Director, and as a result, the number of Board Representatives that constitute Independent Directors is less than the number of Board Representatives required to be Independent Directors, then unless otherwise requested by the Holdco board by action of the Non-Affiliated Directors, FCEC shall promptly cause such Board Representative to resign from the Holdco board, it being understood that FCEC will be entitled to fill the resulting vacancy in accordance with the vacancy provision described below.

On the date that the Investor Percentage Interest is less than 10%, or at such earlier time that FCEC delivers to Holdco an irrevocable written waiver of its rights to designate Board Representatives to the Holdco, FCEC will have no further rights to designate Board Representatives.

Vacancies. As long as FCEC is entitled to designate a Board Representative on the Holdco board, if a vacancy is created on the Holdco board due to the death, resignation, retirement, disqualification or removal from office of a Board Representative or otherwise, the Holdco board will take all actions to fill the resulting vacancy with a replacement designated by FCEC as promptly as practicable. The Holdco board will use its reasonable best efforts, if requested by FCEC, to fill such vacancy prior to the time the Holdco board next takes action on any other matter. If a vacancy is created on the Holdco board due to the death, resignation, retirement, disqualification or removal from office of a Non-Investor Director, the Holdco board will take all action required to fill the resulting vacancy with a replacement selected by the Non-Investor Directors acting by Company Non-Affiliate Approval as promptly as practicable.

Compensation. Each Board Representative will be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Holdco board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Holdco board or any committee thereof, in each case to the same extent as the other members of the Holdco board. Each Board Representative will also be entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee director of Holdco for their services as director; however, any Board Representative that is an employee of the Fund or any of its affiliates will not receive any equity compensation, but in lieu thereof, will be entitled to receive cash compensation equal to twice the amount of any cash retainer or other cash fees or cash compensation paid to the non-employee directors of Holdco for their services as director.

Committees. Subject to applicable law and the NYSE rules, until the Board Designation Expiration Date, each committee of the Holdco board will include at least one Board Representative.

Nomination of Non-Investor Directors. Anything in the Holdco certificate of incorporation and the Holdco bylaws notwithstanding and subject to its obligation to fill vacancies on the Holdco board described above, the Governance Committee will take all actions necessary to nominate incumbent Non-Investor Directors for election at an Election Meeting, unless otherwise approved by the Non-Affiliated Directors acting by Company Non-Affiliate Approval.

Transfer Restrictions

For a period of 90 days after closing, FCEC may not transfer any shares of Holdco common stock to any third party other than an affiliate of the Fund or, if the Fund is no longer an affiliate of FCEC, to an affiliate of FCEC (as long as such affiliates has executed a customary joinder to the stockholders agreement and remains an affiliate during the 90-day period). After the 90-day period, FCEC will be free to transfer any shares of Holdco common stock subject only to the restrictions in the stockholders agreement and under applicable law.

Under the stockholders agreement, a “transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer, either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer, of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of such ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise. Notwithstanding anything to the contrary in the stockholders agreement, a sale, transfer or other change in the ownership of any equity interests in a person shall not be deemed to result in the transfer of capital stock or any interest in capital stock held by such person, unless such sale, transfer or other change in ownership results in a change of control of such person.

Until the earlier of (i) the last day of the first period of six continuous months during which the Investor Percentage Interest is less than 20% and (ii) the last day of the first period of six continuous months ending on or after the fifth anniversary of closing during which the Investor Percentage Interest is less than 30% (such earlier date, the “Sunset Date”), without Company Non-Affiliate Approval, FCEC may not transfer any shares of Holdco common stock to:

•	certain identified third-party competitors or any of their controlled affiliates or any third party whose primary business is oil and natural gas exploration and development in the Denver-Julesburg Basin or certain affiliates of such third party (a “Company Competitor”);

•	any person or group who, after giving effect to the transfer, would beneficially own 15% or more of the then-outstanding Holdco common stock (a “Significant Holder”); however, FCEC may transfer shares to a Company Competitor or Significant Holder if such transfers were (i) transfers into the public market effected through an underwritten offering that qualifies as a “public offering” pursuant to the rules and regulations of the NYSE or that is otherwise broadly marketed pursuant to the registration rights provided in the stockholders agreement, (ii) transfers in the open market through an ordinary brokerage transaction or (iii) transfers to (a) an affiliate of the Fund (that has executed a customary joinder to the stockholders agreement in which the affiliate agrees to be bound by the terms and conditions of the stockholders agreement applicable to FCEC) or (b) any party or parties not affiliated with FCEC who are acquiring direct or indirect ownership of Holdco in a merger, tender offer or other transaction approved or recommended by the Holdco board; or

•	any affiliate of the Fund or, if the Fund is no longer an affiliate of FCEC, an affiliate of FCEC, unless that affiliate has executed a customary joinder to the stockholders agreement, in form and substance reasonably acceptable to Holdco, in which the affiliate agrees to be bound by the terms and conditions of the stockholders agreement applicable to FCEC for so long as such affiliate remains an affiliate of the Fund or FCEC, as applicable.

Standstill

Until the Sunset Date, without prior written consent of Holdco acting by Company Non-Affiliate Approval, FCEC and the Fund may not and will cause their controlled affiliates not to:

•	make any statement or proposal to the Holdco board or any representatives of Holdco or any Holdco stockholder or make any public announcement, proposal or offer with respect to (i) any business combination, merger, tender offer, exchange offer or similar transaction involving Holdco or any of its subsidiaries; (ii) any restructuring, recapitalization, liquidation or similar transaction involving Holdco or any of its subsidiaries; or (iii) any acquisition of any of Holdco’s loans, debt securities, equity securities or assets; however, the Fund or one of its controlled affiliates may privately communicate such statements or proposal to Holdco’s directors or chief executive officer so long as such private communications would not be expected to trigger public disclosure obligations of or for any person;

•

deposit any shares of Voting Securities into a voting trust or similar contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other contract (other than any such contracts solely between FCEC and (1) any affiliates of FCEC or (2) any holder of member interests in FCEC and each of such holders’ direct and indirect equity holders (“Permitted Transferees”) with respect to any shares of Holdco common stock transferred to any such Permitted Transferee by FCEC) or grant any proxies with respect to any Voting Securities (other than proxies granted to Holdco or a person specified by Holdco in a proxy card provided to Holdco stockholders by or on behalf of Holdco);

•	form, join or in any way participate in any Group (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any Voting Securities, other than forming, joining or in any way participating in a Group solely of FCEC and its affiliates or FCEC and any Permitted Transferee with respect to any shares of Holdco common stock that FCEC has transferred to such Permitted Transferee;

•	enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving Holdco or any of its subsidiaries (unless the transaction has been affirmatively publicly recommended by the Holdco board, and there has otherwise been no breach of the standstill);

•	otherwise act with any third party, including by providing financing for another party, to seek to control or influence the management, the Holdco board, or the policies of Holdco;

•	acquire, agree or propose to acquire any Voting Securities of Holdco or any subsidiary thereof, other than as a result of any stock split or stock dividend of Voting Securities or exercise of FCEC’s preemptive rights;

•	call, or seek to call, a meeting of the stockholders of Holdco or initiate any stockholder proposal for action by Holdco stockholders, including nominating anyone to the Holdco board;

•	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the standstill provision as described in this section; or

•	knowingly instigate, facilitate, encourage or assist any third party to do any of the actions described above.

However, the standstill will not limit the activities of any Holdco director, so long as such activities were undertaken solely in the director’s capacity as a director of Holdco, or limit any nonpublic communication by and between FCEC and its affiliates or FCEC and any Permitted Transferees with respect to any shares of Holdco common stock transferred to any such Permitted Transferee by FCEC as permitted by the stockholders agreement. However, the right or ability of FCEC or its controlled affiliates of their right to vote shall not, in either case, be deemed a breach of the standstill. For purposes of the standstill, Voting Securities will be deemed to include any security of Holdco that is convertible into a Voting Security at any time.

In addition, FCEC will not and will cause its controlled affiliates not to, without prior written consent of Holdco (acting with Company Non-Affiliate Approval), publicly request Holdco to amend or waive any provision of the standstill or make a request in such a manner that would require Holdco to publicly disclose the request.

Preemptive Rights

Subject to certain limitations, FCEC will have the right to receive advance written notice of any proposed issuances by Holdco and the right purchase its pro rata portion of any Voting Securities, other equity securities or any securities convertible into or exchangeable for Voting Securities or equity securities of Holdco that Holdco may propose to issue (collectively, the “New Securities”).

Holdco will undertake commercially reasonable efforts to provide FCEC with advance written notice of any proposed issuance subject to FCEC’s preemptive rights. FCEC will have a right to purchase the New Securities of the kind offered in such proposed issuance on the following terms:

•	if a proposed issuance is conducted as a registered public offering, FCEC shall be entitled to purchase such New Securities at the public offering price for the proposed issuance and on the same terms and at the same time as the New Securities are proposed to be issued by Holdco;

•	if the proposed issuance includes a separate closing for the issuance of New Securities pursuant to the underwriter’s over-allotment or similar option, Holdco will provide a separate issuance notice to FCEC with respect to such issuance; and

•	if the proposed issuance is conducted as an offering other than public offering (e.g., a private placement), FCEC shall be entitled to purchase such New Securities at the same price that was paid by the purchasers of New Securities in such proposed issuance and on the same terms and at the same time as the New Securities are proposed to be issued by Holdco.

FCEC will have seven calendar days from the receipt of an issuance notice (the “Exercise Period”) to elect to purchase its pro rata portion of the New Securities, at an all-cash purchase price per New Security equal to (i) in the case of an issuance of New Securities for all-cash consideration, the cash purchase price per New Security or (ii) in the case of an issuance of New Securities for other than all-cash consideration, the per New Security price derived from the aggregate fair market value of all consideration proposed to be received by Holdco as of the date of the closing of the proposed issuance. FCEC may exercise its election by delivering a written notice to Holdco during the Exercise Period. Such notice must indicate the specific amount of New Securities that FCEC desires to purchase and may not be conditioned in any manner not also available to other potential purchasers of the proposed issuance, except that it may be conditioned on the consummation of the proposed issuance. FCEC, if so exercising its election, will be entitled and obligated to purchase, that portion of New Securities so indicated by FCEC in its notice on the terms and conditions described above. The failure of FCEC to exercise its election to purchase its allotment of New Securities during the Exercise Period will be deemed to be a waiver by FCEC of its preemptive rights with respect to such proposed issuance. The closing of any purchase by FCEC shall be consummated concurrently with the consummation of the proposed issuance; however, that the closing of any purchase by any FCEC may be extended beyond the closing of the consummation of the proposed issuance to the extent necessary to obtain required governmental approvals. However, Holdco will not be required to delay or extend the closing of the other portion of the proposed issuance that is not subject to such governmental approval requirement. If the closing of Holding’s purchase in a proposed issuance is delayed, FCEC’s Investor Percentage Interest during such period will be calculated as if such purchase of New Securities by FCEC had been consummated concurrently with the closing of the other portion of the proposed issuance not subject to any governmental approval requirement.

If FCEC fails to purchase its allotment of the New Securities within the time frame described in the previous paragraph, Holdco will be free to complete the proposed issuance within 60 days after the date of the issuance notice on terms no less favorable to Holdco than those set forth in the issuance notice. If Holdco has not completed the sale of New Securities within such time frame and on such terms, Holdco shall provide a new issuance notice to FCEC.

In the event that Holdco has been advised by its outside counsel that the issuance of New Securities in full to FCEC in accordance with its preemptive rights would require the approval of Holdco stockholders under applicable law or stock exchange rules, the excess amount of such New Securities to the extent triggering such stockholder approval requirement will be excluded from the total number of New Securities that FCEC would otherwise have a right to purchase in an exercise of its preemptive rights.

FCEC preemptive rights will not apply to (i) Holdco’s issuances of securities to employees, officers, directors, managers or consultants of Holdco or any of its subsidiaries under employee benefits or similar employee or management equity incentive plans; (ii) Holdco’s issuances or sales to a third party in connection with an acquisition, joint venture, business combination or merger; (iii) Holdco’s issuances of new securities to a wholly owned subsidiary; or (iv) ongoing at-the-market offerings of Holdco’s equity securities or other similar offering of Holdco’s equity securities (an “ATM offering”).

If Holdco conducts an ATM offering, Holdco will not be required to provide FCEC with advance notice of such ATM offering; however, Holdco will be required to offer (an “ATM offer”) FCEC the opportunity to purchase

New Securities of the same kind offered by FCEC in the ATM offering on a quarterly basis in arrears up to such aggregate amount as would enable FCEC to maintain its Investor Percentage Interest, on the following terms:

•	the ATM offer will be made in writing to FCEC promptly following the end of each calendar quarter during which any New Securities were sold pursuant to an ATM offering, but in any event no later than the tenth business day following the end of the calendar quarter, which offer will include the purchase price and the number and type of New Securities that may be purchased;

•	FCEC will be entitled to purchase such New Securities at a price equal to the volume weighted average price at which such New Securities were sold by FCEC pursuant to such ATM Offering over the immediately preceding calendar quarter; and

•	FCEC will have seven calendar days from the date of its receipt of the ATM Offer to elect to purchase, and to fully fund the purchase of, of any such New Securities. If FCEC does not elect to purchase any New Securities and/or does not provide immediately available funds for the purchase of such New Securities to FCEC within such seven calendar day period, FCEC’s rights to purchase such New Securities will terminate.

Voting

From the closing until the Sunset Date, FCEC agrees:

•	to cause all Voting Securities held by it or any of its controlled affiliates or over which FCEC or any of its subsidiaries otherwise has voting discretion or control to be present at any Election Meeting;

•	to vote the Voting Securities beneficially owned by it or any of its subsidiaries or over which FCEC or any of its subsidiaries otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Governance Committee; (B) against any other nominees; and (C) against the removal of any Non-Investor Director, unless the Governance Committee recommends otherwise with the approval of the Non-Affiliated Directors acting by Company Non-Affiliated Approval;

•	for so long as the Investor Percentage Interest is greater than or equal to 30%, not to vote such Voting Securities in favor of any stockholder proposals, except at FCEC’s discretion either (A) in a manner that is proportionate to the manner in which all shares of Holdco common stock owned by other Holdco stockholders who are not controlled affiliates of FCEC are voting on such stockholder proposal or (B) in accordance with the Holdco board’s recommendations;

•	to not vote its Voting Securities in favor of any change of control transaction submitted to Holdco stockholders for approval or adoption if the per-share consideration to be received by FCEC or any of its affiliates in respect of their shares of Holdco common stock in the change of control transaction is different in amount or form from the per-share consideration to be received by other Holdco stockholders who are not affiliated with FCEC or Holdco, unless such change of control transaction is approved by the Holdco board with Company Non-Affiliate Approval; and

•	not to take, alone or in concert with any other persons, any action to remove or oppose any Non-Investor Director or to seek to change the size or composition of the Holdco board or otherwise seek to expand FCEC’s representation on the Holdco board, in each case, in a manner inconsistent with the composition of the Holdco board as provided elsewhere in the stockholders agreement.

As promptly as practicable following the record date any annual or special meeting at which directors are to be elected or removed, FCEC will provide Holdco with a proxy for purposes of effecting the voting agreement described above. However, FCEC is not required to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with Holdco board’s recommendation with respect to any other matter requiring stockholder approval under law that is not expressly addressed in the stockholders agreement.

Amendment to Holdco Certificate of Incorporation

Holdco will not amend, or propose to amend, the Holdco certificate of incorporation in any manner that is inconsistent with or would nullify or supersede any of the terms of the stockholders agreement or would prevent any party thereto from complying with its obligations under the stockholders agreement, unless the proposed amendment is approved by a majority of the Holdco board as well as (1) a majority of the Board Representatives and (2) a majority of the Non-Investor Directors, in each case then serving on the Holdco board.

Removal and Replacement of the Chief Executive Officer

From the effective time until the Sunset Date, the removal and/or replacement of the Chief Executive Officer of Holdco, or appointment of a new Chief Executive Officer in the event of a vacancy, will require approval of a majority of the Holdco board, including Company Non-Affiliate Approval.

Indebtedness

For one year after closing, Holdco will not incur any indebtedness, other than indebtedness under BBG’s existing credit facility, without the approval of a majority of Board Representatives.

Controlled Company

From the effective time until the Sunset Date, without the approval of a majority of the Holdco board including Company Non-Affiliate Approval, Holdco will not elect to be treated as a “controlled company” under, nor avail itself of any “controlled company” exceptions to the corporate governance requirements of, the NYSE rules or any similar rules of such other national securities exchange on which Holdco common stock is then listed or trading.

Registration Rights

Holdco will, as soon as practicable after closing, file a shelf registration statement under the Securities Act to permit the public resale of all of the Registrable Securities held by FCEC from time to time as permitted by Rule 415 under the Securities Act (a “Shelf Registration Statement”) and use reasonable best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable. Subject to suspensions of sales permitted by the stockholders agreement, Holdco shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective, to be supplemented and amended as necessary to ensure that such Shelf Registration Statement is available, or if not available, that another registration statement is available, for the resale of all the Registrable Securities held by FCEC and other Holders and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder or otherwise cease to be Registrable Securities, and (ii) the date on which the stockholders agreement is validly terminated in accordance with its terms. If Holdco is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by Holdco as an automatic Shelf Registration Statement.

For the purposes of the registration rights provisions in the stockholders agreement, “Registrable Securities” refer to (A) all Holdco common stock held by the Holders from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (i) when they are sold pursuant to an effective registration statement under the Securities Act, (ii) when they are sold pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) when they shall have ceased to be outstanding or (iv) when they have been sold in a private transaction in which the transferor’s rights under the stockholders agreement are not assigned to the transferee of the securities; however, any Registrable Security shall cease to be a Registrable Security when (A) the holder thereof (together with its affiliates) ceases to hold at least 5.0% of the outstanding Holdco common stock, (B) such Registrable Security may be sold by the holder thereof pursuant to Rule 144 without limitation thereunder on volume or manner of sale or information requirements thereunder and (C) at least two years have elapsed since the closing. “Holder” refers to FCEC and any other holder of Registrable Securities to whom registration rights conferred by the stockholders agreement have been transferred in compliance with the terms of the stockholders agreement.

As long as Holdco is eligible to use a registration statement on Form S-3, any registration effected pursuant to the terms of the stockholders agreement will be effected by means of a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If any Holder intends to distribute any Registrable Securities included by it on the Shelf Registration Statement by means of an underwritten offering, it will promptly so advise Holdco in writing and Holdco will take all reasonable steps to facilitate such distribution, except that Holdco will not be required to facilitate, and Holders will not be entitled to request, (i) more than six underwritten offerings in the aggregate or (ii) an underwritten offering, unless the expected gross proceeds from such underwritten offering exceed $50,000,000. The lead underwriters in such distribution will be selected by the Holders of a majority of the Registrable Securities to be distributed as long as such selections are reasonably acceptable to Holdco.

Holdco will not be required to effect a registration or an underwritten offering: (i) with respect to securities that are not Registrable Securities or (ii) during any period of up to 60 days (which may not occur more than twice in any 12-month period) when Holdco determines in good faith that registration would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Holdco or any material transaction under consideration by Holdco or (y) would require disclosure of material information that Holdco has a bona fide business purpose for not disclosing and that has not been, and is not otherwise required to be, disclosed to the public (a “Permitted Black-out Period”); however, such right to delay a registration or underwritten offering may only be exercised by Holdco if it has generally exercised (or is currently exercising) similar black-out rights against holders of similar securities that have registration rights.

Piggyback Registration Rights. If, during a period when the Shelf Registration Statement is not effective or available, Holdco proposes to file a registration statement or prospectus supplement with respect to an offering of its equity securities, other than a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, Holdco will give prompt written notice, at least ten business days prior to the anticipated filing date, to all Holders of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which Holdco has received written requests for inclusion therein within five business days after the date of Holdco’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to Holdco and the managing underwriter, if any, on or before the pricing date of such Piggyback Registration. Holdco may terminate or withdraw any Piggyback Registration prior to the effectiveness of such registration, whether or not FCEC or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of Holdco or its subsidiaries in connection with dividend reinvestment plans.

If the Piggyback Registration is proposed to be underwritten, Holdco will so advise FCEC and all other Holders as part of the written notice it is required to provide all Holders. In such event, each such person will (together with Holdco and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Holdco. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to Holdco and the managing underwriter prior to the execution of the underwriting agreement.

If, in connection with a Piggyback Registration, the managing underwriters advise Holdco that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number that can be sold without adversely affecting the marketability of such offering, Holdco will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority:

•	if the Piggyback Registration relates to an offering for Holdco’s own account, then (i) first, the securities Holdco proposes to sell, (ii) second, Registrable Securities of FCEC and all other Holders who have requested registration of Registrable Securities in the Piggyback Registration, as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, and (iii) third, any other securities of Holdco that have been requested to be so included; or

•	if the Piggyback Registration relates to an offering other than for Holdco’s own account, then (i) first, (A) if such registration is being made at the request of FCEC or any Holder, all Registrable Securities of FCEC and all other Holders who have requested registration of Registrable Securities in an underwritten offering or a Piggyback Registration, as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or (B) if such registration is not being made at the request of FCEC or any Holder, the securities sought to be registered by persons who have sought to have securities of Holdco registered pursuant to rights to demand such registration and the Registrable Securities of FCEC and all other Holders who have requested registration of Registrable Securities pursuant to a Piggyback Registration, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (ii) second, the securities Holdco proposes to sell.

Registration Expenses. All registration expenses incurred in connection with any registration, qualification or compliance under the terms of the stockholders agreement shall be borne by Holdco. All discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursement of counsel for any Holder (other than the fees and disbursements of one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered) incurred in connection with any registrations shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

Obligations of Holdco. Holdco will use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, Holdco will, as expeditiously as reasonably practicable:

•	prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities;

•	prepare and file with the SEC any necessary amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement with respect to the disposition of all securities covered by such registration statement;

•	furnish to the Holders and any underwriters copies of the applicable registration statement and each such amendment and supplement thereto and of a prospectus, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them;

•	use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s) and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; however, Holdco will not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

•	notify promptly each Holder of Registrable Securities at any time of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

•	give prompt written notice to the Holders upon the occurrence of certain key events related to any registration statement or the included prospectus relating to the Registrable Securities;

•	use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement at the earliest practicable time;

•	upon the happening of any event that requires Holdco to make changes in any effective registration statement or the related prospectus in order to make statements therein not misleading, promptly prepare or file any required document so that the prospectus will not contain an untrue statement of material fact or omit to state any material fact necessary to make statements therein not misleading;

•	use reasonable best efforts to procure the cooperation of Holdco’s transfer agent in settling any offering or sale of Registrable Securities;

•	if an underwritten offering of any Registrable Securities included on a Shelf Registration Statement is requested, enter into an underwriting agreement in customary form, scope and substance and take all other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriters, if any, to expedite or facilitate the underwritten disposition of such Registrable Securities. However, Holdco will not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the underwriter(s) to indemnify Holdco in form, scope and substance as is customary in underwritten offerings by Holdco;

•	(i) make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any advisors retained by such Holders or managing underwriter(s), customary due diligence materials and information by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement and (ii) use reasonable best efforts to procure customary legal opinions and auditor and reserve engineer “comfort” letters in connection with the sale of Registrable Securities by any Holder utilizing the Shelf Registration Statement;

•	cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Holdco are then listed or, if no similar securities issued by Holdco are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NYSE or the NASDAQ Stock Market, as determined by Holdco;

•

if requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after Holdco receives such request;

•	timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

Suspension of Sales. During (i) any Permitted Black-out Period or (ii) upon receipt of written notice from Holdco that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder shall discontinue disposition of Registrable Securities until termination of such Permitted Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by Holdco that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by Holdco, such Holder shall deliver Holdco all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension described in clause (ii) of this paragraph may be in effect in any 180-day period shall not exceed 30 days. The total number of days that any suspension periods described in clause (ii), together with any Permitted Black-out Periods, may collectively be in effect during any 12-month period shall not exceed 120 days.

Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder shall terminate on the date such securities cease to qualify as Registrable Securities.

Information. No Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of Holdco. It shall be a condition precedent to the obligations of Holdco described above that FCEC and/or the selling Holders shall furnish to Holdco such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

Indemnification

Holdco agrees to indemnify each Holder and its affiliates, employees, directors, officers, trustees or agents and controlling persons and each of their respective representatives (each, an “indemnitee”), against any and all losses, joint or several, arising out of or based upon:

•	any untrue statement or alleged untrue statement of material fact contained in any registration statement; provided, that Holdco will not be liable to such indemnitee in any such case to the extent that any such loss arises out of or is based upon (i) an untrue statement or omission made in such registration statement in reliance upon and in conformity with information regarding such indemnitee that was furnished in writing to Holdco by such indemnitee expressly for use in connection with such registration statement, or (ii) offers or sales effected by or on behalf such indemnitee by means of a free writing prospectus that was not authorized in writing by Holdco;

•	any violation or alleged violation by Holdco of any law, rule or regulation applicable to Holdco or any of its subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities;

•	any failure to register or qualify Registrable Securities in any state where Holdco or its agents have affirmatively undertaken or agreed in writing that Holdco will undertake such registration or qualification on behalf of the Holders of such Registrable Securities; provided that in such instance, Holdco will not be so liable if it used reasonable best efforts; or

•	any actions or inactions or proceedings in respect of the foregoing whether or not an indemnitee is a party thereto, whether such registration statement, final prospectus, preliminary prospectus, free writing prospectus or other document is issued pursuant to the stockholders agreement or otherwise.

In connection with any registration statement in which a Holder is participating, each Holder will, severally and not jointly, indemnify Holdco, its directors and officers, and each person, if any, who controls Holdco to the same extent as the above indemnity from Holdco to the Holders, but only to the extent arising out of or based upon information furnished in writing by such Holder, or on such Holder’s behalf, expressly for use in any registration statement or any prospectus. In no event will the liability of such Holder be greater than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

In any action brought by a party being indemnified against the indemnifying party, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not be liable to such indemnified party for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring, unless (i) the indemnified party reasonably objects to such assumption on the grounds that a conflict of interest exists because there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party failed within a reasonable period of time to assume such defense and the indemnified party is or would be reasonably expected to be materially prejudiced by such delay. In either event, the indemnified party will be promptly reimbursed by the indemnifying party for the reasonable expenses incurred with retaining one separate legal counsel.

Notwithstanding any such assumption by an indemnifying party, the indemnified party will have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such indemnified party, except as provided in the previous sentence.

An indemnifying party will not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter will be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, and (iii) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification.

The indemnification provided for in the stockholders agreement will survive the transfer of the Registrable Securities and the termination of the stockholders agreement.

If the indemnification is unavailable to an indemnified party from the person against the indemnifying party with respect to any losses or is insufficient to hold the indemnified party harmless, then the indemnifying party, in lieu of indemnifying such indemnified party, will contribute to the amount paid or payable by such indemnified party as a result of such losses in such proportion as is appropriate to reflect the relative fault of the indemnified party as well as any other relevant equitable considerations. The relative fault of each party will be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Holdco and each Holder agree that it would not be just and equitable if such contribution was determined by pro rata allocation or by any other method of allocation that does not take account of equitable considerations. No indemnified party guilty of fraudulent misrepresentation will be entitled to contribution from any indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation.

Holdback and Lockup

With respect to any underwritten offering of Registrable Securities by FCEC or other Holders pursuant to the registration rights provisions of the stockholders agreement, (i) Holdco agrees not to effect (other than pursuant to such registration) any public sale or distribution, or to file any registration statement covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the date of execution of the underwriting agreement or such longer period up to ninety days as may be requested by the managing underwriter and (ii) Holdco agrees to cause each of its directors and senior executive officers to execute and deliver, and each Holder also agrees to execute and deliver, customary lockup agreements in such form and for such time period up to ninety days as may be requested by the managing underwriter, provided that the lockup agreement of each Holder will not be different in form or substance as any lockup executed by Holdco’s directors and senior executive officers.

Rule 144

With a view to making available to FCEC and Holders the benefits of certain SEC rules and regulations that may permit the sale of the Registrable Securities to the public without registration, Holdco agrees to use its reasonable best efforts to (i) make and keep public information available; (ii) file with the SEC, in a timely manner, all required reports and other documents; (iii) so long as FCEC or a Holder owns any Registrable Securities, furnish reports and documents as FCEC or Holder may reasonably request in availing itself of any SEC rule or regulation allowing it to sell any such securities without registration and (iv) take such further action as any Holder may reasonably request all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration, provided that the commission and fees for such placement will be at the expense of the requesting Holder.

Voluntary Forfeiture

At any time, any holder of Registrable Securities may elect to forfeit its registration rights from that date forward, provided that (i) such holder will nonetheless be entitled to participate in any pending underwritten offering of a piggyback registration to the same extent that such holder would have been entitled to if the holder had not withdrawn and (ii) no such forfeiture will terminate a Holder’s termination rights with respect to any prior registration or pending underwritten offering. “Pending underwritten offering” means any underwritten offering of Registrable Securities in which such Holder has advised Holdco of its intent to register its Registrable Securities prior to the date of such Holder’s forfeiture.

In addition, FCEC or any other Holder may deliver written notice to Holdco requesting that FCEC or Holder not receive notice from Holdco of any proposed underwritten offering. However, that FCEC or Holder may later revoke any such notice in writing.

Term

The stockholders agreement will be effective as of closing and will continue in effect thereafter until the earlier of (i) the time no shares of Holdco common stock are held by FCEC or any other Holder and (ii) its termination by the consent of all parties.

Amendments and Waivers

Except as otherwise provided by the stockholders agreement, the provisions of the stockholders agreement may be amended or waived only with the prior written consent of Holdco by Company Non-Affiliate Approval and

FCEC. No failure or delay by any party in exercising any right, power or privilege will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Assignment

The registration rights of any Holder (but no other rights provided by the stockholders agreement) may be assigned by such Holder to a transferee or assignee of Registrable Securities (i) that is an affiliate of FCEC or any holder of membership interests in FCEC and each of such holders’ direct and indirect equity, to which at least $5,000,000 in Registrable Securities is transferred or (ii) to which no less than $50,000,000 in Registrable Securities is transferred. The transferor will furnish to Holdco written notice within ten days after such transfer.

Except for such assignment of registration rights, neither the stockholders agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party.

However, FCEC may assign its governance rights to any of its affiliates, provided that such affiliate (i) has executed a customary joinder to the stockholders agreement, in form and substance reasonably acceptable to Holdco, in which such affiliate agrees to be subject to the terms and conditions of the stockholders agreement applicable to FCEC and (ii) remains an affiliate of the Fund for so long as the governance provisions of the stockholders agreement remain in effect. FCEC may also assign its preemptive rights, in whole or in part, to any of its affiliates, provided that such affiliate (i) has executed a customary joinder to the stockholders agreement, in form and substance reasonably acceptable to Holdco, in which such affiliate agrees to be subject to the terms and conditions of the stockholders agreement applicable to FCEC and (ii) remains an affiliate of the Fund for so long as the preemptive rights provision of the stockholders agreement remains in effect. In either case, no more than one person will be entitled to exercise the governance or preemptive rights of FCEC.

The stockholders agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment, except as allowed by the stockholders agreement, will be void.

Specific Performance

In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the stockholders agreement and to enforce specifically its terms and provisions.

Governing Law

The stockholders agreement is governed by the laws of the State of Delaware, and each party irrevocably submits to the jurisdiction of the Court of Chancery of the state of Delaware (or solely if such courts decline jurisdiction in any federal court located in the state of Delaware).

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF BBG

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, BBG is seeking non-binding, advisory stockholder approval of the compensation of BBG’s named executive officers that is based on or otherwise relates to the mergers as disclosed in “Proposal 1: Adoption of the Merger Agreement—Interests of BBG Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to BBG’s Named Executive Officers.” The proposal gives BBG stockholders the opportunity to express their views on the merger-related compensation of BBG’s named executive officers. Accordingly, BBG is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to BBG’s named executive officers in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in “Proposal 1: Adoption of the Merger Agreement—Interests of BBG Directors and Executive Officers in the Mergers—Quantification of Payments and Benefits to BBG’s Named Executive Officers,” is hereby APPROVED.”

Consummation of the mergers is not conditioned on approval of the compensation proposal. Because the vote is advisory in nature only, it will not be binding on either BBG or the combined company. Accordingly, to the extent BBG or the combined company is contractually obligated to pay the compensation, the compensation will be payable to the BBG’s named executive officers, subject only to the conditions applicable thereto, if the merger agreement is approved and adopted and the mergers are consummated, regardless of the outcome of the advisory vote.

Vote Required and the Board’s Recommendation

Approval of the compensation proposal requires that the votes cast by BBG stockholders present in person or represented by proxy at the special meeting and entitled to vote on the compensation proposal in favor of the proposal exceed the votes cast by such stockholders against the proposal.

The Board recommends that BBG stockholders vote “FOR” the compensation proposal.

PROPOSAL 3: APPROVAL OF POSSIBLE ADJOURNMENT

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the merger proposal. The Board does not intend to propose adjournment of the special meeting if there are sufficient votes to approve the merger proposal.

Vote Required and the Board’s Recommendation

Approval of the adjournment proposal requires that the votes cast by BBG stockholders present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal in favor of the proposal exceed the votes cast by such stockholders against the proposal.

The Board recommends that BBG stockholders vote “FOR” the adjournment proposal.

PROPOSAL 4: APPROVAL OF AMENDMENT TO 2012 EQUITY INCENTIVE PLAN

Background and Purpose

BBG is seeking stockholder approval to amend the Bill Barrett Corporation 2012 Equity Incentive Plan, which we refer to as the “2012 Plan,” among other things, to increase the number of shares of BBG common stock reserved for issuance under the 2012 Plan by an additional 4,847,192 shares. As of February 7, 2018, approximately 1,825,282 shares remained available for grant under the 2012 Plan. The Board believes that additional shares are necessary to meet BBG’s (and, as discussed further below, Holdco’s) anticipated equity compensation needs for approximately the next three years. This estimate is based on a forecast that takes into account BBG’s (and Holdco’s) anticipated rate of growth in hiring, an estimated range of BBG’s (and Holdco’s) stock price over time, and historical forfeiture rates, as well as the number of shares BBG has available for grant under the 2012 Plan. BBG has also considered proxy advisory firm guidelines in determining an appropriate number of shares to seek to add to the 2012 Plan.

The Board has adopted an amendment to the 2012 Plan, subject to approval by BBG stockholders, which, among other things, increases the number of shares available for issuance under the 2012 Plan as described above and implements certain changes to be more in line with current equity compensation practices and metrics employed by BBG’s peers. We are asking BBG’s stockholders to approve the adoption of the amendment to the 2012 Plan at the special meeting. If the 2012 Plan amendment is approved, it will become effective on the date of such stockholder approval. As described further below, if the mergers are consummated, the 2012 Plan will be assumed by Holdco in connection with the mergers and will be used by Holdco to grant equity-based awards following the mergers to employees, directors, and consultants of Holdco and its subsidiaries in the discretion of the Compensation Committee of the Holdco Board. Details with respect to the amounts and recipients of individual grants have not been determined at this time. A summary description of the material features of the 2012 Plan, as amended by the proposed 2012 Plan amendment (which we refer to as the “amended 2012 Plan”) is set forth below. The following summary does not purport to be a complete description of all the provisions of the amended 2012 Plan and is qualified in its entirety by reference to the 2012 Plan, which is attached as Appendix B to BBG’s definitive proxy statement, filed April 4, 2012, and incorporated in this proposal by reference, and the 2012 Plan amendment, a copy of which is attached as Annex F to this proxy statement/prospectus and incorporated in this proposal by reference. Stockholders are encouraged to review the 2012 Plan and the 2012 Plan amendment.

If the 2012 Plan amendment proposal is approved by BBG’s stockholders and the amended 2012 Plan becomes effective in accordance with its terms, a total of 6,500,000 shares of BBG common stock will be reserved for issuance under the 2012 Plan, less any shares issued under the 2012 Plan on or after February 7, 2018 (the date on which the 2012 Plan amendment was adopted by the Board) and prior to the date on which BBG stockholders approve the 2012 Plan amendment, and plus any shares that again become available for grant pursuant to the 2012 Plan on or after February 7, 2018 and prior to the date on which BBG stockholders approve the 2012 Plan amendment.

BBG also sponsors the Bill Barrett Corporation 2008 Stock Incentive Plan and the Bill Barrett Corporation 2004 Stock Incentive Plan, although no further awards may be granted under these plans. As of February 7, 2018, 192,823 shares were subject to outstanding awards under the Bill Barrett Corporation 2008 Stock Incentive Plan and 6,300 shares were subject to outstanding awards under the Bill Barrett Corporation 2004 Stock Incentive Plan.

The approval of the 2012 Plan amendment will provide additional shares for BBG (and, following the mergers, Holdco) to grant equity-based awards, and will permit BBG (and, following the mergers, Holdco) to grant a wide variety of equity, equity-based, and cash awards. Maximum flexibility in the types and amounts of awards that can be granted under its compensation program allows BBG (and, following the mergers, will allow Holdco) to remain competitive by responding quickly to changing trends in the executive compensation market and to find new and more effective ways to tie its executives’ pay to company performance. Like BBG’s current equity plans, the amended 2012 Plan will make available awards through which eligible persons may acquire and maintain stock ownership in BBG (and, following the mergers, Holdco).

Burn Rate

The following table sets forth information regarding stock-settled, time-vested equity awards granted and performance-based, stock-settled equity awards earned over each of the last three fiscal years:

	2017	2016	2015
Stock Options/SARs Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	985,007	785,474	808,526
Stock-Settled Performance-Based Units Earned	166,023	156,575	11,623
Weighted-Average Basic Common Shares Outstanding	76,858,815	55,384,020	48,303,276

Overhang as of December 31, 2017

The following table sets forth certain information as of December 31, 2017, unless otherwise noted, with respect to BBG’s existing equity compensation plans:

Stock Options Outstanding	199,123
Weighted-Average Exercise Price of Outstanding Stock Options	$31.42
Weighted-Average Remaining Term of Outstanding Stock Options	0.8 years
Total Stock-Settled Full-Value Awards Outstanding(1)	1,667,427
Basic common shares outstanding as of December 31, 2017	110,363,539

(1)	Includes executive stock-settled share units (1,394,868) and director time-vested restricted stock units (272,559).

Description of the Amended 2012 Plan

Introduction

The amended 2012 Plan authorizes the issuance of 6,500,000 shares of BBG common stock, less any shares issued under the 2012 Plan on or after February 7, 2018 (the date on which the Board adopted the amendment to the 2012 Plan) and prior to the date on which BBG stockholders adopt the amendment to the 2012 Plan, and plus any shares that again become available for grant pursuant to the amended 2012 Plan on or after February 7, 2018 and prior to the date on which BBG stockholders approve the amendment to the 2012 Plan. As of February 7, 2018, there were 1,825,282 shares of BBG common stock remaining available for future grants under BBG’s existing equity plans. This number is not expected to change significantly prior to the date of the special meeting.

The following table summarizes information regarding equity awards outstanding under BBG’s existing equity plans as of December 31, 2017:

Equity Compensation Plan Information
	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	199,123	$31.42	1,811,125
Equity compensation plans not approved by stockholders	—	—	—

Total	199,123	$31.42	1,811,125

The number of shares available for issuance under the amended 2012 Plan will be increased by the number of shares subject to awards (made under the 2012 Plan or that were outstanding under BBG’s existing equity plans on the effective date of the amended 2012 Plan) that expire, are forfeited, or are settled in cash.

Under the terms of the amended 2012 Plan, the pool of shares available for issuance may be used for all types of equity awards available under the amended 2012 Plan, which include stock options, stock appreciation rights (“SARs”), restricted stock awards, stock unit awards, and other stock-based awards, as described in more detail below.

Assumption by Holdco

As noted above, the Board has adopted the amendment to the 2012 Plan, and the amended 2012 Plan will become effective upon stockholder approval, at which point grants under the amended 2012 Plan may be made to employees, directors, and consultants of BBG and its subsidiaries. If the amendment to the 2012 Plan is approved by BBG stockholders and the Mergers are consummated, Holdco will assume the amended 2012 Plan as of the effective time, the amended 2012 Plan will be used by Holdco to grant equity-based awards following the Mergers to employees, directors, and consultants of Holdco and its subsidiaries in the discretion of the Compensation Committee of the Holdco Board, and the number and kind of shares available for issuance under the amended 2012 Plan will be adjusted as of the effective time to reflect shares of Holdco common stock in accordance with the provisions of the amended 2012 Plan. Accordingly, references in the summary of the amended 2012 Plan below to “BBG,” the “Board,” and the “Compensation Committee” should be interpreted to mean Holdco, the Holdco Board, and the Compensation Committee of the Holdco Board, respectively, with respect to the administration of the amended 2012 Plan following the consummation of the mergers.

Stockholder Approval Requirement

Stockholder approval of the amendment to the 2012 Plan is necessary in order for us to (i) meet the stockholder approval requirements of the NYSE, and (ii) grant incentive stock options under the amended 2012 Plan.

Compensation Best Practices

The amended 2012 Plan incorporates a range of provisions that BBG believes constitute compensation best practices, including the following key features:

•	No Repricing or Replacement of Underwater Options or Stock Appreciation Rights. The amended 2012 Plan prohibits, without stockholder approval, actions to reprice, replace, or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•	No In-the-Money Option or Stock Appreciation Right Grants. The amended 2012 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of BBG common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•	Independent Administration. The Compensation Committee, which consists of only independent directors, will have overall administrative authority over the amended 2012 Plan if it is approved by stockholders, and only this committee may make awards to executive officers and directors.

•	Dividend Restrictions. Any dividends, distributions, or dividend equivalents payable with respect to the unvested portion of an award will be subject to the same restrictions applicable to the underlying shares, units, or share equivalents.

•	No Liberal Share Recycling. The amended 2012 Plan does not permit the recycling of (i) shares tendered as payment for an option exercise; (ii) shares withheld to cover taxes; (iii) shares that have been repurchased using stock option exercise proceeds; or (iv) shares that are not delivered with respect to stock-settled awards.

•	Minimum Vesting Requirements. Awards under the amended 2012 Plan will be subject to minimum vesting requirements, as described below.

•	Compensation Recovery Policy. Awards under the amended 2012 Plan may be made subject to any compensation recovery policy adopted by the Board or the Compensation Committee.

Eligible Participants

All employees, consultants, and advisors of BBG or any subsidiary, as well as all non-employee directors of BBG, will be eligible to receive awards under the amended 2012 Plan. In addition, if the amended 2012 Plan is approved by stockholders and the mergers are consummated, all employees, consultants, and advisors of Holdco or any subsidiary, as well as all non-employee directors of Holdco, will be eligible to receive awards under the amended 2012 Plan following the consummation of the mergers. As of February 7, 2018, there were approximately 110 persons employed by BBG and its subsidiaries, no persons providing service to BBG and its subsidiaries as contractors and 5 non-employee members of the Board, all of whom would be eligible to receive awards under the amended 2012 Plan. Although not necessarily indicative of future grants under the amended 2012 Plan, approximately 69% of the eligible recipients, all of whom were employees and directors of BBG, were granted awards under BBG’s existing equity plans in 2017.

Administration

The amended 2012 Plan will be administered by the Compensation Committee. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power, and authority under the amended 2012 Plan to any of its members, to officers of BBG with respect to awards to participants who are not directors or executive officers of BBG, or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares or amount of cash covered by each award, and the terms and conditions of the awards. The Compensation Committee may also establish and modify rules to administer the amended 2012 Plan, interpret the amended 2012 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, or modify the terms of outstanding awards to the extent permitted under the amended 2012 Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the amended 2012 Plan also prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR without prior approval of BBG’s stockholders. For these purposes, “repricing”

includes amending the terms of an underwater option or SAR to lower the exercise price, cancelling an underwater option or SAR and granting in exchange replacement options or SARs having a lower exercise price or other forms of awards, or repurchasing the underwater option or SAR.

Subject to certain limits in the amended 2012 Plan, the Compensation Committee may also establish subplans or modify the terms of awards under the amended 2012 Plan with respect to participants resident outside of the U.S. or employed by a non-U.S. subsidiary to comply with local legal requirements or meet the objectives of the amended 2012 Plan.

Available Shares and Limitations on Awards

A maximum of 6,500,000 shares of common stock are available for issuance under the amended 2012 Plan, less any shares issued under the 2012 Plan on or after February 7, 2018 (the date on which the Board adopted the amendment to the 2012 Plan) and prior to the date on which BBG stockholders adopt the amendment to the 2012 Plan, and plus any shares that again become available for grant pursuant to the amended 2012 Plan on or after February 7, 2018 and prior to the date on which BBG stockholders approve the amendment to the 2012 Plan. The shares of common stock covered by the amended 2012 Plan are authorized but unissued shares or treasury shares.

Under the terms of the amended 2012 Plan, the number of shares of common stock subject to options or SARs granted to any one participant during a calendar year may not exceed 500,000, and the number of shares subject to performance-based awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code other than options or SARs that may be granted to any one participant during any calendar year may not exceed 500,000 (as discussed below, however, in light of recent legislative changes, we do not expect to make future awards intended so to qualify). The share limitations described above are subject to adjustment for changes in the corporate structure or shares of BBG, as described below.

The maximum number of shares subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid during the year to the non-employee director in respect of such individual’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The independent members of the Board may make exceptions to the non-employee director limit for a non-executive chair of the Board; however, the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. Payouts of performance-based awards intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code that are denominated in cash may not exceed $5,000,000 to any one participant during any calendar year (as discussed below, however, in light of recent legislative changes, we do not expect to make future awards intended so to qualify).

Shares of common stock that are issued under the amended 2012 Plan will reduce the maximum number of shares remaining available for issuance under the amended 2012 Plan by one share for each share issued or issuable pursuant to an award. Any shares of common stock subject to an award under the amended 2012 Plan, or to an award under one of the Company’s existing equity plans that was outstanding on the effective date of the amended 2012 Plan, that expires, is forfeited, or is settled or paid in cash will, to the extent of such expiration, forfeiture, or settlement, automatically again become available for issuance under the amended 2012 Plan. However, shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by BBG using option exercise proceeds, or any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for new grants.

Awards granted under the amended 2012 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity acquired by BBG or any of its subsidiaries (referred to as “substitute awards”) will not reduce the number of shares of common stock authorized for issuance under the amended

2012 Plan. Additionally, if a company acquired by BBG or any of its subsidiaries has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the amended 2012 Plan and will not reduce the shares authorized for issuance under the amended 2012 Plan, but only if the awards are made to individuals who were not employed by or providing services to BBG or any of its subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions

If certain transactions with BBG’s stockholders occur that cause the per share value of the common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the amended 2012 Plan, (ii) outstanding awards as to the class, number of shares, and price per share, and (iii) award limitations prescribed by the amended 2012 Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers, or consolidations. If there is such a transaction and the Compensation Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the amended 2012 Plan, the Compensation Committee will make such adjustments as it may deem equitable. As described above in “—Assumption by Holdco,” it is expected that such adjustments will be made in connection with the assumption of the amended 2012 Plan by Holdco in connection with the mergers.

Types of Awards

The amended 2012 Plan allows BBG to award eligible recipients stock options, SARs, restricted stock awards, stock unit awards, other stock-based awards, and cash incentive awards. These types of awards are described in more detail below.

Stock Options. Employees may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, which we refer to as “non-statutory options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the amended 2012 Plan as of any date means the closing sale price for a share of common stock on the NYSE (or other applicable stock exchange on which the common stock trades) on that date. As of February 12, 2018, the closing sale price of a share of BBG common stock on the NYSE was $5.07.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to BBG (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by BBG. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant.

The aggregate fair market value of shares of common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as non-statutory options. Subject to the adjustment provisions of the amended 2012 Plan, the maximum number of shares that may be granted pursuant to options intended to be incentive stock options will be equal to the number of shares available for grant under the amended 2012 Plan of the date on which BBG stockholders approve the amendment to the 2012 Plan.

SARs. A SAR is the right to receive a payment from BBG, in the form of shares of common stock, cash, or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares. SARs will be subject to such terms and conditions, consistent with the other provisions of the amended 2012 Plan, as may be determined by the Compensation Committee. The Compensation Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of a SAR will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR will vest and become exercisable at such time, in such installments, and subject to such conditions as may be determined by the Compensation Committee, and no SAR may have a term greater than 10 years from its date of grant.

Restricted Stock Awards. A restricted stock award is an award of common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, BBG or a subsidiary for a certain period or that the participant or BBG (or any subsidiary or business unit of BBG) satisfy specified performance criteria. Unless otherwise specified in the amended 2012 Plan or by the Compensation Committee, a participant who receives a restricted stock award will have all of the rights of a stockholder, including the right to vote the shares of restricted stock.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of one or more shares of common stock, payable in cash, shares of common stock, or a combination of both, that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the amended 2012 Plan, as may be determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in common stock under the amended 2012 Plan. The Compensation Committee has complete discretion in determining the terms and conditions of such awards.

Cash Incentive Awards. The Compensation Committee may grant performance-based awards that are settled in cash or other forms of awards under the amended 2012 Plan or a combination thereof. The Compensation Committee has complete discretion in determining the amount and terms and conditions of such awards.

Dividends and Dividend Equivalents

Under the amended 2012 Plan, no dividends or dividend equivalents are payable with respect to options or SARs. In addition, with respect to any award under the amended 2012 Plan that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that such award is outstanding, such dividends (or dividend equivalents) will either (i) not be paid or credited with respect to the award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable award and will only be paid at the time or times such vesting requirement(s) are satisfied.

Minimum Vesting Requirement

The amended 2012 Plan provides that, subject to certain limited exceptions, equity-based awards granted under the amended 2012 Plan will vest no earlier than the first anniversary of the date the award is granted. The

Compensation Committee may, however, grant equity-based awards without regard to this minimum vesting requirement with respect to a maximum of 5% of the available share reserve authorized for issuance under the amended 2012 Plan.

Term and Amendment of the Amended 2012 Plan

Unless terminated earlier, the amended 2012 Plan will terminate on the tenth anniversary of the effective date of the amendment to the 2012 Plan. Awards outstanding under the amended 2012 Plan at the time it is terminated may continue to be exercised, earned, or become free of restriction, according to their terms. The Board may suspend or terminate the amended 2012 Plan or any portion of it at any time. The Board may amend the amended 2012 Plan from time to time, but no amendments to the amended 2012 Plan will be effective without stockholder approval if such approval is required under applicable laws or regulations or under the rules of the NYSE (or other applicable stock exchange), including stockholder approval for any amendment that seeks to modify the prohibition on underwater option re-pricing discussed above.

Termination, suspension, or amendment of the amended 2012 Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards

In general, no right or interest in any award under the amended 2012 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to any lien or otherwise encumbered. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a qualified domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Performance-Based Compensation under Section 162(m)

The 2012 Plan provided the Compensation Committee with the ability to grant restricted stock, stock unit, other stock-based awards, or cash incentive awards to employees who were or may have been “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that were intended to be “performance-based compensation” within the meaning of Section 162(m). Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Compensation Committee for the performance period are satisfied. Options and SARs granted under the 2012 Plan did not need to be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes. These provisions remain intact in the amended 2012 Plan, although the Tax Reform and Jobs Act of 2017 generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Section 162(m) for tax years commencing after December 31, 2017, and we therefore do not expect to make future awards intended to qualify for this treatment. We expect that awards granted under the 2012 Plan prior to November 2, 2017 that were intended to qualify as “performance-based compensation” will generally remain eligible for deduction under that exception pursuant to a provision of the Tax Reform and Jobs Act providing relief for existing binding agreements, and the proposed 2012 Plan amendment is intended not to modify the rules applicable to such existing awards in a manner that would result in such deduction ceasing to be available.

The pre-established performance goals set by the Compensation Committee for performance-based awards intended to qualify as “performance-based compensation” for Section 162(m) must be based on one or more of the following performance criteria specified in the amended 2012 Plan: revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); funds from operations; funds from operations per share; operating income; pre- or after-tax income; production levels; proved, probable and/or possible reserve levels and/or additions; discounted present value of proved, probable and/or possible reserves; cash available for distribution; cash available for distribution per share; net earnings; earnings per share; return on equity; return on assets; share price performance; improvements in BBG’s attainment of expense levels; implementation or completion of critical projects; return on capital employed; debt, credit or other leverage measures or ratios; capital expenditures; finding and development costs; property or mineral leasehold acquisitions or disposition; improvement in cash flow, either before or after tax; and any combination or derivation of any of the foregoing.

For compensation intended to qualify as “performance-based compensation” under Section 162(m), the Compensation Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon corporate, group, unit, division, subsidiary or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures. For such compensation, the Compensation Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Compensation Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Change in Control

For purposes of the amended 2012 Plan, the following terms have the meanings indicated:

•	A “Change in Control” generally occurs if (i) subject to certain exceptions, a person or group acquires 30% or more of BBG’s outstanding voting power or outstanding shares, (ii) certain changes occur in the composition of the board of directors, or (iii) a Corporate Transaction (described below) is consummated (unless our BBG’s voting securities immediately prior to the transaction continue to represent a majority of the voting power of BBG or the surviving entity immediately after the transaction).

•	A “Corporate Transaction” means (i) a reorganization, merger, statutory share exchange or consolidation of BBG, or (ii) a sale or disposition of all or substantially all of the assets of BBG in one or a series of transactions.

If a Change in Control that involves a Corporate Transaction occurs, then the consequences will be as described below unless the Compensation Committee provides otherwise in an applicable award agreement:

•	Unless the Compensation Committee elects to provide for the continuation, assumption, or replacement of any outstanding award or a cancellation in exchange for a payment, each as described below, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the Corporate Transaction and will then terminate at the effective time of the Corporate Transaction and (ii) all other awards will fully vest immediately prior to the effective time of the Corporate Transaction. In the case of performance-based awards, the number of shares that become fully exercisable or fully vested or the settlement amount of a cash incentive award, as the case may be, will be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Compensation Committee determines that vesting at a level in excess of the targeted performance is appropriate.

•

The Compensation Committee may instead provide that, if and to the extent that outstanding awards are not accelerated, the surviving or successor entity may continue, assume, or replace awards outstanding as of the date of the Corporate Transaction. The Compensation Committee may further provide that if any outstanding award is continued, assumed or replaced by the surviving or successor entity in connection with such Corporate Transaction, and if within a specified period of time after the Change in Control a participant’s employment or other service is involuntarily terminated without cause, then (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for a period of time determined by the Compensation Committee, and (ii) each of the participant’s unvested restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards will fully vest.

•	Alternatively, the Compensation Committee may elect to terminate awards upon a Corporate Transaction in exchange for a payment with respect to each equity award in an amount equal to the excess, if any, between the fair market value of the consideration to be received in the Corporate Transaction for the shares subject to the award immediately prior to the effective date of such Corporate Transaction over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment). In the case of performance-based awards, the number of shares that are subject to an award or the settlement amount of a cash incentive award, as the case may be, will be calculated by deeming all performance measures to have been satisfied at targeted performance, unless the Compensation Committee determines that vesting at a level in excess of the targeted performance is appropriate.

If a Change in Control that does not involve a Corporate Transaction occurs, the Compensation Committee may provide that (i) any award will become fully vested and exercisable upon the Change in Control or upon the involuntary termination of the participant without cause within a specified amount of time following the Change in Control, (ii) any option or SAR will remain exercisable during all or some portion of its remaining term, or (iii) awards will be cancelled in exchange for payments in a similar manner as described above with respect to a Change in Control involving a Corporate Transaction.

Effect of Termination of Employment or Other Services

If a participant ceases to be employed by or provide other services to BBG and all subsidiaries, awards under the amended 2012 Plan then held by the participant will be treated as set forth below unless provided otherwise in the applicable award agreement:

•	Upon termination for cause, all unexercised options and SARs and all unvested portions of any other outstanding awards shall be immediately forfeited.

•	Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards shall be immediately forfeited.

•	Upon termination for any reason other than cause, death, or disability, the currently vested and exercisable portions of options and SARs may be exercised for three months after such termination (or, if earlier, until the original expiration date of the option or SAR); however, if a participant dies during such three-month period, the vested and exercisable portions of the options and SARs may be exercised for one year after the date of termination (or, if earlier, until the original expiration date of the option or SAR).

•	Upon termination due to death or disability, the currently vested and exercisable portions of options and SARs may be exercised for one year after such termination (or, if earlier, until the original expiration date of the option or SAR).

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to BBG and to participants subject to U.S. taxation with respect to awards granted under the amended 2012 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

Non-Statutory Options. If a participant is granted a non-statutory option under the amended 2012 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. BBG will generally be entitled to a federal income tax deduction at the time (subject to other limitations imposed under the Internal Revenue Code, including under Section 162(m) of the Internal Revenue Code, discussed below) and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the amended 2012 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and BBG will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for non-statutory options will apply.

Other Awards. The current federal income tax consequences of other awards authorized under the amended 2012 Plan generally follow certain basic patterns. SARs are taxed and deductible in substantially the same manner as non-statutory options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received (determined as if the shares were not subject to any risk of forfeiture) at the time the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Internal Revenue Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to other limitations imposed under the Internal Revenue Code, including under Section 162(m) of the Internal Revenue Code, discussed below.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000. As noted above, the Tax Reform and Jobs Act of 2017 generally eliminated the ability to deduct compensation qualifying for the “performance-based compensation” exception under Section 162(m) for tax years commencing after December 31, 2017, and as such, we would not expect awards granted under the amended 2012 Plan following the effective date of the plan amendment to qualify for the “performance-based compensation” exception. The amendment to the 2012 Plan is not intended to affect the grandfathered status of awards previously granted under the 2012 Plan that were intended to qualify as “performance-based compensation” under Section 162(m).

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the amended 2012 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Awards

No awards will be made under the amended 2012 Plan until after it has been approved by our stockholders. Because all awards under the amended 2012 Plan are within the discretion of the Compensation Committee, neither the number nor the type of future awards under the amended 2012 Plan to be received by or allocated to particular participants or groups of participants is presently determinable.

The Compensation Committee did, however, approve on February 7, 2018, equity awards under the 2012 Plan that are summarized in the table below. These awards were made under the 2012 Plan without regard to the proposed amendment to the 2012 Plan and are not contingent upon stockholder approval of the proposed amendment to the 2012 Plan.

Name and Position	Number of Cash-Settled Performance Shares Granted	Number of Restricted Shares Granted
R. Scot Woodall	258,126	258,126
Robert W. Howard	—	—
Kenneth A. Wonstolen	57,213	57,213
Troy L. Schindler	48,233	48,233
William K. Stenzel	43,780	43,780
William M. Crawford	43,970	43,970
All executive officers as a group	597,683	597,683
All other employees as a group	222,792	222,792
All non-employee directors as a group	—	—

Up to 200% of the performance share awards can vest on February 16, 2021 if the recipient continues to be an employee on that date and all performance metrics set by the Compensation Committee are met at the stretch (maximum) level. The shares of restricted stock vest in three equal installments on each of February 16, 2019, 2020, and 2021 if the recipient continues to be an employee on each of those dates.

Vote Required and the Board’s Recommendation

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this EIP amendment proposal. Broker non-votes will have no effect on the outcome of the proposal.

The Board recommends that BBG stockholders vote “FOR” the EIP amendment proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of BBG, Fifth Creek and the Stateline Properties (“Fifth Creek’s Predecessor”). Certain of Fifth Creek’s and Fifth Creek’s Predecessor’s historical amounts have been reclassified to conform to BBG’s financial statement presentation. The pro forma financial statements give effect to the mergers as well as other transactions that were either associated with the mergers or were considered material transactions that took place since the filing of BBG’s quarter report on form 10-Q for the quarterly period ended September 30, 2017 (the “mergers and related transactions”). These transactions included BBG’s consent solicitations, debt exchange, common stock offering and underwriting agreement and Uinta Basin sale. For additional information concerning these transactions, see “Information About BBG—Bill Barrett Corporation—Recent Developments.” The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to the mergers and related transactions as if these transactions had been completed on September 30, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 and nine months ended September 30, 2017 gives effect to the mergers and related transactions as if these transactions had been completed on January 1, 2016.

The following unaudited pro forma financial statements, derived from the historical consolidated financial statements of BBG, Fifth Creek and Fifth Creek Predecessor, have been adjusted to reflect the following:

•	BBG’s merger with Fifth Creek under the acquisition method of accounting;

•	the common stock offering;

•	the debt exchange agreement;

•	the consent solicitations to provide that the merger will not constitute a change of control;

•	the Uinta Basin sale;

•	the use of cash on hand to pay off Fifth Creek debt;

•	assumption of liabilities for transaction-related expenses;

•	adjustment of depreciation, depletion and amortization related to the revaluation of oil and gas property, plant and equipment to estimated fair value; and

•	estimated tax impact of pro forma adjustments.

The pro forma financial statements have been prepared in accordance with SEC Article 11 of Regulation S-X. In addition, the acquisition method of accounting was used per ASC 805, Business Combinations, with BBG treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of BBG would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the audited consolidated financial statements and accompanying notes of BBG contained in its Annual Report on Form 10-K for the year ended December 31, 2016, incorporated by reference herein;

•	the audited financial statements and accompanying notes of Fifth Creek for the year ended December 31, 2016, included in this proxy statement/prospectus;

•	the unaudited consolidated financial statements and accompanying notes of BBG contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, incorporated by reference herein; and

•	the unaudited financial statements and accompanying notes of Fifth Creek for the quarterly period ended September 30, 2017 included in this proxy statement/prospectus.

HOLDCO

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2017 (in thousands)

			Pro Forma Adjustments						Pro Forma Combined
	BBG Historical	Fifth Creek Historical	Merger		Equity and Debt Transactions		Sale of Uinta Basin Assets
Assets:
Current Assets:
Cash and cash equivalents	$155,885	$2,008	$(14,231	)(a)	$(1,669	)(e)	$103,000	(h)	$343,664
					100,275	(f)
					(1,604	)(g)
Accounts receivable, net of allowance for doubtful accounts	42,089	7,130	—		—		—		49,219
Derivative assets	5,782	283	—		—		—		6,065
Assets held for sale, net of depreciation, depletion, amortization and impairment	145,553	—	—		—		(145,553	)(h)	—
Prepayments and other current assets	2,209	537	—		—		—		2,746

Total current assets	351,518	9,958	(14,231)		97,002		(42,553)		401,694
Property and equipment—at cost, successful efforts method for oil and gas properties:
Proved oil and gas properties	1,292,786	168,625	69,440	(b)	—		—		1,530,851
Unproved oil and gas properties, excluded from amortization	70,535	50,918	352,155	(b)	—		—		473,608
Furniture, equipment and other	17,217	2,137	(582	)(b)	—		—		18,772

	1,380,538	221,680	421,013		—		—		2,023,231
Accumulated depreciation, depletion, amortization and impairment	(404,693)	(10,180)	10,180	(c)	—		—		(404,693)

Total property and equipment, net	975,845	211,500	431,193		—		—		1,618,538
Deferred financing costs and other noncurrent assets	3,143	846	(394	)(a)	—		—		3,595

Total	$1,330,506	$222,304	$416,568		$97,002		$(42,553)		$2,023,827

See accompanying notes to unaudited pro forma condensed combined financial statements.

			Pro Forma Adjustments						Pro Forma Combined
	BBG Historical	Fifth Creek Historical	Merger		Equity and Debt Transactions		Sale of Uinta Basin Assets
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable and accrued liabilities	$85,678	$27,918	$9,640	(d)	$(1,604	)(g)	$—		$122,461
			(31	)(a)	860	(g)
Amounts payable to oil and gas property owners	12,563	2,780	—		—		—		15,343
Production taxes payable	22,805	—	—		—		—		22,805
Short-term gas gathering liability	—	870	—		—		—		870
Derivative liabilities	—	978	—		—		—		978
Current portion of long-term debt	465	—	—		—		—		465
Liabilities associated with assets held for sale	4,856	—	—		—		(4,856	)(h)	—
Other current liabilities	—	179	—		—		—		179

Total current liabilities	126,367	32,725	9,609		(744)		(4,856)		163,101
Long-term debt, net of debt issuance costs	668,744	14,200	(14,200	)(a)	(1,669	)(e)	—		617,535
					(49,540	)(g)
Long-term gas gathering liability	—	6,545	—		—		—		6,545
Asset retirement obligations	15,771	2,340	2,235	(b)	—		—		20,346
Derivatives and other noncurrent liabilities	4,610	452	—		—		—		5,062
Stockholders’ Equity:
Common stock	75	—	100	(b)	21	(f)	—		207
					11	(g)
Additional paid-in capital	1,118,180	—	594,900	(b)	104,979	(f)	—		1,862,316
					48,982	(g)
					(4,725	)(f)
Contributed capital, net	—	183,739	(183,739	)(b)	—		—		—
Retained earnings (accumulated deficit)	(603,241)	(17,697)	17,697	(b)	—		(37,697	)(h)	(651,285)
			(9,640	)(d)	(313	)(g)
			(394	)(a)
Treasury stock	—	—	—		—		—		—

Total stockholders’ equity	515,014	166,042	418,924		148,955		(37,697)		1,211,238

Total	$1,330,506	$222,304	$416,568		$97,002		$(42,553)		$2,023,827

See accompanying notes to unaudited pro forma condensed combined financial statements.

HOLDCO

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(in thousands, except share and per share data)

			Pro Forma Adjustments						Pro Forma Combined
	BBG Historical	Fifth Creek Historical	Merger		Equity and Debt Transactions		Sale of Uinta Basin Assets
Operating Revenues:
Oil, gas and NGL production	$168,541	$26,260	$—		$—		$(24,221	)(n)	$170,580
Other operating revenues	926	—	—		—		(426	)(o)	500

Total operating revenues	169,467	26,260	—		—		(24,647)		171,080
Operating Expenses:
Lease operating expense	17,287	3,011	—		—		(4,235	)(p)	16,063
Gathering, transportation and processing expense	1,644	3,686	—		—		(254	)(p)	5,076
Production tax expense	9,140	1,954	—		—		(792	)(p)	10,302
Exploration expense	48	356	—		—		(12	)(p)	392
Impairment, dry hole costs and abandonment expense	8,336	—	—		—		—		8,336
(Gain) loss on sale of properties	(92)	—	—		—		—		(92)
Depreciation, depletion and amortization	119,409	8,777	6,935	(i)	—		(6,421	)(p)	128,700
Unused commitments	13,687	—	—		—		—		13,687
General and administrative expense	30,788	5,670	—		—		(161	)(p)	36,297
Acquisition expenses	—	1,432	—		—		—		1,432
Other operating expenses, net	(1,610)	—	—		—		—		(1,610)

Total operating expenses	198,637	24,886	6,935		—		(11,875)		218,583

Operating Income (Loss)	(29,170)	1,374	(6,935)		—		(12,772)		(47,503)
Other Income and Expense:
Interest and other income	1,030	—	—		—		—		1,030
Interest expense	(44,014)	(378)	378	(j)	2,625	(m)	—		(41,389)
Commodity derivative gain (loss)	19,654	785	—		—		—		20,439
Gain (loss) on extinguishment of debt	(7,904)	—	—		—		—		(7,904)

Total other income and expense	(31,234)	407	378		2,625		—		(27,824)

Income (Loss) before Income Taxes	(60,404)	1,781	(6,557)		2,625		(12,772)		(75,327)
(Provision for) Benefit from Income Taxes	—	—	—	(k)	—		—		—

Net Income (Loss)	$(60,404)	$1,781	$(6,557)		$2,625		$(12,772)		$(75,327)

Net Income (Loss) Per Common Share, Basic	$(0.81)		$(0.07)		$(0.08)				$(0.36)

Net Income (Loss) Per Common Share, Diluted	$(0.81)		$(0.07)		$(0.08)				$(0.36)

Weighted Average Common Shares Outstanding, Basic	74,742,699		100,000,000	(l)	21,000,000	(f)			206,605,699
					10,863,000	(g)
Weighted Average Common Shares Outstanding, Diluted	74,742,699		100,000,000	(l)	21,000,000	(f)			206,605,699
					10,863,000	(g)

See accompanying notes to unaudited pro forma condensed combined financial statements.

HOLDCO

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands, except share and per share data)

				Pro Forma Adjustments
	BBG Historical	Fifth Creek Historical	Fifth Creek Historical Predecessor	Merger		Equity and Debt Transactions		Sale of Uinta Basin Assets		Pro Forma Combined
Operating Revenues:
Oil, gas and NGL production	$178,328	$5,973	$5,130	$—		$—		$(26,052	)(n)	$163,379
Other operating revenues	491	—	—	—		—		(628	)(o)	(137)

Total operating revenues	178,819	5,973	5,130	—		—		(26,680)		163,242
Operating Expenses:
Lease operating expense	27,886	1,220	2,293	—		—		(7,134	)(p)	24,265
Gathering, transportation and processing expense	2,365	1,336	2,133	—		—		(439	)(p)	5,395
Production tax expense	10,638	303	250	—		—		(1,189	)(p)	10,002
Exploration expense	83	23	—	—		—		(9	)(p)	97
Impairment, dry hole costs and abandonment expense	4,249	—	10,710	—		—		(4	)(p)	14,955
(Gain) loss on sale of properties	1,078	—	—	—		—		—		1,078
Depreciation, depletion and amortization	171,641	1,533	218	8,059	(i)	—		(9,830	)(p)	171,621
Unused commitments	18,272	—	—	—		—				18,272
General and administrative expense	42,169	4,989	353	—		—		(78	)(p)	47,433
Acquisition expenses	—	942	—	—		—		—		942
Other operating expenses, net	(316)	—	—	—		—		—		(316)

Total operating expenses	278,065	10,346	15,957	8,059		—		(18,683)		293,744

Operating Income (Loss)	(99,246)	(4,373)	(10,827)	(8,059)		—		(7,997)		(130,502)
Other Income and Expense:
Interest and other income	235	5	—	—		—		—		240
Interest expense	(59,373)	(21)	—	21	(j)	3,500	(m)	—		(55,873)
Commodity derivative gain (loss)	(20,720)	(813)	—	—		—		—		(21,533)
Gain (loss) on extinguishment of debt	8,726	—	—	—		—		—		8,726

Total other income and expense	(71,132)	(829)	—	21		3,500		—		(68,440)

Income (Loss) before Income Taxes	(170,378)	(5,202)	(10,827)	(8,038)		3,500		(7,997)		(198,942)
(Provision for) Benefit from Income Taxes	—	—	169	(169	)(k)	—		—		—

Net Income (Loss)	$(170,378)	$(5,202)	$(10,658)	$(8,207)		$3,500		$(7,997)		$(198,942)

Net Income (Loss) Per Common Share, Basic	$(3.08)			$(0.08)		$0.11				$(1.06)

Net Income (Loss) Per Common Share, Diluted	$(3.08)			$(0.08)		$0.11				$(1.06)

Weighted Average Common Shares Outstanding, Basic	55,384,020			100,000,000	(l)	21,000,000	(f)			187,247,020
						10,863,000	(g)
Weighted Average Common Shares Outstanding, Diluted	55,384,020			100,000,000	(l)	21,000,000	(f)			187,247,020
						10,863,000	(g)

See accompanying notes to unaudited pro forma condensed combined financial statements.

HOLDCO

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The following unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of BBG, Fifth Creek and the Stateline Properties (“Fifth Creek’s Predecessor”). Certain of Fifth Creek’s and Fifth Creek’s Predecessor’s historical amounts have been reclassified to conform to BBG’s financial statement presentation. The pro forma financial statements give effect to the mergers as well as other transactions that were either associated with the mergers or were considered material transactions that took place since the filing of BBG’s quarter report on form 10-Q for the quarterly period ended September 30, 2017 (the “mergers and related transactions”). These transactions included BBG’s consent solicitations, debt exchange, common stock offering and underwriting agreement and Uinta Basin sale. For additional information concerning these transactions, see “Information About BBG—Bill Barrett Corporation—Recent Developments.” The unaudited pro forma combined balance sheet as of September 30, 2017 gives effect to the mergers and related transactions as if these transactions had been completed on September 30, 2017. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 and nine months ended September 30, 2017 gives effect to the mergers and related transactions as if these transactions had been completed on January 1, 2016.

The pro forma financial statements have been prepared in accordance with SEC Article 11 of Regulation S-X. In addition, the acquisition method of accounting for business combinations was used, with BBG treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of BBG would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Note 2. Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information, which is directly attributable, factually supportable and, with respect to the statement of operations, has a continuing impact; as well as certain assumptions that BBG believes are reasonable. The actual effects of these transactions may differ from the pro forma adjustments. A general description of these transactions and adjustments are provided as follows:

(a)	Adjustments reflect the repayment of Fifth Creek’s line of credit plus accrued interest with cash on hand, as well as the elimination of associated deferred financing costs.

(b)	Adjustments to reflect the estimated value of net consideration to be paid by BBG in the merger, the adjustment of the historical book values of Fifth Creek’s assets and liabilities as of September 30, 2017 to their estimated fair values and the elimination of Fifth Creek’s historical equity balances. The following table represents the preliminary purchase price allocation to the assets acquired and liabilities assumed from Fifth Creek. The final purchase price allocation will be determined when Holdco has completed the detailed valuations and necessary calculations subsequent to closing the merger. The final purchase price allocation will differ from these estimates and could differ materially from the preliminary allocation used in the pro forma adjustments. Holdco expects to finalize its allocation of the merger consideration as soon as practicable after completion of the merger.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of the shares of BBG common stock issued as consideration to the Fifth Creek stockholders, based on BBG’s share price at the effective time of the merger;

•	changes in the estimated fair value of the Fifth Creek assets acquired and liabilities assumed as of the date of the merger, which could result from changes in future commodity prices, reserve estimates, inclusion of drilling synergies, other changes in cost assumptions, interest rates and other facts and circumstances existing at the closing date of the merger compared to the filing date of the pro forma financial statements; and

•	the risk factors described in the section entitled “Risk Factors.”

Preliminary Purchase Price Allocation
(in thousands)
Consideration:
Fair value of BBG common stock to be issued	$595,000

Fair value of liabilities assumed:
Current liabilities	$32,725
Long-term debt	14,200
Asset retirement obligations	4,575
Other noncurrent liabilities	6,997

Amount attributable to liabilities assumed	$58,497

Fair value of assets acquired:
Current assets	$9,958
Proved oil and gas properties	238,065
Unproved oil and gas properties, excluded from amortization	403,073
Furniture, equipment and other	1,555
Other noncurrent assets	846

Amount attributable to assets acquired	$653,497

Pursuant to the merger agreement, BBG will acquire Fifth Creek in a stock transaction. Fifth Creek will be given 100 million shares of BBG common stock. The fair value of the consideration for purposes of the preliminary purchase price allocation was based on BBG’s closing stock price of $5.95 on December 4, 2017, the date the merger agreement was signed.

From December 4, 2017 to December 19, 2017, the preliminary value of BBG’s purchase consideration to be transferred had decreased approximately $147 million, as a result of the decrease in BBG’s share price from $5.95 to $4.48. The final value of BBG consideration will be determined based on the 100 million shares of BBG common stock and the market price as of the closing date of the merger. A ten percent increase or decrease in the closing price of BBG common shares, as compared to the December 19, 2017 closing price of $4.48, would increase or decrease the purchase price by approximately $44.8 million, assuming all other factors are held constant.

NYMEX strip pricing was utilized in determining the pro forma fair value of proved reserves at a discount rate of 9.0% for the proved developed and 20.0% for the proved undeveloped reserves, after adjustment for expenses and basis differential. An increase or decrease in commodity price as of the closing date of the merger will result in a corresponding increase or decrease in the fair value of proved properties.

(c)	Reflects the elimination of Fifth Creek’s historical accumulated depreciation, depletion and amortization balances.

(d)	Accrual for estimated transaction costs related to the merger to be incurred by BBG and Fifth Creek for services including advisory, underwriting, banking, legal and accounting fees that will not be capitalized as part of the merger. These costs were not reflected in the historical September 30, 2017 balance sheets of BBG and Fifth Creek, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by BBG and Fifth Creek as incurred. These amounts have not been reflected in the pro forma statements of operations due to their nonrecurring nature.

(e)	Reflects the execution of consent solicitations, which resulted in BBG paying consent fees of $1.7 million. The amendments to the 7.0% Senior Notes and the 8.75% Senior Notes will be treated as a debt modification per ASC 470-50, Modifications and Extinguishments, with the $1.7 million being capitalized and amortized over the life of the respective 7.0% Senior Notes and 8.75% Senior Notes.

(f)	Reflects the completion of BBG’s common stock offering at a public offering price of $5.00 per share. BBG received proceeds of $100.3 million, net of issuance costs of $4.7 million, for the issuance of 21 million shares of BBG stock at a par value of $0.001.

(g)	Reflects the completion of the debt exchange with a holder of BBG’s 7.0% Senior Notes. The holder received 10.8 million shares of common stock at a par value of $0.001 in exchange for the relief of $50.0 million principal amount of the 7.0% Senior Notes at a price of 102% of par. The transaction will be treated as an extinguishment of debt per ASC 405-20, Extinguishments of Liabilities, with a loss of $0.3 million associated with the difference between the fair value of the stock issued of $49.9 million, including fees of $0.9 million, and the book value of the debt extinguished of $49.5 million. The loss on extinguishment is reflected in the unaudited pro forma balance sheet as a reduction of equity as it will be expensed by BBG. It is not reflected in the pro forma statement of operations due to its nonrecurring nature. In addition, BBG will pay $1.6 million in accrued interest on the $50.0 million principal amount relieved in the exchange.

(h)	Reflects the completion of the Uinta Basin Sale, with cash proceeds estimated at $103.0 million. BBG classified the assets and liabilities associated with the remaining Uinta Basin properties as held for sale as of September 30, 2017. See table below for detailed information:

As of September 30, 2017
(in thousands)
Assets
Proved oil and gas properties	$410,660
Unproved oil and gas properties, excluded from amortization	388
Furniture, equipment and other	1,567
Accumulated depreciation, depletion, amortization and impairment	(267,062)

Total assets held for sale	145,553
Liabilities
Asset retirement obligation held for sale	4,856

Total liabilities associated with assets held for sale	4,856

Amount attributable to assets held for sale	$140,697

(i)	Reflects the elimination of Fifth Creek’s historical depreciation, depletion and amortization (“DD&A”) expense offset by the impact of DD&A expense calculated using BBG’s depletion rate, which was calculated in accordance with the successful efforts method of accounting.

(j)	Reflects the elimination of Fifth Creek’s historical interest expense, assuming the repayment of Fifth Creek’s line of credit by BBG.

(k)	The pro forma pre-tax adjustments resulted in no income tax expense (benefit) being recorded in the pro forma statement of operations for the periods ended September 30, 2017 and December 31, 2016. BBG had previously established a full valuation allowance against its net deferred tax assets due to the determination that it was more likely than not that their deferred tax assets would not be realized. Fifth Creek is not a taxable entity for federal income tax purposes, therefore, their historical statements of operations do not include income tax expense (benefit). Holdco concluded that it was appropriate to maintain the valuation allowance for the pro forma combined entity, which resulted in an effective tax rate of zero being applied for purposes of estimating the tax impact of the pro forma adjustments. Therefore, the tax expense of the historical predecessor has been eliminated.

(l)	Reflects BBG common shares to be issued to Fifth Creek stockholders.

(m)	Reflects the elimination of a portion of BBG’s interest expense associated with the $50.0 million of 7.0% Senior Notes relieved in the debt exchange.

(n)	Reflects the elimination of sales of oil, natural gas and NGL related revenues directly related to the Uinta Basin Sale. The production volumes eliminated through this pro forma adjustment were 526 MBbls of oil, 262 MMcf of natural gas and 9 MBbls of NGLs for the nine months ended September 30, 2017 and 692 MBbls of oil, 489 MMcf of natural gas and 19 MBbls of NGLs for the year ended December 31, 2016.

(o)	Reflects the elimination of direct other operating revenues related to the Uinta Basin Sale.

(p)	Reflects the elimination of direct operating expenses related to the Uinta Basin Sale.

Note 3. Supplemental Pro Forma Natural Gas, NGLs and Crude Oil Reserves Information

The following tables present the combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2016, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2016. The combined reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2016.

The following combined reserve information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2016 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.”

	Oil (MBbls)
	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
Balance at December 31, 2015	55,523	(18,752)	36,771	—	36,771
Purchases of oil and gas reserves in place	—	—	—	1,235	1,235
Extension, discoveries and other additions	4,986	—	4,986	80,708	85,694
Revisions of previous estimates	(24,267)	5,685	(18,582)	655	(17,927)
Sales of reserves	(1,347)	1,347	—	—	—
Production	(3,885)	834	(3,051)	(108)	(3,159)

Balance at December 31, 2016	31,010	(10,886)	20,124	82,490	102,614

Proved developed reserves:
December 31, 2015	27,196	(12,908)	14,288	—	14,288
December 31, 2016	21,748	(10,886)	10,862	2,160	13,022
Proved undeveloped reserves:
December 31, 2015	28,327	(5,844)	22,483	—	22,483
December 31, 2016	9,262	—	9,262	80,330	89,592

	Gas (MMcf)
	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
Balance at December 31, 2015	97,999	(12,875)	85,124	—	85,124
Purchases of oil and gas reserves in place	—	—	—	1,758	1,758
Extension, discoveries and other additions	14,670	—	14,670	79,376	94,046
Revisions of previous estimates	(26,143)	3,594	(22,549)	978	(21,571)
Sales of reserves	(3,153)	3,153	—	—	—
Production	(7,170)	881	(6,289)	(150)	(6,439)

Balance at December 31, 2016	76,203	(5,247)	70,956	81,962	152,918

Proved developed reserves:
December 31, 2015	45,191	(10,069)	35,122	—	35,122
December 31, 2016	47,510	(5,247)	42,263	2,957	45,220
Proved undeveloped reserves:
December 31, 2015	52,808	(2,806)	50,002	—	50,002
December 31, 2016	28,693	—	28,693	79,005	107,698

	NGL (MBbls)
	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
Balance at December 31, 2015	11,844	(488)	11,356	—	11,356
Purchases of oil and gas reserves in place	—	—	—	302	302
Extension, discoveries and other additions	2,250	—	2,250	14,124	16,374
Revisions of previous estimates	(1,768)	74	(1,694)	171	(1,523)
Sales of reserves	(174)	174	—	—	—
Production	(1,010)	41	(969)	(28)	(997)

Balance at December 31, 2016	11,142	(199)	10,943	14,569	25,512

Proved developed reserves:
December 31, 2015	5,079	(391)	4,688	—	4,688
December 31, 2016	6,718	(199)	6,519	511	7,030
Proved undeveloped reserves:
December 31, 2015	6,765	(97)	6,668	—	6,668
December 31, 2016	4,424	—	4,424	14,058	18,482

	Combined (MBoe)
	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
Balance at December 31, 2015	83,701	(21,386)	62,315	—	62,315
Purchases of oil and gas reserves in place	—	—	—	1,830	1,830
Extension, discoveries and other additions	9,681	—	9,681	108,060	117,741
Revisions of previous estimates	(30,392)	6,358	(24,034)	989	(23,045)
Sales of reserves	(2,047)	2,047	—	—	—
Production	(6,090)	1,022	(5,068)	(161)	(5,229)

Balance at December 31, 2016	54,853	(11,959)	42,894	110,718	153,612

Proved developed reserves:
December 31, 2015	39,807	(14,977)	24,830	—	24,830
December 31, 2016	36,384	(11,959)	24,425	3,163	27,588
Proved undeveloped reserves:
December 31, 2015	43,894	(6,409)	37,485	—	37,485
December 31, 2016	18,469	—	18,469	107,555	126,024

On December 31, 2016, BBG revised its pro forma proved reserves primarily as a result of the following significant factors:

Extensions, discoveries and other additions. The increase in pro forma BBG proved reserves related to extensions, discoveries and other additions during 2016 of 9.7 MMBoe was the result of our 2016 drilling programs in core oil and gas development areas.

Revisions of previous estimates. At December 31, 2016, BBG revised its pro forma proved reserves downward by 24.0 MMBoe primarily as a result of classifying 18.1 MMBoe of proved undeveloped reserves as probable reserves due to the timing of development within the five year window as defined by the SEC. In addition, BBG had engineering revisions of 5.9 MMBoe due to performance from existing proved developed wells.

On December 31, 2016, Fifth Creek revised its proved reserves primarily as a result of the following significant factors:

Purchases of oil and gas reserves in place. During the year ended December 31, 2016, Fifth Creek experienced an increase in its proved reserves of 1.8 MMBoe related to the Stateline Acquisition.

Extensions, discoveries and other additions. Extensions and discoveries contributed to the increase of 108.1 MMBoe in Fifth Creek’s proved reserves for the year ended December 31, 2016. Prior to the Stateline Acquisition, the Stateline Properties did not include any proved undeveloped reserves, as the prior owner did not have any plans to develop the properties. Upon completion of the Stateline Acquisition, however, Fifth Creek prepared a five-year development plan focused on developing the Stateline Properties in a manner consistent with that of offset operators in the area, which resulted in the addition of proved undeveloped locations and related reserves.

Revisions of previous estimates. During the year ended December 31, 2016, Fifth Creek experienced upward revisions of 989 MBoe. These upward revisions were primarily driven by (i) improved well performance due to increased maintenance expenditures resulting in an upward revision of 188 MBoe, (ii) improved commodity prices and oil differentials resulting in an upward revision of 247 MBoe and (iii) reduced lease operating costs extending the life of existing producing wells resulting in an upward revision of 554 MBoe.

Production. During the year ended December 31, 2016, Fifth Creek experienced a reduction of its proved reserves of 161 MBoe related to production of existing wells between July 2016 and December 31, 2016.

The combined standardized measure of discounted future net cash flows relating to proved oil, natural gas, and NGL reserves as of December 31, 2016 are as follows:

	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
	(in thousands)
Future cash inflows	1,393,373	(393,625)	999,748	3,565,515	4,565,263
Future production costs	(557,636)	169,459	(388,177)	(1,266,713)	(1,654,890)
Future development costs	(215,077)	45,104	(169,973)	(1,221,647)	(1,391,620)
Future income taxes	—	—	—	—	—

Future net cash flows	620,660	(179,062)	441,598	1,077,155	1,518,753
10% annual discount	(291,351)	102,634	(188,717)	(721,921)	(910,638)

Standardized measure of discounted future net cash flows	329,309	(76,428)	252,881	355,234	608,115

The changes in the combined standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2016 are as follows:

	BBG Historical	Sale of Uinta Basin Assets	Pro Forma BBG	Fifth Creek Historical	Holdco Combined
	(in thousands)
Standardized measure of discounted future net cash flows, beginning of period	327,566	(91,548)	236,018	—	236,018
Sales of oil and gas, net of production costs and taxes	(119,167)	19,110	(100,057)	(2,907)	(102,964)
Extensions, discoveries and improved recovery, less related costs	58,121	—	58,121	333,967	392,088
Quantity revisions	(228,538)	41,277	(187,261)	6,772	(180,489)
Price revisions	(157,414)	39,865	(117,549)	4,800	(112,749)
Previously estimated development costs incurred during the period	52,611	(1,309)	51,302	—	51,302
Changes in estimated future development costs	377,239	(85,773)	291,466	—	291,466
Accretion of discount	31,941	(8,431)	23,510	496	24,006
Purchases of reserves in place	—	—	—	10,685	10,685
Sales of reserves	(10,736)	10,736	—	—	—
Changes in production rates (timing) and other	(2,314)	(355)	(2,669)	1,421	(1,248)
Net changes in future income taxes	—	—	—	—	—

Standardized measure of discounted future net cash flows, end of period	329,309	(76,428)	252,881	355,234	608,115

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

BBG’s common stock is listed on the NYSE under the symbol “BBG.” Fifth Creek is a private company and its equity interests are not publicly traded. The following table sets forth the closing sales prices per share of BBG common stock, on an actual and equivalent per share basis, on the NYSE on the following dates:

•	December 4, 2017, the last full trading day before the public announcement of the mergers, and

•	February 12, 2018, the last trading day for which this information could be calculated before the date of this proxy statement/prospectus.

	BBG Common Stock	Holdco Equivalent Per Share(1)
December 4, 2017	$5.95	$5.95
February 12, 2018	$5.07	$5.07

(1)	Each share of common stock will be converted into the right to receive one share of Holdco common stock.

The following table sets forth, for the periods indicated, the high and low sales prices per share of BBG common stock and cash dividend declared and paid for the same periods. Since its initial public offering, BBG has not declared any cash dividends.

BBG Common Stock

	BBG Price Range
	High	Low
Fiscal Year Ending December 31, 2018
First Quarter (through February 12, 2018)	$5.60	$4.65

Fiscal Year Ending December 31, 2017
Fourth Quarter	$6.93	$4.05
Third Quarter	$4.70	$2.66
Second Quarter	$4.69	$2.75
First Quarter	$7.58	$4.04

Fiscal Year Ended December 31, 2016
Fourth Quarter	$8.24	$2.19
Third Quarter	$7.02	$4.88
Second Quarter	$9.38	$5.26
First Quarter	$6.48	$2.19

Fiscal Year Ended December 31, 2015
Fourth Quarter	$7.04	$3.30
Third Quarter	$8.64	$2.75
Second Quarter	$11.72	$7.44
First Quarter	$13.36	$7.90

Fiscal Year Ended December 31, 2014
Fourth Quarter	$22.51	$7.54
Third Quarter	$27.39	$20.59
Second Quarter	$29.35	$21.50
First Quarter	$29.73	$21.85

Fiscal Year Ended December 31, 2013
Fourth Quarter	$30.69	$24.08
Third Quarter	$25.47	$20.34
Second Quarter	$24.23	$17.78
First Quarter	$21.64	$15.50

As of February 13, 2018, the last date before the date of this proxy statement/prospectus for which it was practicable to obtain this information, there were 111,169,692 shares of BBG common stock outstanding and approximately 99 holders of record of BBG common stock.

Because the merger consideration will not be adjusted for changes in the market price of BBG common stock, the implied value of the shares of Holdco common stock that holders of BBG common stock and the sole member of Fifth Creek will have the right to receive on the date the mergers is completed may vary significantly from the market value of the shares of Holdco common stock that holders of BBG common stock and sole member of Fifth Creek would receive if the mergers were completed on the date of this proxy statement/prospectus. As a result, you should obtain recent market prices prior to voting your shares. See “Risk Factors—Risks Relating to the Mergers.”

Dividends

Since its initial public offering, BBG has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of BBG common stock in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits BBG (unless consented to in advance by Fifth Creek, which consent may not be unreasonably withheld, delayed or conditioned) from paying dividends to holders of BBG common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

DESCRIPTION OF HOLDCO CAPITAL STOCK

The following description of the material terms of the Holdco capital stock is a summary only and is not a complete description of such terms. Following completion of the mergers, the rights of the holders of Holdco common stock will be governed by the DGCL, the Amended and Restated Certificate of Incorporation of Holdco (the “Holdco certificate of incorporation”) and the Amended and Restated Bylaws of Holdco (the “Holdco bylaws”) in each case that will be in effect from and after the effective time. Copies of the Holdco certificate of incorporation and the Holdco bylaws have been attached as Annexes D and E, respectively, to this proxy statement/prospectus. Each of the Holdco certificate of incorporation and the Holdco bylaws are incorporated herein by reference. See also “Where You Can Find More Information.” BBG urges you to read the Holdco charter, the Holdco bylaws and the stockholders agreement carefully and in their entirety.

General

Under the Holdco certificate of incorporation, Holdco shall have the authority to issue 400,000,000 shares of common stock, par value $0.001 per share, and 75,000,000 shares of preferred stock, par value $0.001 per share. Following completion of the mergers, we expect that there will be 210,933,552 shares of Holdco common stock and no shares of Holdco preferred stock outstanding.

Holdco Common Stock

Voting Rights

The shares of Holdco common stock to be issued in the mergers will be duly authorized, validly issued, fully paid and nonassessable. Each share of Holdco common stock will be entitled to one vote for each share on all matters requiring a vote of stockholders. Stockholders will not have cumulative voting rights in elections of directors or for any other purpose. All elections of directors will be determined by a plurality of the votes cast, except as otherwise required by law.

Dividend Rights

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of Holdco common stock will be entitled to receive any dividends, in cash, securities or property, as may be declared from time to time by the Holdco board out of funds legally available therefor.

Liquidation and Other Rights

Upon the liquidation, dissolution or winding up of Holdco, the holders of Holdco common stock will be entitled to receive ratably Holdco’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Exchange Listing

Prior to the consummation of the mergers, application will be made to list the Holdco common stock on the NYSE.

Transfer Agent and Registrar

The transfer agent and registrar for Holdco common stock will be Computershare Trust Company, N.A.

Miscellaneous

The holders of Holdco common stock will not have preemptive rights, redemption rights or conversion rights, and there are no redemption or sinking fund provisions applicable to Holdco common stock. The rights, preferences and privileges of the holders of Holdco common stock are subject to and may be adversely affected by the rights of holders of any series of Holdco preferred stock that Holdco may designate and issue in the future.

Description of Preferred Stock

The preferred stock may carry such relative rights, preferences and designations as may be determined by the Holdco board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock may be issued from time to time by the Holdco board of directors in its sole discretion (without further approval or authorization by Holdco stockholders), in one or more series, each of which series may have any particular distinctive designations as well as relative rights and preferences as determined by the Holdco board of directors. The relative rights and preferences that may be determined by the Holdco board of directors in its discretion from time to time include but are not limited to the following:

•	the annual dividend rate for such series, if any, and the date or dates from which dividends will commence to accrue;

•	the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•	the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

•	the preferential amount or amounts payable upon shares of such series in the event of Holdco’s voluntary or involuntary liquidation;

•	the voting rights, if any, of such series;

•	the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of Holdco’s securities into which such shares may be converted;

•	the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

•	any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because Holdco could issue preferred stock with special dividend or voting rights that may discourage potential bidders.

Holdco may issue shares of preferred stock that have dividend, voting and other rights superior to those of the common stock, or that convert into shares of common stock, without the approval of the holders of common stock.

Anti-Takeover Effect of Holdco’s Governing Documents and the Delaware General Corporation Law

The Holdco certificate of incorporation and the Holdco bylaws will contain a number of provisions relating to corporate governance and to the rights of Holdco stockholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of Holdco. In addition, certain provisions of the DGCL may have a similar effect.

Structure of Board

The Holdco board will be elected annually. The Holdco bylaws will provide that each director of Holdco will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The Holdco certificate of incorporation and the Holdco bylaws will provide that the number of Holdco directors may be established only by the Holdco board; however, as long as the stockholders agreement is in effect, until the date that FCEC and its affiliates beneficially own less than 10% of Holdco’s outstanding common stock (the “Board Designation Expiration Date”), the Holdco board will consist of no more than eleven directors and, without the approval of a majority of the total number of independent directors not designated to the Holdco board by FCEC (“Company Non-Affiliate Approval”), no fewer than eleven directors. Until the Board Designation Expiration Date, the number of directors on the Holdco board will be at least one more than two times the number of directors designated by FCEC.

Furthermore, the Holdco certificate of incorporation and the Holdco bylaws provide that, subject to the rights of holders of any class or series of preferred stock to elect directors, any vacancies on the Holdco board caused by the death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors will be filled only by a majority vote of the directors then in office, though less than a quorum. However, for as long as the stockholders agreement is in effect, until the Board Designation Expiration Date, if the number of Board Representatives on the Holdco board is less than FCEC would be entitled to designate under the stockholders agreement due to the death, removal or resignation of any Board Representative or any other cause, the Holdco board will cause such vacancy to be filled with a director designated by FCEC. Also until the Board Designation Expiration Date, under the stockholders agreement, if there is a vacancy on the Holdco board as a result of the death, removal or resignation of any directors who were not designated to the Holdco board by FCEC (a “Non-Investor Director”), the resulting vacancy will be filled by the Non-Investor Directors acting by Company Non-Affiliate Approval.

The Holdco board will consist of eleven directors at the time the mergers are consummated. At the effective time, (i) six of the eleven directors will be the existing directors of BBG serving prior to the effective time, and (ii) five of the eleven directors will be persons designated by FCEC, three of whom will be affiliated with Fifth Creek—Scott Gieselman, Craig Glick and Michael Starzer—and two of whom will be independent.

Removal of Directors

In accordance with the DGCL and the Holdco certificate of incorporation, subject to the rights of the holders of any class or series of preferred stock, the entire Holdco board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of all of the shares of capital stock of Holdco then entitled to vote generally in the election of directors.

No Stockholder Action by Written Consent

Holdco’s certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the Holdco board.

Advance Notice of Proposals and Nominations

The Holdco bylaws require Holdco stockholders to provide advance notice if they wish to submit a proposal or nominate candidates for directors at Holdco’s annual meeting of stockholders. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at Holdco’s annual meeting must be in writing and received by Holdco’s secretary at its principal executive offices at least 60, but not more than 90, days prior to the anniversary of the date on which Holdco first mailed its proxy materials for the prior year’s annual meeting of stockholders. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the anniversary of the prior year’s annual meeting of stockholders, notice by the stockholder must be received by the close of business on the later of the 90th day before the date of the annual meeting or the tenth day following the day on which the date of the annual meeting is first publicly announced.

Limits on Special Meetings

The Holdco certificate of incorporation provides that a special meeting of stockholders may only be called by the Holdco board of directors. Holdco stockholders will not have a right to call a special meeting under the Holdco certificate of incorporation, the Holdco bylaws or the DGCL.

Amendment of Organizational Documents

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Holdco reserves the right to amend or repeal any provision contained in its certificate of incorporation, subject to certain exceptions, in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. However, for as long as the stockholders agreement is in effect, Holdco may not amend the certificate of incorporation in any manner that would be inconsistent with the stockholders agreement or that would prevent any party to the stockholders agreement from complying with its obligations thereto, unless such amendment is approved by a majority of the Holdco board as well as a majority of board representatives and a majority of the Non-Investor Directors.

Except for the provision pertaining to the stockholders agreement, the Holdco board will be authorized to adopt, amend or repeal the Holdco bylaws by a majority vote and Holdco stockholders also will have the power to adopt, amend or repeal the Holdco bylaws by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco then entitled to vote generally in the election of directors, voting as a single class. Any amendment of the provisions in the Holdco bylaws pertaining to the applicability of the stockholders agreement by the Holdco board will require the affirmative vote of a majority of the whole Holdco board, regardless of any then-existing vacancies, including the affirmative vote of a majority of the board representatives, and any amendment of such provision by the Holdco stockholders will require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock

Holdco’s certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of preferred stock could make it more difficult or discourage an attempt to obtain control of Holdco by means of a proxy contest, tender offer, merger or otherwise.

Takeover Statutes

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Holdco does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to Holdco.

Exclusive Forum

The Holdco bylaws provide that unless Holdco consents in writing to the selection of an alternative forum, the state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of Holdco to Holdco or to Holdco stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Holdco or any current or former director or officer or other employee of Holdco arising pursuant to any provision of the DGCL, or the Holdco certificate of incorporation or the Holdco bylaws (each as may be amended from time to time), (iv) any action asserting a claim relating to or involving Holdco that is governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

COMPARISON OF RIGHTS OF HOLDCO STOCKHOLDERS, BBG STOCKHOLDERS AND FIFTH CREEK EQUITY HOLDERS

BBG, Fifth Creek and Holdco are each organized under the laws of the State of Delaware. If the mergers are consummated, BBG stockholders and Fifth Creek equity holders will become stockholders of Holdco. As holders of Holdco common stock, after giving effect to the mergers, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as the Holdco certificate of incorporation and the Holdco bylaws, in each case that will be in effect from and after the effective time. The following is a summary of the material differences between the rights of BBG stockholders and Fifth Creek equity holders before consummation of the mergers and Holdco stockholders after the consummation of the mergers. These differences in stockholder and equity holder rights result from the differences between the respective constituent documents of BBG, Fifth Creek and Holdco.

The following summary is not a complete statement of the rights of the stockholders of BBG or Holdco or the members of Fifth Creek or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. BBG urges you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the DLLCA and other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a BBG stockholder, a Fifth Creek equity holder and a Holdco stockholder.

BBG has filed with the SEC its constituent documents and the form of the Holdco certificate of incorporation and the Holdco bylaws are attached as Annexes D and E, respectively, to this proxy statement/prospectus and are incorporated herein by reference. Copies of the governing corporate instruments of BBG and Holdco are available, without charge, upon your request, by following the instructions listed under “Where You Can Find More Information.”

BBG	Fifth Creek	Holdco

ORGANIZATIONAL DOCUMENTS

The rights of BBG stockholders are currently governed by BBG’s certificate of incorporation, as amended, its bylaws, as amended, and Delaware law, including the DGCL.	The rights of Fifth Creek members are currently governed by Fifth Creek’s certificate of formation, as amended, its operating agreement, as amended, and Delaware law, including the DLLCA.	Upon consummation of the mergers, the rights of Holdco stockholders will be governed by the Holdco certificate of incorporation, the Holdco bylaws and Delaware law, including the DGCL.

AUTHORIZED CAPITAL STOCK/MEMBER INTERESTS

BBG is authorized under the BBG certificate of incorporation to issue 300,000,000 shares of common stock, par value $0.001, and 75,000,000 shares of preferred stock, par value $0.001.	The economic interests of Fifth Creek are represented by membership interest units (“units”). Upon the consent of the manager, Fifth Creek may issue additional units, provided, however, that no person or entity will become a member, unless and until such person or entity has explicitly accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of the Fifth Creek operating agreement, as the same may have been further amended.

Holdco is authorized under the Holdco certificate of incorporation to issue 400,000,000 shares of common stock, par value $0.001, and 75,000,000 shares of preferred stock, par value $0.001.

It is estimated that Holdco will issue up to 210,933,552 shares of Holdco common stock in the mergers.

BBG	Fifth Creek	Holdco

PREFERRED STOCK

The Board is authorized to provide for the issuance of one or more series of preferred stock and to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

The Board has created a series of 150,000 shares of Series A Junior Participating Preferred Stock. As of the record date, there are no shares of Series A Junior Participating Preferred Stock issued or outstanding.

Fifth Creek has no other classes of units outstanding. Under Delaware law, Fifth Creek members may choose to amend its operating agreement to establish classes or groups of members having such relative rights, powers and duties as the agreement may provide, including the absence of any voting rights for any member or class or group of members.

The Holdco board is authorized to provide for the issuance of one or more series of preferred stock and establish the number of shares to be included in each such series, and fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

VOTING

Common Stock. The holders of BBG common stock have full voting powers on all matters requiring stockholder action. Each share of such common stock is entitled to one vote.

Preferred Stock. As of the record date, there are no shares of Series A Junior Participating Preferred Stock issued or outstanding.

Holders of shares of Series A Junior Participating Preferred Stock have full voting powers on all matters requiring stockholder action, voting

Each unit entitles the member owning such unit to one vote on any matter voted on by the members as provided in the Fifth Creek operating agreement or as required by applicable law.

Common Stock. The holders of Holdco common stock will have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to one vote.

Preferred Stock. The preferred stock may carry such relative rights, preferences and designations as may be determined by the Holdco board of directors in its sole discretion upon the issuance of any shares of preferred stock.

BBG	Fifth Creek	Holdco
together with the holders of shares of common stock and any other shares of capital stock with voting rights as a single class. Each share of Series A Junior Participating Preferred Stock is entitled to 1,000 votes.

NUMBER AND QUALIFICATION OF DIRECTORS/MANAGERS

The Board currently consists of six directors. The bylaws provide that the number of directors will be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the whole Board.	Fifth Creek currently has one manager, Fifth Creek Energy Company, LLC.

The Holdco board will consist of eleven directors at the time the mergers are consummated.

At the effective time, (i) six of the eleven directors will be the existing directors of BBG serving prior to the effective time, and (ii) five of the eleven directors will be persons designated by FCEC, three of whom will be affiliated with Fifth Creek—Scott Gieselman, Craig Glick and Michael Starzer—and two of whom will be independent.

STRUCTURE OF BOARD OF DIRECTORS; TERM OF DIRECTORS; ELECTION OF DIRECTORS

The Board is elected annually. The BBG bylaws provide that each director of BBG will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The BBG certificate of incorporation and the BBG bylaws provide that the number of BBG directors may be established only by the Board.

Stockholders do not have cumulative voting rights in elections of directors or for any other purpose. All elections of directors are determined by a plurality of the votes cast, except as otherwise required by law.

The Fifth Creek operating agreement designates a manager, who is responsible for setting policies and procedures for the operation of Fifth Creek and the day-to-day operations of Fifth Creek. The management and operation of Fifth Creek are vested exclusively in the manager and the manager has the power on behalf of and in the name of Fifth Creek to carry out and implement any and all of the objects and purposes of Fifth Creek. The manager may, from time to time, delegate to one or more persons (including any member, officer or employee of Fifth Creek) such authority and responsibility as the manager may deem advisable. Any delegation pursuant to this section may be revoked at any time by the manager.

The Holdco board will be elected annually. The Holdco bylaws will provide that each director of Holdco will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. The Holdco certificate of incorporation and the Holdco bylaws will provide that the number of Holdco directors may be established only by the Holdco board; however, until the Board Designation Expiration Date, the Holdco board will consist of no more than eleven directors and, without Company Non-Affiliate Approval, no fewer than eleven directors. Until the Board Designation Expiration Date, the number of directors on the Holdco board will be at least one more than two times the number of directors designated by FCEC.

BBG	Fifth Creek	Holdco
Stockholders will not have cumulative voting rights in elections of directors or for any other purpose. All elections of directors will be determined by a plurality of the votes cast, except as otherwise required by law.

REMOVAL OF DIRECTORS/MANAGERS

In accordance with the DGCL and the BBG certificate of incorporation, subject to the rights of the holders of any class or series of preferred stock, the entire Board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of all the shares of capital stock of BBG then entitled to vote generally in the election of directors.	The Fifth Creek operating agreement does not provide a way for members to remove the manager. Thus, removing the manager requires amending the operating agreement.	In accordance with the DGCL and the Holdco certificate of incorporation, subject to the rights of the holders of any class or series of preferred stock, the entire Holdco board or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of all of the shares of capital stock of Holdco then entitled to vote generally in the election of directors.

VACANCY OF DIRECTORS/MANAGERS

The BBG certificate of incorporation and the BBG bylaws provide that any vacancies on the Board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors can be filled only by a majority vote of the directors then in office, though less than a quorum.	Under Delaware law, Fifth Creek is not required to have a manager. If it amends its operating agreement to remove the manager and does not designate a new one, the management of Fifth Creek will be vested in its members in proportion to the then-current percentage or other interest of members in the profits of Fifth Creek owned by all of the members, the decision of members owning more than 50 percent of the said percentage or other interest in the profits controlling.	The Holdco certificate of incorporation and the Holdco bylaws provide that any vacancies on the Holdco board caused by the death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors will be filled only by a majority vote of the directors then in office, though less than a quorum. However, for as long as the stockholders agreement is in effect, until the Board Designation Expiration Date, if the number of Board Representatives on the Holdco board is less than FCEC would be entitled to designate under the stockholders agreement due to the death, removal or resignation of any Board Representative or any other cause, the Holdco board will cause such vacancy to be filled with a director designated by FCEC. Also until the Board

BBG	Fifth Creek	Holdco
Designation Expiration Date, under the stockholders agreement, if there is a vacancy on the Holdco board as a result of the death, removal or resignation of any Non-Investor Director, the resulting vacancy will be filled by the Non-Investor Directors acting by Company Non-Affiliate Approval.

STOCKHOLDER ACTION BY WRITTEN CONSENT

BBG’s certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.	—	Holdco’s certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by the board of directors.

QUORUM

BBG’s bylaws provide that at any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which BBG’s securities are listed.

Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy constitutes a quorum entitled to take action with respect to that vote on that matter.

—

Holdco’s bylaws provide that at any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which Holdco’s securities are listed.

Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter.

SPECIAL MEETING OF STOCKHOLDERS

The BBG certificate of incorporation provides that a special meeting of stockholders may only be called by the Board. BBG stockholders do not have a right to call a special meeting under the	—

The Holdco certificate of incorporation provides that a special meeting of stockholders may only be called by the Holdco board of directors.

Holdco stockholders will not have a right to call a special meeting

BBG	Fifth Creek	Holdco
BBG certificate of incorporation, the BBG bylaws or the DGCL.		under the Holdco certificate of incorporation, the Holdco bylaws or the DGCL.

NOTICE OF STOCKHOLDER MEETINGS

The BBG bylaws provide that notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, will be given, not less than ten nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

When a meeting is adjourned to another time or place, notice will need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith.

—

The Holdco bylaws provide that notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, will be given, not less than ten nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

When a meeting is adjourned to another time or place, notice will need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned

BBG	Fifth Creek	Holdco
meeting, shall be given in conformity herewith.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER NOMINATIONS AND OTHER PROVISIONS

The BBG bylaws require BBG stockholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at BBG’s annual meeting of stockholders. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at BBG’s annual meeting must be in writing and received by BBG’s secretary at its principal executive offices at least 60, but not more than 90, days prior to the anniversary of the date on which BBG first mailed its proxy materials for the prior year’s annual meeting of stockholders. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the anniversary of prior year’s annual meeting of stockholders, notice by the stockholder must be received by the close of business on the later of the 90th day before the date of the annual meeting or the tenth day following the day on which the date of the annual meeting is first publicly announced.	—	The Holdco bylaws require Holdco stockholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at Holdco’s annual meeting of stockholders. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at Holdco’s annual meeting must be in writing and received by Holdco’s secretary at its principal executive offices at least 60, but not more than 90, days prior to the anniversary of the date on which Holdco first mailed its proxy materials for the prior year’s annual meeting of stockholders. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the anniversary of prior year’s annual meeting of stockholders, notice by the stockholder must be received by the close of business on the later of the 90th day before the date of the annual meeting or the tenth day following the day on which the date of the annual meeting is first publicly announced.

AMENDMENTS OF ORGANIZATIONAL DOCUMENTS

Certificate of Organization. The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders

Certificate of Formation. The members may amend the certificate of formation by filing a certificate of amendment thereto in the office of the Secretary of State of the State of Delaware. A certificate of formation may be amended at any time for any other proper purpose.

Operating Agreement. The terms and provisions of Fifth Creek

Certificate of Organization. The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at

BBG	Fifth Creek	Holdco

(provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

BBG reserves the right to amend or repeal any provision contained in its certificate of incorporation, subject to certain exceptions, in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

Bylaws. The Board is authorized to adopt, amend or repeal the BBG bylaws by a majority vote and BBG stockholders also have the power to adopt, amend or repeal the BBG bylaws by the affirmative vote of the holders of a majority of the voting power of all of then-outstanding shares of capital stock of BBG then entitled to vote generally in the election of directors, voting as a single class.

operating agreement may be modified or amended at any time and from time to time with the written consent of the manager and the members.

the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Holdco reserves the right to amend or repeal any provision contained in its certificate of incorporation, subject to certain exceptions, in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. However, for as long as the stockholders agreement is in effect, Holdco may not amend the certificate of incorporation in any manner that would be inconsistent with the stockholders agreement or that would prevent any parties to the stockholders agreement from complying with its obligations thereto, unless such amendment is approved by a majority of the Holdco board as well as a majority of board representatives and a majority of the Non-Investor Directors.

Bylaws. Except for the provision pertaining to the stockholders agreement, the Holdco board will be authorized to adopt, amend or repeal the Holdco bylaws by a majority vote and Holdco stockholders also will have the power to adopt, amend or repeal the Holdco bylaws by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Holdco then entitled to vote generally in the election of directors, voting as a

BBG	Fifth Creek	Holdco
single class. Any amendment of the provisions in the Holdco bylaws pertaining to the applicability of the stockholders agreement by the Holdco board will require the affirmative vote of a majority of the whole Holdco board, regardless of any then-existing vacancies, including the affirmative vote of a majority of the Board Representatives, and any amendment of such provision by the Holdco stockholders will require the affirmative vote of the holders of at least 80% of the then-outstanding shares of capital stock of Holdco entitled to vote generally in the election of directors, voting together as a single class.

LIMITATION ON DIRECTOR/MANAGER LIABILITY

The BBG certificate of incorporation provides that a BBG director will not be personally liable to BBG or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to BBG or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a BBG director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	The manager and any of its members, directors, officers and partners and the officers of Fifth Creek will not be liable to the members or any director, officer or partner of Fifth Creek for any conduct or actions, except for conduct or actions judged not to have been undertaken in good faith or to constitute recklessness, willful misconduct, gross negligence, a knowing violation of law or an intentional material breach of this Agreement. The manager, affiliates of the manager and Fifth Creek officers may consult with counsel and accountants respecting Fifth Creek affairs and are fully protected and justified in acting in accordance with the advice of counsel or accountants, provided they have been selected with reasonable care.	The Holdco certificate of incorporation provides that a Holdco director will not be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Holdco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Holdco director will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

BBG	Fifth Creek	Holdco

INDEMNIFICATION

Under the BBG bylaws, BBG must indemnify any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of BBG or is or was serving at the request of the BBG as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. However, BBG will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

The BBG bylaws provide that such indemnified person will have the right to be paid by BBG the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition. However, if the DGCL requires, an advancement of expenses incurred by such person in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) will be made only upon delivery to BBG of an undertaking, by or on behalf of

Under the Fifth Creek operating agreement, Fifth Creek will indemnify, out of the assets of Fifth Creek only, the manager, affiliates of the manager and the Fifth Creek officers, and their respective agents, to the fullest extent permitted by law and will save and hold them harmless from and in respect of all (i) reasonable fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim, action, or demand against Fifth Creek, the member, the manager, the Fifth Creek officers, or their respective agents that arise out of or in any way relate to Fifth Creek, Fifth Creek’s properties, business or affairs and (ii) such claims, actions, and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by Fifth Creek’s attorneys) of any such claim, action or demand. However, this indemnity will not extend to conduct not undertaken in good faith nor to any conduct that constitutes recklessness, willful misconduct, gross negligence, a knowing violation of law or an intentional and material breach of the Fifth Creek operating agreement. Expenses incurred by any indemnified person in defending a claim or proceeding covered by this section is to be paid by Fifth Creek in advance of the final disposition of such claim or proceeding, provided the indemnified person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified. The indemnification

Under the Holdco bylaws, Holdco must indemnify any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Holdco or is or was serving at the request of Holdco as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding. However, Holdco will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the Holdco board.

The Holdco bylaws provide that such indemnified person will have the right to be paid by Holdco the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition. However, if the DGCL requires, an advancement of expenses incurred by such person in his or her capacity as a director or officer (and not in any other capacity in which service

BBG	Fifth Creek	Holdco

such person, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

The BBG bylaws also provide that BBG may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of BBG or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not BBG would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Furthermore, pursuant to the BBG bylaws, BBG may, to the extent authorized from time to time by the board, grant rights to indemnification and to the advancement of expenses to any BBG employee or agent to the fullest extent of the indemnification provisions in the certificate of incorporation with respect to the indemnification and advancement of expenses of BBG directors and officers.

provisions remain in effect as to each indemnified person whether or not such indemnified person continues to serve in the capacity that entitled such person to be indemnified.

was or is rendered by such person, including, without limitation, service to an employee benefit plan) will be made only upon delivery to Holdco of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses.

The Holdco bylaws also provide that Holdco may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Holdco or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Holdco would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Furthermore, pursuant to the Holdco bylaws, Holdco may, to the extent authorized from time to time by the board, grant rights to indemnification and to the advancement of expenses to any Holdco employee or agent to the fullest extent of the indemnification provisions in the certificate of incorporation with respect to the indemnification and advancement of expenses of Holdco directors and officers.

PREEMPTIVE RIGHTS

BBG stockholders do not have preemptive rights. Thus, if additional shares of BBG common stock are issued, the current holders of BBG common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that	—	If the stockholders agreement is in effect, FCEC will have preemptive rights to subscribe for any equity securities Holdco proposes to issue in accordance with its percentage of beneficial ownership of Holdco common stock and registration rights for

BBG	Fifth Creek	Holdco
they do not participate in the additional issuance.		the shares of Holdco common stock it receives in the mergers, subject to customary exceptions. FCEC will have no preemptive rights with respect to issuances or sales by Holdco of (i) securities issued or sold pursuant to employee benefits or similar employee or management equity incentive plans or arrangements; (ii) securities issued or sold to a person (who are not affiliates of Holdco) in connection with an acquisition (or series of related acquisitions), strategic partnership, combination or merger; or (iii) securities issued by Holdco to a wholly owned subsidiary.

DIVIDENDS/DISTRIBUTIONS

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of BBG common stock is entitled to receive any dividends, in cash, securities or property, as may be declared from time to time by the Board out of funds legally available therefor.	The Fifth Creek operating agreement provides that, to the extent available after meeting the financial obligations of Fifth Creek, and after providing any necessary reserves as determined by the manager, Fifth Creek will distribute cash and other assets to the members in a manner determined by the manager, at such times and on such terms and conditions as deemed appropriate by the manager.	Subject to the rights of the holders of any outstanding shares of preferred stock, each share of Holdco common stock will be entitled to receive any dividends, in cash, securities or property, as may be declared from time to time by the Holdco board out of funds legally available therefor.

STOCKHOLDER RIGHTS PLAN

BBG does not currently have a stockholders’ rights plan in effect.	—	Holdco will not have a stockholders’ rights plan in effect.

BUSINESS COMBINATION OR ANTI-TAKEOVER STATUTES

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after	—	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s

BBG	Fifth Creek	Holdco

the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

BBG has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to BBG.

voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Holdco does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to Holdco.

APPRAISAL RIGHTS

Under the DGCL, a stockholder of a Delaware corporation such as BBG who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights,	Under the DLLCA, Fifth Creek may make available contractual appraisal rights with respect to a limited liability company interest or another interest in a limited liability company in connection with any amendment of a limited liability company agreement, any merger or consolidation in which the limited liability company is a constituent party to the merger or	Under the DGCL, a stockholder of a Delaware corporation such as Holdco who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not

BBG	Fifth Creek	Holdco

however, if the corporation’s stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders.

In such circumstances, appraisal rights can be restored if the stockholder is required to accept as consideration in an applicable transaction anything other than (1) stock of the surviving corporation or resulting from the transaction or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) stock of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts is or will be listed on a national securities exchange or held by more than 2,000 stockholders, or (3) any combination thereof.

Neither BBG’s certificate of incorporation nor bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

consolidation, any conversion of the limited liability company to another business form, any transfer to or domestication or continuance in any jurisdiction by the limited liability company, or the sale of all or substantially all of the limited liability company’s assets.

The Fifth Creek operating agreement does not provide for any appraisal rights.

confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders.

In such circumstances, appraisal rights can be restored if the stockholder is required to accept as consideration in an applicable transaction anything other than (1) stock of the surviving corporation or resulting from the transaction or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) stock of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts is or will be listed on a national securities exchange or held by more than 2,000 stockholders, or (3) any combination thereof.

Neither Holdco’s certificate of incorporation nor bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

FORUM FOR ADJUDICATION OF DISPUTES

—

Neither Fifth Creek’s certificate of formation nor its operating agreement contains a provision designating a sole and exclusive forum for member claims.

Under Delaware law, the Delaware Court of Chancery has jurisdiction to hear and determine any matter relating to any appraisal rights.

The Holdco bylaws provide that unless Holdco consents in writing to the selection of an alternative forum, the state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Holdco, (ii) any action asserting a

BBG	Fifth Creek	Holdco
claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of Holdco to Holdco or to Holdco stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Holdco or any current or former director or officer or other employee of Holdco arising pursuant to any provision of the DGCL or the Holdco certificate of incorporation or the Holdco bylaws (each as may be amended from time to time), (iv) any action asserting a claim relating to or involving Holdco that is governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

NO DISSENTERS’ RIGHTS

Under the DGCL, as well as the governing documents of BBG, the stockholders of BBG are not entitled to dissenters’ rights in connection with the mergers.

See “Proposal 1: Adoption of the Merger Agreement—No Dissenters’ Rights.”

INFORMATION ABOUT FIFTH CREEK

In this section, references to “Fifth Creek” and the “Company” refer to Fifth Creek Energy Operating Company, LLC. Certain aspects of the presentation of Fifth Creek’s and its predecessor’s results of operations have been conformed for purposes of presenting comparable results. For full historical financial statements of Fifth Creek and its predecessor for the periods presented, please see the financial statements attached to this prospectus/proxy statement.

Fifth Creek is an exploration and production company, based in Greenwood Village, Colorado, focusing on the development of oil and gas reserves in the Hereford Field area of the DJ Basin, located in rural northern Weld County, Colorado. Fifth Creek’s properties include 100,877 gross (81,279 net) contiguous net acres in the DJ Basin, substantially all of which are operated. Fifth Creek’s producing wells include seven gross (7 net) extended-reach lateral wells completed in 2017, 61 gross (58 net) standard-length lateral wells, and seven gross vertical wells (5 net). Production from Fifth Creek’s properties in the third quarter of 2017 was approximately 2,900 barrels of oil equivalent (“Boe”) per day, of which approximately 72% was oil. According to a report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), proved reserves associated with the properties were 111 MMboe as of December 31, 2016, of which 3% were proved developed. Fifth Creek estimates that there are approximately 1,453 gross extended-reach horizontal drilling locations on the properties.

In July 2016, Fifth Creek made its initial acquisition of 51,600 net acres in the Hereford Field, which included 61 producing oil wells (the “Stateline Acquisition”) drilled primarily between 2009 and 2012. Subsequently, Fifth Creek completed two additional acquisitions and leased acreage totaling 29,679 acres offsetting its position. Fifth Creek has drilled and completed seven extended-reach lateral wells; five in the Codell formation and two in the Niobrara B, utilizing modern completion designs. Four of these wells have been on production for longer than six months and have produced an average of 103,814 Boe over the initial six month period at 78% oil.

The Hereford Field has been de-risked geologically by legacy horizontal wells and extensive 3D seismic, and economically by recently drilled extended-reach laterals with modern completion designs. The Hereford Field also offsets EOG Resources, Inc.’s prolific Fairway Field to the north, in southern Wyoming. The Fifth Creek acreage position includes over 310 feet of stacked pay with wells producing from five formations: Niobrara B, Niobrara C, Codell, Greenhorn, and Richard.

Oil and Gas Data

Proved Reserves

The information presented below with respect to Fifth Creek’s estimated proved reserves as of December 31, 2016 has been prepared by Fifth Creek’s independent petroleum engineering firm, NSAI, in accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to companies involved in oil and natural gas producing activities in effect at the applicable time.

All of our proved undeveloped drilling locations are scheduled to be drilled within five years of December 31, 2016. Proved undeveloped reserves will be converted from undeveloped to developed as the applicable wells begin production. Our total forecasted budget for drilling and completion costs in 2017 is $89.6 million, $55.3 million of which had been expended as of September 30, 2017. Our total forecasted budget for drilling and completion costs is $255.2 million, $250.4 million, $250.4 million and $250.4 million for each of 2018, 2019, 2020, and 2021, respectively. As we continue to develop our properties, we expect to realize a substantial growth in our production and revenues, resulting in additional cash flow from operations to finance our conversion of proved undeveloped reserves to developed reserves. For example, Fifth Creek’s daily combined volumes for the nine months ended September 30, 2017 were 2,764.8 Boe/d as compared to 1,060.1 Boe/d for the nine months ended September 30, 2016. In addition, we have realized and believe we will continue to realize cost savings. For example, lease operating expense was $3.99 per Boe for the nine months ended September 30, 2017 as compared to $6.41 per Boe for the nine months ended September 30, 2016. In addition, as we develop our properties, we expect that the borrowing base under our $250 million revolving credit facility will continue to increase. For example, as the result of the development of our properties in 2017, our borrowing base increased in November 2017 to $70 million, as compared to $20 million as of December 2016, $32 million as of April 2017 and $55 million as of September 2017. Furthermore, as of December 31, 2016, we had unused equity contributions commitments from our members totaling $127.9 million, $78.4 of which remained unused as of September 30, 2017. We expect that cash flow from operations, borrowings under our revolving credit facility and equity contributions from our members will be sufficient to finance the development of proved undeveloped reserves in accordance with our five-year development plan, though the actual timing of development of our proved undeveloped reserves may be impacted by changes commodity prices and other external factors.

The following table presents Fifth Creek’s estimated net proved oil, natural gas and NGL reserves at December 31, 2016.

Proved Reserves:(1)	December 31, 2016
Proved Developed Reserves:
Oil (MBbls)	2,159.9
NGLs (MBbls)	510.5
Natural gas (MMcf)	2,956.9
Total proved developed reserves (MBoe)	3,163.2
Proved Undeveloped Reserves:
Oil (MBbls)	80,329.9
NGLs (MBbls)	14,057.8
Natural gas (MMcf)	79,004.4
Total proved undeveloped reserves (MBoe)	107,555.1
Total Proved Reserves (MBoe)	110,718.3

(1)	Fifth Creek’s proved reserves were determined in accordance with SEC guidelines, using the average price on the first day of each month in the period January through December 2016. The WTI Cushing spot price for oil and NGLs is adjusted for quality, transportation fees, and market differentials, while the CIG Rocky Mountains spot price for natural gas is adjusted for energy content, market differentials, and transportation fees (which includes a gas gathering and processing fee of $2.00 per Mcf modeled as a price deduction in the reserve report as of December 31, 2016). All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production are $40.14 per barrel of oil, $15.82 per barrel of NGL, and $0.29 per Mcf of natural gas.

The data in the table above represents estimates only. Oil, NGLs and natural gas reserve engineering is an estimation of accumulations of oil, NGLs and natural gas that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil, NGLs and natural gas that are ultimately recovered.

Internal Controls and Qualifications of Technical Persons

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “Reserve Standards”) and guidelines established by the SEC, NSAI, independent reserve engineers, estimated 100% of Fifth Creek’s proved reserve information as of December 31, 2016. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Reserve Standards.

Fifth Creek maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. Fifth Creek’s internal technical team members met with its independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Fifth Creek provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs.

The preparation of Fifth Creek’s proved reserve estimates are completed in accordance with Fifth Creek’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

•	review and verification of historical production data, working interest, net revenue interest, lease operating statements, capital costs, severance and ad valorem taxes, which data is based on actual production as reported by Fifth Creek;

•	verification of property ownership by Fifth Creek’s land department;

•	preparation of reserve estimates by Fifth Creek’s Engineering Manager or under her direct supervision;

•	review by Fifth Creek’s Vice President Engineering of all of Fifth Creek’s reported proved reserves at the close of each quarter, including the review of all significant reserve changes and all new proved undeveloped reserves additions; and

•	direct reporting responsibilities and final approval by Fifth Creek’s Engineering Manager to Fifth Creek’s executive officers.

Salina Derichsweiler, Engineering Manager, is the technical person primarily responsible for overseeing the preparation of Fifth Creek’s reserves estimates. Ms. Derichsweiler has over 15 years of experience in the oil and gas industry with experience in reservoir engineering, production operations, drilling and planning. She holds a Bachelor of Science degree in Chemical Engineering and Petroleum Refining from the Colorado School of Mines, and an MBA in Finance from Pepperdine University.

Production and Cost History

The following tables set forth information regarding net production of oil, natural gas and NGLs and certain price and cost information for each of the periods indicated. The information set forth below related to Fifth Creek consists of the historical results for the nine months ended September 30, 2017 and for the years ended December 31, 2016 and 2015 (including the results of the Stateline Business for all periods subsequent to July 14, 2016). Prior to the Stateline Acquisition, which was completed on July 15, 2016, Fifth Creek engaged in only limited oil and gas exploration or production activities through its equity investment in Mustang Creek, drilling two exploratory wells. The information set forth below related to Stateline consists of the historical results of Fifth Creek’s predecessor for the period from January 1, 2016 through July 14, 2016 (the date of the Stateline Acquisition) and for the years ended December 31, 2015 and 2014.

For additional information on price calculations and factors affecting comparability of Fifth Creek’s financial condition and results of operations, see the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fifth Creek.”

	Fifth Creek	Fifth Creek	Stateline
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016(1)	Period from January 1, 2016 to July 14, 2016
Company Production Data:
Oil (MBbls)	467.0	53.7	118.8
NGLs (MBbls)	217.8	14.0	31.1
Natural gas (MMcf)	420.4	71.1	170.0
Combined volumes (MBoe)	754.8	79.5	178.3
Daily combined volumes (Boe/d)	2,764.8	1,019.3	909.5
Average Realized Prices before Hedging:
Oil (per Bbl)	46.89	42.24	34.86
NGLs (per Bbl)	14.35	23.22	10.46
Natural gas (per Mcf)	2.94	2.74	3.90
Combined (per Boe)	34.79	35.05	28.78
Average Realized Prices with Hedging:
Oil (per Bbl)	48.25	42.24	34.86
NGLs (per Bbl)	14.16	23.22	10.46
Natural gas (per Mcf)	3.02	2.74	3.90
Combined (per Boe)	35.62	35.05	28.78
Average Costs ($ per Boe):
Lease operating expense	3.99	6.41	12.87
Depreciation, depletion and amortization	11.48	7.07	—
Accretion expense	.15	.37	1.22
Exploration and abandonment expense	.47	—	—
General and administrative	7.51	45.72	1.98
Acquisition expenses	1.90	10.77	—
Gathering, processing and transportation costs	4.88	8.25	11.97
Impairments	—	—	60.08
Taxes, other than income	2.59	1.97	1.40

(1)	Prior to the Stateline Acquisition, which was completed on July 15, 2016, Fifth Creek engaged in only limited oil and gas exploration or production activities through its equity investment in Mustang Creek, drilling two exploratory wells. Daily combined volumes for the nine months ended September 30, 2016 are calculated on the basis of 78-day period, which reflects the number of days from the Stateline Acquisition through September 30, 2016.

	Fifth Creek	Stateline	Stateline	Stateline
	Year Ended December 31, 2016(1)	Period from January 1, 2016 to July 14, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Company Production Data:
Oil (MBbls)	108.2	118.8	266.8	351.0
NGLs (MBbls)	28.1	31.1	65.7	108.4
Natural gas (MMcf)	149.9	170.0	342.5	350.8
Combined volumes (MBoe)	161.3	178.3	389.5	517.9
Daily combined volumes (Boe/d)	948.7	909.5	1,067.3	1,418.8
Average Realized Prices before Hedging:
Oil (per Bbl)	44.54	34.86	41.15	81.37
NGLs (per Bbl)	25.98	10.46	13.01	16.89
Natural gas (per Mcf)	2.84	3.90	4.25	12.69
Combined (per Boe)	37.04	28.78	34.11	67.28
Average Realized Prices with Hedging:
Oil (per Bbl)	44.76	34.86	41.15	81.37
NGLs (per Bbl)	25.98	10.46	13.01	16.89
Natural gas (per Mcf)	2.84	3.90	4.25	12.69
Combined (per Boe)	37.04	28.78	34.11	67.28
Average Costs ($ per Boe):
Lease operating expenses	7.56	12.87	13.65	18.25
Depreciation, depletion and amortization	9.05	—	5.49	30.76
Accretion expense	.46	1.22	1.09	0.62
Exploration and abandonment expense	.15	—	—	—
General and administrative(2)	30.93	1.98	1.74	1.83
Acquisition expenses	5.84	—	—	—
Gathering, processing and transportation costs	8.28	11.97	12.48	12.45
Impairments	—	60.08	—	147.65
Taxes, other than income	1.88	1.40	1.92	2.99

(1)	Prior to the Stateline Acquisition, which was completed on July 15, 2016, Fifth Creek engaged in only limited oil and gas exploration or production activities through its equity investment in Mustang Creek, drilling two exploratory wells. Daily combined volumes for the year ended December 31, 2016 are calculated on the basis of 170-day period, which reflects the number of days from the Stateline Acquisition through December 31, 2016.
(2)	General and administrative expense for 2016 was calculated using the full year of Fifth Creek’s G&A expense and only 5.5 months of production volumes subsequent to the Stateline Acquisition.

Productive Wells

The following table sets forth information at September 30, 2017 relating to the productive oil wells in which Fifth Creek owned a working interest as of that date.

Oil Wells
Gross Wells	Net Wells
75	70

Developed and Undeveloped Acreage

The following table sets forth information as of September 30, 2017 relating to Fifth Creek’s leasehold acreage.

Developed Acreage		Undeveloped Acreage		Total
Gross	Net	Gross	Net	Gross	Net
41,554	38,437	59,323	42,842	100,877	81,279

Substantially all of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2017, the expiration periods of the net undeveloped acres by area that are subject to leases summarized in the above table of undeveloped acreage.

Net Undeveloped Acres Expiring
2017	2018	2019	2020	Thereafter	Total
1,315	7,631	1,914	1,778	23,683	36,321

Operations

General

Fifth Creek is the operator of substantially all of its acreage. As operator, Fifth Creek obtains regulatory authorizations, designs and manages the development of a well and supervises operation and maintenance activities on a day-to-day basis. Fifth Creek does not own drilling rigs or the majority of the other oil field service equipment used for drilling or maintaining wells on the properties it operates. Independent contractors engaged by Fifth Creek provide the majority of the equipment and personnel associated with these activities. Fifth Creek constructs, operates and maintains water facilities associated with its operations. Fifth Creek employs drilling, production and reservoir engineers and geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating Fifth Creek’s oil and natural gas properties.

Marketing and Customers

Fifth Creek markets all of the oil, gas and NGL production from its operated properties. Fifth Creek’s oil, natural gas and NGL production is sold to a relatively small number of customers. Based on where Fifth Creek operates and the availability of other purchasers and markets, Fifth Creek believes that its production can be sold in the market in the event that it is not sold to its existing customers. However, in some circumstances, a change in customers may entail significant transition costs during the transition to a new customer.

For the year ended December 31, 2016, two purchasers each accounted for more than 10% of Fifth Creek’s total production revenue, 83% and 12% respectively. Fifth Creek had no oil and gas sales revenue in 2015. The loss of any single purchaser could materially and adversely affect Fifth Creek’s revenues in the short-term; however, Fifth Creek believes that the loss of any of its purchasers would not have a long-term material adverse effect on its financial condition and results of operations as oil and natural gas are fungible products with well-established markets and numerous purchasers.

Fifth Creek’s oil production is collected in tanks on location and sold to third parties that transport it in trucks to pipelines, oil terminals and refiners. Fifth Creek sells its production to one purchaser. Fifth Creek’s oil contract is priced off of either New York Mercantile Exchange (“NYMEX”) or area oil posting with quality, location or transportation differentials.

Fifth Creek is a party to a gas gathering agreement pursuant to which it has committed to sell specified quantities of natural gas at fixed prices over a specified period. Under the agreement, the minimum monthly volumes to be sold are 34,170 Mcf in 2017. These minimum monthly volumes decrease over time to 23,226 Mcf in 2021, the final year of the contract.

Fifth Creek is a party to a natural gas liquids agreement pursuant to which the company sells its NGL production. Fifth Creek’s NGL production is priced off Mt. Belvieu, NON TET price postings.

Title to Properties

As is customary in the oil and gas industry, Fifth Creek initially conducts only a cursory review of the title to its properties on which it does not have proved developed reserves. Prior to the commencement of drilling operations on those properties, Fifth Creek typically conducts a title examination and performs curative work for significant defects. To the extent title opinions or other investigations reflect title defects on those properties, Fifth Creek is typically responsible for curing such defects at its expense. Fifth Creek generally will not commence drilling operations on a property until it has cured any material title defects on such property. Fifth Creek has obtained title opinions on substantially all of its producing properties and believes that it utilizes methods consistent with practices customary in the oil and gas industry and that its practices are adequately designed to enable it to acquire satisfactory title to its producing properties. Prior to completing an acquisition of producing oil and gas leases, Fifth Creek performs title reviews on the most significant leases and, depending on the materiality of the properties, Fifth Creek may obtain a title opinion or review previously obtained title opinions. Fifth Creek’s oil, natural gas and NGL producing properties are subject to customary royalty and other interests, liens for current taxes, liens under its existing credit facility and other burdens that it believes do not materially interfere with the use of its properties.

Employees

As of December 14, 2017, Fifth Creek had 47 employees. Fifth Creek also contracts for the services of independent consultants involved in land, regulatory, accounting, financial and other disciplines as needed. None of Fifth Creek’s employees are represented by labor unions or covered by any collective bargaining agreement. Fifth Creek believes that its relations with its employees are good.

Offices

As of December 14, 2017, Fifth Creek leased approximately 23,357 square feet of office space in Greenwood Village, Colorado at 5251 DTC Parkway, Suite 420, where Fifth Creek’s principal offices are located. The lease for Fifth Creek’s office expires in 2023. Fifth Creek believes that its facilities are adequate for its current operations and that it can obtain additional leased space if needed.

Legal Proceedings

Fifth Creek is party to lawsuits arising in the ordinary course of its business. Fifth Creek cannot predict the outcome of any such lawsuits with certainty, but its management team does not expect the outcome of pending or threatened legal matters to have a material adverse impact on its financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIFTH CREEK

The following discussion and analysis of Fifth Creek’s financial condition and results of operations should be read in conjunction with its financial statements and related notes appearing elsewhere in this prospectus/proxy statement. The following discussion contains “forward-looking statements” that reflect Fifth Creek’s future plans, estimates, beliefs and expected performance. Fifth Creek cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from Fifth Creek’s expectations include changes in oil, NGLs and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as Fifth Creek’s ability to access them and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Fifth Creek’s business, as well as those factors discussed below and elsewhere in this registration statement, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See “Cautionary Statement Regarding Forward-Looking Statements” in this registration statement. Also, see the risk factors and other cautionary statements described under the heading “Risk Factors” included elsewhere in this registration statement. Fifth Creek does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law. In this section, references to “Fifth Creek” refers to Fifth Creek Energy Operating Company LLC, unless otherwise indicated or the context otherwise requires.

Overview

Fifth Creek is an exploration and production company, based in Greenwood Village, Colorado, focusing on the development of oil and gas reserves in the Hereford Field area of the DJ Basin, located in rural northern Weld County, Colorado. Fifth Creek’s properties include 100,877 gross (81,279 net) contiguous net acres in the DJ Basin, substantially all of which are operated. Fifth Creek’s producing wells include seven gross (7 net) extended-reach lateral wells completed in 2017, 61 gross (58 net) standard-length lateral wells, and seven gross vertical wells (5 net). Production from Fifth Creek’s properties in the third quarter of 2017 was approximately 2,900 Boe per day, of which approximately 72% was oil. According to a report prepared by NSAI, proved reserves associated with the properties were 111 MMboe as of December 31, 2016, of which 3% were proved developed. Fifth Creek estimates that there are approximately 1,453 gross extended-reach horizontal drilling locations on the properties.

In July 2016, Fifth Creek made its initial acquisition (the “Stateline Acquisition”) of 51,600 net acres in the Hereford Field, which included 61 producing oil wells drilled primarily between 2009 and 2012 (the “Stateline Business”). Subsequently, Fifth Creek completed two additional acquisitions and leased acreage totaling 29,679 acres offsetting its position. Fifth Creek has drilled and completed seven extended-reach lateral wells, five in the Codell formation and two in the Niobrara B, utilizing modern completion designs. Four of these wells have been on production for longer than six months and have produced an average of 103,814 Boe over the initial six month period at 78% oil.

The Hereford Field has been de-risked geologically by legacy horizontal wells and extensive 3D seismic, and economically by recently drilled extended-reach laterals with modern completion designs. The Hereford Field also offsets EOG Resources, Inc.’s prolific Fairway Field to the north, in southern Wyoming. The Hereford Field includes over 310 feet of stacked pay with wells producing from five formations: Niobrara B, Niobrara C, Codell, Greenhorn, and Richard.

The financial results of Fifth Creek as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” consist of the historical results of Fifth Creek for the nine months ended

September 30, 2017 and 2016 and for the years ended December 31, 2016 and 2015 (including the results of the Stateline Business for all periods subsequent to July 14, 2016). The financial results of Fifth Creek’s predecessor as presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” consist of the historical results of the Stateline Business for the period from January 1, 2016 through July 14, 2016 (the date of the Stateline Acquisition) and for the years ended December 31, 2015 and 2014. Accordingly, Fifth Creek’s and its predecessor’s results of operations for such periods may not be comparable.

Fifth Creek operates in the exploration and production segment of the energy industry and all of its operations are conducted onshore in the United States. Fifth Creek’s ability to develop and produce its current reserves is driven by several factors, including:

•	commodity prices;

•	the availability of attractive acquisition opportunities and Fifth Creek’s ability to execute them;

•	the availability of capital and the amount Fifth Creek invests in the leasing and development of properties and the drilling of wells;

•	facility or equipment availability and unexpected delays or downtime, including delays imposed by or resulting from compliance with regulatory requirements; and

•	the rate at which production volumes naturally decline.

Fifth Creek derives substantially all of its revenue from the sale of oil, natural gas and NGLs that are produced from interests in its properties. Oil and natural gas prices are inherently volatile and are influenced by many factors outside of Fifth Creek’s control. To achieve more predictable cash flows and to reduce its exposure to downward price fluctuations, Fifth Creek uses derivative instruments to hedge future sales prices on a significant portion of its oil and natural gas production. Fifth Creek currently uses fixed price oil, NGLs and natural gas swaps for which it receives a fixed price for future production in exchange for a payment of the variable market price received at the time future production is sold. See “—Commodity Hedging Activities” below for more information regarding Fifth Creek’s economic hedge positions.

For information regarding the average sales prices received for oil, natural gas and NGLs before and after the effects of hedging contracts, please see “—Production and Cost History.”

Fifth Creek focuses its efforts on increasing oil, natural gas and NGLs reserves and production while controlling costs at a level that is appropriate for long-term operations. Fifth Creek’s future earnings and cash flows are dependent on its ability to manage revenues and overall cost structure to a level that allows for profitable production.

Results of Operations

Nine Months Ended September 30, 2017 (Fifth Creek) compared with Period from January 1, 2016 to July 14, 2016 (Stateline Business) and Nine Months Ended September 30, 2016 (Fifth Creek)

	Fifth Creek		Stateline
	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016	Period from January 1, 2016 to July 14, 2016
	(unaudited)	(unaudited)	(audited)
Net Operating Revenues
Crude Oil and Condensate	$21,897,730	$2,266,466	$4,140,392
Natural Gas Liquids	3,124,662	325,285	663,497
Natural Gas	1,237,364	194,808	325,768
Total	26,259,756	2,786,559	5,129,657
Operating Expenses
Lease Operating Expenses	$3,011,157	$509,369	$2,293,722
Gathering, Processing and Transportation Costs	3,686,017	656,250	2,133,059
Impairments	—	—	10,709,735
Depreciation, Depletion, Amortization and Accretion	8,777,359	591,353	217,526
General and Administrative	5,669,283	3,635,473	352,660
Taxes, Other Than Income	1,954,435	156,961	249,544
Exploration and Abandonment	356,205	—	—
Acquisition Expenses	1,431,887	856,295	—
Total	$24,886,343	$6,405,701	$15,956,246
Operating Income (Loss) Before Income Taxes	$1,373,413	$(3,619,142)	$(10,826,589)
Income Tax Benefit (Expense)	—	—	168,341
Other Income (Expense)	407,329	3,243	—
Net Income (Loss)	$1,780,742	$(3,615,899)	$(10,658,248)

Revenues

Total revenues for the nine months ended September 30, 2017 (Fifth Creek) increased by $18,343,540 compared to the combined total revenues for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to 193% increase in production volumes from the seven net horizontal wells added to Fifth Creek’s well count.

Operating Expenses

Lease Operating Expenses

Lease operating expenses for the nine months ended September 30, 2017 (Fifth Creek) increased by $208,066 compared to the combined lease operating expenses for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to operating additional horizontal wells, and increased production in 2017 when compared to the prior period.

Gathering, Processing and Transportation

Gathering, processing and transportation costs for the nine months ended September 30, 2017 (Fifth Creek) increased by $896,708 compared to the combined gathering, processing and transportation costs for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to 193% increase in production volumes, including production from the seven net horizontal wells added to Fifth Creek’s well count. The effect of the acquisition method of accounting on gathering, processing, and transportation costs for the nine months ended September 30, 2017 (Fifth Creek) compared to the combined costs for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline) was a net decrease of $345,334 due to the unfavorable gas processing contract assumed from the Stateline Acquisition.

Impairments

Impairments for the nine months ended September 30, 2017 (Fifth Creek) decreased by $10,709,735 compared to the combined impairment for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to Stateline impairing the full amount of the assets in 2016 due to low commodity prices, declining existing production and no commitment to drill proved undeveloped locations. Fifth Creek incurred no impairment charges for the nine-month period of 2017.

Depreciation, Depletion, Amortization and Accretion

Depreciation, depletion, amortization and accretion expense for the nine months ended September 30, 2017 (Fifth Creek) increased by $7,968,480 compared to the combined depreciation, depletion, amortization and accretion expense for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to sales volumes growth of 193% outpacing the corresponding growth in proved reserves, and the fact that no depreciation, depletion or amortization was recognized during the period from January 1, 2016 to July 14, 2016 in the Stateline financial statements, due to the Stateline Properties being fully impaired during the period. The effect of the acquisition method of accounting on depletion of oil and gas properties for the nine months ended September 30, 2017 (Fifth Creek) compared to the combined expense for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline) was a net increase of $951,186 due to the Fifth Creek’s purchase of the oil and gas properties from Stateline. In addition, the effect of the acquisition method of accounting on accretion expense for the nine months of September 30, 2017 (Fifth Creek) compared to the combined accretion expense for nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline) was a net decrease of $134,849 due to the post acquisition purchase price adjustment revision in the asset retirement obligation estimate.

General and Administrative

General and administrative expenses for the nine months ended September 30, 2017 (Fifth Creek) increased by $1,681,150 compared to the combined general and administrative expenses for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to salaries and wages, and consulting fees that were higher than the comparable period in 2016. The increase in salaries and wages, and consulting fees between the two periods are primarily due to an increase in headcount as a result of the 2017 drilling program.

Taxes

Production taxes for the nine months ended September 30, 2017 (Fifth Creek) increased by $1,547,930 compared to combined production taxes for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to the increase in production volumes from the current drilling program of 193% when compared to the previous period.

Exploration and Abandonment

Exploration and abandonment expenses for the nine months ended September 30, 2017 (Fifth Creek) increased by $356,205 compared to combined exploration and abandonment expenses for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to abandonment of non-core leases from Fifth Creek’s acquisition of Stateline.

Acquisition Expenses

Acquisition expenses for the nine months ended September 30, 2017 (Fifth Creek) increased by $575,592 compared to combined acquisition expenses for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to the increased activity in acquisitions and potential acquisitions during the nine-month period in 2017 over the comparable period.

Other Income (Expense)

Other income (expense) for the nine months ended September 30, 2017 (Fifth Creek) increased by $404,086 compared to combined other income (expense) for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to the gain on Fifth Creek’s derivative instruments of $785,417, which was partially offset by interest expense on Fifth Creek’s credit facility, both during the nine-month period of 2017, compared to limited other income in the prior period.

Year Ended December 31, 2016 (Fifth Creek) and Period from January 1, 2016 to July 14, 2016 (Stateline Business) compared with Year Ended December 31, 2015 (Fifth Creek) and Year Ended December 31, 2015 (Stateline Business)

	Fifth Creek		Stateline
	Year Ended December 31, 2016	Year Ended December 31, 2015	Period from January 1, 2016 to July 14, 2016	Year Ended December 31, 2015
Net Operating Revenues
Crude Oil and Condensate	$4,817,192	$—	$4,140,392	$10,977,231
Natural Gas Liquids	731,011	—	663,497	1,455,778
Natural Gas	424,995	—	325,768	854,774
Total	$5,973,198	$—	$5,129,657	$13,287,783
Operating Expenses
Lease Operating Expenses	$1,219,961	$—	$2,293,722	$5,315,949
Gathering, Processing and Transportation Costs	1,336,125	—	2,133,059	4,862,529
Impairments	—	—	10,709,735	—
Depreciation, Depletion, Amortization and Accretion	1,533,228	52,507	217,526	2,560,538
General and Administrative	4,987,821	2,736,576	352,660	676,246
Taxes, Other Than Income	303,260	—	249,544	746,505
Exploration and Abandonment	23,408	—	—	—
Acquisition Expenses	942,123	—	—	—
Total	$10,345,926	$2,789,083	$15,956,246	$14,161,767
Operating Loss Before Income Taxes	$(4,372,728)	$(2,789,083)	$(10,826,589)	$(873,984)
Income Tax Benefit (Expense)	—	—	168,341	(150,531)
Other (Expense)	(828,827)	(11,016,904)	—	—
Net Loss	$(5,201,555)	$(13,805,987)	$(10,658,248)	$(1,024,515)

Revenues

Total revenues for year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $2,184,928 compared to the combined total revenues for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to no additional wells added to the Fifth Creek or Stateline’s well count in 2016 and the natural decline of existing well inventory, which resulted in a 13% decrease in production volumes from the prior period. Also contributing to the decrease was a combined 6% decrease in the realized commodity price in 2016 when compared to 2015.

Operating Expenses

Lease Operating Expenses

Lease operating expenses for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $1,802,266 compared to lease operating expenses for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to the decrease in production volumes of 13% from the prior period due to the natural decline of the existing well count in 2016 when compared to 2015.

Gathering, Processing and Transportation

Gathering, processing and transportation costs for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $1,393,345 compared to gathering, processing and transportation costs for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to 13% decrease in production volumes in 2016 over 2015.

Impairments

Impairment for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) increased by $10,709,735 compared to impairment for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to Stateline impairing the assets in 2016 due to low commodity prices, declining existing production and no commitment to drill proved undeveloped locations. Neither Fifth Creek nor Stateline incurred impairment charges for the year ended December 31, 2015.

Depreciation, Depletion, Amortization and Accretion

Depreciation, depletion, amortization and accretion expense for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $862,291 compared to depreciation, depletion, amortization and accretion expense for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to no depreciation, depletion or amortization being recognized during the period from January 1, 2016 to July 14, 2016 in the Stateline financial statements, due to the Stateline Properties being fully impaired during the period.

General and Administrative

General and administrative expenses for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) increased by $1,927,659 compared to general and administrative expenses for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to salaries and wages, and consulting being higher in 2016 than the comparable period in 2015. The increase in salaries and wages, and consulting are primarily due to an increase in headcount as a result of Fifth Creek purchasing Stateline in 2016.

Taxes

Production taxes for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $193,701 compared to production taxes for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to the decrease in production volumes from the current drilling program in 2016 of 13% when compared to the previous period, together with the decrease in commodity prices realized.

Exploration and Abandonment

Exploration and abandonment expenses for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) increased by $23,408 compared to exploration and abandonment expenses for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to abandonment of non-core leases from Fifth Creek’s acquisition of Stateline.

Acquisition Expenses

Acquisition expenses for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) increased by $942,123 compared to acquisition expenses for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to the increased activity in acquisitions and potential acquisitions during the nine month period in 2017 over the comparable period.

Other (Expense)

Other (expense) for year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline) decreased by $10,188,077 compared to other (expense) for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to a other than temporary impairment on equity method investment recognized by Fifth Creek for the year ended December 31, 2015 in the amount of $11,017,797, compared to a loss on Fifth Creek’s derivative instruments of $812,737 during the year ended December 31, 2016.

Year Ended December 31, 2015 (Stateline Business) compared with Year Ended December 31, 2014 (Stateline Business)

	Stateline	Stateline
	Year Ended December 31, 2015	Year Ended December 31, 2014
Net Operating Revenues
Crude Oil and Condensate	$10,977,231	$28,558,593
Natural Gas Liquids	1,455,778	4,451,892
Natural Gas	854,774	1,830,735
Total	$13,287,783	$34,841,220
Operating Expenses
Lease Operating Expenses	$5,315,949	$9,448,978
Gathering, Processing and Transportation Costs	4,862,529	6,445,053
Impairments	—	76,458,741
Depreciation, Depletion, Amortization and Accretion	2,560,538	17,059,465
General and Administrative	676,246	950,059
Taxes, Other Than Income	746,505	1,549,682
Total	$14,161,767	$111,911,978
Operating Loss Before Income Taxes	$(873,984)	$(77,070,758)
Income Tax Benefit (Expense)	(150,531)	27,626,729
Net Loss	$(1,024,515)	$(49,444,029)

Revenues

Total revenues for the year ended December 31, 2015 (Stateline) decreased by $21,553,437 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to no additional wells added to the Fifth Creek or Stateline’s well count in 2015 and the natural decline of existing well inventory which resulted in a 25% decrease in production volumes from the prior period.

Operating Expenses

Lease Operating Expenses

Lease operating expenses for the year ended December 31, 2015 (Stateline) decreased by $4,133,029 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to the decrease in production volumes of 25% from the prior period due to the natural decline of the existing well count in 2015 when compared to 2014.

Gathering, Processing and Transportation

Gathering, processing and transportation costs for the year ended December 31, 2015 (Stateline) decreased by $1,582,524 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to 25% decrease in production volumes in 2015 over 2014.

Impairments

Impairment expenses for the year ended December 31, 2015 (Stateline) decreased by $76,458,741 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to Stateline impairing the assets in 2014 due to low commodity prices, decline of existing production and no commitment to drill proved undeveloped locations. Stateline incurred no impairment charges in 2015.

Depreciation, Depletion, Amortization and Accretion

Depreciation, depletion, amortization and accretion expense for the year ended December 31, 2015 (Stateline) decreased by $14,498,927 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to the Stateline’s impairment in the amount of $76,458,741 that occurred in 2014 and a 25% decrease in production volumes in 2015 over 2014.

General and Administrative

General and administrative expenses for the year ended December 31, 2015 (Stateline) decreased by $273,813 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to a decrease in general and administrative time due to reduction of operations in the area.

Taxes, Other Than Income

Production taxes for the year ended December 31, 2015 (Stateline) decreased by $803,177 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to decrease production volumes of 25% when compared to the previous period.

Income Tax Benefit (Expense)

Income tax benefit (expense) for the year ended December 31, 2015 (Stateline) decreased by $27,777,260 compared to the year ended December 31, 2014 (Stateline). This change was primarily attributable to the initial recording of the valuation allowance in 2014 as well as a large book impairment of oil and gas properties in 2014 that was not deductible for tax purposes.

Capital Resources and Liquidity

Fifth Creek’s primary sources of liquidity have been equity contributions from its members, borrowings under its five-year $250 million secured revolving credit facility (the “credit facility”) and net cash provided by operating activities. Fifth Creek’s primary use of capital has been the acquisition and development of oil and natural gas properties. Fifth Creek continually monitors the capital resources, including equity and debt financings, available to it to meet its future financial obligations, planned capital expenditure activities and liquidity requirements.

Credit Facility

Fifth Creek’s credit facility had an initial borrowing base of $20 million with semiannual borrowing base redeterminations to be completed by April 1 and October 1 each year. In April, September, and November of

2017, Fifth Creek entered into amendments which increased the credit facility borrowing base to $32 million, $55 million, and $70 million, respectively. Future borrowing bases will be determined at the discretion of the lending syndicate based on proved oil and natural gas reserves, hedge positions and estimated future cash flow from those reserves, as well as any other outstanding debt. Fifth Creek’s borrowings under the credit facility are subject to limitation under the terms of the Merger Agreement.

At September 30, 2017, borrowings under the credit facility bear interest at the alternate base rate plus the applicable margin or at the adjusted London Interbank Offered (“LIBO”) rate. The alternate base rate is defined as the greatest of (a) the prime rate in effect, (b) the federal funds rate in effect plus one half of 1.0%, or (c) the monthly LIBO rate, plus 1%. The applicable margins associated with the prime rate or the federal funds rate vary based on the utilization percentage of the credit facility, and are 1.5% to 2.5% for base rate loans and 2.5% to 3.5% for LIBOR loans. Fifth Creek also pays an annual commitment fee of 0.500% based on the unused portion of the outstanding borrowing base.

For the nine months ended September 30, 2017 and year ended December 31, 2016, Fifth Creek recorded $378,221 and $20,762 in interest expense, respectively under the credit facility. The interest expense recorded for the year ended December 31, 2016 was comprised of $8,818 in debt issuance amortization expense and $11,944 in commitment fees.

The credit facility is secured by oil and natural gas properties representing at least 85% of the value of Fifth Creek’s proved reserves. The credit facility contains certain covenants, including among others, restrictions on indebtedness, restrictions on liens, restrictions on investments, restrictions on mergers, restrictions on sales of assets, restrictions on dividends and payments to Fifth Creek’s capital interest holders, and restrictions on Fifth Creek’s hedging activity. The financial covenants require Fifth Creek to maintain compliance with certain financial ratios. Fifth Creek was in compliance with such covenants as of September 30, 2017 and December 31, 2016.

As of September 30, 2017, Fifth Creek had a $14.2 million outstanding balance under the credit facility. The weighted-average interest rate on the outstanding balance for the nine months ended September 30, 2017 was 3.86%. As of December 31, 2016, the Company’s outstanding balance under the credit facility was zero.

Working Capital

Fifth Creek’s working capital balance fluctuates as a result of timing and amount of borrowings or repayments under Fifth Creek’s credit facility as well as changes in the fair value of Fifth Creek’s outstanding commodity derivative instruments, timing of the receivable collections, development activities, and payments made by Fifth Creek to vendors.

For the nine months ended September 30, 2017, Fifth Creek had a decrease in its working capital of $17.6 million compared to its working capital as of December 31, 2016. The change in Fifth Creek’s working capital is primarily due to an increase in accounts payable and accrued expenses of approximately $19 million combined with an increase in revenue payable of approximately $2 million, and a decrease in cash of approximately $1.4 million; which was partially offset by an increase in accounts receivable of approximately $5.7 million, and miscellaneous other items.

Cash Flow Provided by (Used in) Operating Activities

Cash flows from operations are Fifth Creek’s primary source of capital and liquidity and are primarily affected by the sale of Fifth Creek’s oil, NGLs and natural gas, as well as commodity prices, net of effects of derivative contract settlements and changes in working capital.

Net cash provided by operating activities was $26.5 million for the nine months ended September 30, 2017 (Fifth Creek), and increased by $30.1 million compared to the combined net cash used in operating activities for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to 193% increase in production volumes from the seven net horizontal wells added to Fifth Creek’s well count.

Net cash used in operating activities was $1.4 million for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline), and decreased by $406 thousand compared to net cash used in operating activities for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to an increase in cash flows resulting from changes in operating assets and liabilities, which was partially offset by an increase in net loss and non-cash adjustments thereto for the prior year period.

Net cash provided by operating activities for the year ended December 31, 2015 (Stateline) was approximately $772 thousand compared to $14.3 million for the year ended December 31, 2014 (Stateline). This change was primarily attributable to a reduction in the combined net loss and non-cash adjustments in 2015 compared to 2014, primarily due to the impairment in 2014 following the decline in oil prices in that period, and the resultant impact in 2015 on depreciation, depletion and amortization.

Fifth Creek’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for oil, NGLs and natural gas production. Prices for these commodities are determined primarily by prevailing market conditions. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors influence market conditions for these products. These factors are beyond Fifth Creek’s control and are difficult to predict. For additional information on the impact of changing prices on Fifth Creek’s financial position, see “—Quantitative and Qualitative Disclosure about Market Risk.”

Cash Flow Used In Investing Activities

Net cash used in investing activities was $90.6 million for the nine months ended September 30, 2017 (Fifth Creek), and decreased by $18.2 million compared to the combined net cash used in investing activities for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to Fifth Creek not have drilling operations or acquisitions in 2017 that exceeded the Stateline acquisition that occurred on July 15, 2016.

Net cash used in investing activities was $116.8 million for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline), and increased by $105.3 million compared to net cash used in investing activities for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to the acquisition of the Stateline Business that occurred on July 15, 2016.

Net cash used in investing activities for the year ended December 31, 2015 (Stateline) was $448 thousand compared to $10 million for the year ended December 31, 2014 (Stateline). This change was primarily attributable to additions to oil and gas properties in 2014 that did not recur in 2015.

Fifth Creek’s full year 2017 capital expenditures are now forecasted to total approximately $89.6 million for drilling and completion activities and approximately $34.9 million for leasing and other activities. Fifth Creek’s full year 2018 capital expenditures are forecasted to total approximately $255.2 million for drilling and completion activities. The amount, timing and allocation of capital expenditures are largely discretionary and within Fifth Creek’s control. If oil and natural gas prices decline to levels below Fifth Creek’s acceptable levels or costs increase to levels above Fifth Creek’s acceptable levels, Fifth Creek could choose to defer a significant portion of its budgeted capital expenditures until later periods to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that it believes have the highest expected returns and potential to generate near-term cash flow. Fifth Creek routinely monitors and adjusts its capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside Fifth Creek’s control.

As of September 30, 2017, Fifth Creek had incurred approximately $88.6 million of its 2017 capital forecast, of which $55.3 million was incurred on drilling and completion activities and $33.3 million on leasing and other items.

Cash Flow Provided By (Used In) Financing Activities

Net cash provided by financing activities was $62.7 million for the nine months ended September 30, 2017 (Fifth Creek), and decreased by $56.8 million compared to the combined net cash provided by financing activities for the nine months ended September 30, 2016 (Fifth Creek) and the period from January 1, 2016 to July 14, 2016 (Stateline). This change was primarily attributable to Fifth Creek’s capital requirements for exploration in 2017 not exceeding its 2016 requirements for the acquisition of the Stateline Business that occurred on July 15, 2016.

Net cash provided by financing activities was $119.2 million for the year ended December 31, 2016 (Fifth Creek) combined with the period from January 1, 2016 to July 14, 2016 (Stateline), and increased by $104 million compared to net cash provided by financing activities for the year ended December 31, 2015 (Fifth Creek) combined with the year ended December 31, 2015 (Stateline). This change was primarily attributable to member contributions in 2016 to fund the acquisition of Stateline.

Net cash used in financing activities for the year ended December 31, 2015 (Stateline) was $324 thousand compared to $4.3 million for the year ended December 31, 2014 (Stateline). This change was primarily attributable to a reduction in parent distributions following the decrease in operating cash flow.

Commodity Hedging Activities

Fifth Creek’s operating cash flow is sensitive to many variables, the most significant of which is the volatility of prices for oil, natural gas and NGLs. Prices for these commodities are determined primarily by prevailing market conditions. National and worldwide economic activity and political stability, weather, infrastructure capacity to reach markets, supply levels and other variable factors influence market conditions for these products. These factors are beyond Fifth Creek’s control and are difficult to predict.

Fifth Creek enters into commodity derivative contracts to mitigate a portion of its exposure to potentially adverse market changes in commodity prices and the associated impact on cash flows. The contracts are indexed to the NYMEX price which has a high degree of correlation with actual prices received by Fifth Creek, before differentials.

Fifth Creek has not designated its commodity derivative contracts as hedging instruments for financial reporting purposes. Accordingly, commodity derivative instruments are marked to market at period end, with the change in fair value during the reporting period currently recognized as loss in “Derivative loss” in the consolidated statements of operations. Fifth Creek’s derivative instruments are carried at fair value on the consolidated balance sheets. Fifth Creek estimates the fair value using risk adjusted discounted cash flow calculations. Cash flows are based on published future commodity price curves for the underlying commodity as of the date of the estimate. Due to the volatility of commodity prices, the estimated fair values of Fifth Creek’s derivative instruments are subject to fluctuation from period to period, which could result in significant differences between the current estimated fair value and the ultimate settlement price.

The following table summarizes the Company’s derivative contracts as of September 30, 2017:

Oil Swaps(1):

Contract Period	Volumes (Bbls)	Price ($/Bbl)
Quarter ending December 31, 2017	211,733	$50.74
Year ending December 31, 2018	591,611	$51.19
Year ending December 31, 2019	361,934	$51.74
Year ending December 31, 2020	183,000	$50.20

(1)	The index price for the oil swap is based on the NYMEX—WTI monthly average futures price.

NGL Swaps(1):

	Volumes (Gal)	Price ($/Gal)
Quarter ending December 31, 2017	547,092	0.69

(1)	The index price for the NGL swap is based on the Mont Belvieu futures price.

Gas Swaps(1):

	Volumes (Mmbtu)	Price ($/Mmbtu)
Quarter ending December 31, 2017	82,595	$3.36
Year ending December 31, 2018	76,127	$3.36

(1)	The index price for the gas swap is based on the NYMEX futures price.

The following table presents the amounts and classifications of the Company’s derivative assets and liabilities as of September 30, 2017 and December 31, 2016:

	Balance Sheet Location	September 30, 2017	December 31, 2016
		Fair Value	Fair Value
Derivative Assets:
Commodity contracts	Current assets	$282,715	$—
Commodity contracts	Noncurrent assets	388,014	—

	Total derivative assets	$670,729	$—

Derivative Liabilities:
Commodity contracts	Current liabilities	$978,152	$322,928
Commodity contracts	Long-term liabilities	369,037	513,655

	Total derivative liabilities	$1,347,189	$836,583

Fifth Creek’s counterparty credit exposure related to commodity derivative instruments is represented by contracts at the reporting date. These outstanding instruments, if any, expose Fifth Creek to credit risk in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of Fifth Creek’s counterparties decline, its ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, Fifth Creek may sustain a loss and its cash receipts could be negatively impacted. The counterparty under the existing agreement is a member of Fifth Creek’s lending syndicate. Fifth Creek has a legal right to offset assets and liabilities at settlement or in the event of default similar to a master netting agreement. Fifth Creek and its counterparties routinely exercise the contractual right to offset gains and losses at settlement.

Contractual Obligations

A summary of Fifth Creek’s contractual obligations as of September 30, 2017 is provided in the following table:

	Office lease(1)	Gas gathering liability(2)	Compressor rental(3)	Total
2017	$101,033	$186,400	$73,600	$361,033
2018	524,828	911,100	809,600	2,245,528
2019	714,401	964,000	—	1,678,401
2020	687,248	957,300	—	1,644,548
2021	487,926	987,000	—	1,474,926
Thereafter	710,001	3,409,300	—	4,119,301

Total	$3,225,437	$7,415,100	$883,200	$11,523,737

(1)	The Company leases office space and equipment from third parties under arrangements accounted for as operating leases. Minimum rent payments are recognized on a straight-line basis over the term of the lease.
(2)	Relates to the gas gathering agreement with Summit Midstream Partners, LP to sell produced volumes at a predetermined fee.
(3)	In October 2017, the Company entered into non-cancellable twelve-month rental agreements with a vendor to secure gas lift compression services.

Off-Balance Sheet Arrangements

Fifth Creek does not currently have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The discussion and analysis of Fifth Creek’s financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Fifth Creek evaluates its estimates and assumptions on a regular basis and such estimates and assumptions are adjusted when facts and circumstances dictate. Fifth Creek bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of Fifth Creek’s financial statements.

Oil and Natural Gas Activities

Accounting for oil and natural gas activities is subject to unique rules. Two generally accepted methods of accounting for oil and natural gas activities are available: successful efforts and full cost. The most significant differences between these two methods are the treatment of unsuccessful exploration costs and the manner in which the carrying value of oil and natural gas properties are amortized and evaluated for impairment. The successful efforts method requires unsuccessful exploration costs to be expensed as they are incurred upon a determination that the well is uneconomical while the full cost method provides for the capitalization of these costs. Both methods generally provide for the periodic amortization of capitalized costs based on proved reserve quantities. Impairment of oil and natural gas properties under the successful efforts method is based on an evaluation of the carrying value of individual oil and natural gas properties against their estimated fair value, while impairment under the full cost method requires an evaluation of the carrying value of oil and natural gas properties included in a cost center against the net present value of future cash flows from the related proved reserves, using the unweighted average of the historical first day-of-the-month prices, period end costs and a 10% discount rate.

Fifth Creek accounts for its oil and natural gas exploration and development costs using the successful efforts method. Under this method, all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed if and when the well is determined not to have recoverable reserves in commercial quantities. Other items charged to expense generally include geological and geophysical costs, delay rentals and lease and well operating costs. Capitalized exploratory well costs are recorded in the wells in process line on the accompanying balance sheets.

Capitalized leasehold costs attributable to proved properties are depleted using the units-of-production method based on proved reserves on a field basis. Capitalized well costs, including asset retirement costs, are depleted based on proved developed reserves on a field basis.

Proved oil and natural gas properties are reviewed for impairment when facts and circumstances indicate their carrying value may not be recoverable. Fifth Creek estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, Fifth Creek will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate.

For the period from January 1, 2016 through July 14, 2016 (Stateline), due to low commodity prices, declining existing production, no commitment to drill proved undeveloped locations, and the resultant wind-down of operations, the recorded value of the oil and gas assets exceeded their fair values and an impairment was recorded to write-off the value of the proved undeveloped reserves. In connection with the acquisition of the Stateline Business by Fifth Creek, and as a result of their planned drilling program, certain proved undeveloped reserves were valued in the acquisition and recorded.

Fifth Creek records the fair value of an asset retirement obligation (“ARO”) as an asset and a liability when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. Fifth Creek depletes the amount added to proved properties and recognizes expense in connection with accretion of the discounted liability over the remaining estimated economic lives of the properties. The liability value recorded associated with the ARO is an estimate of the costs, based on today’s estimates of reclamation, inflated to a future value and then discounted to a present value utilizing an estimate of a credit-adjusted risk-free discount rate. The ARO estimates for Stateline and Fifth Creek are different in comparison due to differences in abandonment costs and the timing when the estimates were completed.

Unproved Oil and Natural Gas Properties

Unproved oil and natural gas properties consist of costs to acquire undeveloped leases and unproved reserves, and are capitalized when incurred. When a successful well is drilled on an undeveloped leasehold or reserves are otherwise attributed to a property, unproved property costs are transferred to proved properties.

Unproved properties are periodically assessed for impairment on a property-by-property basis. Fifth Creek evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage, and records impairment expense for any decline in value.

Revenue Recognition

Revenue is recognized when production is delivered to a purchaser at a fixed and/or determinable price, title has transferred, and the collectability of the revenue is probable. At the end of each month, Fifth Creek estimates the amount of production delivered to the purchaser and the price Fifth Creek will receive. Fifth Creek factors in historical performance, quality and transportation differentials, commodity prices, and other factors when deriving revenue estimates. Oil, natural gas and NGL revenue is recorded using the sales method. Under the sales method, revenues are based on actual sales volumes of commodities sold to purchasers.

Derivative Instruments

Fifth Creek uses commodity derivative instruments to manage its exposure to oil and natural gas price volatility. All of the commodity derivative instruments are utilized to manage price risk attributable to Fifth Creek’s expected oil and natural gas production, and Fifth Creek does not enter into such instruments for speculative trading purposes. Fifth Creek does not designate any derivative instruments as hedges for accounting purposes. Fifth Creek records all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. Fifth Creek records gains and losses from the change in fair value of derivative instruments in current earnings as they occur.

Gas Gathering Liability

As part of the Stateline transaction, Fifth Creek acquired a gas gathering agreement with Summit Midstream Partners, LP (formerly Bear Tracker Energy, LLC) (the “Agreement”). Under the provisions of the Agreement, the Company is committed to sell its produced volumes at a predetermined fee, that as of the date of the Acquisition, was above market. Based on estimated future production, the Company estimates that, under the terms of the Agreement it will incur unfavorable expenses due to the current market conditions, therefore, Fifth Creek has accounted for this Agreement under the accounting guidance in ASC Topic 805 as an unfavorable contract. The Company estimated the future payments over the term of the commitment period and discounted those payments using a market-based cost of debt rate and determined the fair value of $8.4 million, which is being subsequently amortized ratably over the 11-year term.

Income Taxes

Fifth Creek is not a taxable entity for federal income tax purposes. As such, Fifth Creek does not directly pay federal income tax. Accordingly, Fifth Creek’s financial statements do not include a provision or liability for income taxes. Fifth Creek’s taxable income or loss, which may vary substantially from the net income or loss reported in the statements of operations, is includable in the federal income tax returns of each member based on their allocated share.

Fifth Creek found no uncertain tax positions in 2016 or 2015 under the provisions of Accounting Standards Codification (ASC) 740, Accounting for Uncertainty in Income Taxes. Fifth Creek’s policy is to recognize accrued interest related to unrecognized tax benefits in interest expense, and to recognize tax penalties in operating expense. As of December 31, 2016 and 2015, Fifth Creek made no provision for interest or penalties related to uncertain tax positions. Fifth Creek files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions and tax returns for the periods from 2014 to 2016 are still open to examination.

Recent Accounting Pronouncements

Revenue from Contracts with Customers

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new guidance will require a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The new standards are effective for Fifth Creek on January 1, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2016. Fifth Creek intends to adopt this standard on January 1, 2019, but has not yet selected a transition method. Fifth Creek is still assessing the effects of adoption of the new standard on its financial statements.

Presentation of Debt Issuance Costs

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest-Imputation of Interest-Presentation and Subsequent Measurement of Debt Issuance Costs associated with Line-of-Credit Arrangements in August 2015. These ASUs simplify the presentation of debt issuance costs by requiring such costs (except for those related to revolving credit facilities) to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset. These ASUs are effective for Fifth Creek on January 1, 2016, and are required to be adopted retrospectively. Early adoption is permitted. Fifth Creek adopted these ASUs at December 31, 2016. Through September 30, 2017, Fifth Creek’s debt was comprised solely of obligations under its revolving credit facility. Accordingly, the debt issuance costs related to the revolving credit facility continue to be classified as assets on Fifth Creek’s consolidated balance sheets.

Leases

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “leases” (ASU 2016-02). The core principle of ASU 2016-02 will require lessees to present right-of-use assets and lease liabilities on their balance sheets.

ASU 2016-02 is effective for annual and interim periods beginning January 1, 2020. Early adoption of ASU 2016-02 is permitted. Upon adoption of ASU 2016-02, Fifth Creek is required to recognize and measure leases at the beginning of the earliest period presented in Fifth Creek’s financial statements using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that Fifth Creek may elect to apply. Fifth Creek has not yet decided when Fifth Creek will adopt ASU 2016-02 or which practical expedient options it will elect. Fifth Creek is currently evaluating and assessing the impact ASU 2016-02 will have on Fifth Creek’s financial statements. As of the date of this report, Fifth Creek cannot provide any estimate of the impact of adopting ASU 2016-02.

For further information on the effects of recently adopted accounting pronouncements and the potential effects of new accounting pronouncements, refer to the Summary of Significant Accounting Policies (in Note 2) of the Notes to Financial Statements.

Quantitative and Qualitative Disclosure about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about Fifth Creek’s potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how Fifth Creek views and manages its ongoing market risk exposures. All of Fifth Creek’s market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

Commodity price risk and hedges

Fifth Creek periodically enters into derivative positions on a portion of its projected oil, NGLs and natural gas production through a variety of financial and physical arrangements intended to manage fluctuations in cash flows resulting from changes in commodity prices. Fifth Creek has used swaps to mitigate commodity price risk.

At September 30, 2017, Fifth Creek had open oil derivatives in a liability position with a fair value of approximately $0.6 million. A 10 percent increase in oil prices would increase the liability by approximately

$6.9 million, while a 10 percent decrease in prices would move the derivatives to an asset position of approximately $6.3 million. Fifth Creek also had open natural gas derivatives in an asset position with a fair value of approximately $31 thousand. A 10 percent increase in natural gas prices would create a liability of approximately $19 thousand, while a 10 percent decrease in prices would increase the asset by approximately $50 thousand. Fifth Creek also had open natural gas liquids derivatives in a liability position with a fair value of approximately $110 thousand. A 10 percent increase in natural gas liquids prices would increase the liability by approximately $49 thousand, while a 10 percent decrease in prices would reduce the liability by approximately $48 thousand. These fair value changes assume volatility based on prevailing market parameters at September 30, 2017. For additional discussion of how Fifth Creek uses financial commodity derivative contracts to mitigate some of the potential negative impact on Fifth Creek’s cash flow caused by changes in oil and natural gas prices, see “—Commodity Hedging Activities.”

Interest rate risks

At September 30, 2017 and December 31, 2016, Fifth Creek had indebtedness outstanding under the Credit Facility of $14.2 million, and zero, respectively, which bears interest at a floating rate. The average interest rate incurred on this indebtedness for the nine months ended September 30, 2017 and 2016 was approximately 3.86% and 0%, respectively. A 100 basis points increase in each of the average LIBOR rate and federal funds rate for the nine months ended September 30, 2017 would have resulted in an estimated $65,000 increase in interest expense for the period.

Fifth Creek does not currently have any derivatives in place to mitigate the effects of interest rate risk. Fifth Creek may implement an interest rate hedging strategy in the future.

Counterparty and customer credit risk

Fifth Creek’s principal exposures to credit risk are through receivables resulting from the sale of Fifth Creek’s oil, NGL and natural gas production (approximately $7.1 million in receivables at September 30, 2017), joint interest receivables (approximately $40 thousand at September 30, 2017) and commodity derivative instruments (approximately $10 thousand at September 30, 2017), which Fifth Creek markets to energy marketing companies, refineries and affiliates. Joint interest receivables arise from billing entities who own partial interest in the wells Fifth Creek operates. These entities participate in Fifth Creek’s wells primarily based on their ownership in leases on which Fifth Creek wishes to drill. Fifth Creek can do very little to choose who participates in its wells. Fifth Creek is also subject to credit risk due to concentration of its natural gas receivables with several significant customers. Fifth Creek does not require Fifth Creek’s customers to post collateral. The inability or failure of Fifth Creek’s significant customers to meet their obligations to Fifth Creek or their insolvency or liquidation may adversely affect Fifth Creek’s financial results.

LEGAL MATTERS

The legality of the shares of Holdco common stock issuable in the mergers will be passed upon for Holdco by Wachtell, Lipton, Rosen & Katz.

EXPERTS

BBG

The consolidated financial statements, incorporated in this Prospectus by reference from the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2016, and the effectiveness of Bill Barrett Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information incorporated by reference herein as of December 31, 2016 regarding BBG’s estimates of the oil and gas reserves associated with its oil and gas properties have been audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is included and incorporated by reference into this proxy statement/prospectus upon the authority of said firm as an expert in these matters.

Fifth Creek

The financial statements of Fifth Creek Energy Operating Company, LLC as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2016, 2015 and for the period from April 21, 2014 (inception) through December 31, 2014 have been included in this Prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and are upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended September 30, 2017 and 2016, included herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report for the three-month and nine-month periods ended September 30, 2017 and 2016, and included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

The carve-out financial statements of the Stateline Properties, as of and for the period ended July 14, 2016 and years ended December 31, 2015 and 2014, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unmodified opinion and includes: (i) an emphasis-of-matter paragraph relating to the carve-out financial statements that were prepared from the separate records maintained by the previous owner and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Stateline Properties had been operated as an unaffiliated entity; (ii) a paragraph relating to required supplementary information) appearing herein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Estimates of Fifth Creek’s oil and natural gas reserves, related future net cash flows and the present values thereof related to Fifth Creek’s properties as of December 31, 2016 included elsewhere in this document were based upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. These estimates have been included in reliance on the authority of such firm as experts in such matters.

STOCKHOLDER PROPOSALS

A notice of a stockholder nomination or proposal (other than a proposal submitted for inclusion in BBG’s proxy statement pursuant to the federal proxy rules) intended to be presented at the BBG 2018 annual meeting must have been received by the BBG’s secretary at its principal executive offices between the close of business on February 15, 2018, and the close of business on March 7, 2018. If, however, the date of the annual meeting has been changed by more than 30 days from the anniversary of the BBG 2017 annual meeting of stockholders, notice by the stockholder must be received by the close of business on the later of the 90th day before the date of the annual meeting or the tenth day following the day on which the date of the annual meeting is first publicly announced. Such notices must comply with the procedural and content requirements of BBG’s bylaws.

BBG intends to hold the annual meeting of stockholders in 2018 only if the merger has not already been completed by, or shortly after, the time at which the BBG 2018 annual meeting would normally take place. Additional information regarding BBG’s procedures is located in BBG’s Proxy Statement on Schedule 14A filed on April 6, 2017. See “Where You Can Find More Information.”

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless the stockholders have notified BBG of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to in this proxy statement/prospectus as “householding,” potentially provides extra convenience for stockholders and cost savings for BBG.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact BBG at the address provided below. BBG will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202, Attention: Corporate Secretary, Phone: (303) 293-9100.

WHERE YOU CAN FIND MORE INFORMATION

BBG files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including BBG, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult BBG’s or Fifth Creek’s website for more information about BBG or Fifth Creek, respectively. BBG’s website is http://www.billbarrettcorp.com/. Fifth Creek’s website is http://www.fifthcreekenergy.com/. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

Holdco has filed with the SEC a registration statement on Form S-4 to register the shares of Holdco common stock to be issued to BBG stockholders and Fifth Creek’s sole member in the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdco in addition to being a proxy statement of BBG for the special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the annexes to the registration statement.

In addition, the SEC allows BBG to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below. This proxy statement/prospectus also contains summaries of certain provisions contained in some of the BBG documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 and the related exhibits under Item 9.01 of Form 8-K). These documents contain important information about the companies, their respective financial condition and other matters.

BBG SEC Filings (File No. 001-32367)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Report on Form 10-Q	Quarterly period ended September 30, 2017
Current Reports on Form 8-K and 8-K/A	Filed on November 22, 2017, December 5, 2017, December 8, 2017, December 15, 2017, December 29, 2017, January 23, 2018, and January 24, 2018
Proxy for 2017 Annual Meeting of Stockholders on Schedule 14A	Filed on April 6, 2017

In addition, BBG incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and prior to the date of the special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or BBG will provide you with copies of these documents, without charge, upon written or oral request to:

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

Attention: Corporate Secretary

In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated February 13, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither BBG’s mailing of this proxy statement/prospectus to BBG stockholders nor the issuance by Holdco of common stock in the mergers will create any implication to the contrary.

This document contains a description of the representations and warranties that each of BBG and Fifth Creek made to the other in the merger agreement. Representations and warranties made by BBG, Fifth Creek and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this document or are incorporated by reference into this document should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Fifth Creek Energy Operating Company LLC

Independent Auditors’ Report	F-2

Balance Sheets – December 31, 2016, 2015 and 2014	F-3

Statements of Operations – Years ended December 31, 2016 and 2015, and the Period from April 21, 2014 (Inception) through December 31, 2014	F-4

Statement of Members’ Equity – Years ended December 31, 2016 and 2015, and the Period from April 21, 2014 (Inception) through December 31, 2014	F-5

Statements of Cash Flows – Years ended December 31, 2016 and 2015, and the Period from April 21, 2014 (Inception) through December 31, 2014	F-6

Notes to the Financial Statements	F-7

Unaudited Financial Statements of Fifth Creek Energy Operating Company LLC

Independent Accountants’ Review Report	F-23

Balance Sheets – September 30, 2017 and December 31, 2016	F-24

Statements of Operations – Three and nine months ended September 30, 2017 and 2016	F-26

Statements of Members’ Equity – Nine months ended September 30, 2017 and the years ended December 31, 2016 and 2015	F-27

Statements of Cash Flows – Nine months ended September 30, 2017 and 2016	F-28

Notes to the Financial Statements	F-29

Audited Stateline Properties Carve Out Financial Statements

Independent Auditors’ Report	F-43

Financial Statements

Carve-Out Balance Sheets as of July 14, 2016, December 31, 2015 and 2014	F-45

Carve-Out Statements of Operations for the period from January 1, 2016 to July 14, 2016 and for the years ended December 31, 2015 and 2014	F-46

Carve-Out Statements of Changes in Net Parent Investment (Deficit) for the period from January 1, 2016 to July 14, 2016 and for the years ended December 31, 2015, 2014 and 2013	F-47

Carve-Out Statements of Cash Flows for the period from January 1, 2016 to July 14, 2016 and for the years ended December 31, 2015 and 2014	F-48

Notes to the Financial Statements	F-49

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Fifth Creek Energy Operating Company, LLC:

We have audited the accompanying financial statements of Fifth Creek Energy Operating Company, LLC, which comprise the balance sheets as of December 31, 2016, 2015, and 2014, and the related statements of income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015 and for the period from April 21, 2014 (inception) through December 31, 2014, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fifth Creek Energy Operating Company, LLC as of December 31, 2016, 2015, and 2014, and the results of its operations and its cash flows for the years ended December 31, 2016 and 2015 and for the period from April 21, 2014 (inception) through December 31, 2014, in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

December 15, 2017

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

BALANCE SHEETS

DECEMBER 31, 2016, 2015 AND 2014

	2016	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$3,409,984	$2,414,999	$566,021
Restricted cash – current	155,526	—	—
Accounts receivable, net:
Oil and gas sales	1,304,220	—	—
Joint interest and other	140,117	—	736
Other current assets	332,156	57,387	20,369

Total current assets	5,342,003	2,472,386	587,126

Property and equipment:
Oil and natural gas properties, successful efforts method
Proved properties	125,229,720	—	—
Wells in progress	4,387,126	—	—
Unproved properties	1,261,694	—	—
Less accumulated depletion, depreciation and amortization	(1,298,346)	—	—

Net oil and gas properties	129,580,194	—	—

Furniture, fixtures and equipment	912,214	361,790	23,577
Less accumulated depreciation	(216,890)	(55,870)	(3,363)

Total furniture, fixtures and equipment, net	695,324	305,920	20,214
Total property and equipment, net	130,275,518	305,920	20,214
Restricted cash – long-term	—	155,526	—
Other long-term assets, net	280,741	46,742	31,816

Total assets	$135,898,262	$2,980,574	$639,156

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,597,897	$214,049	$52,771
Oil and gas revenue distribution payable	818,616	—	—
Mustang Creek payable	—	500,000	—
Related party payable	—	—	56,714
Short-term gas gathering liability	745,534	—	—
Derivative instruments, current portion	322,928	—	—
Other current liabilities	63,310	—	—

Total current liabilities	10,548,285	714,049	109,485

Long-term liabilities
Long-term gas gathering liability	7,228,713	—	—
Derivative instruments, long-term portion	513,655	—	—
Asset retirement obligation	1,932,809	—	—
Other long-term liabilities	104,315	61,165	—

Total long-term liabilities	9,779,492	61,165	—

Commitments and contingencies (Note 12)
Members’ equity:
Contributed capital, net, 11,500,000 units authorized, issued and outstanding as of December 31, 2016 and 2015, respectively; 1,000,000 units authorized, issued and outstanding as of December 31, 2014	135,048,356	16,481,676	1,000,000
Accumulated deficit	(19,477,871)	(14,276,316)	(470,329)

Total members’ equity	115,570,485	2,205,360	529,671

Total liabilities and members’ equity	$135,898,262	$2,980,574	$639,156

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2016 AND 2015, AND FOR THE PERIOD FROM APRIL 21, 2014

(INCEPTION) THROUGH DECEMBER 31, 2014

	2016	2015	2014
Revenue
Oil	$4,817,192	$—	$—
Natural gas liquids	731,011
Natural gas	424,995

Total revenues	5,973,198	—	—

Operating expenses:
Lease operating expenses	1,219,961	—	—
Gathering, processing and transportation costs	1,336,125	—	—
Severance and ad valorem taxes	303,260	—	—
Depletion, depreciation and amortization	1,459,366	52,507	3,363
Accretion expense	73,862	—	—
Exploration and abandonment	23,408	—	—
General and administrative expenses, net of reimbursements	4,987,821	2,736,576	467,108
Acquisition expenses	942,123	—	—

Total operating expenses	10,345,926	2,789,083	470,471

Loss from operations	(4,372,728)	(2,789,083)	(470,471)

Other income (expense):
Derivative loss	(812,737)	—	—
Loss from equity method investment in Mustang Creek, including impairment	—	(11,017,797)	—
Interest expense	(20,762)	—	—
Interest income	4,672	893	142

Total other income (expense)	(828,827)	(11,016,904)	142

Net loss	$(5,201,555)	$(13,805,987)	$(470,329)

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2016 AND 2015, AND FOR THE PERIOD FROM APRIL 21, 2014

(INCEPTION) THROUGH DECEMBER 31, 2014

	Contributed capital	Accumulated deficit	Total
Balance, April 21, 2014 (inception)	$—	$—	$—
Issuance of members’ interest	1,000,000	—	1,000,000
Net loss	—	(470,329)	(470,329)

Balance, December 31, 2014	$1,000,000	$(470,329)	$529,671

Issuance of members’ interest net of issuance costs	15,481,676	—	15,481,676
Net loss	—	(13,805,987)	(13,805,987)

Balance, December 31, 2015	$16,481,676	$(14,276,316)	$2,205,360

Issuance of members’ interest net of issuance costs	118,566,680	—	118,566,680
Net loss	—	(5,201,555)	(5,201,555)

Balance, December 31, 2016	$135,048,356	$(19,477,871)	$115,570,485

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2016 AND 2015, AND FOR THE PERIOD FROM APRIL 21, 2014

(INCEPTION) THROUGH DECEMBER 31, 2014

	2016	2015	2014
Cash flows from operating activities
Net loss	$(5,201,555)	$(13,805,987)	$(470,329)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	1,459,366	52,507	3,363
Accretion expense	73,862	—	—
Exploration and abandonment	23,408	—	—
Allowance for doubtful accounts	—	56,982	—
Derivative fair value loss	836,583	—	—
Amortization of deferred financing costs	8,818	—	—
Amortization of gas gathering liability	(467,753)	—	—
Loss on investment in Mustang Creek, including impairment	—	11,017,797	—
Changes in operating assets and liabilities:
Accounts receivable	(1,389,733)	(56,246)	(736)
Accounts receivable for derivative settlement	(23,846)	—	—
Other current assets	(255,298)	(37,018)	(20,369)
Other long-term assets	—	(46,742)	—
Accounts payable and accrued liabilities	4,236,902	192,790	21,259
Related party payable	—	(49,969)	49,969
Other long-term liabilities	43,150	61,165	—

Net cash used in operating activities	(656,096)	(2,614,721)	(416,843)

Cash flows from investing activities
Acquisition of oil and gas properties	(107,826,573)	—	—
Exploration and development of oil and gas properties	(7,811,875)	—	—
Purchase of property and equipment	(508,320)	(344,958)	(16,832)
Purchase of equity method investment	—	(10,527,780)	(304)
Payment of equity method activity overage	(500,000)	—	—
Proceeds from reimbursement of due diligence cost from MCEP	—	10,287	—
Restricted cash	—	(155,526)	—

Net cash used in investing activities	(116,646,768)	(11,017,977)	(17,136)

Cash flows from financing activities
Member contributions	120,580,372	15,763,639	1,000,000
Equity issuance cost	(2,013,692)	(281,963)	—
Debt issuance costs related to credit facility	(268,831)	—	—

Net cash provided by financing activities	118,297,849	15,481,676	1,000,000

Net Increase in Cash and Cash Equivalents	994,985	1,848,978	566,021
Cash and cash equivalents at beginning of period	2,414,999	566,021	—

Cash and Cash Equivalents at End of Period	$3,409,984	$2,414,999	$566,021

Supplemental Disclosure of Noncash Investing Activities
Accrued capital expenditures	$4,872,146	$—	$—
Asset retirement obligations	$1,858,947	$—	$—
Change in related party payable to property and equipment	$—	$(6,745)	$6,745
Accrual of equity method investment transactional costs	$—	$(31,512)	$31,512
Accrual of Mustang Creek operational overage	$—	$500,000	$—

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2016, 2015 and 2014

NOTE 1 – Organization, Operations and Basis of Presentation

Fifth Creek Energy Operating Company, LLC (also known as Fifth Creek Management Company, LLC herein referred to as “Fifth Creek Energy” or “the Company”), a Delaware limited liability company was formed on April 21, 2014. Fifth Creek Energy is engaged in the leasing, acquisition, exploration, production, development, processing, gathering, marketing and transporting of oil, gas and natural gas liquids in the Rocky Mountain region, primarily in the Northern Denver-Julesburg Basin of Colorado. On January 22, 2015 all of the Company’s units were contributed to Fifth Creek Energy Company, LLC, a Delaware limited liability company formed on October 10, 2014.

These financial statements and related notes are presented in accordance with GAAP. Preparation in accordance with GAAP requires us to (1) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board (FASB) and (2) make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management believes the major estimates and assumptions impacting our financial statements are the following:

•	estimates of proved reserves of natural gas and oil, which affect the calculations of depreciation, depletion and amortization, as well as the calculation for impairment of capitalized costs of natural gas and oil properties;

•	estimates of asset retirement obligations;

•	estimates of the fair value of natural gas and oil properties that Fifth Creek Energy owns, including properties that we have not yet explored, or fully explored by drilling and completing wells;

•	estimates of revenue accruals;

•	impairment reviews of undeveloped properties and other assets;

•	impairment of equity investments;

•	estimates of fair value of derivative instruments;

•	acquisition accounting estimates and assignment of fair value of assets and liabilities acquired;

•	estimates and assumptions used in the disclosure of commitments and contingencies

Although management believes these estimates are reasonable, actual results may differ from estimates and assumptions of future events and these revisions could be material. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

NOTE 2 – Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments, with original maturities of three months or less. The Company may at times have balances in excess of federally insured limits.

Restricted Cash

In 2015, Fifth Creek Energy entered into a letter of credit in the amount of approximately $155,000 with Wells Fargo Bank to comply with the Company’s office lease requirement. As a result of the letter of credit,

Fifth Creek Energy was required to secure the letter of credit with a deposit of approximately $155,000 into a certificate of deposit. The letter of credit matured on September 30, 2016 and automatically extended in one-year periods. The requirement expired on March 31, 2017 and the letter of credit matured on September 30, 2017, at which time the deposit was transferred to the available cash of the Company. The deposit was classified as restricted cash and recorded in current assets as of December 31, 2016 and long-term assets as of December 31, 2015.

Accounts Receivable

The Company’s accounts receivable are generated primarily from the sale of oil, natural gas and NGLs to various customers, and from the billing of working interest partners for work on wells the Company operates. The Company monitors the financial strength of its customers, partners, and counterparties. For the years ended December 31, 2016, 2015 and the period from April 21, 2014 (inception) through December 21, 2014, the Company had no bad debt expense related to trade receivables.

Accounts Receivable, Related Party

The Company accrued for reimbursement of services provided by Fifth Creek Energy employees to Mustang Creek Energy Company, LLC. The services charged to Mustang Creek are based on hourly rates derived from salary and benefits of each employee working on Mustang Creek Energy Company, LLC and the number of hours spent. The related party receivables are periodically reviewed by management for collectability and appropriate actions are taken on past due amounts, if any. The receivables are not collateralized. For the year ended December 31, 2016, the Company had no bad debt expense. As of December 31, 2015, the Company had allowance for uncollectible accounts from a related party of approximately $57,000. For the period from April 21, 2014 (Inception) through December 31, 2014, the Company had no bad debt expense.

Other Current Assets and Accounts Payable and Accrued Expenses

The components of other current assets and accounts payable and accrued expenses are shown below:

	December 31,
	2016	2015	2014
Other current assets
Prepaid expenses	$265,164	$57,387	$20,369
Inventory	66,992	—	—

Total other current assets	$332,156	$57,387	$20,369

Accounts payable and accrued expenses
Accrued capital expenditures	$4,872,146	$—	$—
Trade accounts payable	2,620,251	211,414	52,771
Production and other taxes payable	477,440	—	—
Other current liabilities	628,060	2,635	—

Total accounts payable and accrued expenses	$8,597,897	$214,049	$52,771

Inventory of Oilfield Equipment

Inventory consists of material and supplies used in connection with the Company’s drilling program. These inventories are stated at the lower of cost or market, which approximates fair value.

Oil and Gas Producing Activities

Proved Oil and Natural Gas Properties

The Company accounts for its oil and natural gas exploration and development costs using the successful efforts method. Under this method, all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed if and when the well is determined not to have recoverable reserves in commercial quantities. Other items charged to expense generally include geological and geophysical costs, delay rentals and lease and well operating costs. At December 31, 2016 the Company had three exploratory wells in the process of being drilled or completed. Capitalized exploratory well costs are recorded in the wells in progress line on the accompanying balance sheets. All three wells were completed in 2017 as successful development wells.

Capitalized leasehold costs attributable to proved properties are depleted using the units-of-production method based on proved reserves on a field basis. Capitalized well costs, including asset retirement costs, are depleted based on proved developed reserves on a field basis. For the year ended December 31, 2016, the Company recorded depletion for oil and natural gas properties of $1.3 million. Depletion expense is included in depletion, depreciation and amortization expense on the accompanying statements of operations.

Proved oil and natural gas properties are reviewed for impairment when facts and circumstances indicate their carrying value may not be recoverable. The Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs. The Company did not record any impairment expenses associated with its proved properties during the year ended December 31, 2016. The Company did not have any reserves prior to 2016.

The Company records the fair value of an asset retirement obligation as an asset and a liability when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. The increase in carrying value is included in proved properties in the accompanying balance sheets. The Company depletes the amount added to proved properties and recognizes expense in connection with accretion of the discounted liability over the remaining estimated economic lives of the properties. The liability value recorded associated with the ARO is an estimate of the costs, based on today’s estimates of reclamation, inflated to a future value and then discounted to a present value utilizing an estimate of a credit-adjusted risk-free discount rate. For additional discussion, please refer to Note 4 – Asset Retirement Obligations.

Unproved Oil and Natural Gas Properties

Unproved oil and natural gas properties consist of costs to acquire undeveloped leases and unproved reserves, and are capitalized when incurred. When a successful well is drilled on an undeveloped leasehold or reserves are otherwise attributed to a property, unproved property costs are transferred to proved properties.

Unproved properties are periodically assessed for impairment on a property-by-property basis. The Company evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage, and records impairment expense for any decline in value.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment consists primarily of office furniture, equipment and leasehold improvements. Renewals and betterments, which substantially extend the useful lives of the assets, are capitalized. Maintenance and repairs are expensed when incurred. Property and equipment, and software are depreciated using the straight-line method over 3 to 5 years. Leasehold improvements are depreciated using the straight-line method over the life of the office lease. Depreciation expense for December 31, 2016, 2015 and for the period from April 21, 2014 (inception) through December 31, 2014 was $161,020, $52,507, and $3,363 respectively.

Furniture, fixtures and equipment consists of the following as of December 31:

	2016	2015	2014
Computer software and equipment	$614,830	$125,087	$11,054
Leasehold improvements	91,508	85,942	—
Furniture and fixtures	205,876	150,761	12,523

Total	912,214	361,790	23,577
Accumulated depreciation	(216,890)	(55,870)	(3,363)

Total furniture, fixtures and equipment	$695,324	$305,920	$20,214

Equity Investments

In 2015, the Company acquired a 33.3% investment in Mustang Creek Energy Partners, LLC (MCEP) a joint venture with NexGen Oil & Gas, LLC (NexGen) formed on January 15, 2015. Equity investments in which the Company exercises significant influence but does not control are accounted for using the equity method. Under the equity method, the Company’s share of investees’ earnings or loss, after elimination of intra-company profit or loss, is recognized in the statement of operations. The Company reviews its investments to determine if a loss in value which is other than a temporary decline has occurred. If such loss has occurred, the Company would recognize an impairment charge on the equity investment. At December 31, 2015, the Company recognized an other than temporary impairment of approximately $11 million for its entire equity investment in Mustang Creek Energy, LLC.

Other Long-Term Assets

As of December 31, 2016, other long-term assets included capitalized costs incurred in connection with the issuance of the revolving credit facility in the amount of $260,014, net of accumulated amortization, and other long-term deposits. As of December 31, 2015, other long-term assets included miscellaneous long-term deposits. At December 31, 2014, other long-term assets included the Company’s equity investment.

Revenue Recognition

Revenue is recognized when production is delivered to a purchaser at a fixed and/or determinable price, title has transferred and the collectability of the revenue is reasonably assured. At the end of each month, the Company estimates the amount of production delivered to the purchaser and the price the Company will receive. The Company factors in historical performance, quality and transportation differentials, commodity prices, and other factors when deriving revenue estimates. Oil, natural gas and NGL revenue is recorded using the sales method. Under the sales method, revenues are based on actual sales volumes of commodities sold to purchasers.

Significant Customers

The Company’s oil, natural gas and NGL production is sold to a relatively small number of customers. For the year ended December 31, 2016, two purchasers each accounted for more than 10% of the Company’s total production revenue, 83% and 12% respectively. The Company had no oil and gas sales revenue in 2015 and 2014. The loss of any single purchaser could materially and adversely affect our revenues in the short-term; however, the Company believes that the loss of any of its purchasers would not have a long-term material adverse effect on its financial condition and results of operations as oil and natural gas are fungible products with well-established markets and numerous purchasers.

Income Taxes

The Company is not a taxable entity for federal income tax purposes. As such, the Company does not directly pay federal income tax. Accordingly, the accompanying financial statements do not include a provision or liability for income taxes. The Company’s taxable income or loss, which may vary substantially from the net income or loss reported in the statement of operations, is includable in the federal income tax returns of each member based on their allocated share.

The Company found no uncertain tax positions in 2016, 2015 or from the period beginning April 21, 2014 through December 31, 2014 under the provisions of Accounting Standards Codification (ASC) 740, Accounting for Uncertainty in Income Taxes. The Company’s policy is to recognize accrued interest related to unrecognized tax benefits in interest expense, and to recognize tax penalties in operating expense. As of December 31, 2016, 2015 and 2014, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions and tax returns for the periods from 2014 to 2016 are still open to examination.

Derivative Instruments

The Company uses commodity derivative instruments to manage its exposure to oil and natural gas price volatility. All of the commodity derivative instruments are utilized to manage price risk attributable to the Company’s expected oil and natural gas production, and the Company does not enter into such instruments for speculative trading purposes. The Company does not designate any derivative instruments as hedges for accounting purposes. The Company records all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. The Company records gains and losses from the change in fair value of derivative instruments in current earnings as they occur.

Fair Value of Financial Instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in accordance with ASC Topic 820.

The carrying amount of cash equivalents, receivables, other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of those instruments.

Comprehensive Income

The Company has no elements of comprehensive income other than net loss.

Recent Accounting Pronouncements

Revenue from Contracts with Customers

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new guidance will require a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The new standards are effective for the Company on January 1, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2016. The Company intends to adopt this standard on January 1, 2019, but has not yet selected a transition method. The Company is still assessing the effects of adoption of the new standard on its financial statements.

Presentation of Debt Issuance Costs

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest-Imputation of Interest-Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements in August 2015. These ASUs simplify the presentation of debt issuance costs by requiring such costs (except for those related to revolving credit facilities) to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset. These ASUs are effective for the Company on January 1, 2016, and are required to be adopted retrospectively. Early adoption is permitted. The Company adopted these ASUs at December 31, 2016. Through December 31, 2016, the Company’s debt was comprised solely of obligations under our revolving credit facility. Accordingly, the debt issuance costs related to the revolving credit facility continue to be classified as assets on the Company’s balance sheets.

Leases

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases” (ASU 2016-02). ASU 2016-02 will require lessees to present right-of-use assets and lease liabilities on their balance sheets.

ASU 2016-02 is effective for annual and interim periods beginning January 1, 2020. Early adoption of ASU 2016-02 is permitted. Upon adoption of ASU 2016-02, the Company is required to recognize and measure leases at the beginning of the earliest period presented in Fifth Creek Energy’s financial statements using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Company may elect to apply. The Company has not yet decided when Fifth Creek Energy will adopt ASU 2016-02 or which practical expedient options we will elect. Fifth Creek Energy is currently evaluating and assessing the impact ASU 2016-02 will have on Fifth Creek Energy’s financial statements. As of the date of this report, the Company cannot provide any estimate of the impact of adopting ASU 2016-02.

NOTE 3 – Acquisition

On July 15, 2016, Fifth Creek Energy acquired proved and unproved oil, NGL and natural gas properties from the Seller (the “Properties”). The oil, NGL and natural gas properties are located in the DJ Basin located in Weld County in Colorado. The Properties acquired were approximately 51,641 net acres. The aggregate purchase price totaled approximately $108 million in cash. Transaction costs were $942,000 and were recorded as an operating expense in the statement of operations.

Acquisitions are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC Topic 805”). An acquisition may result in the recognition of goodwill or a bargain purchase gain based on the measurement of the fair value of the assets acquired at the acquisition date as compared to the fair value of consideration transferred, adjusted for purchase price adjustments. Any such gain would be recognized in current period earnings and classified in other income and expense in the accompanying statement of operations. The Company did not recognize goodwill or bargain purchase as a result of the acquisition of the Properties.

The results of operations of the Properties acquired have been included in the financial statements since the Closing Date.

The fair value measurements of natural gas, oil and NGL properties, other assets, and other liabilities are based upon inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of natural gas, oil and NGL properties, other assets and liabilities, and ARO were measured using valuation techniques that convert future cash flows to a single discounted amount. The estimated proved reserves and the associated future net revenues were discounted using a market-based weighted average cost of capital. Significant inputs to the valuation of natural gas, oil and NGL properties include estimates of reserves, future operating and development costs, future commodity prices, estimated future cash flows and a market-based weighted average cost of capital rate. ARO assumptions include inputs such as estimated plugging, abandonment and reclamation costs, assumptions about inflation factors, an estimate of a credit-adjusted risk-free interest rate and the expected economic recoveries of natural gas, oil and NGLs and time to abandonment. These inputs require significant judgments and estimates by management at the time of the preliminary valuation and are subject to change.

The following table summarizes estimates of the fair value of identifiable assets acquired and liabilities assumed as of the Closing Date (rounded):

Purchase price
Consideration given
Cash	$108,000,000

Total consideration given	$108,000,000

Allocation of purchase price
Proved oil and gas properties	$117,665,000
Unproved properties	563,000
Asset retirement obligation	(1,785,000)

Total fair value of oil and gas properties acquired	$116,443,000
Gas gathering liability	(8,443,000)

Fair value of net assets acquired	$108,000,000

At the time of the transaction, a valuation of the ARO liability was determined and the Company recorded an ARO asset and liability of $1.8 million. The ARO asset has been included within the proved natural gas and oil properties and is subject to the units-of-production amortization applied to the proved property base.

As part of the transaction, the Company acquired a gas gathering agreement with Summit Midstream Partners, LP (formerly Bear Tracker Energy, LLC) (the “Agreement”). Under the provisions of the Agreement, the Company is committed to sell its produced volumes at a predetermined fee, that as of the date of the Acquisition, was below market. Based on estimated future production, the Company estimates that, under the terms of the Agreement it will incur unfavorable expenses due to the current market conditions, therefore, we have accounted for this agreement under the accounting guidance in ASC Topic 805 as an unfavorable contract. The Company estimated the future payments over the term of the commitment period and discounted those payments using a market-based cost of debt rate and determined the fair value of $8.4 million. These inputs require significant judgments and estimates by management. The liability associated with the Agreement is referred to as the “gas gathering liability” throughout these financial statements and is presented as current and noncurrent accrued liabilities within the balance sheet and will be subsequently amortized ratably over the 11-year term.

NOTE 4 – Asset Retirement Obligations

The Company recognizes an estimated liability for future costs to abandon its oil and gas properties. The time associated with the estimates of our ARO liability occur over the operating lives of the assets, estimated to range from less than one year to 30 years. Estimated cash flows have been discounted at our credit-adjusted risk-

free rate of 8.0%, and adjusted for inflation using a rate of 2.25%. Our credit-adjusted risk-free rate is calculated based on our cost of borrowing adjusted for the effect of our credit standing and specific industry and business risk.

The Company considers the inputs to the ARO valuation to be Level 3, as fair value is determined using discounted cash flow methodologies based on standardized inputs that are not readily observable in public markets.

The AROs as of December 31, 2016, reported on our balance sheet and the changes in the AROs were as follows:

December 31, 2016
Balance at December 31, 2015	$—
Liabilities incurred or acquired	1,858,947
Liabilities settled	—
Revisions in estimated cash flows	—
Accretion expense	73,862

Balance at end of period	$1,932,809

NOTE 5 – Derivative Instruments

In December 2016, the Company entered into a commodity derivative contract to mitigate a portion of its exposure to potentially adverse market changes in commodity prices and the associated impact on cash flows. The contract is indexed to the NYMEX WTI price which has a high degree of correlation with actual prices received by the Company, before differentials.

The Company has not designated its commodity derivative contract as a hedging instrument for financial reporting purposes. Accordingly, commodity derivative instrument is marked to market at period end, with the change in fair value during the reporting period currently recognized as loss in “Derivative loss” in the statements of operations. The Company’s derivative instruments are carried at fair value on the balance sheets. The Company estimates the fair value using risk adjusted discounted cash flow calculations. Cash flows are based on published future commodity price curves for the underlying commodity as of the date of the estimate. Due to the volatility of commodity prices, the estimated fair values of the Company’s derivative instruments are subject to fluctuation from period to period, which could result in significant differences between the current estimated fair value and the ultimate settlement price.

The following table summarizes the Company’s derivative contract as of December 31, 2016:

Contract Period	Volumes (Bbls)	Price ($/Bbl)
Oil Swap(1):
Year ending December 31, 2017	140,269	$54.00
Year ending December 31, 2018	121,175	$54.00
Year ending December 31, 2019	106,716	$54.00

(1)	The index price for the oil swap is based on the NYMEX – WTI monthly average futures price.

The following table presents the amounts and classifications of the Company’s derivative liabilities as of December 31, 2016.

	Balance Sheet Location	Fair value
Derivative Assets
Commodity contracts	Current assets	$—
Commodity contracts	Noncurrent assets	$—

	Total derivative assets	$—

Derivative Liabilities:
Commodity contracts	Current liabilities	$322,928
Commodity contracts	Long-term liabilities	$513,655

	Total derivative liabilities	$836,583

The Company did not have any derivative contracts as of December 31, 2015 or 2014.

The Company recognized the following gains (losses) in earnings for the year ended December 31, 2016:

2016
Change in fair value	$(836,583)
Derivative settlement gain	23,846

Total derivative loss	$(812,737)

The Company’s counterparty credit exposure related to commodity derivative instruments is represented by contracts at the reporting date. These outstanding instruments, if any, expose the Company to credit risk in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of the Company’s counterparties decline, its ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, the Company may sustain a loss and its cash receipts could be negatively impacted. The counterparty under the existing agreement is a member of a syndicate and we have a legal right to offset assets and liabilities at settlement or in the event of default similar to a master netting agreement. The Company and its counterparties routinely exercise the contractual right to offset gains and losses at settlement.

NOTE 6 – Fair Value Measurements

The Company follows fair value measurement authoritative guidance, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The authoritative accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1: Quoted prices are available in active markets for identical assets or liabilities

•	Level 2: Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3: Significant inputs to the valuation model are unobservable

Financial and non-financial assets and liabilities are to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The Company recognizes transfers between the levels of fair value hierarchy at the end of the reporting period.

The following table is a listing of the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2016:

	As of December 31, 2016
	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$—	$—	$—
Liabilities from commodity derivative contracts	$—	$836,583	$—

The Company did not have any assets and liabilities measured at fair value on a recurring basis at December 31, 2015 or 2014.

The Company applies the provisions of the fair value measurement standard on a nonrecurring basis to its nonfinancial assets and liabilities, such as the acquisition or impairment of proved and unproved oil and gas properties and the inception value of asset retirement obligations. These assets and liabilities are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. See further discussion in Note 3 – Acquisition.

The Company reviews its proved oil and natural gas properties for impairment whenever facts and circumstances indicate their carrying value may not be recoverable. In such circumstances, the income approach is used to determine the fair value of proved oil and natural gas reserves. Under this approach, the Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs. No impairments were recorded on proved properties during the years ended December 31, 2016 or 2015, or during the period from April 21, 2014 (Inception) through December 31, 2014.

Unproved oil and natural gas property costs are evaluated for impairment and reduced to fair value when there is an indication that the carrying costs may not be recoverable. To measure the fair value of the unproved properties, the Company uses a market approach, and takes into account future development plans, remaining lease term, drilling results, and reservoir performance. The Company recorded impairment of unproved oil and gas properties expense of $23,408 for the year ended December 31, 2016 resulting from lease expirations. The Company did not record any impairments of unproved oil and gas properties during the year ended December 31, 2015 or for the period from April 21, 2014 (Inception) through December 31, 2014. These assumptions and estimates represent Level 3 inputs.

The inception value of the Company’s AROs and gas gathering liability are also measured at fair value on a nonrecurring basis. The inputs used to determine such fair value are based primarily on the present value of estimated future cash inflows and outflows. Given the unobservable nature of these inputs, they represent Level 3 inputs.

NOTE 7 – Revolving Credit Facility

In November 2016, the Company entered into a five-year $250 million secured revolving credit facility (the “credit facility”). The credit facility has an initial borrowing base of $20.0 million and has semiannual borrowing base redeterminations by April 1 and October 1 each year. Future borrowing bases will be determined at the discretion of the lending syndicate based on proved oil and natural gas reserves, hedge positions and estimated future cash flow from those reserves, as well as any other outstanding debt.

At December 31, 2016, borrowings under the credit facility were to bear interest at the alternate base rate plus the applicable margin or at the adjusted London Interbank Offered (“LIBO”) rate. The alternate base rate is defined as the greatest of (a) the prime rate in effect, (b) the federal funds rate in effect plus one half of 1.0%, or (c) the monthly LIBO rate, plus 1%. The applicable margins associated with the prime rate or the federal funds rate vary based on the utilization percentage of the credit facility, and will be 1.5% to 2.5% for base rate loans and 2.5% to 3.5% for LIBOR loans. The Company also pays an annual commitment fee of 0.5% based on the unused portion of the outstanding borrowing base. For the year ended December 31, 2016 the Company recorded $20,762 in interest expense comprised of $8,818 in debt issuance amortization expense and $11,944 in commitment fees.

The credit facility is secured by oil and natural gas properties representing at least 85% of the value of the Company’s proved reserves. The credit facility contains certain covenants, including among others, restrictions on indebtedness, restrictions on liens, restrictions on investments, restrictions on mergers, restrictions on sales of assets, restrictions on dividends and payments to the Company’s capital interest holders, and restrictions on the Company’s hedging activity. The financial covenants require the Company to maintain compliance with the following financial ratios:

•	a current ratio, which is the ratio of the Company’s current assets (including unused commitments under the credit facility and excluding noncash assets related to asset retirement obligations and derivatives) to current liabilities (excluding the current portion of long-term debt under the credit agreement and noncash liabilities related to asset retirement obligations and derivatives), as of the last day of each fiscal quarter, of not less than 1.0 to 1.0; and

•	a leverage ratio, which is the ratio of debt (as defined in our credit agreement) as of the last day of any rolling period, to annualized EBITDAX for the rolling period (as defined in the credit agreement) ending on the last day of the rolling period, of not greater than 4.0 to 1.0.

The financial covenants took effect on March 31, 2017.

As of December 31, 2016, the Company had a zero outstanding balance under the credit facility.

NOTE 8 – Mustang Creek Energy Partners, LLC

On January 27, 2015, Fifth Creek Energy agreed to purchase from MCEP 10,400,000 units, or 33.3% equity ownership, including a noncompensatory option to purchase additional units for $100,000 for a total of $10.5 million. MCEP is focused on the exploration and development in the southern Colorado DJ basin. Under FASB ASC 323, Investments-Equity Method and Joint Ventures, the Company uses the equity method of accounting for the investment in MCEP, with earnings or losses, reported in the loss from equity investment line on the Statements of Operations. The funds received by MCEP from Fifth Creek Energy’s investment were used for an operational program including oil and gas exploration and lease acreage development operated by MCEP. During 2015, MCEP incurred operational costs that exceed the initial $10.5 million funded by the Company. Due to the overage, Fifth Creek Energy agreed to pay for the first $500,000 of MCEP’s operational overage with the remainder being paid by the joint venture partner. The payment of $500,000 to MCEP did not result in additional units or an increase in ownership in MCEP for the Company. At December 31, 2015, Fifth Creek Energy had fully accrued the Company’s $500,000 funding of the overage to MCEP as a payable. The payable to MCEP was paid in 2016.

Based on the results of MCEP’s operational program, Fifth Creek Energy determined to discontinue further investment in MCEP since the acreage did not fit the type of oil and gas play that the Company is looking to develop into a long-term asset. In addition, the acreage was not economical at current market prices. The Company determined the MCEP investment had an other than temporary loss and fully impaired the investment at December 31, 2015. The evaluation for the impairment was based on current market conditions, expiration of leases within the next 12 months and the result of the drilling program finding minimal resource play potential in the existing acreage. As a result, the Company incurred a noncash impairment charge of approximately $11 million to write off the carrying amount of the MCEP investment to zero at December 31, 2015. The Company has no remaining capital commitments to MCEP.

NOTE 9 – Members’ Equity

On April 21, 2014, Fifth Creek Energy Operating Company, LLC was formed by the management members. During 2014, the management members contributed $1 million for 1 million units in Fifth Creek Energy Operating Company, LLC. On January 22, 2015, the management members contributed all the Fifth Creek Energy Operating Company, LLC units into Fifth Creek Energy Company, LLC.

The Company received $10.5 million from the issuance of 10.5 million units to Fifth Creek Energy Company, LLC on January 22, 2015. During the remainder of 2015 the Company received an additional $4,981,676 of capital contributions from Fifth Creek Energy Company, LLC, net of issuance costs. As of December 31, 2016, the Company has not issued any additional units.

Fifth Creek Energy received contributions from Fifth Creek Energy Company, LLC of $118.6 million, net of issuance costs, during 2016.

As of December 31, 2016, Fifth Creek Energy’s operations are governed by the provisions of the limited liability company agreement dated January 22, 2015. Pursuant to this agreement, the liability of the member is limited to the member’s contributed capital. Net income and loss are allocated to the member based on a hypothetical liquidation as outlined in the LLC agreement.

NOTE 10 – Related Parties

The Company pays management fees to Fifth Creek Energy Company, LLC. During 2016 and 2015, Fifth Creek Energy paid $30,000 and $25,000 in management fees to Fifth Creek Energy Company, LLC, respectively. The Company did not pay management fees during 2014.

Fifth Creek Energy received a reimbursement from MCEP for time that employees of the Company spent on the operation of Mustang Creek Energy Partners, LLP. As of December 31, 2015, the Company was reimbursed for services rendered to MCEP in the amount of approximately $437,000. At December 31, 2015, the Company had an outstanding receivable for time reimbursement and other expenses related to work performed for MCEP in the amount of approximately $57,000 which had been offset with an allowance for doubtful accounts. This allowance was written off in 2016.

During 2015, Wood Creek Energy, LLC an owner of Fifth Creek Energy Company, LLC was managed by one of the members of the Company. As of December 31, 2016 and 2015, Wood Creek Energy, LLC or any of its investors do not hold any membership interest in the Fifth Creek Energy Company, LLC.

At December 31, 2014, the Company had an accrued reimbursement of expenses to the management members for expenses associated with potential acquisitions and purchase of equipment in the amount of approximately $56,700.

NOTE 11 – Employee Benefit Plan

During 2015, the Company setup and maintained a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, under which employees are allowed to contribute portions of their compensation to a tax-qualified retirement account. Fifth Creek Energy’s 401(k) plan provides a safe harbor matching contributions of up to 6% of employees’ base compensation that is contributed to the plan. As of December 31, 2016 and 2015, the Company contributed a matching contribution to the 401(k) plan of approximately $171,000 and $97,000, respectively. At December 31, 2014, the Company did not have a retirement plan.

NOTE 12 – Commitments and Contingencies

Contractual Obligations

A summary of our contractual obligations as of December 31, 2016 is provided in the following table:

	Office lease (1)	Gas gathering liability (2)	Total
2017	$371,296	$745,500	$1,116,796
2018	263,256	911,100	1,174,356
2019	242,072	964,000	1,206,072
2020	207,120	957,300	1,164,420
2021	—	987,000	987,000
Thereafter	—	3,409,300	3,409,300

Total	$1,083,744	$7,974,200	$9,057,944

(1)	The Company leases office space and equipment from third parties under arrangements accounted for as operating leases. Minimum rent payments are recognized on a straight-line basis over the term of the lease.
(2)	Relates to the gas gathering agreement with Summit Midstream Partners, LP to sell produced volumes at a predetermined fee. See further discussion in Note 3.

The company recognized $204,700 and $89,700 in rent expense for the years ended December 31, 2016 and 2015, respectively. For the period from April 21, 2014 (Inception) to December 31, 2014, the Company did not have any rent expense.

Financial Advisor

During 2014, the Company engaged Rivington Holdings, LLC (Rivington) to perform financial advisor services in connection with or in respect to the Company’s strategic transactions. On March 2, 2015, the Company and Rivington Holdings, LLC entered into a compensation agreement based on completion of the equity commitments that occurred in March of 2015. The Company agrees to pay Rivington a fee in the amount equal to 1.67% of investment proceeds received by the Company on and after March 2, 2015; however, the fee will not exceed a total of $5 million. For the years ended as of December 31, 2016 and 2015, the Company paid approximately $2,013,000 and $282,000, respectively, in fees to Rivington based on this agreement recorded as a reduction to capital contributions on the balance sheet and the statement of members’ equity. For the period from April 21, 2014 (Inception) through December 31, 2014, no fees were paid to Rivington.

Government and Environmental Regulation

Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, royalty rates, and various other matters, including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of December 31, 2016, the Company has not been fined or cited for any violations of governmental or environmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings, or competitive position of the Company.

Legal Proceedings

Fifth Creek is party to lawsuits arising in the ordinary course of our business. The Company cannot predict the outcome of any such lawsuits with certainty, but management believes it is remote that pending or threatened legal matters will have a material adverse impact on our financial condition.

NOTE 13 – Oil and Gas Activities

Costs incurred in oil and natural gas producing activities are as follows:

	For the Years Ended December 31,
	2016	2015	2014
Property acquisition costs:
Proved	117,665,000	—	—
Unproved	1,285,102	—	—
Exploration costs	9,101,753	—	—
Development costs	2,850,093	—	—

Total	130,901,948	—	—

Total excluding asset retirement obligation	129,043,001	—	—

The net changes in capitalized exploratory well costs are as follows:

	For the Years Ended December 31,
	2016	2015	2014
Beginning balance at January 1	—	—	—
Additions to capitalized exploratory well costs pending determination of proved reserves	9,101,753	—	—
Reclassifications to wells, facilities and equipment based on determination of proved reserves	(5,281,556)	—	—
Capitalized exploratory well costs charged to expense	—	—	—
Ending balance at December 31	3,820,197	—	—

The Company had no oil and natural gas producing activities in 2015 and 2014.

NOTE 14 – Supplemental Oil and Gas Information (Unaudited)

The reserves at December 31, 2016 presented below were prepared by Netherland Sewell & Associates (“NSAI”). Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The reserves are located in the DJ Basin in Weld County, Colorado.

Guidelines prescribed in FASB ASC Topic 932 Extractive Industries – Oil and Gas (“ASC Topic 932”) have been followed for computing a standardized measure of future net cash flows and changes therein related to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the period-end estimated quantities of oil, natural gas and NGLs to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a ten percent annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect management’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

The following table sets forth information for the year ended December 31, 2016 with respect to changes in the proved reserves:

	(Bbl) Crude Oil	(Mcf) Natural Gas	(Bbl) NGLS
January 1, 2016	—	—	—
Revisions	655,237	977,689	170,787
Extensions	80,707,548	79,375,809	14,123,910
Acquisition	1,235,068	1,757,705	301,743
Production	(108,153)	(149,904)	(28,140)

December 31, 2016	82,489,700	81,961,300	14,568,300

Proved Developed Reserves, included above
December 31, 2016	2,159,820	2,956,920	510,500
Proved Undeveloped Reserves, included above
December 31, 2016	80,329,880	79,004,380	14,057,800

At December 31, 2015 and 2014 the Company had no oil and gas reserves. In 2016 the Company acquired 1,235,068 Bbls, 1,757,705 Mcf and 301,743 Bbls of proved oil, natural gas and NGL reserves, respectively, located in the DJ Basin in Colorado.

Extensions contributed to the increase of 80,707,548 Bbls of oil, 79,375,809 Mcf of gas and 14,123,910 Bbls of NGLs. Prior to the Stateline Acquisition, the Stateline Properties did not include any proved undeveloped reserves, as the prior owner did not have any plans to develop the properties. Upon completion of the Stateline Acquisition, however, Fifth Creek prepared a five-year development plan focused on developing the Stateline Properties in a manner consistent with that of offset operators in the area, which resulted in the addition of proved undeveloped locations and related reserves.

Fifth Creek also had upward revisions of 655,237 Bbls of oil, 977,689 Mcf of natural gas and 170,787 Bbls of NGLs. These upward revisions were primarily driven by (i) improved well performance due to increased maintenance expenditures resulting in an upward revision of 124,495 Bbls of oil, 185,760 Mcf of gas and 32,450 Bbls of NGLS, (ii) improved commodity prices and oil differentials resulting in an upward revision of 163,809 Bbls of oil, 244,422 Mcf of gas and 42,697 Bbls of NGLs and (iii) reduced lease operating costs extending the life of existing producing wells resulting in an upward revision of 366,933 Bbls of oil, 547,506 Mcf of gas and 95,641 Bbls of NGLs.

During the year ended December 31, 2016, Fifth Creek experienced a reduction of its proved reserves of 108,153 Bbls of oil, 149,904 Mcf of gas, and 28,140 Bbls of NGLs related to production of existing wells between July 2016 and December 31, 2016.

As of December 31, 2016, the reserves are comprised of 74.5% crude oil, 12.3% natural gas, and 13.2% NGL on an energy equivalent basis. The following values for the December 31, 2016 proved reserves were derived based on prices of $40.14 per Bbl of crude oil, $0.29 per Mcf of natural gas, and $15.82 per Bbl of NGL. These prices were based on the 12-month arithmetic average of the first-of-month price from January 2016 through December 2016. The crude oil pricing was based on the West Texas Intermediate (“WTI”) price; the natural gas pricing was based on the Henry Hub price; the NGL pricing was 58% of WTI. All prices have been adjusted for transportation, quality and basis differentials.

The following summary sets forth the future net cash flows related to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932:

For the Year Ended December 31, 2016
Future oil, NGL and natural gas sales	3,565,514,700
Future production costs	(1,266,713,200)
Future development costs	(1,221,646,900)

Future net cash flows	1,077,154,600

10% annual discount	(721,921,200)

Standardized measure of discounted future net cash flows	355,233,400

The principal sources of change in the standardized measure of discounted future net cash flows are:

For the Year Ended December 31, 2016
Balance at beginning of period
Sales of crude oil, natural gas and NGLs	(2,907,799)
Net change in prices and production costs	4,799,997
Extensions	333,967,000
Revisions of previous quantity estimates	6,771,766
Acquisition of reserves	10,684,821
Accretion of discount	496,290
Changes in timing and other	1,421,326

Balance at end of period	355,233,400

NOTE 15 – Subsequent Events

In April 2017, the Company entered into an amendment that increased the credit facility borrowing base to $32 million. In September 2017, the Company entered into an amendment that increased the credit facility borrowing base to $55 million. In November 2017, the Company entered into an amendment that increased the credit facility borrowing base to $70 million. These amendments had no effect on the Company’s compliance with the financial covenants.

In November 2017, the Company entered into an agreement with Springbok Energy Partners II, LLC, which is owned by NGP, to acquire royalty interests and overrides in the Hereford field.

On December 4, 2017, Fifth Creek Energy Operating Company, LLC entered into an Agreement and Plan of Merger with Bill Barrett Corporation. Under the terms of the transaction, BBG and Fifth Creek will each become subsidiaries of a newly formed holding company (“New BBG”), which will become the publicly listed and traded holding company for the combined BBG and Fifth Creek. In the transaction, BBG stockholders will exchange their BBG common stock for New BBG common stock on a 1-for-1 basis, and Fifth Creek’s current sole owner will receive 100 million shares of the New BBG’s common stock.

Subsequent events have been evaluated through December 15, 2017, which is the date the financial statements were available to be issued.

INDEPENDENT ACCOUNTANTS’ REVIEW REPORT

The Board of Directors

Fifth Creek Energy Operating Company, LLC:

We have reviewed the accompanying balance sheets of Fifth Creek Energy Operating Company, LLC (the Company) as of September 30, 2017 and 2016, the related statements of operations for the three-month and nine-month periods ended September 30, 2017 and 2016, and the related statements of cash flows for the nine-month period ended September 30, 2017 and 2016. This interim financial information is the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial information for them to be in conformity with United States Generally Accepted Accounting Principles.

/s/ KPMP LLP

Denver, Colorado

December 15, 2017

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

BALANCE SHEETS

	(unaudited) September 30, 2017	(audited) December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,007,744	$3,409,984
Restricted cash – current	—	155,526
Accounts receivable, net:
Oil and gas sales	7,078,591	1,304,220
Joint interest and other	51,044	140,117
Derivative instruments – current	282,715	—
Other current assets	538,133	332,156

Total current assets	9,958,227	5,342,003

Property and Equipment
Oil and gas properties:
Proved properties	168,624,797	125,229,720
Wells in progress	16,402,610	4,387,126
Unproved properties	34,515,479	1,261,694
Less: accumulated depletion & impairments	(9,597,990)	(1,298,346)

Net oil and gas properties	209,944,896	129,580,194

Furniture, fixtures and equipment	2,137,021	912,214
Less: accumulated depreciation	(582,345)	(216,890)

Total furniture, fixtures and equipment, net	1,554,676	695,324

Total property, plant and equipment, net	211,499,572	130,275,518
Other non-current assets
Derivative instruments – long-term	388,014	—
Other non-current assets, net	458,484	280,741

Total other non-current assets	846,498	280,741

Total Assets	$222,304,297	$135,898,262

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

BALANCE SHEETS

	(unaudited) September 30, 2017	(audited) December 31, 2016
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable and accrued expenses	$27,918,199	$8,597,897
Oil and gas revenue distribution payable	2,780,176	818,616
Short-term gas gathering liability	869,701	745,534
Derivative instruments – current portion	978,152	322,928
Other current liabilities	178,620	63,310

Total current liabilities	32,724,848	10,548,285

Long-term Liabilities
Line of Credit	14,200,000	—
Long-term gas gathering liability	6,545,395	7,228,713
Derivative instruments – long-term portion	369,037	513,655
Asset retirement obligation	2,340,250	1,932,809
Other long-term liabilities	82,870	104,315

Total non-current liabilities	23,537,552	9,779,492

Total liabilities	56,262,400	20,327,777

Commitments and Contingencies
Member’s Equity
Contributed capital, net, 11,500,000 units authorized, issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	183,739,026	135,048,356
Accumulated deficit	(17,697,129)	(19,477,871)

Total member’s equity	166,041,897	115,570,485

Total Liabilities and Member’s Equity	$222,304,297	$135,898,262

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2017	Three months ended September 30, 2016	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Revenue:
Oil	$8,906,317	$2,266,466	$21,897,730	$2,266,466
Natural gas liquids	1,499,271	325,285	3,124,662	325,285
Natural gas	541,248	194,808	1,237,364	194,808

Total revenues	10,946,836	2,786,559	26,259,756	2,786,559

Operating Expenses:
Lease operating expenses	1,287,278	509,369	3,011,157	509,369
Gathering, processing and transportation costs	1,525,108	656,250	3,686,017	656,250
Severance and ad valorem taxes	871,128	156,962	1,954,435	156,961
Depreciation, depletion and amortization	3,179,083	510,231	8,665,100	561,771
Accretion expenses	43,462	29,582	112,259	29,582
Exploration and abandonment	7,730	—	356,205	—
General and administrative expenses	2,040,579	1,449,995	5,669,283	3,635,473
Acquisition expenses	1,180,020	856,296	1,431,887	856,295

Total expenses	10,134,388	4,168,685	24,886,343	6,405,701

Net Income (Loss) from Operations	812,448	(1,382,126)	1,373,413	(3,619,142)

Other Income (Expense)
Interest expense	(134,940)	—	(378,221)	—
Derivative gain (loss)	(2,346,193)	—	785,417	—
Other income	—	2,672	133	3,243

Total other income (expense)	(2,481,133)	2,672	407,329	3,243

Net Income (Loss)	$(1,668,685)	$(1,379,454)	$1,780,742	$(3,615,899)

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF MEMBER’S EQUITY

(Unaudited)

	Contributed capital	Accumulated deficit	Total
Balance at December 31, 2015	$16,481,676	$(14,276,316)	$2,205,360
Issuance of member’s interest, net of issuance costs	118,566,680	—	118,566,680
Net income	—	(5,201,555)	(5,201,555)

Balance at December 31, 2016	$135,048,356	$(19,477,871)	$115,570,485

Issuance of member’s interest, net of issuance costs	48,690,670	—	48,690,670
Net income	—	1,780,742	1,780,742

Balance at September 30, 2017	$183,739,026	$(17,697,129)	$166,041,897

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Cash flows from operating activities
Net income/(loss)	$1,780,742	$(3,615,899)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	8,665,100	561,771
Accretion expense	112,259	29,582
Exploration and abandonment	348,475	—
Derivative fair value (gain) loss	(785,417)	—
Derivative cash settlement	625,295	—
Amortization of deferred financing costs	48,945	—
Amortization of gas gathering liability	(559,151)	(213,817)
Changes in operating assets and liabilities:
Accounts receivable	(5,698,894)	(1,781,191)
Accounts receivable for derivative settlement	13,596	—
Prepaid expenses	(256,085)	(128,395)
Accounts payable and accrued liabilities	22,221,598	1,518,163
Other long-term liabilities	(21,446)	—

Net cash provided by (used in) operating activities	26,495,017	(3,629,786)

Cash flows from investment activities
Acquisition of oil and gas properties	(33,602,260)	(107,826,573)
Exploration and development of oil and gas properties	(55,933,687)	(6,017)
Purchase of property and equipment	(1,224,807)	(354,522)
Purchase of equity method investment	—	(500,000)
Proceeds from release of restricted cash	155,526	—

Net cash used in investing activities	(90,605,228)	(108,687,112)

Cash flows from financing activities
Drawdowns on the line of credit	31,700,000	—
Repayments on the line of credit	(17,500,000)	—
Member contributions	49,517,614	120,580,372
Equity issuance cost	(826,944)	(2,013,692)
Deferred financing costs	(182,699)	—

Net cash provided by financing activities	62,707,971	118,566,680

Net Increase/(Decrease) in Cash and Cash Equivalents	$(1,402,240)	$6,249,782
Cash and cash equivalents at beginning of period	$3,409,984	$2,414,999

Cash and Cash Equivalents at End of Period	$2,007,744	$8,664,781

Supplemental Disclosure of Cash Flow Information
Interest paid	$276,176	—
Supplemental Disclosure of Noncash Investing Activities
Accrued capital expenditures	$3,961,695	$192,706
Asset retirement obligation	$295,182	$1,807,596

See accompanying notes to financial statements.

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – Organization, Operations and Basis of Presentation

Fifth Creek Energy Operating Company, LLC (also known as Fifth Creek Management Company, LLC herein referred to as “Fifth Creek Energy” or “the Company”), a Delaware limited liability company was formed on April 21, 2014. Fifth Creek Energy is engaged in the leasing, acquisition, exploration, production, development, processing, gathering, marketing and transporting of oil, gas and natural gas liquids in the Rocky Mountain region, primarily in the Northern Denver-Julesburg Basin of Colorado. On January 22, 2015 all of the Company’s units were contributed to Fifth Creek Energy Company, LLC, a Delaware limited liability company formed on October 10, 2014.

The unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading. All adjustments that, in the opinion of management, are necessary for a fair presentation for the periods presented have been reflected in these financial statements. These financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2016, and the related notes thereto.

Certain reclassifications have been made to prior period amounts to conform to the current presentation.

NOTE 2 – Summary of Significant Accounting Policies

The significant accounting policies followed by the Company are set forth in Note 2 to the Company’s financial statements for the year ended December 31, 2016, and are supplemented by the notes to these financial statements.

Use of Estimates

In the course of preparing the financial statements, management makes various assumptions, judgments and estimates to determine the reported amounts of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events. Although management believes these estimates are reasonable, actual results could differ from these estimates and these revisions could be material. Future production may vary materially from estimated oil and natural gas proved reserves. Actual future prices may vary significantly from price assumptions used for determining proved reserves and for financial reporting.

Management believes the major estimates and assumptions impacting our financial statements are the following:

•	estimates of proved reserves of natural gas and oil, which affect the calculations of depreciation, depletion and amortization, as well as the calculation for impairment of capitalized costs of natural gas and oil properties;

•	estimates of asset retirement obligations;

•	estimates of the fair value of natural gas and oil properties that Fifth Creek Energy owns, including properties that we have not yet explored, or fully explored by drilling and completing wells;

•	estimates of revenue accruals;

•	impairment reviews of undeveloped properties and other assets;

•	impairment of equity investments;

•	estimates of fair value of derivative instruments;

•	acquisition accounting estimates and assignment of fair value of assets and liabilities acquired; and

•	estimates and assumptions used in the disclosure of commitments and contingencies.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments, with original maturities of three months or less. The Company may at times have balances in excess of federally insured limits.

Restricted Cash

In 2015, Fifth Creek Energy entered into a letter of credit in the amount of approximately $155,000 with Wells Fargo Bank to comply with the Company’s office lease requirement. As a result of the letter of credit, Fifth Creek Energy was required to secure the letter of credit with a deposit of approximately $155,000 into a certificate of deposit. The requirement expired on March 31, 2017, and the letter of credit matured on September 30, 2017. As of September 30, 2017, upon maturity of the letter of credit and release of restrictions, the deposit was transferred to the available cash of the Company. The deposit was classified as restricted cash and recorded in current assets as of December 31, 2016.

Accounts Receivable

The Company’s accounts receivable are generated primarily from the sale of oil, NGLs and natural gas to various customers, and from the billing of working interest partners for work on wells the Company operates. The Company monitors the financial strength of its customers, partners, and counterparties. At September 30, 2017 and December 31, 2016, the Company had no reserve for doubtful accounts.

Accounts Payable and Accrued Expenses

The components of accounts payable and accrued liabilities are shown below:

Accounts payable and accrued expenses
Accrued capital expenditures	$3,961,695	$4,872,146
Trade accounts payable	19,041,118	2,620,251
Production and ad valorem taxes payable	2,183,973	477,440
Other current liabilities	2,731,413	628,060

Total accounts payable and accrued expenses	$27,918,199	$8,597,897

Other current assets

The components of other current assets are shown below:

	September 30, 2017	December 31, 2016
Other current assets
Prepaid expenses	$477,260	$265,164
Inventory	60,873	66,992

Total other current assets	$538,133	$332,156

Inventory consists of material and supplies used in connection with the Company’s drilling program. These inventories are stated at the lower of cost or market, which approximates fair value.

Oil and Gas Producing Activities

Proved Oil and Natural Gas Properties

The Company accounts for its oil and natural gas exploration and development costs using the successful efforts method. Under this method, all costs incurred related to the acquisition of oil and natural gas properties and the costs of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed if and when the well is determined not to have recoverable reserves in commercial quantities. Other items charged to expense generally include geological and geophysical costs, delay rentals and lease and well operating costs. At September 30, 2017 the Company had three exploratory wells and one developmental well in the process of being drilled or completed. Capitalized exploratory well costs are recorded in the wells in progress line on the accompanying balance sheets.

Capitalized leasehold costs attributable to proved properties are depleted using the units-of-production method based on proved reserves on a field basis. Capitalized well costs, including asset retirement costs, are depleted based on proved developed reserves on a field basis. For the three and nine months ended September 30, 2017, the Company recorded depletion for oil and natural gas properties of $3.0 million and $8.3 million, respectively. For the three and nine months ended September 30, 2016, the Company recorded depletion for oil and natural gas properties of $465,700. Depletion expense is included in depletion, depreciation and amortization expense on the accompanying statements of operations.

Proved oil and natural gas properties are reviewed for impairment when facts and circumstances indicate their carrying value may not be recoverable. The Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs. The Company did not record any impairment expenses associated with its proved properties during the three and nine months ended September 30, 2017 and September 30, 2016.

The Company records the fair value of an asset retirement obligation as an asset and a liability when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. The increase in carrying value is included in proved properties in the accompanying balance sheets. The Company depletes the amount added to proved properties and recognizes expense in connection with accretion of the discounted liability over the remaining estimated economic lives of the properties. The liability value recorded associated with the ARO is an estimate of the costs, based on today’s estimates of reclamation, inflated to a future value and then discounted to a present value utilizing an estimate of a credit-adjusted risk-free discount rate. For additional discussion, please refer to Note 4 – Asset Retirement Obligations.

Unproved Oil and Natural Gas Properties

Unproved oil and natural gas properties consist of costs to acquire undeveloped leases and unproved reserves, and are capitalized when incurred. When a successful well is drilled on an undeveloped leasehold or reserves are otherwise attributed to a property, unproved property costs are transferred to proved properties.

Unproved properties are periodically assessed for impairment on a property-by-property basis. The Company evaluates significant unproved properties for impairment based on remaining lease term, drilling results, reservoir performance, seismic interpretation or future plans to develop acreage, and records impairment expense for any decline in value. The Company recorded impairment of unproved oil and gas properties resulting from lease expirations for the three and nine months ended September 30, 2017 of $0 and $348,475, respectively. The Company recorded no impairment of unproved oil and gas properties during the three and nine months ended September 30, 2016. Impairment expense is recorded in the exploration and abandonment line on the statement of operations.

Other Property and Equipment

Other property and equipment consists primarily of office furniture, vehicles, office equipment, field office equipment and leasehold improvements. Renewals and betterments, which substantially extend the useful lives of the assets, are capitalized. Maintenance and repairs are expensed when incurred. Property and equipment, vehicles, and software are depreciated using the straight-line method over 3 to 5 years. Leasehold improvements are depreciated using the straight-line method over the life of the office lease. Field office equipment is depreciated using the straight-line method over 20 years. Depreciation expense for the nine months ended September 30, 2017 and 2016 was $365,455 and $96,104, respectively.

Other property and equipment consists of the following:

	September 30, 2017	December 31, 2016
Computer software and equipment	$833,335	$614,830
Vehicles	431,125	—
Leasehold improvements	91,993	91,508
Furniture and fixtures	230,568	205,876
Field office equipment	226,952	—
Land	323,048	—

Total	2,137,021	912,214
Accumulated depreciation	(582,345)	(216,890)

Total other property and equipment, net	$1,554,676	$695,324

Equity Investments

In 2015, the Company acquired a 33.3% investment in Mustang Creek Energy Partners, LLC (MCEP) a joint venture with NexGen Oil & Gas, LLC (NexGen) formed on January 15, 2015. Equity investments in which the Company exercises significant influence but does not control are accounted for using the equity method. Under the equity method, the Company’s share of investees’ earnings or loss, after elimination of intra-company profit or loss, is recognized in the statement of operations. The Company reviews its investments to determine if a loss in value which is other than a temporary decline has occurred. If such loss has occurred, the Company would recognize an impairment charge on the equity investment. At December 31, 2015, the Company recognized an other than temporary impairment for its entire equity investment in Mustang Creek Energy, LLC.

Other Long-Term Assets

As of September 30, 2017 other long-term assets included capitalized costs incurred in connection with the issuance of credit facilities in the amount of $393,768, net of accumulated amortization, and other long-term deposits. As of December 31, 2016 other long-term assets included capitalized costs incurred in connection with the issuance of the revolving credit facility in the amount of $260,014, net of accumulated amortization, and other long-term deposits.

Revenue Recognition

Revenue is recognized when production is delivered to a purchaser at a fixed and/or determinable price, title has transferred and the collectability of the revenue is reasonably assured. At the end of each month, the

Company estimates the amount of production delivered to the purchaser and the price the Company will receive. The Company factors in historical performance, quality and transportation differentials, commodity prices, and other factors when deriving revenue estimates. Oil, NGL and natural gas revenue is recorded using the sales method. Under the sales method, revenues are based on actual sales volumes of commodities sold to purchasers.

Significant Customers

The Company’s oil, NGL and natural gas production is sold to a relatively small number of customers. For the three months ended September 30, 2017, two purchasers each accounted for more than 10% of the Company’s total production revenue, 81% and 14%, respectively. For the nine months ended September 30, 2017, two purchasers each accounted for more than 10% of the Company’s total production revenue, 84% and 12%, respectively. For the three and nine months ended September 30, 2016, two purchasers each accounted for more than 10% of the Company’s total production revenue, 81% and 12%, respectively. The loss of any single purchaser could materially and adversely affect our revenues in the short-term; however, the Company believes that the loss of any of its purchasers would not have a long-term material adverse effect on its financial condition and results of operations as oil and natural gas are fungible products with well-established markets and numerous purchasers.

Income Taxes

The Company is not a taxable entity for federal income tax purposes. As such, the Company does not directly pay federal income tax. Accordingly, the accompanying financial statements do not include a provision or liability for income taxes. The Company’s taxable income or loss, which may vary substantially from the net income or loss reported in the statement of operations, is includable in the federal income tax returns of each member based on their allocated share.

The Company found no uncertain tax positions during the three and nine months ended September 30, 2017 or 2016 under the provisions of Accounting Standards Codification (ASC) 740, Accounting for Uncertainty in Income Taxes. The Company’s policy is to recognize accrued interest related to unrecognized tax benefits in interest expense, and to recognize tax penalties in operating expense. As of September 30, 2017 and December 31, 2016, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions and tax returns for the periods from 2014 to 2016 are still open to examination.

Derivative Instruments

The Company uses commodity derivative instruments to manage its exposure to oil and natural gas price volatility. All of the commodity derivative instruments are utilized to manage price risk attributable to the Company’s expected oil and natural gas production, and the Company does not enter into such instruments for speculative trading purposes. The Company does not designate any derivative instruments as hedges for accounting purposes. The Company records all derivative instruments on the balance sheet as either assets or liabilities measured at their estimated fair value. The Company records gains and losses from the change in fair value of derivative instruments in current earnings as they occur.

Fair Value of Other Financial Instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in accordance with ASC Topic 820.

The carrying amount of cash equivalents, receivables, other current assets, accounts payable and accrued expenses approximate fair value because of the short-term nature of those instruments.

Comprehensive Income

The Company has no elements of comprehensive income other than net income/loss.

Recent Accounting Pronouncements

Revenue from Contracts with Customers

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new guidance will require a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The new standards are effective for the Company on January 1, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2016. The Company intends to adopt this standard on January 1, 2019, but has not yet selected a transition method. The Company is still assessing the effects of adoption of the new standard on its financial statements.

Presentation of Debt Issuance Costs

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Interest-Imputation of Interest-Presentation and Subsequent Measurement of Debt Issuance Costs associated with Line-of-Credit Arrangements in August 2015. These ASUs simplify the presentation of debt issuance costs by requiring such costs (except for those related to revolving credit facilities) to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than as an asset. These ASUs are effective for the Company on January 1, 2016, and are required to be adopted retrospectively. Early adoption is permitted. The Company adopted these ASUs at December 31, 2016. Through September 30, 2017, the Company’s debt was comprised solely of obligations under our revolving credit facility. Accordingly, the debt issuance costs related to the revolving credit facility continue to be classified as assets on the Company’s balance sheets.

Leases

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases” (ASU 2016-02). ASU 2016-02 will require lessees to present right-of-use assets and lease liabilities on their balance sheets.

ASU 2016-02 is effective for annual and interim periods beginning January 1, 2020. Early adoption of ASU 2016-02 is permitted. Upon adoption of ASU 2016-02, the Company is required to recognize and measure leases at the beginning of the earliest period presented in Fifth Creek Energy’s financial statements using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Company may elect to apply. The Company has not yet decided when Fifth Creek Energy will adopt ASU 2016-02 or which practical expedient options we will elect. Fifth Creek Energy is currently evaluating and assessing the impact ASU 2016-02 will have on Fifth Creek Energy’s financial statements. As of the date of this report, the Company cannot provide any estimate of the impact of adopting ASU 2016-02.

NOTE 3 – Acquisition

On July 15, 2016, Fifth Creek Energy acquired proved and unproved natural gas, oil and NGL properties from the Seller (the “Properties”). The natural gas, oil and NGL properties are located in the DJ Basin located in

Weld County in Colorado. The Properties acquired were approximately 51,641 net acres. The aggregate purchase price totaled approximately $108 million in cash. Transaction costs were $942,000 and were recorded as an operating expense in the statement of operations.

Acquisitions are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC Topic 805”). An acquisition may result in the recognition of goodwill or a bargain purchase gain based on the measurement of the fair value of the assets acquired at the acquisition date as compared to the fair value of consideration transferred, adjusted for purchase price adjustments. Any such gain would be recognized in current period earnings and classified in other income and expense in the accompanying statement of operations. The Company did not recognize goodwill or bargain purchase as a result of the acquisition of the Properties.

The results of operations of the properties acquired in our acquisition of the Properties have been included in the financial statements since the Closing Date.

The fair value measurements of natural gas, oil and NGL properties, other assets, and other liabilities are based upon inputs that are not observable in the market and therefore represent Level 3 inputs. The preliminary fair values of natural gas, oil and NGL properties, other assets and liabilities, and ARO were measured using valuation techniques that convert future cash flows to a single discounted amount. The estimated proved reserves and the associated future net revenues were discounted using a market-based weighted average cost of capital. Significant inputs to the valuation of natural gas, oil and NGL properties include estimates of reserves, future operating and development costs, future commodity prices, estimated future cash flows and a market-based weighted average cost of capital rate. ARO assumptions include inputs such as estimated plugging, abandonment and reclamation costs, assumptions about inflation factors, an estimate of a credit-adjusted risk-free interest rate and the expected economic recoveries of natural gas, oil and NGLs and time to abandonment. These inputs require significant judgments and estimates by management at the time of the preliminary valuation and are subject to change.

The following table summarizes estimates of the fair value of identifiable assets acquired and liabilities assumed as of the Closing Date (rounded):

Purchase price
Consideration given
Cash	$108,000,000

Total consideration given	$108,000,000

Allocation of purchase price
Proved oil and gas properties	$117,665,000
Unproved properties	563,000
Asset retirement obligation	(1,785,000)

Total fair value of oil and gas properties acquired	116,443,000
Gas gathering liability	(8,443,000)

Fair value of net assets acquired	$108,000,000

At the time of the transaction, a valuation of the ARO liability was determined and the Company recorded an ARO asset and liability of $1.8 million. The ARO asset has been included within the proved natural gas and oil properties and is subject to the units-of-production amortization applied to the proved property base.

As part of the Transaction, the Company acquired a gas gathering agreement with Summit Midstream Partners, LP (formerly Bear Tracker Energy, LLC) (the “Agreement”). Under the provisions of the Agreement, the Company is committed to sell its produced volumes at a predetermined fee, that as of the date of the

Acquisition, was below market. Based on estimated future production, the Company estimates that, under the terms of the Agreement it will incur unfavorable expenses due to the current market conditions, therefore, we have accounted for this agreement under the accounting guidance in ASC Topic 805 as an unfavorable contract. The Company estimated the future payments over the term of the commitment period and discounted those payments using a market-based cost of debt rate and determined the fair value of $8.4 million. These inputs require significant judgments and estimates by management. The liability associated with the Agreement is referred to as the “gas gathering liability” throughout these financial statements and is presented as current and noncurrent accrued liabilities within the balance sheet and will be subsequently amortized ratably over the 11-year term.

NOTE 4 – Asset Retirement Obligations

The Company recognizes an estimated liability for future costs to abandon its oil and gas properties. The time associated with the estimates of our ARO liability occur over the operating lives of the assets, estimated to range from less than one year to 43 years. Estimated cash flows have been discounted at our credit-adjusted risk-free rate of 8.0%, and adjusted for inflation using a rate of 2.25%. Our credit-adjusted risk-free rate is calculated based on our cost of borrowing adjusted for the effect of our credit standing and specific industry and business risk.

The Company considers the inputs to the ARO valuation to be Level 3, as fair value is determined using discounted cash flow methodologies based on standardized inputs that are not readily observable in public markets.

The AROs as of September 30, 2017, reported on our balance sheet and the changes in the AROs were as follows:

September 30, 2017
Balance at December 31, 2016	$1,932,809
Liabilities incurred or acquired	295,182
Liabilities settled	—
Revisions in estimated cash flows	—
Accretion expense	112,259

Balance at September 30, 2017	$2,340,250

NOTE 5 – Derivative Instruments

The Company hedges a portion of its oil, NGL and natural gas sales through derivative instruments to mitigate volatility in commodity prices. The Company’s commodity derivatives may expose it to the risk of financial loss in certain circumstances. The Company’s derivative arrangements provide protection on the hedged volumes if market prices decline below the prices at which these derivatives are set. If market prices rise above the prices at which the Company has hedged, the Company will receive less revenue on the hedged volumes than it would receive in the absence of hedges. The crude oil contracts are indexed to the NYMEX WTI price which has a high degree of correlation with actual prices received by the Company, before differentials.

The Company has not designated its commodity derivative contracts as hedging instruments for financial reporting purposes. Accordingly, commodity derivative instruments are marked to market at period end, with the change in fair value during the reporting period currently recognized as gain or loss in “Derivative gain (loss)” in the statements of operations. The Company’s derivative instruments are carried at fair value on the balance sheets. The Company estimates the fair value using risk adjusted discounted cash flow calculations. Cash flows are based on published future commodity price curves for the underlying commodity as of the date of the estimate. Due to the volatility of commodity prices, the estimated fair values of the Company’s derivative instruments are subject to fluctuation from period to period, which could result in significant differences between the current estimated fair value and the ultimate settlement price.

The following table summarizes the Company’s derivative contracts as of September 30, 2017:

Contract Period	Volumes (Bbls)	Price ($/Bbl)
Oil Swaps(1):
Quarter ending December 31, 2017	211,733	$50.74
Year ending December 31, 2018	591,611	$51.19
Year ending December 31, 2019	361,934	$51.74
Year ending December 31, 2020	183,000	$50.20

(1)	The index price for the oil swap is based on the NYMEX – WTI monthly average futures price.

	Volumes (Mmbtu)	Price ($/Mmbtu)
Gas Swaps(1):
Quarter ending December 31, 2017	82,595	$3.36
Year ending December 31, 2018	76,127	$3.36

(1)	The index price for the gas swap is based on the NYMEX futures price.

	Volumes (Gal)	Price ($/Gal)
NGL Swaps(1):
Quarter ending December 31, 2017	547,092	$0.69

(1)	The index price for the NGL swap is based on the Mont Belvieu futures price.

The following table presents the amounts and classifications of the Company’s derivative assets and liabilities as of September 30, 2017 and December 31, 2016:

	Balance Sheet Location	September 30, 2017	December 31, 2016
		Fair Value	Fair Value
Derivative Assets:
Commodity contracts	Current assets	$282,715	$—
Commodity contracts	Noncurrent assets	388,014	—

	Total derivative assets	$670,729	$—

Derivative Liabilities:
Commodity contracts	Current liabilities	$978,152	$322,928
Commodity contracts	Long-term liabilities	369,037	513,655

	Total derivative liabilities	$1,347,189	$836,583

The Company recognized the following gains (losses) in earnings for the three and nine months ended September 30, 2017:

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Change in fair value	$(2,608,252)	$160,122
Derivative settlement gain	262,059	625,295

Total derivative (loss) gain	$(2,346,193)	$785,417

The Company’s counterparty credit exposure related to commodity derivative instruments is represented by contracts at the reporting date. These outstanding instruments, if any, expose the Company to credit risk in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of the Company’s counterparties decline, its ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, the Company may sustain a loss and its cash receipts could be negatively impacted. The counterparty under the existing agreement is a member of a syndicate and we have a legal right to offset assets and liabilities at settlement or in the event of default similar to a master netting agreement. The Company and its counterparties routinely exercise the contractual right to offset gains and losses at settlement.

NOTE 6 – Fair Value Measurements

The Company follows fair value measurement authoritative guidance, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The authoritative accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The statement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1: Quoted prices are available in active markets for identical assets or liabilities

•	Level 2: Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3: Significant inputs to the valuation model are unobservable

Financial and non-financial assets and liabilities are to be classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The Company recognizes transfers between the levels of fair value hierarchy at the end of the reporting period.

The following table is a listing of the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2017 and December 31, 2016:

	As of September 30, 2017
	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$—	$670,729	$—
Liabilities from commodity derivative contracts	$—	$1,347,189	$—

	As of December 31, 2016
	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$—	$—	$—
Liabilities from commodity derivative contracts	$—	$836,583	$—

The Company applies the provisions of the fair value measurement standard on a nonrecurring basis to its nonfinancial assets and liabilities, such as the acquisition or impairment of proved and unproved oil and gas properties and the inception value of asset retirement obligations. These assets and liabilities are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. See further discussion in Note 3 – Acquisition.

The Company reviews its proved oil and natural gas properties for impairment whenever facts and circumstances indicate their carrying value may not be recoverable. In such circumstances, the income approach is used to determine the fair value of proved oil and natural gas reserves. Under this approach, the Company estimates the expected future cash flows of oil and natural gas properties and compares these undiscounted cash flows to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will write down the carrying amount of the oil and natural gas properties to estimated fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs. No impairments were recorded on proved properties during the three and nine month periods ended September 30, 2017 and 2016.

Unproved oil and natural gas property costs are evaluated for impairment and reduced to fair value when there is an indication that the carrying costs may not be recoverable. To measure the fair value of the unproved properties, the Company uses a market approach, and takes into account future development plans, remaining lease term, drilling results, and reservoir performance. The Company recorded impairment of unproved oil and gas properties resulting from lease expirations for the three and nine months ended September 30, 2017 of $0 and $348,475, respectively. The Company recorded no impairment of unproved oil and gas properties during the three and nine months ended September 30, 2016. These assumptions and estimates represent Level 3 inputs.

The inception value of the Company’s AROs and gas gathering liability are also measured at fair value on a nonrecurring basis. The inputs used to determine such fair value are based primarily on the present value of estimated future cash inflows and outflows. Given the unobservable nature of these inputs, they represent Level 3 inputs.

NOTE 7 – Revolving Credit Facility

In November 2016, the Company entered into a five-year $250 million secured revolving credit facility (the “credit facility”). The credit facility has an initial borrowing base of $20.0 million and has semiannual borrowing base redeterminations by April 1 and October 1 each year. In April 2017, the Company entered into an amendment that increased the credit facility borrowing base to $32 million. In September 2017, the Company entered into an amendment that increased the credit facility borrowing base to $55 million. Future borrowing bases will be determined at the discretion of the lending syndicate based on proved oil and natural gas reserves, hedge positions and estimated future cash flow from those reserves, as well as any other outstanding debt.

At September 30, 2017, borrowings under the credit facility bore interest at the alternate base rate plus the applicable margin or at the adjusted London Interbank Offered (“LIBO”) rate. The alternate base rate is defined as the greatest of (a) the prime rate in effect, (b) the federal funds rate in effect plus one half of 1.0%, or (c) the monthly LIBO rate, plus 1%. The applicable margins associated with the prime rate or the federal funds rate vary based on the utilization percentage of the credit facility, and are 1.5% to 2.5% for base rate loans and 2.5% to 3.5% for LIBOR loans. The Company also pays an annual commitment fee of 0.5% based on the unused portion of the outstanding borrowing base. For the nine months ended September 30, 2017, the Company recorded $378,221 in interest expense, comprised of $255,173 in interest on the outstanding balance, $48,945 in debt issuance amortization expense, and $74,103 in commitment fees. For the three months ended September 30, 2017, the Company recorded $134,940 in interest expense, comprised of $80,985 in interest on the outstanding balance, $19,387 in debt issuance amortization expense and $34,568 in commitment fees.

The credit facility is secured by oil and natural gas properties representing at least 85% of the value of the Company’s proved reserves. The credit facility contains certain covenants, including among others, restrictions on indebtedness, restrictions on liens, restrictions on investments, restrictions on mergers, restrictions on sales of assets, restrictions on dividends and payments to the Company’s capital interest holders, and restrictions on the Company’s hedging activity. The financial covenants require the Company to maintain compliance with the following financial ratios:

•	a current ratio, which is the ratio of the Company’s current assets (including unused commitments under the credit facility and excluding noncash assets related to asset retirement obligations and derivatives) to current liabilities (excluding the current portion of long-term debt under the credit agreement and noncash liabilities related to asset retirement obligations and derivatives), as of the last day of each fiscal quarter, of not less than 1.0 to 1.0; and

•	a leverage ratio, which is the ratio of debt (as defined in our credit agreement) as of the last day of any rolling period, to annualized EBITDAX for the rolling period (as defined in the credit agreement) ending on the last day of the rolling period, of not greater than 4.0 to 1.0.

As of September 30, 2017, the Company was in compliance with the financial covenants of the credit facility.

As of September 30, 2017, the Company’s outstanding balance under the credit facility was $14.2 million. The weighted-average interest rate on the outstanding balance for the nine months ended September 30, 2017 was 3.86%. As of December 31, 2016, the Company’s outstanding balance under the credit facility was zero.

NOTE 8 – Mustang Creek Energy Partners, LLC

On January 27, 2015, Fifth Creek Energy agreed to purchase from MCEP 10,400,000 units, or 33.3% equity ownership, including a noncompensatory option to purchase additional units for $100,000 for a total of $10.5 million. MCEP is focused on the exploration and development in the southern Colorado DJ basin. Under FASB ASC 323, Investments-Equity Method and Joint Ventures, the Company uses the equity method of accounting for the investment in MCEP, with earnings or losses, reported in the loss from equity investment line on the statements of operations. The funds received by MCEP from Fifth Creek Energy’s investment were used for an operational program including oil and gas exploration and lease acreage development operated by MCEP. During 2015, MCEP incurred operational costs that exceeded the initial $10.5 million funded by the Company. Due to the overage, Fifth Creek Energy agreed to pay for the first $500,000 of MCEP’s operational overage with the remainder being paid by the joint venture partner. The payment of $500,000 to MCEP did not result in additional units or an increase in ownership in MCEP for the Company. At December 31, 2015, Fifth Creek Energy had fully accrued the Company’s $500,000 funding of the overage to MCEP as a payable. The payable to MCEP was paid during the first quarter of 2016.

Based on the results of MCEP’s operational program, Fifth Creek Energy determined to discontinue further investment in MCEP since the acreage did not fit the type of oil and gas play that the Company is looking to develop into a long-term asset. In addition, the acreage was not economical at current market prices. The Company determined the MCEP investment had an other than temporary loss and fully impaired the investment at December 31, 2015. The evaluation for the impairment was based on current market conditions, expiration of leases within the next 12 months and the result of the drilling program finding minimal resource play potential in the existing acreage. As a result, the Company incurred a noncash impairment charge of approximately $11 million to write off the carrying amount of the MCEP investment to zero at December 31, 2015. The Company has no remaining capital commitments to MCEP.

NOTE 9 – Members’ Equity

During 2016, Fifth Creek Energy received contributions from Fifth Creek Energy Company, LLC of $118.5 million, net of issuance costs. From January 1st through September 30th, 2017 the Company received capital contributions from Fifth Creek Energy Company, LLC of $48.7 million, net of issuance costs.

Fifth Creek Energy’s operations are governed by the provisions of a limited liability company agreement dated January 22, 2015. Pursuant to this agreement, the liability of the member is limited to the member’s contributed capital. Net income and loss are allocated to the member based on a hypothetical liquidation as outlined in the LLC agreement.

NOTE 10 – Related Parties

The Company pays management fees to Fifth Creek Energy Company, LLC. During the three and nine months ended September 30, 2017 and 2016, Fifth Creek Energy paid $7,500 and $22,500 in management fees, respectively.

Fifth Creek Energy received a reimbursement from MCEP for time that employees of the Company spent on the operation of Mustang Creek Energy Partners, LLP. As of December 31, 2015, the Company was reimbursed for services rendered to MCEP in the amount of approximately $437,000. At December 31, 2015, the Company had an outstanding receivable for time reimbursement and other expenses related to work performed for MCEP in the amount of approximately $57,000 which had been offset with an allowance for doubtful accounts. This allowance was written off in 2016.

NOTE 11 – Employee Benefit Plan

During 2015, the Company set up and maintained a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, under which employees are allowed to contribute portions of their compensation to a tax-qualified retirement account. Fifth Creek Energy’s 401(k) plan provides safe harbor matching contributions of up to 6% of employees’ base compensation that is contributed to the plan. For the three and nine months ended September 30, 2017, the Company contributed matching contributions to the 401(k) plan of approximately $91,000 and $205,000, respectively. For the three and nine months ended September 30, 2016, the Company contributed matching contributions to the 401(k) plan of approximately $48,000 and $120,000, respectively.

NOTE 12 – Commitments and Contingencies

Contractual Obligations

A summary of our contractual obligations as of September 30, 2017 is provided in the following table:

	Office lease(1)	Gas gathering liability(2)	Compressor rental(3)	Total
2017	$101,033	$186,400	$73,600	$361,033
2018	524,828	911,100	809,600	2,245,528
2019	714,401	964,000	—	1,678,401
2020	687,248	957,300	—	1,644,548
2021	487,926	987,000	—	1,474,926
Thereafter	710,001	3,409,300	—	4,119,301

Total	$3,225,437	$7,415,100	$883,200	$11,523,737

(1)	The Company leases office space and equipment from third parties under arrangements accounted for as operating leases. Minimum rent payments are recognized on a straight-line basis over the term of the lease.
(2)	Relates to the gas gathering agreement with Summit Midstream Partners, LP to sell produced volumes at a predetermined fee. See further discussion in Note 3.
(3)	In October 2017, the Company entered into non-cancellable twelve-month rental agreements with a vendor to secure gas lift compression services.

The Company recognized approximately $91,000 and $261,000 in rent expense for the three and nine months ended September 30, 2017, respectively. The Company recognized approximately $51,000 and $154,000 in rent expense for the three and nine months ended September 30, 2016, respectively.

Financial Advisor

During 2014, the Company engaged Rivington Holdings, LLC (Rivington) to perform financial advisor services in connection with or in respect to the Company’s strategic transactions. On March 2, 2015, the Company and Rivington Holdings, LLC entered into a compensation agreement based on completion of the equity commitments from NGP and the other investors that occurred in March of 2015. The Company agrees to pay Rivington a fee in the amount equal to 1.67% of investment proceeds received by the Company on and after March 2, 2015; however, the fee will not exceed a total of $5 million. For the three and nine months ended September 30, 2017, the Company paid approximately $409,000 and $827,000, respectively, in fees to Rivington based on this agreement. For the three months ended September 30, 2016, the Company did not pay any fees to Rivington. For the nine months ended September 30, 2016, the Company paid approximately $2,013,000 in fees to Rivington. The fees are recorded as a reduction to capital contributions on the balance sheet and the statement on members’ equity.

Government and Environmental Regulation

Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, royalty rates, and various other matters, including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of September 30, 2017, the Company has not been fined or cited for any violations of governmental or environmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings, or competitive position of the Company.

Legal Proceedings

Fifth Creek is party to lawsuits arising in the ordinary course of our business. The Company cannot predict the outcome of any such lawsuits with certainty, but management believes it is remote that pending or threatened legal matters will have a material adverse impact on our financial condition.

NOTE 13 – Subsequent Events

In November 2017, the Company entered into an amendment that increased the credit facility borrowing base to $70 million.

In November 2017, the Company entered into an agreement with Springbok Energy Partners II, LLC, which is owned by NGP, to acquire royalty interests and overrides in the Hereford field.

On December 4, 2017, Fifth Creek Energy Operating Company, LLC entered into an Agreement and Plan of Merger with Bill Barrett Corporation. Under the terms of the transaction, BBG and Fifth Creek will each become subsidiaries of a newly formed holding company (“New BBG”), which will become the publicly listed and traded holding company for the combined BBG and Fifth Creek. In the transaction, BBG’s stockholders will exchange their BBG common stock for New BBG common stock on a 1-for-1 basis, and Fifth Creek’s current sole member will receive 100 million shares of the New BBG’s common stock.

Subsequent events have been evaluated through December 15, 2017, which is the date the financial statements were available to be issued.

STATELINE PROPERTIES CARVE-OUT FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

Board of Directors of Fifth Creek Energy Operating Company LLC

Fifth Creek Energy Operating Company LLC

Greenwood Village, CO

We have audited the accompanying carve-out financial statements of the Stateline Properties, which comprise the carve-out balance sheets as of July 14, 2016 and December 31, 2015 and 2014, and the related carve-out statements of operations, changes in parent net investment (deficit), and cash flows for the period from January 1, 2016 to July 14, 2016 and the years ended December 31, 2015 and 2014, and the related notes to the carve-out financial statements (the “carve-out financial statements”).

Management’s Responsibility for the Carve-Out Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of the Stateline Properties as of July 14, 2016 and December 31, 2015 and 2014, and the results of its operations and its cash flows for the period from January 1, 2016 to July 14, 2016 and the years ended December 31, 2015 and 2014, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the carve-out financial statements, the accompanying carve-out financial statements have been prepared from the separate records maintained by the previous owner and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Stateline Properties had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from and are applicable to the previous owner as a whole. Our opinion is not modified with respect to this matter.

Required Supplementary Information

Accounting principles generally accepted in the United States of America require that the Supplemental Oil and Gas Information in Note 7 be presented to supplement the carve-out financial statements. Such information, although not a part of the carve-out financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the carve-out financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the carve-out financial statements, and other knowledge we obtained during our audits of the carve-out financial statements. We do not express an opinion or provide any assurance on the supplemental information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ Deloitte & Touche LLP

December 22, 2017

Houston, TX

STATELINE PROPERTIES

CARVE-OUT BALANCE SHEETS

	July 14, 2016	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Accounts Receivable	$1,384,769	$835,563	$1,469,319
Oil and Gas Properties (Successful Efforts Method)
Oil and Gas Properties	306,540,623	306,428,755	305,981,137
Less: Accumulated Depreciation, Depletion, and Amortization	(306,540,623)	(295,830,888)	(293,694,050)

Total Oil and Gas Properties	—	10,597,867	12,287,087
Deferred Tax Assets, Net	—	—	—

Total Assets	$1,384,769	$11,433,430	$13,756,406

LIABILITIES AND NET INVESTMENT
Current liabilities
Accounts Payable and Accrued Liabilities	$1,089,922	$1,590,010	$2,987,812
Asset Retirement Obligation	12,244,136	12,026,610	11,602,909
Commitments and Contingencies (Note 5)
Net Parent Deficit	(11,949,289)	(2,183,190)	(834,315)

Total Liabilities and Net Parent Deficit	$1,384,769	$11,433,430	$13,756,406

The accompanying notes are an integral part of these financial statements.

STATELINE PROPERTIES

CARVE-OUT STATEMENTS OF OPERATIONS

	Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Net Operating Revenues
Crude Oil and Condensate	$4,140,392	$10,977,231	$28,558,593
Natural Gas Liquids	663,497	1,455,778	4,451,892
Natural Gas	325,768	854,774	1,830,735

Total	5,129,657	13,287,783	34,841,220

Operating Expenses
Lease Operating Expense	2,293,722	5,315,949	9,448,978
Gathering, Processing and Transportation Costs	2,133,059	4,862,529	6,445,053
Impairments	10,709,735	—	76,458,741
Depreciation, Depletion, Amortization and Accretion	217,526	2,560,538	17,059,465
General and Administrative	352,660	676,246	950,059
Taxes Other Than Income Taxes	249,544	746,505	1,549,682

Total	15,956,246	14,161,767	111,911,978

Operating Loss Before Income Tax Benefit (Expense)	(10,826,589)	(873,984)	(77,070,758)
Income Tax Benefit (Expense)	168,341	(150,531)	27,626,729

Net Loss	$(10,658,248)	$(1,024,515)	$(49,444,029)

The accompanying notes are an integral part of these financial statements.

STATELINE PROPERTIES

CARVE-OUT STATEMENTS OF CHANGES IN NET PARENT INVESTMENT (DEFICIT)

Balance at December 31, 2013	$52,956,515

Net Loss	(49,444,029)
Capital Distributions To Parent, Net	(4,346,801)

Balance at December 31, 2014	$(834,315)
Net Loss	(1,024,515)
Capital Distributions To Parent, Net	(324,360)

Balance at December 31, 2015	$(2,183,190)
Net Loss	(10,658,248)
Capital Contributions From Parent, Net	892,149

Balance at July 14, 2016	$(11,949,289)

The accompanying notes are an integral part of these financial statements.

STATELINE PROPERTIES

CARVE-OUT STATEMENTS OF CASH FLOWS

	For the Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Cash Flows from Operating Activities
Reconciliation of Net Loss to Net Cash (Used in) Provided by Operating Activities:
Net Loss	$(10,658,248)	$(1,024,515)	$(49,444,029)
Items Not Requiring (Providing) Cash
Depreciation, Depletion, Amortization, and Accretion	217,526	2,560,538	17,059,465
Impairment	10,709,735	—	76,458,741
Deferred Income Taxes	—	—	(30,114,938)
Changes in Components of Working Capital and Other Assets and Liabilities
Accounts Receivable	(549,206)	633,757	2,193,774
Accounts Payable and Accrued Liabilities	(500,088)	(1,397,802)	(1,853,816)

Net Cash (Used in) Provided by Operating Activities	(780,281)	771,978	14,299,197
Cash Flows from Investing Activities
Additions to Oil and Gas Properties	(111,868)	(447,618)	(9,952,396)

Net Cash Used in Investing Activities	(111,868)	(447,618)	(9,952,396)
Cash Flows From Financing Activities
Capital Contributions From Parent	892,149	—	—
Capital Distributions To Parent	—	(324,360)	(4,346,801)

Net Cash Provided by (Used in) Financing Activities	892,149	(324,360)	(4,346,801)
Increase (Decrease) in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents at Beginning of Period	—	—	—

Cash and Cash Equivalents at End of Period	$—	$—	$—

Supplemental Disclosure of Noncash Investing Activities
Asset Retirement Obligation	—	—	5,642,129

The accompanying notes are an integral part of these financial statements.

STATELINE PROPERTIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1. Organization, Basis of Presentation and Accounting Policies

Fifth Creek Energy Operating Company, LLC (also known as Fifth Creek Management Company, LLC herein referred to as “Fifth Creek Energy” or “Buyer”), a Delaware limited liability company was formed on April 21, 2014. On May 19, 2016, Fifth Creek Energy entered into a purchase and sale agreement with an unrelated third-party entity (“Seller”) to purchase all of the Seller’s interests in certain oil and gas properties located in Weld County, Colorado (“Stateline Properties”), for an aggregate cash consideration of approximately $108 million before purchase price adjustments. The closing with the Seller occurred on July 15, 2016. The accompanying carve-out financial statements include the assets, liabilities, revenues, expenses, and cash flows of the Stateline Properties as of the period ended from January 1, 2016 through July 14, 2016, and the years ended December 31, 2015 and 2014. These properties were not previously separately accounted for as a stand-alone legal entity. A summary of significant accounting policies applicable to the Stateline Properties, consistently applied in the preparation of the accompanying carve-out financial statements, follows:

Allocation of Costs

The accompanying carve-out financial statements have been prepared in accordance with United States Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) Topic 1-B. These rules require allocation to the Stateline Properties of a portion of Sellers’ indirect costs for salaries and benefits, depreciation, rent, accounting, legal services, and other expenses. Such general and administrative expenses were allocated to the Stateline Properties using a ratio of crude oil and condensate, natural gas liquids (“NGL”), and natural gas volumes produced, on an equivalents basis, by the Stateline Properties to the total crude oil and condensate, NGL, and natural gas produced, on an equivalents basis, by all properties owned by the Seller, for the period from January 1, 2016 through July 14, 2016, and the years ended December 31, 2015 and 2014. Fifth Creek Energy management believes the allocation methodologies used are reasonable and result in an allocation of the indirect costs of doing business borne by the Seller to operate the Stateline Properties as a stand-alone entity. These allocations may not be indicative of the cost of future operations or the amount of future allocations. Direct costs were included at the historical amounts related to each reported period.

Use of Estimates in the Presentation of Carve-Out Financial Statements

The preparation of the carve-out financial statements in conformity with accounting principles generally accepted in the United States of America and SEC rules requires management to make estimates and assumptions that affect the amounts reported in these carve-out financial statements and the accompanying notes. Actual results could differ from those estimates.

Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded; provisions for depreciation, depletion, and amortization; and the impairment of oil and gas properties. Estimation of asset retirement obligations is based on the timing and cost of future abandonments. Estimation of production volumes near period-end is required to determine the amount of oil and gas revenue receivable and the accrual of certain expenses at period end. It is possible these estimates could be revised in the near term and that these revisions could be material.

Accounts Receivable

All of the Stateline Properties’ accounts receivable are generated from the sale of crude oil and condensate, NGL, and natural gas. The receivables are generally unsecured. The Stateline Properties had no allowance for doubtful accounts for the period ended from January 1, 2016 through July 14, 2016, and the years ended December 31, 2015 and 2014.

Oil and Gas Properties

The Stateline Properties uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by the Stateline Properties related to the acquisition of oil and gas properties and the cost of drilling development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred.

Capitalized acquisition costs attributable to proved oil and gas properties are depleted by field using the unit-of-production method based on proved reserves. Capitalized exploration costs and well development costs, including asset retirement obligations, are amortized similarly by formation or field, based on proved developed reserves. Depletion expense for oil and gas producing property and related equipment was $0, $2,136,838, and $16,740,838 for the period from January 1, 2016 through July 14, 2016 and the years ended December 31, 2015 and 2014, respectively. The Stateline Properties had net capitalized costs related to proved properties and related equipment of $0, $10,597,867, and $12,287,087 from the period ended January 1, 2016 through July 14, 2016, and the years ended December 31, 2015 and 2014, respectively.

Capitalized costs are evaluated for impairment in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

To determine if oil and gas properties are impaired, the carrying value of such properties, at a field level, is compared to the undiscounted future net cash flows, calculated by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the properties and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves. For a property determined to be impaired, an impairment loss equal to the difference between the carrying value and the estimated fair value of the property will be recognized. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Stateline Properties’ estimated cash flows are the applicable forward curve pricing, as adjusted for estimated location and quality differentials and other factors that the Stateline Properties believes will impact realizable prices. No impairment was recognized for the year ended December 31, 2015. Impairment expense of $10,709,735 and $76,458,741 was recognized for the period from January 1, 2016 through July 14, 2016 and the year ended December 31, 2014, respectively.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities include obligations incurred in the ordinary operation of the business for services performed and products received, including capital expenditures that are capitalized as oil and gas properties.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) are accounted for in accordance with ASC Topic 410, Asset Retirement and Environmental Obligations. ASC Topic 410 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including: 1) the timing of liability recognition, 2) initial measurement of the liability, 3) allocation of asset retirement cost to expense, 4) subsequent measurement of the liability, and 5) related financial statement disclosure. AROs consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of an ARO can be reasonably estimated and a legal obligation for such activity exists. The liability amounts are based on cost estimates to satisfy the legal obligations and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest.

The ARO is recorded at its estimated present value at the obligation’s inception with an offsetting increase to proved properties in the carve-out balance sheets. This addition to proved properties represents a non-cash investing activity for presentation in the statements of cash flows. The initial liability is subsequently increased based on the passage of time and the related cost of capital, with increases reflected in depreciation, depletion, amortization and accretion expense in the carve-out statements of operations.

The following table shows the changes in the carrying value of asset retirement obligations for the period from January 1, 2016 through July 14, 2016, and the years ended December 31, 2015 and 2014:

	For the Period from January 1, 2016 to July 14, 2016	Years Ended December 31,
		2015	2014
Balance at Beginning of Period	$12,026,610	$11,602,909	$5,642,153
Accretion	217,526	423,701	318,627
Additions	—	—	138,417
Revisions	—	—	5,503,712

Balance at End of Period	$12,244,136	$12,026,610	$11,602,909

In 2014, the Stateline Properties had revisions of approximately $5.5 million substantially due to changes in timing of future cash flow.

Net Parent Investment (Deficit)

Net parent investment (deficit) reflects the financial reporting bases of the Stateline Properties’ assets and liabilities and changes due to capital contributions, distributions, and earnings (loss), as applicable for each period.

Revenue Recognition

Revenues are recorded on the sales method of accounting for crude oil and condensate, NGL and natural gas, whereby direct operating revenues are recognized as the production is sold to purchasers at a fixed and determinable price and delivery has occurred. The amount of gas sold may differ from the amount to which the Stateline Properties is entitled based on ownership interest.

Operating Expenses

Operating expenses are recognized when incurred and include costs to bring crude oil and natural gas to the surface and to gather, transport, field process, treat and store the same.

Income Taxes

Income taxes are reflected in the accompanying carve-out financial statements assuming the Stateline Properties is treated as a C corporation consistent with the Seller’s status prior to the sale, while the Buyer is a pass-through entity not subject to entity level taxation. All of the Stateline Properties’ assets and activities are located in the State of Colorado. Deferred tax balances are primarily attributable to cost recovery differences in the carrying value and tax basis of oil and gas assets, and asset retirement obligations. The Company records and adjusts a valuation allowance against net deferred tax assets when in management’s judgment, the net deferred tax assets are not more-likely-than-not recoverable in future periods. Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and our effective tax rate in the future. Deferred tax assets, including tax losses, credit carryforwards and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Stateline Properties record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Recent Accounting Pronouncements

Revenue from Contracts with Customers

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new guidance will require a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The new standards are effective for the Stateline Properties on January 1, 2019. Early adoption is permitted for fiscal years beginning after December 15, 2016. The Stateline Properties is still assessing the effects of adoption of the new standard on its financial statements.

Leases

On February 25, 2016, the FASB issued ASU No. 2016-02, “Leases” (ASU 2016-02). The core principle of ASU 2016-02 will require lessees to present right-of-use assets and lease liabilities on their balance sheets.

ASU No. 2016-02 is effective for the Stateline Properties’ annual and interim periods beginning January 1, 2020. Early adoption of ASU No. 2016-02 is permitted. Upon adoption of ASU 2016-02, the Stateline Properties is required to recognize and measure leases at the beginning of the earliest period presented in the Stateline Properties’ financial statements using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that the Stateline Properties may elect to apply. The Stateline Properties has not yet decided when it will adopt ASU No. 2016-02 or which practical expedient options it will elect. Stateline Properties is currently evaluating and assessing the impact ASU No. 2016-02 will have on its financial statements. As of the date of this report, the Stateline Properties cannot provide any estimate of the impact of adopting ASU No. 2016-02.

NOTE 2. FAIR VALUE MEASUREMENT

The Stateline Properties utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Stateline Properties determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with ASU No. 2011-04:

•	Level 1 Inputs: Quoted prices are available in active markets for identical assets and liabilities

•	Level 2 Inputs: Quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose inputs are observable or whose significant value drivers are observable

•	Level 3 Inputs: Significant inputs to the valuation model are unobservable

Financial and non-financial assets and liabilities are to be classified based on the lowest level of input that is significant to the fair value measurement. The Stateline Properties assessment of the significance of a particular input to the fair value measurements requires judgement and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The accounting for any impaired proved oil and gas properties requires determination of the fair value of such proved oil and gas reserves. Stateline Properties utilizes the income approach to determine fair value. The factors used to determine fair value may include, but are not limited to, estimates of reserves, future commodity prices, future production estimates, estimated future capital expenditures and a commensurate discount rate. These assumptions and estimates represent Level 3 inputs. During 2016, proved oil and gas properties with a carrying amount of $10,709,735 were written down to their estimated fair value of $0. During 2014, proved oil and gas properties with a carrying amount of $88,745,828 were written down to their estimated fair value of $12,287,087. No impairment was recorded in 2015.

The inception values of the Stateline Properties AROs are also measured at fair value on a nonrecurring basis. The inputs used to determine such fair values are based primarily on the present value of estimated future cash inflows and outflows. Given the unobservable nature of these inputs, they represent Level 3 inputs. Please refer to Asset Retirement Obligations detail in Note 1.

NOTE 3. INCOME TAXES

The Stateline Properties uses the asset and liability method of accounting for income tax in accordance with ASC Topic No. 740, Accounting for Income Taxes. Income taxes are provided for the tax effects of transactions reported in the carve-out statement of assets, liabilities, and net parent investment (deficit) and consist of taxes currently due (or recoverable) plus deferred taxes. Annual settlements are recorded as increases or decreases in Net Parent Investment (deficit), as the case may be. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carve-out financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets, including tax losses, credit carryforwards and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense or benefit represents the change during the period in the deferred tax assets and deferred tax liabilities net of a valuation allowance. At this time, the Stateline Properties does not believe that its net deferred tax assets are realizable in the future on a more-likely-than-not basis.

The components of our income tax (benefit) expense are as follows (in thousands):

	Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Current income tax (benefit) expense	$(168)	$151	$2,488
Deferred income tax benefit	—	—	(30,115)

Total income tax (benefit) expense	$(168)	$151	$(27,627)

The Stateline Properties effective income tax rate was (1.6%), 17.2% and (35.8%), for the tax periods ended July 14, 2016, December 31, 2015, and December 31, 2014, respectively. The effective income tax rate reflects a valuation allowance against recorded asset to reserve net deferred tax assets at each year-end. The following is a reconciliation of the statutory income tax rate to our effective income tax rate:

	Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Statutory rate benefit	(35.0%)	(35.0%)	(35.0%)
Reconciling items:
Current increase in valuation allowance	36.4%	55.2%	2.2%
State rate net of Federal benefit	(3.0%)	(3.0%)	(3.0%)

Income tax (benefit) expense	(1.6%)	17.2%	(35.8%)

The principal components of our rollforward valuation allowances for deferred tax assets are as follows (in thousands):

	Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Beginning balance	2,151	1,668	—
Increase	3,946	483	1,668

Ending balance	6,097	2,151	1,668

Deferred income taxes primarily represent the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of our deferred taxes are detailed in the table below (in thousands):

	Period from January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Deferred tax assets
Oil, natural gas properties and other property	$1,443	$—	$—
Asset retirement obligations	4,654	4,571	4,410

Total deferred tax assets	6,097	4,571	4,410
Deferred tax liabilities
Oil, natural gas properties and other property	—	(2,420)	(2,742)

Total deferred tax assets	—	(2,420)	(2,742)
Valuation allowance	(6,097)	(2,151)	(1,668)

Net deferred tax asset (liability)	$—	$—	$—

The changes in deferred tax assets and liabilities each year are primarily due to differences in cost recovery methods for depletion, depreciation, amortization and impairment of oil and natural gas properties for financial accounting and income tax purposes. In each year presented, a valuation allowance is recorded and adjusted as required to reflect management’s belief that our net deferred tax assets are not recoverable on a more-likely-than-not basis.

The Stateline Properties are included in the consolidated tax return of the Seller for the periods presented. The provision for income taxes was calculated by using a “separate return” method. Under this method, the Stateline Properties are assumed to file a separate return with the tax authority, thereby reporting its taxable income or loss and paying the applicable tax to or receiving the appropriate refund from the Seller. Our current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. The Stateline Properties provides deferred taxes on temporary differences and on any carryforwards that the Seller could claim on a hypothetical return, and assess the need for a valuation allowance on the basis on its projected separate return results.

Any difference between the tax provision (or benefit) allocated to the Stateline Properties under the separate return method and payments to be made to (or received from) the Seller for tax expense are treated as either dividends or capital contributions. Accordingly, the amount by which our tax liability under the separate return method exceeds the amount of tax liability ultimately settled as a result of using incremental expenses of Seller is periodically settled as a capital contribution from the Seller to Stateline Properties.

For the periods presented, the Stateline Properties had no U.S. Federal or state net operating loss carryforward since, in these carve-out financial statement, any such loss was absorbed by its parent and settled in accordance with the (deemed) tax-sharing agreement by a payment charged or credited to net parent investment.

ASC Topic No. 740, Accounting for Income Taxes, prescribes accounting for and disclosure of uncertainty in tax positions. This guidance defines the criteria that must be met for the benefits of a tax position to be recognized in the carve-out financial statements and the measurement of tax benefits recognized. For the periods presented, the Stateline Properties did not record a liability related to uncertain tax positions nor recognize any interest or penalty expense related to uncertain tax positions or income taxes.

NOTE 4. RELATED PARTY TRANSACTIONS

Transactions between related parties are considered to be related party transactions even though they may not be given accounting recognition. ASC Topic 850, Related Party Disclosures, requires that transactions with related parties that would make a difference in decision making to be disclosed so that users of the financial statements can evaluate their significance.

During the period from January 1, 2016 through July 14, 2016 and the years ended December 31, 2015 and 2014, there were no related party transactions, except as disclosed in these carve-out financial statements reflected in the contributions to or distributions from the parent in the Statement of Changes in Net Parent Investment

NOTE 5. COMMITMENTS AND CONTINGENCIES

Government and Environmental Regulation

Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments, including in all areas of operations of the Stateline Properties. Regulations govern such things as drilling permits, environmental protection and pollution control, spacing of wells, the utilization and pooling of properties, reports concerning operations, royalty rates, and various other matters, including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of July 14, 2016, there have been no fines or citations for any violations of governmental or environmental regulations that would have a material adverse effect upon the financial condition, capital expenditures, earnings or competitive position of the Stateline Properties for all periods presented in the carve-out financial statements.

Legal Proceedings

The Stateline Properties may, from time, be involved in various legal actions arising in the normal course of business. As of July 14, 2016, the Stateline Properties are not subject to any pending or threatened litigation, claims or assessments.

NOTE 6. SUBSEQUENT EVENTS

See Note 1 regarding the purchase of the Stateline Properties by Fifth Creek Energy.

Management has evaluated events and transactions associated with Stateline Properties after the balance sheet date through December 22, 2017, the date these carve-out financial statements were available to be issued.

NOTE 7. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

The reserves at July 14, 2016, and December 31, 2015 and 2014 presented below were prepared by a third-party reserve engineer. Estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. The reserves are located in the DJ Basin located in Weld County, Colorado.

Guidelines prescribed in ASC Topic 932 Extractive Industries – Oil and Gas have been followed for computing a standardized measure of future net cash flows and changes therein related to estimated proved reserves. Future cash inflows and future production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the period-end estimated quantities of crude oil and condensate, NGL and natural gas to be produced in the future. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor. Future operating costs are determined based on estimates of expenditures to be incurred in producing the proved oil and gas reserves in place at the end of the period using period-end costs and assuming continuation of existing economic conditions, plus overhead incurred. Future development costs are determined based on estimates of capital expenditures to be incurred in developing proved oil and gas reserves.

The assumptions used to compute the standardized measure are those prescribed by the FASB and SEC. These assumptions do not necessarily reflect management’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these reserve quantity estimates are the basis for the valuation process. Reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

The following table sets forth information for the years ended December 31, 2015 and 2014, and for the period from January 1, 2016 to July 14, 2016 with respect to changes in the proved reserves:

	(Mbbl) Crude Oil	(MMcf) Natural Gas	(Mbbl) NGLs
January 1, 2014	2,362	3,458	594

Revisions	(182)	(415)	(23)
Production	(351)	(351)	(108)

December 31, 2014	1,829	2,692	463
Revisions	(257)	(494)	(78)
Production	(267)	(343)	(66)

December 31, 2015	1,305	1,855	319
Revisions	(1,186)	(1,685)	(288)
Production	(119)	(170)	(31)

July 14, 2016	—	—	—

As of July 14, 2016, the reserves are uneconomical and therefore there are no economic reserves. As of December 31, 2015, the reserves were comprised of 67.5% crude oil, 16.0% natural gas, and 16.5% NGL on an energy equivalent basis. As of December 31, 2014, the reserves were comprised of 66.7% crude oil, 16.4% natural gas, and 16.9% NGL on an energy equivalent basis. The following values for July 14, 2016 reserves were derived based on prices of $38.03 per Bbl of crude oil, $2.435 per Mcf of natural gas, and $15.78 per Bbl of NGL. The following values for the 2015 proved reserves were derived based on prices of $42.78 per Bbl of crude oil, $2.673 per Mcf of natural gas, and $18.85 per Bbl of NGL. The following values for the 2014 reserves were derived based on prices of $82.67 per Bbl of crude oil, and $6.186 per Mcf of natural gas, and $38.70 per Bbl of NGL. These prices were based on the 12-month arithmetic average first-of-month price for July 2015 through June 2016, January 2015 through December 2015, and January 2014 through December 2014, respectively. The crude oil pricing was based on the West Texas Intermediate (“WTI”) price; the natural gas pricing was based on the Henry Hub price; the NGL pricing was 65%, 55% and 55% of WTI in 2016, 2015, and 2014 respectively. All prices have been adjusted for transportation, quality and basis differentials.

The following summary sets forth the future net cash flows related to proved oil and gas reserves based on the standardized measure prescribed in ASC Topic 932 (in thousands):

	For the Period From January 1, 2016 to July 14, 2016	For the Years Ended December 31,
		2015	2014
Future crude oil, natural gas, and NGLs sales	$56,234	$66,773	$185,690
Future production costs	(43,476)	(52,856)	(122,353)
Future development costs	(12,758)	(12,758)	(12,758)
Future income tax expense	—	(642)	(17,900)

Future net cash flows	—	517	32,679

10% annual discount	—	(457)	(10,028)

Standardized measure of discounted future net cash flows	$—	$60	$22,651

The principal sources of change in the standardized measure of discounted future net cash flows are (in thousands):

	For the Period From January 1, 2016 to July 14, 2016	Years Ended December 31, 2015	Years Ended December 31, 2014
Balance at beginning of period	$60	$22,651	$52,083
Sales of crude oil, natural gas and NGLs, net of production costs	(453)	(2,363)	(17,398)
Net change in prices and production costs	(830)	(28,475)	(26,771)
Net changes in future development costs	—	—	(4,146)
Revisions of previous quantity estimates	—	(6,839)	(6,665)
Net change in income taxes	587	12,614	16,986
Accretion of discount	35	3,585	8,227
Other	601	(1,113)	335

Balance at end of period	$—	$60	$22,651

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BILL BARRETT CORPORATION,

RED RIDER HOLDCO, INC.,

RIO MERGER SUB, LLC,

RIDER MERGER SUB, INC.,

FIFTH CREEK ENERGY OPERATING COMPANY, LLC,

solely for the purposes of Sections 4.15(k), 6.5, 6.9(c) and 6.13,

FIFTH CREEK ENERGY COMPANY, LLC,

and solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b), and 6.5(c),

NGP NATURAL RESOURCES XI, L.P.

December 4, 2017

Exhibits

Exhibit A	Form of Certificate of Incorporation of New Parent
Exhibit B	Form of Bylaws of New Parent
Exhibit C	Forms of Officer’s Certificate for Tax Opinion
Exhibit D	Form of Stockholders Agreement
Exhibit E	Director Designees

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of December 4, 2017 (the “Execution Date”), by and among Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (the “Company”), Bill Barrett Corporation, a Delaware corporation (“Parent”), Red Rider Holdco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“New Parent”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of New Parent (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of New Parent (“Parent Merger Sub” and, together with Parent, New Parent and Rio Grande Merger Sub, the “Parent Parties”), solely for the purposes of Sections 4.15(k), 6.5, 6.9(c), and 6.13, Fifth Creek Energy Company, LLC, a Delaware limited liability company (“Holdings”), and, solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c), NGP Natural Resources XI, L.P., a Delaware limited partnership (the “Fund”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

R E C I T A L S

WHEREAS, in anticipation of the Mergers (as defined below), (a) Parent has formed New Parent and (b) New Parent has formed Rio Grande Merger Sub and Parent Merger Sub;

WHEREAS, the Company and each of the Parent Parties desire, upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, to effect (a) a merger whereby Parent Merger Sub shall be merged with and into Parent, with Parent as the surviving entity in such merger and Parent Surviving Corporation becoming a direct wholly owned Subsidiary of New Parent (the “Parent Merger”) and (b) concurrently with the consummation of the Parent Merger, a merger whereby Rio Grande Merger Sub shall be merged with and into the Company, with the Company as the surviving entity in such merger and Rio Grande Surviving Company becoming a wholly owned Subsidiary of New Parent (the “Rio Grande Merger” and, together with the Parent Merger, the “Mergers”);

WHEREAS, (a) the board of managers of the Company (the “Company Board”) has unanimously approved this Agreement, the Rio Grande Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), in its capacity as the Company Board and (b) the sole member of the Company has approved this Agreement and the Transactions, including the Rio Grande Merger;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously determined that the terms of this Agreement and the Transactions are advisable and in the best interests of Parent and its stockholders and (a) has approved the execution, delivery and performance of this Agreement and the Transactions, including the Parent Merger and (b) has determined to recommend that the Parent stockholders adopt this Agreement and the Transactions, including the Parent Merger;

WHEREAS, (a) the board of directors of New Parent (the “New Parent Board”) has determined the Transactions are consistent with, and will further, the business strategies and goals of New Parent, and are in the best interests of New Parent and its sole stockholder and has unanimously approved this Agreement and the Transactions, including the Mergers, (b) the board of directors of Parent Merger Sub has determined that the Transactions, including the Parent Merger, are consistent with, and will further, the business strategies and goals of Parent Merger Sub, and are in the best interests of Parent Merger Sub and its sole stockholder and has unanimously approved this Agreement and the Transactions, including the Parent Merger and (c) the board of managers of Rio Grande Merger Sub has determined that the Transactions, including the Rio Grande Merger, are consistent with, and will further, the business strategies and goals of Rio Grande Merger Sub, and are in the best interests of Rio Grande Merger Sub and its sole member and has unanimously approved this Agreement and the Transactions, including the Rio Grande Merger;

WHEREAS, Parent, Parent Merger Sub and New Parent, as the sole member of Rio Grande Merger Sub, will each adopt this Agreement promptly following its execution;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Mergers shall together qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, each of the parties intends to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1 The Mergers.

(a) The Parent Merger.

(i) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, the separate existence of Parent Merger Sub will cease and Parent will survive and continue to exist as a Delaware corporation and direct wholly owned Subsidiary of New Parent (the entity surviving the Parent Merger, the “Parent Surviving Corporation”).

(ii) As early as practicable on the Closing Date, the parties shall cause the Parent Merger to be consummated by filing a certificate of merger relating to the Parent Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Parent Certificate of Merger”). The Parent Merger shall become effective at such time at which the Parent Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as the Company and Parent shall agree and as shall be specified in the Parent Certificate of Merger (the date and time the Parent Merger becomes effective being the “Effective Time”).

(iii) At the Effective Time, the effect of the Parent Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Parent and Parent Merger Sub shall vest in Parent Surviving Corporation, and all debts, liabilities and duties of Parent and Parent Merger Sub shall become the debts, liabilities and duties of Parent Surviving Corporation.

(b) The Rio Grande Merger.

(i) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Rio Grande Merger Sub shall be merged with and into the Company. As a result of the Rio Grande Merger, the separate existence of Rio Grande Merger Sub will cease and the Company will survive and continue to exist as a Delaware limited liability company and direct wholly owned Subsidiary of New Parent (the entity surviving the Rio Grande Merger, the “Rio Grande Surviving Company”).

(ii) As early as practicable on the Closing Date, the parties shall cause the Rio Grande Merger to be consummated by filing a certificate of merger relating to the Rio Grande Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DLLCA (the “Rio Grande Certificate of Merger”). The Rio Grande Merger shall become effective at such time at which the Rio Grande Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as the Company and Parent shall agree and as shall be specified in the Rio Grande Certificate of Merger; provided, however, that the effective time of the Rio Grande Merger shall be the same time as the Effective Time of the Parent Merger.

(iii) At the Effective Time, the effect of the Rio Grande Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Rio Grande Merger Sub shall vest in Rio Grande Surviving Company, and all debts, liabilities and duties of the Company and Rio Grande Merger Sub shall become the debts, liabilities and duties of Rio Grande Surviving Company.

1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m. Houston time on the second Business Day after the satisfaction or waiver (to the extent permitted herein) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII, at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the Company and Parent. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

1.3 Organizational and Governing Documents.

(a) Organizational Documents of New Parent. Parent, as the sole stockholder of New Parent, and New Parent, shall take all requisite action to cause the certificate of incorporation of New Parent (the “New Parent Certificate”) and the bylaws of New Parent (the “New Parent Bylaws”) to be in effect immediately prior to the Effective Time to be in the forms attached to this Agreement as Exhibit A and Exhibit B, respectively, except for such changes approved in writing by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed). Immediately prior to the Effective Time, New Parent shall change its name as mutually agreed upon by Parent and the Company.

(b) Parent Surviving Corporation. At the Effective Time, by virtue of the Parent Merger, the certificate of incorporation and bylaws of Parent Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of Parent Surviving Corporation, from and after the Effective Time, until thereafter amended as provided therein or by applicable Law, except for such changes approved by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(c) Rio Grande Surviving Company. At the Effective Time, by virtue of the Rio Grande Merger, the certificate of formation and limited liability company agreement of Rio Grande Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of Rio Grande Surviving Company, from and after the Effective Time, until thereafter amended as provided therein or by applicable Law, except for such changes approved by Parent and the Company (such approval not to be unreasonably withheld, conditioned or delayed).

1.4 Directors, Managers and Officers.

(a) New Parent. Prior to the Closing, Parent, as the sole stockholder of New Parent, and New Parent, shall take all action necessary to elect as directors of New Parent effective as of the Effective Time the directors identified on Exhibit E hereto, each to hold office in accordance with the New Parent Certificate and the New Parent Bylaws, and except as otherwise determined by mutual agreement of the parties prior to the Closing, appoint the persons who are the officers of Parent immediately prior to the Effective Time as officers holding the same offices of New Parent effective as of the Effective Time, each such person to hold office in accordance with the New Parent Certificate and the New Parent Bylaws.

(b) Parent Surviving Corporation. The directors of Parent Merger Sub immediately prior to the Effective Time shall be the directors of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Parent Surviving Corporation. The officers of Parent Merger Sub immediately prior to the Effective Time shall be the officers of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent Surviving Corporation.

(c) Rio Grande Surviving Company. The managers of Rio Grande Merger Sub immediately prior to the Effective Time shall be the managers of Rio Grande Surviving Company from and after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of Rio Grande Surviving Company. The officers of Rio Grande Merger Sub immediately prior to the Effective Time shall be the officers of Rio Grande Surviving Company from and after the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of Rio Grande Surviving Company.

1.5 Stockholders Agreement. At the Closing, prior to the Effective Time, but with effect only from and after the Effective Time, New Parent, Holdings, and the Fund shall enter into a Stockholders Agreement (the “Stockholders Agreement”) providing for certain governance rights and voting agreements, substantially in the form of Exhibit D hereto.

ARTICLE II

EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS

2.1 Conversion of Securities.

(a) Parent and Parent Merger Sub. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any party or the holders of any securities of Parent or Parent Merger Sub:

(i) Generally. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Parent Common Stock to be cancelled or converted pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive one (1) share of validly issued, fully paid and nonassessable New Parent Common Stock (the “Parent Merger Consideration”). All such shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Parent Common Stock (“Parent Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Parent Common Stock (“Parent Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Parent Common Stock, except the right to receive the Parent Merger Consideration, without interest.

(ii) Parent Merger Sub Common Stock. Each share of common stock of Parent Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of Parent Surviving Corporation, which, except as provided in Section 2.1(a)(iii), shall constitute the only outstanding shares of common stock of Parent Surviving Corporation.

(iii) Cancellation and Conversion of Certain Parent Shares. Each share of Parent Common Stock held in the Parent treasury, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof. The shares of Parent Common Stock held by any wholly owned Subsidiary of Parent immediately prior to the Effective Time, if any, shall automatically be converted into such number of shares of common stock of Parent Surviving Corporation such that the ownership percentage of any such Subsidiary in Parent Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in Parent immediately prior to the Effective Time.

(b) The Company and Rio Grande Merger Sub. At the Effective Time, by virtue of the Rio Grande Merger and without any action on the part of any party or the holders of any securities of the Company or Rio Grande Merger Sub:

(i) Generally. All Company LLC Interests issued and outstanding immediately prior to the Effective Time, in the aggregate, shall be converted into the right to receive an aggregate of 100,000,000 validly issued, fully paid and nonassessable shares of New Parent Common Stock (all such shares of New Parent Common Stock collectively, the “Rio Grande Merger Consideration”). All such Company LLC Interests that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such Company LLC Interest or book-entry interests which immediately prior to the Effective Time represented Company LLC Interests shall thereafter cease to have any rights with respect to such Company LLC Interests or any Company Entity Organizational Document, except the right to receive the Rio Grande Merger Consideration, without interest.

(ii) Rio Grande Merger Sub LLC Interests. Each limited liability company interest in Rio Grande Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as a limited liability company interest of Rio Grande Surviving Company, which shall constitute the only outstanding limited liability company interests of Rio Grande Surviving Company.

(c) Certain Adjustments. If, between the Execution Date and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar Event shall have occurred, then the Parent Merger Consideration and the Rio Grande Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, however, that nothing in this Section 2.1(c) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

2.2 Exchange of Parent Certificates.

(a) Exchange Agent. Prior to or concurrent with the Effective Time, Parent shall cause to be deposited with a commercial bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Parent Common Stock book-entry interests (which, to the extent subsequently requested, shall be exchanged for certificates), representing the total number of shares of New Parent Common Stock issuable as Parent Merger Consideration pursuant to the Parent Merger (the “Exchange Fund”).

(b) Exchange Procedures. New Parent shall instruct the Exchange Agent to promptly (and in any event no more than five (5) Business Days) after the Effective Time, mail to each holder of record of a Parent Certificate (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Parent Certificates shall pass, only upon proper delivery of the Parent Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Parent

Certificates in exchange for the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificates. Upon surrender of a Parent Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the Exchange Agent shall issue and deliver to the holder of such Parent Certificate the number of whole shares of New Parent Common Stock (in the form of book-entry interests, unless the holder of such Parent Certificate expressly requests that such interests be delivered in certificated form) in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate, and the Parent Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Parent Common Stock that is not registered in the transfer records of Parent, the Parent Merger Consideration payable in respect of such shares of Parent Common Stock may be paid to a transferee if the Parent Certificate formerly representing such shares of Parent Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence, reasonably satisfactory to New Parent, that any applicable stock transfer Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2, each Parent Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), in each case, without any interest thereon. Promptly (and in any event no more than two (2) Business Days) after the Effective Time, the Exchange Agent shall issue and deliver to each holder of Parent Book-Entry Shares the number of whole shares of New Parent Common Stock (in the form of book-entry interests, unless the holder of such shares of Parent Common Stock expressly requests that such interests be delivered in certificated form) in respect of such shares of Parent Common Stock, without such holder being required to deliver a Parent Certificate or an executed letter of transmittal to the Exchange Agent.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made in respect of New Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Parent Certificate, unless and until the holder of such Parent Certificate shall surrender such Parent Certificate. Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Parent Certificate, there shall be paid to the holder of whole New Parent Common Stock issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of New Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of New Parent Common Stock.

(d) Further Rights in Parent Common Stock. The Parent Merger Consideration issued and paid upon conversion of a share of Parent Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Parent Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(c)).

(e) Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by former stockholders of Parent entitled thereto one hundred eighty (180) days after the Effective Time shall be returned to New Parent and such former stockholders shall thereafter look only to New Parent for payment of the Parent Merger Consideration, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by such former stockholders five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of New Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No Liability. Neither New Parent nor the Exchange Agent shall be liable to any former holder of shares of Parent Common Stock for the Parent Merger Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g) Lost Certificates. If any Parent Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Parent Certificate to be lost, stolen or destroyed and, if required by New Parent, the posting by such Person of a bond, in such reasonable amount as New Parent may direct as indemnity against any claim that may be made against it with respect to such Parent Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Parent Certificate the Parent Merger Consideration payable in respect of the shares of Parent Common Stock formerly represented by such Parent Certificate and any dividend or other distribution to which the holder thereof is entitled pursuant to Section 2.2(c), in each case without any interest thereon.

(h) Withholding. New Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent that amounts are so deducted or withheld by New Parent or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by New Parent or the Exchange Agent, as the case may be.

2.3 Issuance of Merger Consideration. At the Closing, New Parent shall deliver to Holdings the Rio Grande Merger Consideration, in book-entry form, together with an executed certificate of the transfer agent of New Parent Common Stock certifying as to the book-entry issuance thereof or, if requested by Holdings, certificates of the New Parent Common Stock representing the Rio Grande Merger Consideration bearing customary legends noting that such securities constitute restricted securities under the Securities Act; provided, however, that in the event any Company LLC Interests are certificated, New Parent shall have no obligation to deliver the Rio Grande Merger Consideration to Holdings until Holdings delivers the certificates representing its Company LLC Interests to New Parent. No certificates or scrip representing fractional interests in New Parent Common Stock or book-entry credit of the same will be issued.

2.4 Stock/LLC Interest Transfer Books. At the Effective Time, the applicable transfer books of Parent and the Company shall be closed with respect to shares of Parent Common Stock and Company LLC Interests and thereafter there shall be no further registration of transfers of shares of Parent Common Stock theretofore outstanding on the records of Parent or of transfers of Company LLC Interests on the records of the Company.

2.5 Parent Equity Awards.

(a) Parent Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each compensatory option to purchase shares of Parent Common Stock (a “Parent Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into an option (a “New Parent Stock Option”), with the same terms and conditions as applied to the corresponding Parent Stock Option as of immediately prior to the Effective Time, to acquire (i) that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Stock Option as of immediately prior to the Effective Time, (ii) at an exercise price per share of New Parent Common Stock equal to the exercise price per share of Parent Common Stock of such Parent Stock Option.

(b) Parent Restricted Stock Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of restricted shares of Parent Common Stock (a “Parent Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into an award of restricted shares of New Parent Common Stock (a “New Parent Restricted Stock Award”), with the same terms and conditions as applied to the corresponding Parent Restricted Stock Award as of immediately prior to the Effective Time, in respect of that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Restricted Stock Award as of immediately prior to the Effective Time.

(c) Parent Performance Unit Awards. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of performance units in respect of shares of Parent Common Stock (a “Parent Performance Unit Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into a time-based award of restricted stock units in respect of shares of New Parent Common Stock (a “New Parent RSU Award”), with the same terms and conditions as applied to the corresponding Parent Performance Unit Award as of immediately prior to the Effective Time, in respect of that number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Performance Unit Award as of immediately prior to the Effective Time (as determined by Parent in its reasonable discretion based upon the greater of actual performance (assuming the applicable performance period ends immediately prior to the Closing Date) and target performance).

(d) New Parent Actions. New Parent shall take all corporate action necessary to reserve for issuance a number of shares of New Parent Common Stock in respect of New Parent Stock Options, New Parent Restricted Stock Awards and New Parent RSU Awards issued pursuant to this Section 2.5. Effective as of the Effective Time, New Parent shall file an appropriate registration statement or registration statements with respect to the shares of New Parent Common Stock subject to such New Parent Stock Options, New Parent Restricted Stock Awards and New Parent RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as (i) disclosed in the Parent SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” or “forward looking information” section of such Parent SEC Documents or any other disclosures in such Parent SEC Documents to the extent they are forward-looking, predictive, or general in nature) or (ii) set forth on the disclosure letter delivered to the Company on the Execution Date (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), the Parent Parties hereby, jointly and severally, represent and warrant to the Company as follows:

3.1 Organization; Qualification. Each Parent Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Parent Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the Transactions. Parent has made available to the Company true and complete copies of the Organizational Documents of each Parent Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Parent Entity, and no Parent Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 3.1 of the Parent Disclosure Letter sets forth each Parent Entity.

3.2 Authority; Enforceability.

(a) Each of the Parent Parties has the requisite entity power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The execution and delivery by each Parent Party of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Parent Party of the transactions contemplated by the Transaction Agreements to which it is a party have been duly and validly authorized by such Parent Party, and, except for the Parent Stockholder Approval, no other proceedings on the part of such Parent Party or its stockholders, members or other equityholders is necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The Parent Board has unanimously (i) declared it advisable to enter into this Agreement, (ii) determined that this Agreement, the Transactions and the terms of the Stockholders Agreement are in the best interests of Parent and its stockholders, (iii) approved this Agreement, the Stockholders Agreement and the Transactions and (iv) has determined to recommend that the holders of Parent Common Stock vote to adopt and approve this Agreement (the “Parent Recommendation”). The board of directors of Parent Merger Sub and the New Parent Board, on behalf of New Parent for itself and in its capacity as the sole member of Rio Grande Merger Sub, have each unanimously (i) approved this Agreement and the Transactions and (ii) determined that this Agreement and the Transactions are fair to and in the best interests of such entity and its equityholders. No Parent stockholders or other holders of Equity Interests of Parent have any dissenters’ rights or rights of appraisal relating to the Transactions or the Transaction Agreements to which a Parent Entity is a party.

(b) This Agreement and the other Transaction Agreements to which each Parent Party is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by such Parent Entity, and, assuming the due authorization, execution and delivery by the Company Entities party thereto, this Agreement and the other Transaction Agreements to which such Parent Party is a party thereto constitute the valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Parent Parties and, subject to the receipt of the Parent Stockholder Approval, the consummation by the Parent Parties of the Transactions and the Transaction Agreements do not and will not (a) result in any breach or violation of any provision of the Organizational Documents of any Parent Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Parent Entity is a party or by which any property or asset of any Parent Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Parent Entity is subject or by which any Parent Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Parent Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the consummation of the Transactions.

3.4 Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Parent Entity of the Transactions, other than (a) filings and clearances required under the HSR Act, (b) in connection or in compliance with the Exchange Act or the Securities Act, (c) applicable state securities, and “blue sky” Laws, (d) satisfaction by New Parent of the initial listing standards of the NYSE, (e) the Parent Stockholder Approval and (f) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement or the Transactions.

3.5 Capitalization.

(a) The authorized capital stock of Parent consists of 375,000,000 shares, consisting of (i) 300,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 75,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of the Execution Date: (i) 76,292,038 shares of Parent Common Stock were issued and outstanding (including 1,395,493 shares of Parent Common Stock subject to outstanding Parent Restricted Stock Awards), (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 199,123 shares of Parent Common Stock were subject to outstanding Parent Stock Options and (iv) 0 shares of Parent Common Stock were subject to outstanding Parent Performance Unit Awards (assuming satisfaction of performance conditions at the target level). Except as set forth in this Section 3.5(a) and for the Equity Interests that may be granted or issued by Parent following the Execution Date pursuant to Section 5.1(b), Parent has no other Equity Interests authorized, issued and/or outstanding.

(b) All of the outstanding shares of Parent Common Stock are, and all of the shares of New Parent Common Stock issued as Parent Merger Consideration or Rio Grande Merger Consideration will be, duly authorized and validly issued in accordance with the Organizational Documents of Parent or New Parent, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Parent are authorized and validly issued in accordance with the Organizational Documents of such Parent Entity and are fully paid (to the extent required under the Organizational Documents of such Parent Entity) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each Subsidiary of Parent is owned by the Persons set forth on Section 3.5(b) of the Parent Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Parent Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, Parent owns, directly or indirectly, all of the outstanding Equity Interests in each other Parent Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Parent Entities.

(c) Except as set forth in the Organizational Documents of Parent and except as otherwise provided in Section 3.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Parent Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Parent Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) No Parent Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Parent Entity on any matter.

(e) There are no voting trusts or other agreements or understandings to which any Parent Entity is a party with respect to the voting or registration of the limited liability company interest or other equity interest of any Parent Entity.

(f) Except with respect to the ownership of any equity or long-term debt securities between or among the Parent Entities, none of the Parent Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to the regulatory and compliance matters, which are the subject of Sections 3.11, 3.14, 3.15 and 3.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each Parent Entity is in compliance with all applicable Laws, (b) none of the Parent Entities has received written notice from any Governmental Entity regarding any violation of any applicable Law and (c) none of the Parent Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

3.7 Parent SEC Reports; Financial Statements.

(a) Parent has timely furnished or timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Parent with the SEC since January 1, 2016 (such documents being collectively referred to as the “Parent SEC Documents”). Each Parent SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and (ii) did not contain at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of Parent included in the Parent SEC Documents (“Parent Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Parent and its consolidated Subsidiaries as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c) Parent has established and maintains a system of internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls of financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that is reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, known to such officers, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

(d) None of the Parent Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Parent and its consolidated Subsidiaries under GAAP, except for (i) liabilities set forth on the consolidated balance sheet dated as of September 30, 2017 or the notes thereto contained in the Parent Financial Statements; (ii) liabilities that have arisen since September 30, 2017, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Parent meets the eligibility requirements for the use of Form S-3 under the Securities Act.

3.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after September 30, 2017, (a) through the Execution Date, the Parent Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Parent Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.1(b)(ii), (iii), (v), (ix), (x), (xi), (xii), or (xiv) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since their respective dates of formation or incorporation, as applicable, none of New Parent, Parent Merger Sub or Rio Grande Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

3.9 Title to Properties and Assets.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of Parent are conducted) free and clear of all Encumbrances (subject to Permitted Encumbrances), sufficient to allow it to conduct its business as currently being conducted.

(b) Oil and Gas Properties.

(i) Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“Parent Reserve Engineer”) relating to the Parent Entity interests referred to therein as of December 31, 2016 (the “Parent Reserve Reports”), (B) property reflected in the Parent Reserve Reports as having been sold or otherwise disposed of, as of the Execution Date or (C) matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by the Parent Entities, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means the collective title of Parent Entities (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), beneficially or of record with any applicable Governmental Entity that (1) collectively entitles Parent Entities to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas

Properties (other than decreases in connection with operations in which Parent Entities may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries), (2) obligates Parent Entities to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Report for such Oil and Gas Properties (other than increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws and increases that are accompanied by at least a proportionate increase in the net revenue interest of Parent Entities) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii) The factual, non-interpretive data supplied by or on behalf of the Parent Entities to the Parent Reserve Engineer relating to the Parent Entities’ interests referred to in the Parent Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Parent Entities in connection with the preparation of the Parent Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Parent Reserve Reports), accurate in all material respects. To Parent’s Knowledge, any assumptions or estimates provided by the Parent Entities to the Parent Reserve Engineer in connection with their preparation of the Parent Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to known to Parent at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Parent Entities to the Parent Reserve Engineer in connection with the preparation of the Parent Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Parent’s internal proved reserve estimates prepared by management for the year ended December 31, 2016 were not, taken as a whole, materially lower than the conclusions in such Parent Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Parent Reserve Reports that would have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Parent Entities are being received by them in a timely manner; and (B) except as set forth on Section 3.9(b)(iii)(B) of the Parent Disclosure Letter, as of December 31, 2016, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by Parent or any Parent Entity) are being held in suspense (by Parent, any Parent Entity, any third-party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 3.9(b)(iii)(C) of the Parent Disclosure Letter sets forth all the Oil and Gas Leases included in any Parent Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12)-month period immediately following the Execution Date.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Parent Entity have been timely and properly paid. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity (and, to Parent’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Parent Entity and no Parent Entity (or, to Parent’s Knowledge,

any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that any Parent Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Oil and Gas Properties operated by any Parent Entity (and, to the Knowledge of Parent, all Oil and Gas Properties owned or held by any Parent Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Oil and Gas Properties of the Parent Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions.

(vii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no well included in the Oil and Gas Properties of the Parent Entities that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Oil and Gas Leases or other instruments governing the Oil and Gas Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Parent Entities, taken as a whole and is not reflected in the Parent Reserve Reports.

(viii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and to the Knowledge of Parent as of the Execution Date, Section 3.9(b)(viii) of the Parent Disclosure Letter lists, as of December 31, 2016, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Parent Entities’ Oil and Gas Properties.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to the Parent Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on any Parent Entity with respect to its or their respective Oil and Gas Properties that Parent reasonably anticipates will individually require expenditures after the Effective Time of greater than $5,000,000.

(xi) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no Oil and Gas Properties (i) with respect to which any Parent Entity has received an order from any Governmental Entity requiring that such well be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the Knowledge of Parent, formerly produced but that are currently shut in or temporarily abandoned or were dry holes and have not been plugged in accordance with applicable Laws, (iii) that, to the Knowledge of Parent, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the Knowledge of Parent, with respect to which any Parent Entity has any decommissioning obligations that are required to have been performed and which have not been performed in accordance with applicable Laws.

3.10 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Parent Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Parent Entity an unresolved claim that any Parent Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Parent, no third party is infringing on the Intellectual Property owned by the Parent Entities.

3.11 Environmental Matters.

(a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each of the Parent Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii) each of the Parent Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of Parent, threatened Proceeding;

(iii) none of the Parent Entities nor any of their properties or operations or any person or entity whose liability any of the Parent Entities has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of Parent, threatened Proceeding arising under any Environmental Law, nor has any Parent Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Parent Entities or, to the Knowledge of Parent, any offsite properties, or from or in connection with the Parent Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b) Parent has made available to the Company complete and accurate copies of all reports, studies, investigations and audits that are in Parent’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Parent Entities’ assets, properties or operations, (ii) non-compliance by any Parent Entity with Environmental Laws, or (iii) liabilities that the Parent Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (ii) and (iii) to the extent that such matter could reasonably be expected to result in a Parent Material Adverse Effect.

(c) Except with respect to Sections 3.7, 3.8 and 3.17, this Section 3.11 represents Parent’s sole representations and warranties with respect to environmental matters.

(d) None of the Parent Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

3.12 Material Contracts.

(a) As of the Execution Date, except for those Contracts set forth on Section 3.12(a) of the Parent Disclosure Letter and excluding any Parent Benefit Plans, none of the Parent Entities is a party to or bound by any Contract that:

(i) other than any employment agreement, includes any Company Related Person (other than the Parent Entities) as a counterparty or third party beneficiary;

(ii) contains any provision or covenant which (A) materially restricts any Parent Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict the Company and its Affiliates from engaging in any lawful business activity or competing with any Person;

(iii) (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness for borrowed money by any Parent Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $2,500,000 and except any transactions solely among the Parent Entities);

(iv) is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Parent Entity involving assets or obligations in excess of $5,000,000;

(v) includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi) provides for the sale of Hydrocarbons which contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(vii) involves the transportation of more than 10 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii) provides for the sale by any Parent Entity of Hydrocarbons that has a remaining term of greater than sixty (60) days and does not allow such Parent Entity to terminate it without penalty on sixty (60) days’ or less notice;

(ix) provides for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Parent Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement at or downstream of the wellhead;

(x) any Oil and Gas Lease that contains express provisions (A) establishing bonus or minimum royalty obligations in excess of $1,250,000 that are not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi) is an agreement pursuant to which any Parent Entity has paid amounts associated with any Production Burdens in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which Parent reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $2,500,000 per year;

(xii) is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Parent Entities, taken as a whole, (B) would reasonably be expected to require the Parent Entities to make expenditures in excess of $10,000,000 in the aggregate during the 12-month period following the Execution Date or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Parent Entities, to participate in any future transactions with respect to any assets or properties of the Parent Entities;

(xiii) is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Parent Entity set forth in the Parent Reserve Reports that have been provided to Parent prior to the Execution Date) that would be reasonably expected to result in payments after the Execution Date by the Parent Entities in excess of $2,500,000;

(xiv) relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in prices of commodities, including natural gas, natural gas liquids, crude oil and condensate;

(xv) involves a sharing of profits, losses, costs or liabilities by any Parent Entity with any other Person or pursuant to which any Parent Entity has agreed to guarantee the performance obligations of any other Person (other than another Parent Entity);

(xvi) otherwise involves the annual payment by or to any Parent Entity of more than $2,500,000 and cannot be terminated by the Parent Entities on ninety (90) days’ or less notice without payment by the Parent Entities of any penalty; or

(xvii) Contracts that are of a type that is required to be included as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC.

(b) Each Contract required to be disclosed pursuant to Section 3.12(a) as well as the Section 6.17 Agreements (collectively, the “Parent Material Contracts”) has been made available to the Company, and, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of the applicable Parent Entity, and is in full force and effect and enforceable in accordance with its terms against such Parent Entity and, to the Knowledge of Parent, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of the Parent Entities nor any other party to any Parent Material Contract is in default or breach under the terms of any Parent Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Parent Entity or, to the Knowledge of Parent, any other party to any Parent Material Contract, or would permit termination, modification or acceleration under any Parent Material Contract.

3.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 3.11, or Tax matters, which are the subject of Section 3.15, there are no material Proceedings pending or, to the Knowledge of Parent, threatened against the Parent Entities. There is no material judgment, order or decree outstanding against any Parent Entity. To the Knowledge of Parent, as of the Execution Date, no officer or director of any Parent Entity is a defendant in any Proceeding in connection with his or her status as an officer or director of any Parent Entity. No Parent Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

3.14 Permits. The Parent Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Parent Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Tax Returns required to be filed by any of the Parent Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Parent Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b) There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the

Parent Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Parent Entities.

(c) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Parent Entity.

(d) No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Parent Entities.

(e) There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Parent Entity.

(f) No Parent Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g) None of the Parent Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Parent Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among the Parent Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h) No Parent Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i) None of the Parent Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Parent has not constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the two (2) years prior to the date of this Agreement.

(k) None of the Parent Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent (i) the Mergers from together qualifying as a transaction described in Section 351 of the Code or (ii) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.15 and in Section 3.16 are the sole and exclusive representations and warranties of the Parent Entities with respect to Taxes.

3.16 Employee Benefits; Employment and Labor Matters.

(a) Section 3.16(a) of the Parent Disclosure Letter contains a true and complete list of each material Parent Benefit Plan. A true and complete copy of each material Parent Benefit Plan has been made available to the Company Parties.

(b) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) each Parent Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii) as to any Parent Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Parent, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan;

(iii) all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Parent Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv) there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Parent Benefit Plan other than routine undisputed claims for benefits.

(c) No Parent Entity nor an ERISA Affiliate of any Parent Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d) No Parent Entity nor any ERISA Affiliate of any Parent Entity has , at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Parent Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Parent Entity or any ERISA Affiliate of a Parent Entity that has not been satisfied in full, and no condition exists that presents a risk to any Parent Entity or any such ERISA Affiliates of incurring any such liability. No Event has occurred and, to the Knowledge of Parent, there currently exists no condition or circumstances that would subject any Parent Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Parent Benefit Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Parent Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Parent Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Parent Entity under any Parent Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Parent Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Parent Entity; or (v) limit or restrict the right of any Parent Entity to merge, amend or terminate any Parent Benefit Plan.

(g) No Parent Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(h) Each of the Parent Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees that would create any obligations upon or liabilities for any Parent Entity under the WARN Act or similar state and local Laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Parent, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Parent Entity; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(i) None of the Parent Entities is or has ever been a party to or bound by the terms of any collective bargaining agreement or other agreement with any labor union or similar representative or potential representative of employees, nor has any of the Parent Entities experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three years and there are no current union representation questions or petitions or organizing campaigns involving employees of any Parent Entity and, to the Knowledge of Parent, no such questions, petitions or campaigns are threatened.

3.17 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which the Parent Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Parent Entities are in compliance with the terms and conditions of such Parent Insurance Policy; (b) no Parent Entity is in breach or default under any Parent Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Parent Insurance Policy.

3.18 Derivative Transactions and Hedging. Section 3.18 of the Parent Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company Entities) entered into by any of the Parent Entities or for the account of any of their respective customers as of the Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Parent Entities. The Parent Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Parent, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

3.19 Required Vote of the Parent Stockholders. (a) The affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote on this Agreement and the Parent Merger (the “Parent Stockholder Approval”) is the only vote of holders of securities of Parent which is required to approve this Agreement and the Transactions; and (b) neither Section 203 of the DGCL nor any other Takeover Laws are, or at the Effective Time will be, applicable to the Transactions, this Agreement or any transaction contemplated hereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations, including Section 203 of the DGCL.

3.20 Related Party Transactions. Except for Parent Benefit Plans, (a) the Parent Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Parent Entities (other than any Parent Entity) or any director or officer of the Parent Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Parent Related Person”), with respect to which the Parent Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Parent Entities (other than any Parent Entity) or director or officer of the Parent Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by the Parent Entities.

3.21 Brokers’ Fee. Except for the fees payable to the Parent Financial Advisor which shall be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Entity.

3.22 Opinion of Financial Advisor. The Parent Board has received the Parent Fairness Opinion from Tudor, Pickering, Holt & Co. Advisors LP (the “Parent Financial Advisor”).

3.23 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

3.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, Parent agrees and acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with this Agreement or the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Company shall not have any liability to Parent resulting from Parent’s reliance on any such information. Parent agrees and acknowledges that neither Holdings nor the Fund nor any Person on behalf of either Holdings or the Fund makes any express or implied representation or warranty (other than Holdings as expressly set forth in Section  4.15(k)) of any kind whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure letter delivered to Parent on the Execution Date (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent as follows:

4.1 Organization; Qualification. Each Company Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Company Entity (a) has all requisite organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and (b) is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of Company to perform its obligations under this Agreement or the Transactions. The Company has made available to Parent true and complete copies of the Organizational Documents of each Company Entity, as in effect on the Execution Date. There has been no violation of any of the provisions of the Organizational Documents of each Company Entity, and no Company Entity has taken any action that is inconsistent in any material respect with any resolution adopted by such entity’s members, board of directors or board of managers (or other similar body) or any committee of the board of directors or board of managers (or other similar body) of such entity. Section 4.1 of the Company Disclosure Letter sets forth each Company Entity.

4.2 Authority; Enforceability.

(a) The Company has all requisite entity power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by the Company Board and Holdings, and no other limited liability company proceedings on the part of the Company or its members is necessary to authorize this Agreement or the other Transaction Agreements to which the Company is a party or to consummate the transactions contemplated by this Agreement or the other Transaction Agreements to which it is a party. The Company Board has unanimously approved this Agreement and the Transactions. Holdings has approved this Agreement and the Transactions, including the Rio Grande Merger, pursuant to the Company LLC Agreement. No holder of Equity Interests of the Company has any dissenters’ rights or rights of appraisal relating to the Transactions and the Transaction Agreements to which the Company is a party.

(b) This Agreement and the other Transaction Agreements to which the Company is a party have been, or in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by the Company and, if applicable, Holdings, and, assuming the due authorization, execution and delivery by the Parent Parties party thereto, this Agreement and the other Transaction Agreements to which the Company is a party thereto constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the Transactions and the Transaction Agreements do not and will not: (a) result in any breach or violation of any provision of the Organizational Documents of any Company Entity; (b) constitute a default (or an Event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Company Entity is a party or by which any property or asset of any Company Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any Company Entity is subject or by which any Company Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an Event which would result in the creation of any Encumbrance (other than Permitted Encumbrances) on any asset of any Company Entity, except, in the cases of clauses (b), (c) and (d) for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the consummation of the Transactions.

4.4 Approvals of Governmental Entities and Third Parties. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Company Entity of the Transactions, other than (a) filings and clearances required under the HSR Act and (b) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Transactions.

4.5 Capitalization.

(a) Section 4.5(a) of the Company Disclosure Letter sets forth a correct and complete description of the following: (i) all of the authorized, issued and outstanding Equity Interests in each of the Company Entities; and

(ii) the record and beneficial owners of each of the outstanding Equity Interests in each of the Company Entities as of the Execution Date and the Closing Date. Except as set forth on Section 4.5(a) of the Company Disclosure Letter, there are no other outstanding Equity Interests of any Company Entity. All of the issued and outstanding Equity Interests in each of the Company Entities have been duly authorized and validly issued in accordance with the Organizational Documents of such Company Entity and are fully paid (to the extent required under the Organizational Documents of such Company Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the DLLCA) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. All of the issued and outstanding Equity Interests in each of the Company Entities are owned by the Persons set forth on Section 4.5(a) of the Company Disclosure Letter named as owning such interests free and clear of all Encumbrances other than (i) transfer restrictions imposed by federal and state securities Laws and (ii) any transfer restrictions contained in the Organizational Documents of the Company Entities, none of which apply to the Transactions. As of the Execution Date and the Closing Date, (1) Holdings directly owns all of the outstanding Equity Interests in the Company and (2) the Company owns, directly or indirectly, all of the outstanding Equity Interests in each other Company Entity free and clear of all Encumbrances other than (A) transfer restrictions imposed by federal and state securities Laws and (B) any transfer restrictions contained in the Organizational Documents of the Company Entities.

(b) Except as set forth in the Organizational Documents of the Company Entities and except as otherwise provided in Section 4.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Company Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Company Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c) No Company Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any Company Entity on any matter.

(d) There are no voting trusts or other agreements or understandings to which any Company Entity is a party with respect to the voting or registration of the limited liability company interest or other equity interest of any Company Entity.

(e) Except with respect to the ownership of any equity or long-term debt securities between or among the Company Entities, none of the Company Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

4.6 Compliance with Law. Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to the regulatory and compliance matters, which are the subject of Sections 4.11, 4.14, 4.15 and 4.16, respectively, and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Entity is in compliance with all applicable Laws, (b) no Company Entity has received written notice of any violation of any applicable Law and (c) none of the Company Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

4.7 Financial Statements.

(a) The Company has made available to Parent copies of the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of the Company Entities on a consolidated basis and of the Business, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of interim financial statements, to normal year-end audit adjustments.

(b) None of the Company Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of the Company and its consolidated Subsidiaries under GAAP, except for (i) liabilities set forth on the consolidated balance sheet dated as of September 30, 2017 or the notes thereto contained in the Company Financial Statements; (ii) liabilities that have arisen since September 30, 2017, in the ordinary course of business; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby and (iv) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from and after September 30, 2017, (a) through the Execution Date, the Company Entities have operated their business in all material respects only in the ordinary course of business and consistent with past practice, (b) through the Execution Date, no Company Entity has taken or agreed to take any action that, if taken during the period from the Execution Date to the Effective Time, would constitute a breach of Section 5.2(b)(ii), (iii), (v), (ix), (x), (xi), (xii) or (xiv) and (c) through the Effective Time, there has not been any Event, occurrence or development which has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9 Title to Properties and Assets; Oil and Gas Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity has title to or rights or interests in its real property and personal property (and each real property and personal property at which material operations of the Company are conducted) free and clear of all Encumbrances (subject to Permitted Encumbrances), sufficient to allow it to conduct the Business as currently being conducted.

(b) Oil and Gas Properties.

(i) Except for (A) property sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“Company Reserve Engineer”) relating to the Company Entity interests referred to therein as of December 31, 2016 (the “Company Reserve Reports”), (B) property reflected in the Company Reserve Reports as having been sold or otherwise disposed of, as of the Execution Date or (C) matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company Entities, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means the collective title of Company Entities (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), beneficially or of record with any applicable Governmental Entity that (1) collectively entitles Company Entities to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties (other than decreases in connection with operations in which Company Entities may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries), (2) obligates Company Entities to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or Laws and increases that are accompanied by at least a proportionate increase in the net revenue interest of Company Entities) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii) The factual, non-interpretive data supplied by or on behalf of the Company Entities to the Company Reserve Engineer relating to the Company Entities’ interests referred to in the Company Reserve Reports and that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company Entities in connection with the preparation of the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate in all material respects. To the Company’s Knowledge, any assumptions or estimates provided by the Company Entities to the Company Reserve Engineer in connection with their preparation of the Company Reserve Reports were made in good faith and on a reasonable basis based on the facts and circumstances in existence and that were to known to the Company at the time such assumptions or estimates were made. The estimates of proved oil and gas reserves provided by the Company Entities to the Company Reserve Engineer in connection with the preparation of the Company Reserve Reports complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. The Company’s internal proved reserve estimates prepared by management for the year ended December 31, 2016 were not, taken as a whole, materially lower than the conclusions in such Company Reserve Reports. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no material change in respect of the matters addressed in the Company Reserve Reports that would have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company Entities are being received by them in a timely manner; and (B) as of December 31, 2016, no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties (to the extent operated by the Company or any Company Entity) are being held in suspense (by the Company, any Company Entity, any third-party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells. Section 4.9(b)(iii) of the Company Disclosure Letter sets forth all the Oil and Gas Leases included in any Company Entity’s Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12)-month period immediately following the Execution Date.

(iv) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any Company Entity have been timely and properly paid. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity (and, to the Company’s Knowledge, no third party operator) has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by any Company Entity and no Company Entity (or, to the Company’s Knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that any Company Entity (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease.

(v) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Oil and Gas Properties operated by any Company Entity (and, to the Knowledge of the Company, all Oil and Gas Properties owned or held by any Company Entity and operated by a third party) have been operated in accordance with reasonable, prudent oil and gas field practices.

(vi) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company Entities is subject to any preferential, purchase, preemptive, consent or similar right which would become operative as a result of the entry into (or the consummation of) the Transactions.

(vii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no well included in the Oil and Gas Properties of the Company Entities that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Oil and Gas Leases or other instruments governing the Oil and Gas Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity that would be material to the Company Entities, taken as a whole and is not reflected in the Company Reserve Reports.

(viii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company as of the Execution Date, Section 4.9(b)(viii) of the Company Disclosure Letter lists, as of December 31, 2016, all transportation, plant, production and other imbalances and overlifts with respect to Hydrocarbon production from the Company Entities’ Oil and Gas Properties.

(ix) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Entities’ Oil and Gas Properties, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear excepted).

(x) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on any Company Entity with respect to its or their respective Oil and Gas Properties that Company reasonably anticipates will individually require expenditures after the Effective Time of greater than $5,000,000.

(xi) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Oil and Gas Properties (i) with respect to which any Company Entity has received an order from any Governmental Entity requiring that such well be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the Knowledge of Company, formerly produced but that are currently shut in or temporarily abandoned or were dry holes and have not been plugged in accordance with applicable Laws, (iii) that, to the Knowledge of Company, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the Knowledge of Company, with respect to which any Company Entity has any decommissioning obligations that are required to have been performed and which have not been performed in accordance with applicable Laws.

4.10 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in writing delivered to any Company Entity an unresolved claim that any Company Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of the Company, no third party is infringing on the Intellectual Property owned by the Company Entities.

4.11 Environmental Matters.

(a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each of the Company Entities and its assets, real properties and operations are and, during the two (2) years preceding the Execution Date, have been, in compliance with all applicable Environmental Laws;

(ii) each of the Company Entities possesses all Environmental Permits required for their operations as currently conducted and is in compliance with the terms of such Environmental Permits, and such Environmental Permits are in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Proceeding;

(iii) none of the Company Entities nor any of their properties or operations or any person or entity whose liability any Company Entity has retained or assumed either contractually or by operation of Law, are subject to any pending or, to the Knowledge of the Company, threatened Proceeding arising under any Environmental Law, nor has any Company Entity received any written and pending notice, order or complaint from any Person alleging a violation of or liability arising under any Environmental Law; and

(iv) there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties of the Company Entities or, to the Knowledge of the Company, any offsite properties, or from or in connection with the Company Entities’ operations in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

(b) The Company has made available to Parent complete and accurate copies of all reports, studies, investigations and audits that are in the Company’s possession or control, have been prepared within the two (2) years preceding the Execution Date, and that address any (i) condition of the Company Entities’ assets, properties or operations, (ii) non-compliance by any Company Entity with Environmental Laws, or (iii) liabilities that the Company Entities may have incurred pursuant to Environmental Laws, in each case with respect to clauses (ii) and (iii) to the extent that such matter could reasonably be expected to result in a Company Material Adverse Effect.

(c) Except with respect to Sections 4.7, 4.8 and 4.17, this Section 4.11 represents the Company’s sole representations and warranties with respect to environmental matters.

(d) None of the Company Entities is subject to any judgment, order or decree or any indemnity obligation with any other Person that would reasonably be expected to result in liabilities under applicable Environmental Laws or concerning Hazardous Substances.

4.12 Material Contracts.

(a) As of the Execution Date, except for those Contracts set forth on Section 4.12(a) of the Company Disclosure Letter and excluding any Company Benefit Plans, none of the Company Entities is a party to or bound by any Contract that:

(i) other than any employment agreement, includes any Company Related Person (other than the Company Entities) as a counterparty or third party beneficiary;

(ii) contains any provision or covenant which (A) materially restricts any Company Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, or (B) would, after the Effective Time, materially restrict Parent and its Affiliates from engaging in any lawful business activity or competing with any Person;

(iii) (A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness for borrowed money by any Company Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $2,500,000 and except any transactions solely among the Company Entities);

(iv) is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Company Entity involving assets or obligations in excess of $5,000,000;

(v) includes the acquisition or sale of assets with a book value in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vi) provides for the sale of Hydrocarbons which contains a minimum throughput commitment, minimum volume commitment, “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(vii) involves the transportation of more than 10 MMcf (or the MBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(viii) provides for the sale by any Company Entity of Hydrocarbons that has a remaining term of greater than sixty (60) days and does not allow such Company Entity to terminate it without penalty on sixty (60) days’ or less notice;

(ix) provides for a call or option on production, or acreage dedication or other commitment of Hydrocarbons produced from or otherwise attributable to any Company Entity’s Oil and Gas Properties to a gathering, transportation processing, storage treatment or other arrangement at or downstream of the wellhead;

(x) any Oil and Gas Lease that contains express provisions (A) establishing bonus obligations or minimum royalty in excess of $1,250,000 that were not satisfied at the time of lease or signing or (B) providing for a fixed term, even if there is still production in paying quantities;

(xi) is an agreement pursuant to which any Company Entity has paid amounts associated with any Production Burdens in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it (and/or its Subsidiaries) will make payments associated with any Production Burdens in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $2,500,000 per year;

(xii) is a joint development agreement, exploration agreement or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company Entities, taken as a whole, (B) would reasonably be expected to require the Company Entities to make expenditures in excess of $10,000,000 in the aggregate during the twelve (12)-month period following the Execution Date or (C) contains an area of mutual interest or any “tag along” or “drag along” (or similar rights) allowing a third party, or requiring the Company Entities, to participate in any future transactions with respect to any assets or properties of the Company Entities;

(xiii) is an acquisition Contract that contains an “earn-out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of any Company Entity set forth in the

Company Reserve Reports that have been provided to Parent prior to the Execution Date) that would be reasonably expected to result in payments after the Execution Date by the Company Entities in excess of $2,500,000;

(xiv) relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in prices of commodities, including natural gas, natural gas liquids, crude oil and condensate;

(xv) involves a sharing of profits, losses, costs or liabilities by any Company Entity with any other Person or pursuant to which any Company Entity has agreed to guarantee the performance obligations of any other Person (other than another Company Entity);

(xvi) otherwise involves the annual payment by or to any Company Entity of more than $2,500,000 and cannot be terminated by the Company Entities on ninety (90) days’ or less notice without payment by the Company Entities of any penalty; or

(xvii) is material to the Business but otherwise not of a type described in clauses (i) through (xvi) above.

(b) Each Contract required to be disclosed pursuant to Section 4.12(a) (collectively, the “Company Material Contracts”) has been made available to Parent and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the applicable Company Entity, and is in full force and effect and enforceable in accordance with its terms against such Company Entity and, to the Knowledge of the Company, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company Entities nor any other party to any Company Material Contract is in default or breach under the terms of any Company Material Contract and no Event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default by such Company Entity or, to the Knowledge of the Company, any other party to any Company Material Contract, or would permit termination, modification or acceleration under any Company Material Contract.

4.13 Legal Proceedings. Other than with respect to Proceedings arising under Environmental Laws, which are the subject of Section 4.11, or relating to Tax matters, which are the subject of Section 4.15, there are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company Entities. There is no material judgment, order or decree outstanding against any Company Entity. To the Knowledge of the Company, as of the Execution Date, no officer or director of any Company Entity is a defendant in any Proceeding in connection with his or her status as an officer, director or manager of any Company Entity. No Company Entity nor any of their respective properties or assets is or are subject to any material judgment, order or decree of a Governmental Entity.

4.14 Permits. Other than with respect to Permits issued pursuant to or required under Environmental Laws, the Company Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Company Entities, except where the failure to have such Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by any of the Company Entities have been timely filed (taking into account extensions of time for filing), each such Tax Return is complete and correct, and all Taxes that are due and payable from any of the Company Entities (including Taxes required to be withheld from payments to employees, creditors, equityholders or other Persons) have been paid in full.

(b) There is no written claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any of the Company Entities for any Taxes, and no assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any Taxes or Tax Returns of any of the Company Entities.

(c) There are no Encumbrances for Taxes (other than Permitted Encumbrances) on the assets of any Company Entity.

(d) No audits or other administrative or judicial Proceedings are being conducted, are pending, or have been threatened in writing with respect to any Taxes or Tax Returns of any of the Company Entities.

(e) There are no outstanding agreements or waivers extending the applicable statutory periods of limitations for the assessment or payment of any Tax by any Company Entity.

(f) No Company Entity has requested, has received, or is subject to any written ruling of a taxing authority that will be binding on it for any taxable period beginning on or after the Closing Date or has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law).

(g) None of the Company Entities (i) has been a member of an affiliated, consolidated, combined, or unitary group (other than a group the common parent of which is or was a Company Entity) for federal, state, local or foreign Tax purposes, or (ii) is a party to any Tax sharing, Tax allocation or similar agreement (other than any Tax sharing or indemnification provisions contained in any agreement (A) solely among the Company Entities or (B) entered into in the ordinary course of business and not primarily relating to Taxes (e.g., leases, credit agreements or other commercial agreements)).

(h) No Company Entity is liable for the Taxes of any other Person as a result of successor liability or transferee liability (whether pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law or otherwise).

(i) None of the Company Entities has participated, or is currently participating, in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Each Company Entity is classified and, since the date of its formation, has been classified, as an entity disregarded as separate from its owner for U.S. federal income tax purposes. None of the Company Entities has elected to be treated as a corporation for U.S. federal income tax purposes, and no entity classification election under Treasury Regulations Section 301.7701-3 (or any analogous election under state or local law) is currently in effect for any Company Entity.

(k) Neither Holdings nor any Company Entity has taken a position inconsistent with the classifications described in Section 4.15(j) for U.S. federal income tax purposes.

(l) At the Closing, the Company will be classified as an entity disregarded as separate from Holdings for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3.

(m) None of the Company Entities is aware of the existence of any facts, or has taken or agreed to take any action, that could reasonably be expected to prevent (i) the Mergers from together qualifying as a transaction described in Section 351 of the Code or (ii) the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.15 and in Section 4.16 are the sole and exclusive representations and warranties of the Company Entities with respect to Taxes.

4.16 Employee Benefits; Employment and Labor Matters.

(a) Section 4.16(a) of the Company Disclosure Letter contains a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, true and complete copies of each of the following documents, to the extent applicable, have been made available to the Parent Parties: (i) each Company Benefit Plan, and (ii) as applicable to each Company Benefit Plan, (A) the summary plan description, (B) the most recent determination letter (or opinion letter, as applicable), (C) the most recent actuarial report, related trusts, insurance or group annuity Contracts, (D) correspondence to or from any Governmental Entity, (E) administrative service agreements, and (F) each other funding or financing arrangement relating to any plan, including, in each case, all amendments, modifications or supplements thereto.

(b) Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and applicable Law (including ERISA and the Code);

(ii) as to any Company Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the Company, no Event has occurred since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan;

(iii) all contributions (including employer contributions and employee salary reduction contributions) that are due and owing to each Company Benefit Plan have been timely paid or accrued in accordance with GAAP; and

(iv) there are no unresolved claims or disputes (pending or threatened) under the terms of, or in connection with, any Company Benefit Plan other than routine undisputed claims for benefits.

(c) No Company Entity nor an ERISA Affiliate of any Company Entity maintains or contributes to an employee welfare benefit plan that provides health or life insurance or other welfare benefits to retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or for coverage through the end of the month of termination or during an applicable severance period).

(d) No Company Entity nor any ERISA Affiliate of any Company Entity has, at any time during the preceding six (6) years, contributed to, been required to contribute to or had any liability with respect to any Multiemployer Plan or any plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by any Company Entity or any ERISA Affiliate of a Company Entity that has not been satisfied in full, and no condition exists that presents a risk to any Company Entity or any such ERISA Affiliates of incurring any such liability. No Event has occurred and, to the Knowledge of the Company, there currently exists no condition or circumstances that would subject any Company Entity to any Controlled Group Liability with respect to any employee benefit plan that is not a Company Benefit Plan.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer or director of any Company Entity to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Benefit Plan; (ii) increase the amount of any compensation or benefits otherwise payable by any Company Entity under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Company

Benefit Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer or director of any Company Entity; or (v) limit or restrict the right of any Company Entity to merge, amend or terminate any Company Benefit Plan.

(g) No Company Entity is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(h) Each of the Company Entities (i) is in material compliance with all applicable Laws regarding labor and employment, including all Laws relating to employment discrimination, non-retaliation, labor relations, payment of wages and overtime, leaves of absence, employment Tax and social security, occupational health and safety, recordkeeping, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for any Company Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of the Company, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Company Entities; and (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies.

(i) None of the Company Entities is or has ever been a party to or bound by the terms of any collective bargaining agreement or other agreement with any labor union or similar representative or potential representative of employees, nor has any of the Company Entities experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past three (3) years and there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Company Entities and, to the Knowledge of the Company, no such questions, petitions or campaigns are threatened.

4.17 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company Entities is an insured or otherwise the principal beneficiary of coverage (collectively, the “Company Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company Entities are in compliance with the terms and conditions of such Company Insurance Policy; (b) no Company Entity is in breach or default under any Company Insurance Policy; and (c) no Event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Company Insurance Policy.

4.18 Derivative Transactions and Hedging. Section 4.18 of the Company Disclosure Letter contains a complete and correct list of all outstanding Derivative Transactions (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company Entities) entered into by any of the Company Entities or for the account of any of their respective customers as of the Execution Date pursuant to which such party has outstanding rights or obligations. All such Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company Entities. The Company Entities have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment (except for ordinary course margin deposit requests), or defaults or allegations or assertions of such by any party thereunder.

4.19 Related Party Matters. Except for Company Benefit Plans and through ownership of the Company LLC Interests, (a) the Company Entities are not, directly or indirectly, a party to, and have no continuing obligations under, any agreement (oral or written), arrangement or transaction with, or involving, or have made any commitment to, any Affiliate of the Company Entities (other than any Company Entity) or any director or officer of the Company Entities, or any of their respective family members or Persons in which any of them have, directly or indirectly, a material interest (any such Person, a “Company Related Person”), with respect to which the Company Entities have or will have, following the Closing Date, any liability and (b) no Affiliate of the Company Entities (other than any Company Entity) or director or officer of the Company Entities has, directly or indirectly, any interest in any asset, right or property (real or personal, tangible or intangible) used by the Company Entities or used in the conduct of the Business.

4.20 Brokers’ Fee. Except for the fees payable to Credit Suisse Securities (USA) LLC which shall be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.21 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

4.22 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, the Company agrees and acknowledges that none of the Parent Parties or any Person on behalf of the Parent Parties makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement and the Transactions, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from the Company’s reliance on any such information.

ARTICLE V

CERTAIN PRE-CLOSING COVENANTS

5.1 Conduct of Business of Parent.

(a) Parent covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(a) of the Parent Disclosure Letter, or (3) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall and shall cause its Subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

(b) Without limiting the generality of this Section 5.1, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (4) to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, Parent shall not, and shall not authorize or permit any of its Subsidiaries to:

(i) in the case of Parent, make any change or amendment, or in the case of any Subsidiary of Parent make any material change or amendment, to its Organizational Documents;

(ii) make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in any Person, in each case, in excess of $5,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of Parent and (C) intercompany capital contributions or loans solely among Parent and/or its wholly owned Subsidiaries;

(iii) make aggregate capital expenditures in excess of one hundred and ten percent (110%) of Parent’s 2017 and anticipated 2018 capital budgets, which are set forth on Section 5.1(b)(iii) of the Parent Disclosure Letter, or as required on an emergency basis or for the safety of individuals or the environment;

(iv) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice; (B) change any material method of Tax accounting; or (C) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Parent Financial Statements;

(v) authorize, establish a record date for, declare or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of any of its capital stock or other equity securities except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of Parent to Parent or any other wholly owned Subsidiary thereof;

(vi) split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a direct or indirect wholly owned Subsidiary of Parent that remains a direct or indirect wholly owned Subsidiary of Parent or any of its Subsidiaries after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities, other than the acceptance of shares of Parent Common Stock as payment for the exercise price of Parent Stock Options or for withholding taxes incurred in connection with the exercise, vesting or settlement of Parent Equity Awards and dividend equivalents thereon;

(viii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of Parent of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of Parent, or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) Parent or any of its Subsidiaries, in each case, excluding (1) the issuance of shares of Parent Common Stock in respect of the exercise or settlement of Parent Equity Awards that are outstanding on the Execution Date or granted thereafter in accordance with clause (2) of this Section 5.1(b)(viii) in accordance with their terms and (2) grants of Parent Equity Awards made in the ordinary course of business, consistent with past practice, in respect of up to an aggregate of 1,300,000 shares of Parent Common Stock;

(ix) sell, assign, lease, transfer or otherwise dispose of any of its assets or properties (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons, inventory and obsolete equipment in the ordinary course of business by Parent or any of its Subsidiaries and (B) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

(x) (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Parent Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state, local, or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of the Parent Entities, taken as a whole, except, in the case of clauses (A) and (B) of this paragraph (x), relating to Taxes;

(xi) create, incur, guarantee or assume any Indebtedness for borrowed money other than (A) Indebtedness outstanding on the Execution Date, (B) borrowings under the Existing Parent Credit Facility in accordance with its terms as of the date hereof (except as it may be amended to permit the Merger and the Transactions contemplated hereby, and in connection with the addition of the Company or any of its Subsidiaries as parties thereto at or after the Closing Date), and (C) Indebtedness solely among Parent and/or any Subsidiaries thereof;

(xii) merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except transactions between Parent and any direct or indirect wholly owned Subsidiary of Parent or between direct or indirect wholly owned Subsidiaries of Parent;

(xiii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv) change or modify any material accounting policies, except as required by GAAP;

(xv) except in the ordinary course of business, (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Parent Material Contracts; (B) enter into a Contract after the Execution Date that would be a Parent Material Contract described in Section 3.12(a) if entered into prior to the Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Parent Material Contract; or

(xvi) agree or commit to take any of the actions described above.

(c) During the period from the Execution Date through the Effective Time, none of New Parent, Parent Merger Sub or Rio Grande Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

5.2 Conduct of Business by the Company Entities.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, except as expressly permitted by this Agreement, as set forth in Section 5.2(a) of the Company Disclosure Letter or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause each Company Entity to conduct their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to (i) maintain and preserve intact its business organization, (ii) keep available the services of key employees and (iii) maintain satisfactory relationships with customers, suppliers and distributors.

(b) Without limiting the generality of this Section 5.2, and, except (1) as expressly permitted by this Agreement, (2) as set forth in Section 5.2(b) of the Company Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (4) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, and shall not authorize or permit any of its Subsidiaries to:

(i) make any change or amendment to its Organizational Documents;

(ii) make any acquisition of any other Person or business (whether by merger, business combination or otherwise), or purchase any securities or ownership interests or assets of, or make any investment in any Person, in each case, in excess of $5,000,000, other than (A) ordinary course acquisitions of inventory and equipment, (B) ordinary course overnight investments consistent with the cash management policies of the Company and (C) intercompany capital contributions or loans solely among the Company and/or its wholly owned Subsidiaries;

(iii) make aggregate capital expenditures in excess of one hundred and ten percent (110%) of Company’s 2017 and anticipated 2018 capital budgets, which are set forth on Section 5.2(b)(iii) of the Company Disclosure Letter, or as required on an emergency basis or for the safety of individuals or the environment;

(iv) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, but excluding any election that must be made periodically and is made consistent with past practice, (B) make, change or revoke any election described in Section 4.15(j); (C) change any material method of Tax accounting; or (D) settle or compromise any material Tax Proceeding for an amount materially in excess of the amounts accrued or reserved with respect thereto in the Company Financial Statements;

(v) authorize, establish a record date for, declare or pay any dividends or other distribution (in cash, stock or other equity, property or a combination thereof) in respect of any shares of its capital stock or other equity securities, except the declaration and payment of dividends or distributions from any direct or indirect wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary thereof;

(vi) split, combine or reclassify any shares of its capital stock or other equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or equity securities, except for any such transaction by a direct or indirect wholly owned Subsidiary of the Company that remains a direct or indirect wholly owned Subsidiary of the Company or any of its Subsidiaries after consummation of such transaction;

(vii) repurchase, redeem or otherwise acquire any of its capital stock or other equity securities or any securities convertible into or exercisable for any capital stock or equity securities;

(viii) issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) capital stock or equity securities of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly owned Subsidiary of the Company of capital stock or equity securities to such Person’s parent or any other direct or indirect wholly owned Subsidiary of the Company; or sell, pledge or dispose of any equity interest in (or other interest that is convertible or exchangeable into any equity interest in) the Company or any of its Subsidiaries;

(ix) sell, assign, lease, transfer or otherwise dispose of its assets or properties (including any Equity Interests in any other Person), other than (A) sales of Hydrocarbons, inventory and obsolete equipment in the ordinary course of business by the Company or any of its Subsidiaries and (B) sales of assets to third parties for a purchase price that does not exceed $5,000,000 in the aggregate;

(x) redeem, repurchase, prepay, create, incur, guarantee, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than incurrences of Indebtedness under the Existing Company Credit Agreement, provided that the amount of Indebtedness outstanding under the Existing Company Credit Agreement shall not exceed $54,000,000 in the aggregate at any time;

(xi) (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $5,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Company Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state, local or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would or would reasonably be expected to materially impair the business of the Company Entities, taken as a whole, except, in the case of clauses (A) and (B) of this paragraph (xi), relating to Taxes;

(xii) merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person, except transactions between the Company and any direct or indirect wholly owned Subsidiary of the Company or between direct or indirect wholly owned Subsidiaries of the Company;

(xiii) take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv) change or modify any material accounting policies, except as required by GAAP;

(xv) except as required by the existing terms of any Company Benefit Plan in existence as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, other than annual base salary increases in the ordinary course of business, consistent with past practice, that do not, in the aggregate, exceed 3% of the aggregate annual base salaries of all employees as of the date hereof, (B) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses or incentive compensation, (D) enter into any employment, severance, change of control or retention agreement (excluding offer letters that provide for no severance or change of control benefits) with any of its directors, officers, employees or individual independent contractors, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or representative of employees or Company Benefit Plan, except any amendments to Company Benefit Plans that are health and welfare plans in the ordinary course of business consistent with past practice that do not increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, or (G) hire or retain any employee or individual independent contractor other than in the ordinary course of business in respect of individuals whose total annual cash compensation is not in excess of $100,000;

(xvi) except in the ordinary course of business, (A) modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Company Material Contracts; (B) enter into a Contract after the Execution Date that would be a Company Material Contract described in Section 4.12(a) if entered into prior to the Execution Date; or (C) waive any default by, or release, settle or compromise any claim against, any other party to a Company Material Contract; or

(xvii) agree, or commit to take any of the actions described above.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Parent shall, and shall cause the other Parent Entities and its and their Representatives to, (x) cease and cause to be terminated any solicitation, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives acting in their capacity as such) regarding any Parent Alternative Proposal, or that could reasonably be expected to lead to a Parent Alternative Proposal, (y) request in writing each Person with whom discussions, negotiations or any exchange of non-public information has occurred that all non-public information previously furnished to any such Person be returned or destroyed promptly and use reasonable best efforts to ensure such return or destruction and (z) shut down any physical or electronic “data room” or analogous access to information. Parent shall, and shall cause the other Parent Entities to, (x) not release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill,” nondisclosure or similar agreement or provision to which Parent or any of its Subsidiaries is or becomes a party or under which any of Parent or its Subsidiaries has any rights, unless the failure to take such action would be inconsistent with the Parent directors’ fiduciary duties under applicable Law and (y) use its reasonable best efforts to enforce each such agreement or provision upon the request of the Company. Except as otherwise expressly permitted by this Section 6.1, from and after the Execution Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII hereof, Parent shall not, and shall cause the other Parent Entities and its and their Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Parent Alternative Proposal;

(ii) engage or participate in any discussions or negotiations with, or provide any non-public information or access to the business, properties, assets, books or records of the Parent Entities to, or cooperate with, assist or facilitate any efforts by, any Person relating to or in connection with, or that could reasonably be expected to lead to, a Parent Alternative Proposal;

(iii) accept any proposal or offer from any Person relating to a Parent Alternative Proposal;

(iv) approve, adopt, enter into or recommend any contract, letter of intent or similar agreement with any Person (other than the Company) relating to or in connection with a Parent Alternative Proposal (other than a confidentiality agreement as provided in Section 6.1(d)(i)); or

(v) resolve, agree or publicly propose to, or permit Parent or any of its Subsidiaries or any of its Representatives to agree or publicly propose to take any of the actions referred to in clauses (i) – (iv).

(b) Except as expressly permitted in and in accordance with the terms of Section 6.1(d), Parent Board or any committee thereof shall not (i) fail to include the Parent Recommendation in the Proxy Statement, (ii) amend, withdraw, modify or qualify or propose publicly to amend, withdraw, modify or qualify, in a manner adverse to the Company, the Parent Recommendation, (iii) recommend, adopt, authorize, endorse, declare advisable or approve, or propose publicly to recommend, adopt, authorize, endorse, declare advisable or approve, any Parent Alternative Proposal or (iv) fail to recommend against any tender or exchange offer for any outstanding capital stock of Parent or any of its Subsidiaries within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender or exchange offer (the taking of any action described in this Section 6.1(b) being referred to as a “Parent Recommendation Change”).

(c) From and after the Execution Date, Parent shall promptly (and in each case within twenty-four (24) hours thereof) advise the Company of the receipt by any Parent Entities or any of their respective Representatives of any Parent Alternative Proposal made on or after the Execution Date, any inquiry or proposal that could reasonably be expected to lead to a Parent Alternative Proposal, any request for non-public information or data relating to Parent or any its Subsidiaries made by any Person in connection with a Parent Alternative Proposal and any request for discussions or negotiations with any Parent Entity or a Representative of a Parent Entity relating to, or that could reasonably be expected to lead to, a Parent Alternative Proposal (in each case within twenty-four (24) hours thereof), and Parent shall provide to the Company (within such twenty-four (24) hour time frame) (i) if such Parent Alternative Proposal, inquiry, proposal or request is in writing, a copy of any such Parent Alternative Proposal, inquiry, proposal or request made in writing and (ii) if such Parent Alternative Proposal, inquiry, proposal or request is oral, a written summary of the material terms of such Parent Alternative Proposal, inquiry, proposal or request (including the identity of the Person making such Parent Alternative Proposal, inquiry, proposal or request) and, in the case of each of the foregoing clauses (i) and (ii) copies of all material correspondence (but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the initial written Parent Alternative Proposal, inquiry, proposal or request) sent or provided to any Parent Entity or any Parent Entity’s Representatives relating to such Parent Alternative Proposal, inquiry, proposal or request. Parent shall keep the Company reasonably informed on a reasonably current basis with respect to the status and material terms of any such Parent Alternative Proposal, inquiry, proposal or request and any material changes to the status of any such discussions or negotiations, and shall promptly (and in no event later than twenty-four (24) hours after transmittal or receipt), provide the Company with copies of any material correspondence, and with respect to material oral communications, a written summary of such correspondence or communications, between: (x) on the one hand, Parent or any of its Representatives; and (y) on the other hand, the Person that made or submitted such Parent Alternative Proposal, request, inquiry or proposal or any Representative of such Person.

(d) Parent, directly or indirectly through one or more of its Representatives, may:

(i) prior to the receipt of the Parent Stockholder Approval, engage in the activities prohibited by Section 6.1(a)(i) or 6.1(a)(ii) solely with and to any Person who has made a bona fide written Parent Alternative Proposal after the Execution Date that did not result from, or was otherwise knowingly facilitated by, a breach of this Section 6.1; provided, however, that (A) no non-public information may be furnished to such Person until Parent receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of nonpublic information furnished to such Person by or on behalf of Parent that are no less favorable to Parent in the aggregate than the terms of the Confidentiality Agreement; provided, further, that such confidentiality agreement may not contain provisions that prohibit Parent from complying with the provisions of this Section 6.1 and Parent provides the Company (x) as promptly as practicable and prior to providing any nonpublic information, a copy of such executed confidentiality agreement and (y) substantially concurrently with providing it to any such other Person, any non-public information (or access with respect thereto) to Parent and its Subsidiaries furnished to such other Person which was not previously furnished to the Company and (B) prior to taking any such actions, the Parent Board determines in good faith, after consultation with its financial advisors and legal counsel, that (1) such Parent Alternative Proposal is, or would reasonably be expected to lead to, a Parent Superior Proposal and (2) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law;

(ii) prior to the receipt of the Parent Stockholder Approval, in response to a bona fide written Parent Alternative Proposal received by Parent after the Execution Date that did not result from, or was otherwise facilitated by, a breach of this Section 6.1, the Parent Board may effect a Parent Recommendation Change or to terminate this Agreement pursuant to Section 8.1(f) in order to enter into a definitive agreement relating to such Parent Superior Proposal, if prior to taking such action the Parent Board reasonably determines in good faith after consultation with its financial advisors and outside legal counsel that (A) such Parent Alternative Proposal is a Parent Superior Proposal and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to effecting such Parent Change in Recommendation or terminating this Agreement pursuant to Section 8.1(f), (A) Parent shall have given at least five (5) Business Days’ prior written notice to the Company that Parent has received such proposal, specifying the material terms and conditions of such proposal (including a copy of the most current version of the proposed agreement under which such Parent Superior Proposal is proposed to be consummated and any other material documents (including financing commitments, if any) and correspondence in respect thereof, including the identity of the Person making such proposal), and, that Parent intends to take such action at the end of the notice period, which notice shall specify the basis for such Parent Recommendation Change (such notice being referred to herein as a “Parent SP Recommendation Change Notice”), (B) during the five (5) Business Day period starting after the date on which such notice is received, if requested by the Company, Parent shall, and shall cause its Subsidiaries and its Representatives to negotiate in good faith with the Company and the Company’s Representatives (to the extent the Company wishes to negotiate), which may be on a non-exclusive basis with respect to other negotiations or discussions permitted by this Section 6.1, to revise the terms and conditions of this Agreement such that it would cause the Parent Alternative Proposal to no longer be a Parent Superior Proposal, and (C) following such five (5) Business Day period, the Parent Board after taking into account in good faith any revisions to the terms of this Agreement committed to in writing by the Company and, after consultation with its financial advisors and outside legal counsel, shall have determined in good faith that the Parent Alternative Proposal remains a Parent Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; each time material modifications to the terms of a Parent Alternative Proposal determined to be a Parent Superior Proposal are made a new Parent SP Recommendation Change Notice shall be required, and in such case, the time periods set forth in the foregoing clauses (B) and (C) with respect to the new notice shall be three (3) Business Days; and

(iii) prior to the obtaining of the Parent Stockholder Approval, the Parent Board may make a Parent Recommendation Change of the type described in clause (i) or (ii) of the definition thereof in response to a Parent Intervening Event if prior to taking such action the Parent Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure of the Parent Board to make such Parent Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that prior to effecting such Parent Recommendation Change (A) Parent shall have given the Company at least five (5) Business Days’ prior written notice informing the Company that Parent has determined that a Parent Intervening Event has occurred or arisen (which notice will reasonably describe such Parent Intervening Event) and Parent intends to effect a Parent Recommendation Change at the end of the notice period (such notice being referred to herein as a “Parent Recommendation Change Notice”), (B) during the five (5) Business Day period starting after the date on which such Parent Recommendation Change Notice is received, if requested by the Company, Parent shall, and shall cause its Subsidiaries and its Representatives to negotiate in good faith with the Company and the Company’s Representatives (to the extent the Company wishes to negotiate), which may be on a non-exclusive basis with respect to other negotiations or discussions permitted by this Section 6.1, to revise the terms and conditions of this Agreement such that a failure of the Parent Board to effect such a Parent Recommendation Change in response to such Parent Intervening Event would not be inconsistent with the directors’ fiduciary duties under applicable Law, and (C) following such five (5) Business Day period after the date of the Parent Recommendation Change Notice, the Parent Board after taking into account in good faith any changes to the terms of this Agreement proposed by the Company and, after consultation with its financial advisors and outside legal counsel, shall have reasonably determined in good faith that the failure to effect such a Parent Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(e) No Parent Recommendation Change shall change the approval of this Agreement for purposes of DGCL, and in no event shall Parent or Parent Board be permitted to rescind or amend the resolutions approving this Agreement as in effect on the Execution Date.

6.2 Preparation of Proxy Statement and Registration Statement.

(a) As promptly as practicable following the Execution Date, Parent and New Parent, as applicable, shall prepare and cause to be filed with the SEC, (i) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Parent Stockholder Approval and (ii) a registration statement on Form S-4, to register the issuance of the New Parent Common Stock to be issued pursuant to the Parent Merger as Parent Merger Consideration (together with all amendments thereto, the “Registration Statement”), and in which the Proxy Statement will be included as a prospectus. Parent shall cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. The Company shall (i) cooperate with Parent in the preparation of the Proxy Statement and the Registration Statement; (ii) use its reasonable best efforts to furnish the information required to be included by the SEC in the Proxy Statement and the Registration Statement and (iii) use its reasonable best efforts to provide such other assistance as may be reasonably requested by Parent or Parent’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement and the Registration Statement. Each of Parent and New Parent shall use its reasonable best efforts to have the Registration Statement declared effective, including the execution of any required undertaking to file post-effective amendments, and the Proxy Statement cleared by the SEC as promptly as is practicable after filing and keep the Registration Statement effective for so long as necessary to consummate the Transactions, and each of Parent and New Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Parent Common Stock as promptly as reasonably practicable after the Registration Statement shall have been declared effective and the Proxy Statement shall have been cleared by the SEC. Each party shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the Transactions, this Agreement or the issuance of New Parent Common Stock in the Transactions. All filings by the Company or Parent with the SEC in connection with the Transactions and all mailings to the stockholders of Parent in connection with the Transactions shall be subject to the reasonable opportunity for prior review and comment by the other party, which comments the Company or Parent, as applicable, shall consider in good faith, acting reasonably.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, to use reasonable best efforts so that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading.

(c) If at any time prior to the Effective Time, any party discovers any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and Parent shall promptly cause to be filed with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the stockholders of Parent. Nothing in this Section 6.2(c) shall limit the obligations of any party under Sections 6.2(a), 6.2(b) and 6.2(d).

(d) The parties shall notify each other promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Transactions and (ii)  copies of all orders of the SEC relating to the Proxy Statement or the Registration Statement.

6.3 Stockholders Meeting; Recommendations. Parent shall take, in accordance with the DGCL and its Organizational Documents, all actions reasonably necessary to mail the Proxy Statement to Parent’s stockholders and to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective for the purpose of securing the Parent Stockholder Approval. Unless a Parent Recommendation Change is effected in accordance with Section 6.1, the Proxy Statement shall (i) state that the Parent Board has unanimously (A) approved this Agreement and the Transactions; (B) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its stockholders; and (C) include the Parent Recommendation; and (ii) subject to the consent of the Parent Financial Advisor, which consent has been obtained, include the Parent Fairness Opinion. Unless a Parent Recommendation Change is effected in accordance with Section 6.1, Parent shall use its reasonable best efforts to solicit from stockholders of Parent votes in favor of the Parent Stockholder Approval. Notwithstanding any Parent Recommendation Change, this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting and nothing contained herein shall be deemed to relieve Parent of such obligation unless this Agreement has been validly terminated pursuant to the terms hereof. In addition to the foregoing, Parent shall not submit to the vote of its stockholders any Parent Alternative Proposal or other acquisition proposal other than the Transactions. Anything to the contrary contained in this Agreement notwithstanding, Parent may adjourn or postpone the Parent Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement that Parent has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law is provided to Parent’s stockholders, (ii) if, as of the time for which the meeting of Parent’s stockholders is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting or (iii) with the consent of the Company, to solicit additional proxies necessary to obtain the Parent Stockholder Approval; provided, however, that no adjournment may be to a date on or after three (3) Business Days prior to the End Date.

6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law, Parent will provide and will cause Parent’s Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”) to provide the Company and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of Parent and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of Parent and its Subsidiaries) as the Company may reasonably request (including for the purposes of conducting environmental due diligence). Subject to applicable Law, the Company will provide and will cause the Company’s Subsidiaries and its and their respective Representatives to provide Parent and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Company Entities (so long as such access does not unreasonably interfere with the operations of any Company Entities) as Parent may reasonably request (including for the purposes of planning the operation of New Parent after the Effective Time and conducting environmental due diligence). No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject such other party or any of its Subsidiaries to risk of liability. Notwithstanding anything to the contrary herein, no party shall be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other party or its Subsidiaries without the prior written consent of such other party, which may be granted or withheld in its sole discretion.

(b) With respect to any information disclosed pursuant to this Section 6.4 each of the Company and Parent shall comply with, and shall cause each of its Subsidiaries and their respective Representatives to comply with, all of its obligations under the mutual nondisclosure and confidentiality agreement, dated October 9, 2017, previously executed by the Company and Parent (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract, Law or order (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.5 Efforts to Consummate; Notification.

(a) Subject to the terms and conditions of this Agreement, each of the Company, Holdings and the Parent Parties will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including using reasonable best efforts to, and with regards to clauses (ii) and (iv), the Fund shall use its reasonable best efforts to, (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity by the End Date, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any investigations or Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Transactions or the consummation of the Transactions and (v) execute and deliver additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement.

(b) In furtherance and not in limitation of the foregoing, Parent, Holdings, the Fund and the Company shall (i) if at any time the parties determine that a filing is required under the HSR Act with respect to the Transactions by a party or any of its Affiliates, such party shall make or cause to be made any such filings as promptly reasonably as practicable thereafter, and in no event later than ten (10) Business Days after such determination, (ii) furnish to any other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other party of any communication between that party and the FTC, the DOJ or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the application of a Regulatory Law to any of the Transactions, (v) discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party to any other Person, relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with the Transactions, (vi) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Entity in respect of any filings, investigation or inquiry relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) furnish the other party promptly with copies of all correspondence and communications relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Transactions, and (viii) act in good faith and use reasonable best efforts to cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 6.5(b) notwithstanding, materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of Parent and its Subsidiaries or the Company Entities or as necessary to address reasonable privilege concerns. In furtherance and not in limitation of the foregoing, the Company, Holdings, the Fund and Parent agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other parties, not to be unreasonably withheld or delayed. From and after the Execution Date, the parties shall convene once every seven (7) days to undertake an assessment of whether any filings are required of any party under the HSR Act with respect to the Transactions (a “Filing Determination”); provided, that, once the date of the Parent Stockholder Meeting is set by Parent, the parties shall no longer be required to convene for a Filing Determination so long as the date of the then-most-recent Filing Determination is within fifty (50) days of the date of the Parent Stockholder Meeting.

(c) Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, the Fund, Holdings or any of their respective Affiliates (other than the Company and its Subsidiaries) to agree to (i) sell, divest, discontinue, hold separate or limit any assets, businesses or interests, (ii) terminate, modify, or create any ventures, (iii) terminate or modify any existing relationships, contractual rights or obligations, (iv) effectuate any other changes or restructurings, (v) create any contractual rights or obligations or firewalls, (vi) refrain from making any investment or acquisition, or (vii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; provided, that this Section  6.5(c) does not apply to the Company or its Subsidiaries.

6.6 Certain Notices. The Company and Parent shall each promptly advise the other party of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (b) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the Transactions that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

6.7 Public Announcements. The initial press release with respect to this Agreement and the Transactions shall be a release mutually agreed upon by the Company and Parent. Thereafter, the Company and Parent shall consult with each other and provide each other with the opportunity to review and comment upon any press release or other public statements with respect to the Transactions or this Agreement and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party and provide the other party with an opportunity to review and comment on the content of the proposed disclosure, which comments such party shall consider in good faith, acting reasonable, before issuing any such press release or making any such public announcement; provided, however, that (i) each of the Company and Parent may make press releases or public announcements concerning this Agreement or the Transactions that consist solely of information previously disclosed in previous press releases or announcements made by Parent and/or the Company in compliance with this Section 6.7 and (ii) Parent may make any public statements in response to questions by the press, analysts, investors or analysts or those participating in investor calls or industry conferences, so long as such statements consist solely of information previously disclosed in previous press releases, public disclosures or public statements made by Parent and/or the Company in compliance with this Section 6.7.

6.8 Indemnification of Directors and Officers.

(a) From and after the Effective Time, New Parent shall indemnify and hold harmless (and advance funds in respect of each), in the same manner as provided by the Company and Parent, as applicable, immediately prior to the Execution Date, each present and former director, officer and employee of the Company or Parent, or any of their respective Subsidiaries (in all of their capacities (collectively, the “Indemnified Parties”)), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions by directors or officers of Parent or its Subsidiaries in their capacities as such arising in connection with the Transactions), and shall provide advancement of expenses to the Indemnified Parties, in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the Execution Date by the Company pursuant to the Company’s Organizational Documents and indemnification agreements, if any, or by any one of the Company’s Subsidiaries pursuant to such Subsidiary’s Organizational Documents and indemnification agreements of any Subsidiary of the Company, if any, in existence on the Execution Date.

(b) New Parent agrees that, until the six (6) year anniversary date of the Effective Time, New Parent’s Organizational Documents shall contain provisions no less favorable with respect to indemnification of the current and former directors and officers of the Company or of Parent than are provided in the New Parent Certificate and the New Parent Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the expiration of the statutes of limitations applicable to such matters or unless such amendment, modification or repeal is required by applicable Law.

(c) For six (6) years after the Effective Time, New Parent shall maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Parent that provides coverage for acts or omissions occurring prior to the Effective Time covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the Execution Date; provided, however, that New Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by Parent for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, New Parent shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. New Parent’s obligations under this Section 6.8(c) may be satisfied by New Parent, or, with the approval (such approval not to be unreasonably withheld) of the Company, Parent, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers each person covered by the Company’s directors’ and officers’ insurance policy in effect on the Execution Date or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms that are no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the Execution Date. If such “tail” policy has been obtained by the Company prior to the Effective Time, New Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by New Parent.

(d) The provisions of this Section 6.8, are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. New Parent shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such Indemnified Party is not entitled to such indemnity.

(e) For a period of six (6) years after the Effective Time, if New Parent, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of New Parent honor the indemnification obligations set forth in this Section 6.8.

6.9 Employee Matters.

(a) For a period of one (1) year following the Closing Date, New Parent shall or shall cause its applicable Subsidiaries to provide employees of the Company or its Subsidiaries who are employed as of the Effective Time and who continue in the employ of New Parent or any of its Subsidiaries following the Closing Date ( the “Continuing Employees”) with the following for so long as they remain so employed compensation and benefits that are commensurate with the compensation and benefits provided to similarly situated employees of Parent.

(b) From and after the Closing, New Parent shall give each Continuing Employee full credit for all purposes under any employee benefit plans sponsored, maintained or contributed to by New Parent or any of its Affiliates for such Continuing Employee’s service with any Company Entity and with any predecessor employer to the same extent recognized prior to the Closing under a corresponding Company Benefit Plan; provided that the foregoing service recognition shall not apply (i) to the extent such credit would result in the duplication of benefits for the same period of service, (ii) for purposes of benefit accrual under any defined benefit pension plan or retiree welfare plan, or (iii) for purposes of any benefit plan that is frozen or provides grandfathered benefits.

(c) Between the date hereof and the Closing Date, if Parent advises the Company in writing at least ten (10) Business Days prior to the Closing Date that Parent desires to take assignment of any agreement on Section 6.9(c) of the Company Disclosure Letter (which agreements constitute the only Company Benefit Plans providing for any actual or contingent severance liability, other than the New Severance Arrangements (as defined below)), Holdings shall take all actions necessary to assign to the Company such agreement prior to the Effective Time, such that the Company shall be able to enforce the restrictive covenants thereunder (it being understood that such assignment shall in no manner result in the Company assuming any obligations in respect of Holdings’ incentive programs or in respect of any compensatory arrangements other than the potential severance payments referenced in such agreements). Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to adopt severance arrangements for employees of the Company that provide for potential severance obligations of the Company to such employees (the “New Severance Arrangements”), provided that in no event shall the potential costs (including payroll Taxes) of the New Severance Arrangements exceed $3,500,000 in the aggregate.

(d) Without limiting Section 11.6, nothing in this Agreement shall constitute an amendment to, or be construed as amending, any employee benefit plan sponsored, maintained or contributed to by any Person. The provisions of this Section 6.9 are for the sole benefit of the parties hereto and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee (or spouse or dependent thereof) of Parent, New Parent, the Company or any of their respective Subsidiaries, other than the parties hereto and their respective permitted successors and assigns), any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement shall give any employee or other service provider of Parent, New Parent, the Company or any of their respective Subsidiaries or any other Person any right to continued employment or service.

6.10 Section 16(b) Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any disposition of equity securities of Parent (including derivative securities with respect there) or acquisition of equity securities of New Parent (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or who will become subject to such reporting requirements with respect to New Parent to be exempt under Rule 16b-3 under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

6.11 Takeover Laws. If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Parent is or may become applicable to the Transactions, Parent and the Parent Board shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Parent’s Organizational Documents on such transactions.

6.12 Exchange Listing. Parent shall use its reasonable best efforts to cause the New Parent Common Stock to be issued to Holdings and Parent stockholders pursuant to the Mergers to be approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, prior to the Effective Time.

6.13 Tax Matters.

(a) Each of Parent, New Parent, the Company and Holdings (i) shall use its reasonable best efforts to cause the Mergers to together qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries and Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Mergers from together qualifying, as a transaction described in Section 351 of the Code and (ii) shall use its reasonable best efforts to cause the Parent Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Parent Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each of Parent, the Company and Holdings shall use its reasonable best efforts and shall cooperate with one another to obtain the opinions of counsel referred to in Sections 7.2(d) and 7.3(d). Such opinions shall be based, in part, on (i) a duly executed certificate substantially in the form attached hereto as Exhibit C1 (the “Company Tax Certificate”), (ii) a duly executed certificate substantially in the form attached hereto as Exhibit C2 (the “Holdings Tax Certificate”), (iii) a duly executed certificate substantially in the form attached hereto as Exhibit C3 (the “Parent 351 Tax Certificate”), (iv) a duly executed certificate substantially in the form attached hereto as Exhibit C4 (the “Parent 368 Tax Certificate”), and (v) a duly executed certificate substantially in the form attached hereto as Exhibit C5 (the “New Parent 368 Tax Certificate”), in each case, dated as of the Closing Date (and, if requested, dated as of the date on which the Registration Statement is declared effective by the SEC). Parent, New Parent, the Company and Holdings shall provide such other information as reasonably requested by each of Company Tax Counsel and Parent Tax Counsel for purposes of rendering the opinions described in Sections 7.2(d) and 7.3(d), as applicable. The Company (x) represents that it has been advised by Company Tax Counsel that, absent a relevant change in law prior to the Closing, the forms of tax certificates attached hereto as Exhibit C1, Exhibit C2, and Exhibit C3, if duly executed and delivered to Company Tax Counsel immediately prior to the Closing, would be sufficient to enable Company Tax Counsel to deliver the opinion referred to in Section 7.2(d) and (y) acknowledges and agrees that nothing contained in such forms of tax certificates, if duly executed and delivered to Company Tax Counsel immediately prior to the Closing, would cause the opinion referred to in Section 7.2(d) to fail to be reasonably satisfactory to the Company. Parent (x) represents that it has been advised by Parent Tax Counsel that, absent a relevant change in law prior to the Closing, the forms of tax certificates attached hereto as Exhibit C1, Exhibit C2, Exhibit C3, Exhibit C4 and Exhibit C5, if duly executed and delivered to Parent Tax Counsel immediately prior to the Closing, would be sufficient to enable Parent Tax Counsel to deliver the opinion referred to in Section 7.3(d) and (y) acknowledges and agrees that nothing contained in such forms of tax certificates, if duly executed and delivered to Parent Tax Counsel immediately prior to the Closing, would cause the opinion referred to in Section 7.3(d) to fail to be reasonably satisfactory to Parent.

(c) At Closing, Holdings shall deliver to Parent a certification of non-foreign status duly executed by Holdings substantially in the form of the applicable sample certification set forth in Treasury Regulations Section  1.1445-2(b)(2)(iv), to the effect that Holdings is not a foreign person.

6.14 Financing Cooperation.

(a) The Company shall, and shall cause the Company’s Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide to Parent all customary cooperation reasonably requested by Parent in connection with (x) any equity capital markets financing of Parent, and/or (y) in connection with any amendments to, or consent solicitations or exchange offers with respect to, Parent’s or the Company’s existing Indebtedness (any such transaction described in clause (x) or (y), a “Financing”); provided, however, that anything in this Section 6.14 to the contrary notwithstanding, (1) in no event shall the “reasonable best efforts” of the Company, its Subsidiaries or Company Representatives be deemed or construed to require such Persons to, and such Persons shall not be required, to provide such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of the Company’s Subsidiaries, (2) neither the Company’s board of directors nor any of the Company’s Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) prior to the Effective Time, and (3) neither the Company nor any of the Company’s Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing) (other than customary representation letters and authorization letters) that is not contingent on the Effective Time.

(b) The Company hereby consents to the use of its and the Company’s Subsidiaries’ logos in connection with the Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company’s Subsidiaries or the reputation or goodwill of the Company or any of the Company’s Subsidiaries.

(c) Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company’s Subsidiaries in connection with such cooperation contemplated by this Section 6.14. Parent shall indemnify and hold harmless the Company, the Company’s Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 6.14) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company’s Subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Section 6.14 by the Company, any of the Company’s Subsidiaries or the Company Representatives.

6.15 Treatment of Certain Indebtedness. The Company shall, and shall cause each of its Subsidiaries to, after the receipt of a request from Parent to do so, deliver lien terminations and instruments of discharge (including a customary payoff letter) with respect to the Existing Company Credit Agreement to be delivered at the Closing and give any other notices requested by Parent in order to facilitate repayment of the Existing Company Credit Agreement. In addition, the Company will use reasonable best efforts to assist Parent, at Parent’s request, in facilitating the termination, amendment, or assumption of any Derivative Transactions of the Company or any Subsidiary thereof in connection with the consummation of the Transactions.

6.16 Stockholder Litigation. Each party shall promptly notify the other party in writing of any litigation related to this Agreement, the Mergers or the other Transactions that is brought against such party, its

Subsidiaries and/or any of their respective directors and shall keep the other party informed on a reasonably current basis with respect to the status thereof. Parent shall give (i) the Company the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, (ii) afford the Company a reasonable opportunity to review and comment on filings and responses related thereto, which comments Parent shall consider and implement in good faith, acting reasonably and (iii) keep the Company apprised of, and consult with the Company with respect to, proposed strategy and any significant decisions related thereto, and Parent shall not settle or offer to settle any such litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

6.17 Parent Covenants. Parent shall use its reasonable best efforts to perform and comply with its obligations under, to enforce its rights under, and to consummate or complete the transactions and matters contemplated by the Section 6.17 Agreements.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Transactions are subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(b) Approvals. Any waiting periods applicable to the Transactions under the HSR Act shall have been terminated or expired.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or order (whether temporary, preliminary or permanent) that enjoins or otherwise prohibits or makes illegal the consummation of any of the Transactions.

(d) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and be in effect and no Proceeding for that purpose shall be pending.

(e) Exchange Listing. The New Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.2 Additional Conditions to the Company’s Obligations. The obligations of the Company to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent Parties (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Parent Material Adverse Effect; (ii) in Section 3.5 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 3.1 (first sentence only), 3.2, 3.3(a), 3.19, 3.21 and 3.22 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Section 3.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

(b) Agreements and Covenants. The Parent Parties shall have performed, or complied with, in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c) Compliance Certificate. The Company shall have received a certificate signed by a senior executive officer of Parent dated the Closing Date confirming that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion from Vinson & Elkins LLP or KPMG LLP (“Company Tax Counsel”), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers should together qualify as a transaction described in Section 351 of the Code. In rendering the opinion described in this Section 6.2(d), Company Tax Counsel may rely upon the Company Tax Certificate, the Holdings Tax Certificate, the Parent 351 Tax Certificate, and such other information requested by and provided to it by the Company, Holdings, New Parent and/or Parent for purposes of rendering such opinion.

(e) Stockholders Agreement. New Parent shall have delivered to the Company a duly executed copy of the Stockholders Agreement.

7.3 Additional Conditions to Parent’s Obligations. The obligations of Parent to effect the Transactions are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) in this Agreement (other than those described in clauses (ii), (iii) and (iv) below) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except where the aggregate failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have a Company Material Adverse Effect; (ii) in Section 4.5 shall be true and correct in all respects as of the Execution Date and as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date) other than in de minimis respects; (iii) in Sections 4.1 (first sentence only), 4.2, 4.3(a), 4.19 and 4.20 shall be true and correct in all material respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date; and (iv) in Sections 4.8(c) shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though remade on the Closing Date.

(b) Agreements and Covenants. The Company shall have performed, or complied with, in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c) Compliance Certificate. Parent shall have received a certificate signed by a senior executive of the Company dated the Closing Date confirming that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. Parent shall have received a written opinion from Wachtell, Lipton, Rosen & Katz (“Parent Tax Counsel”), in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Mergers should together qualify as a transaction described in Section 351 of the Code and/or the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Parent Tax Counsel may rely upon the Company Tax Certificate, the Holdings Tax Certificate, the Parent 351 Tax Certificate, the New Parent 368 Tax Certificate, the Parent 368 Tax Certificate, and such other information requested by and provided to it by the Company, Holdings, New Parent and/or Parent for purposes of rendering such opinion.

(e) Stockholders Agreement. Holdings and the Fund shall have delivered to Parent duly executed copies of the Stockholders Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after the receipt of the Parent Stockholder Approval:

(a) by mutual written consent of the Company and Parent in each case duly authorized by their respective boards of directors;

(b) by either the Company or Parent:

(i) if any Governmental Entity of competent jurisdiction shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) has fulfilled its obligations under Section 6.5; or

(ii) if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on June 4, 2018 (such date the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Transactions to occur on or before the End Date;

(c) by Parent if any of the representations or warranties of the Company was or becomes inaccurate or any breach or breaches by the Company of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.3(a) or 7.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or (B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to the Company by Parent; provided, however, that Parent shall not have the foregoing right to terminate if, at the time of such termination, Parent is in material breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 7.2(a) or 7.2(b) not being satisfied;

(d) by the Company if any of the representations or warranties of Parent was or becomes inaccurate or any breach or breaches by Parent of any covenant or other agreement of the parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.2(a) or 7.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (A) the Business Day prior to the End Date or

(B) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Parent by the Company; provided, however, that the Company shall not have the foregoing right to terminate if, at the time of such termination, the Company is in material breach of any of its representations, warranties and covenants contained herein such as would result in any of the closing conditions set forth in Section 7.3(a) or 7.3(b) not being satisfied;

(e) by either the Company or Parent if the Parent Stockholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(f) by Parent prior to receipt of the Parent Shareholder Approval in order to concurrently enter into a definitive agreement relating to a Parent Superior Proposal if Parent has complied with Section 6.1(d) and subject to compliance with Section 8.3(a); or

(g) by the Company if

(i) a Parent Recommendation Change has occurred (whether or not permitted by Section 6.1); or

(ii) a Parent Entity or its Representative shall have committed a material Willful Breach of its obligations under Section 6.1, other than in the case where (A) such material Willful Breach is a result of an isolated action by a Representative of Parent (other than any officer, director or employee of any Parent Entity) and (B) Parent promptly remedied such material Willful Breach upon discovery thereof by Parent or any officer, director or employee of any Parent Entity.

8.2 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.1 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party, except for this Section 8.2, the first sentence of Section 6.4(b), Section 8.3, Section 8.4, and Article XI, which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of fraud or Willful Breach of this Agreement.

8.3 Termination Fee.

(a) If this Agreement is terminated by the Company pursuant to (i) Section 8.1(g) or (ii) Section 8.1(d) due to a Willful Breach of Section 6.3, Parent will pay to the Company the Termination Fee no later than two Business Days after the termination of this Agreement.

(b) If this Agreement is terminated by (i)(x) either the Company or Parent pursuant to Section 8.1(e) or (y) the Company pursuant to Section 8.1(d) and (ii) a Parent Alternative Proposal is publicly proposed or publicly disclosed and not publicly withdrawn at least three (3) business days prior to the date of the Parent Stockholder Meeting in the case of termination pursuant to Section 8.1(e) or a Parent Alternative Proposal shall have become known to the Parent Board in the case of a termination pursuant to Section 8.1(d), and (iii) Parent enters into a definitive agreement with respect to, or consummates, a Parent Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Parent will pay to the Company the Termination Fee (net of any Company Expenses previously paid) upon the occurrence of the earlier of such events. For purposes of clause (iii) of this Section 8.3(b), any reference in the definition of Parent Alternative Proposal to “15%” shall be deemed to be a reference to “50%.”

(c) If the Company or Parent terminates this Agreement pursuant to Section 8.1(e), then Parent shall pay the Company the Company Expenses no later than two Business Days after notice of termination of this Agreement.

(d) If this Agreement is terminated by Parent pursuant to Section 8.1(f) (Parent Superior Proposal), Parent will pay to the Company the Termination Fee prior to or contemporaneously with the termination of this Agreement.

(e) Any payment of the Termination Fee or the Company Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(f) Each of the parties acknowledges that the provisions of this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.3 and if the Company commences a suit that results in a judgment against Parent for the amount set forth in this Section 8.3 or a portion thereof, Parent shall pay the Company (i) all fees, costs and expenses of enforcement (including attorneys’ fees as well as expenses incurred in connection with any such action) and (ii) interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The amounts payable by Parent pursuant to Section 8.3(a) constitute liquidated damages and not a penalty, and, other than in the case of fraud or Willful Breach, shall be, together with any amounts payable pursuant to this Section 8.3(f), the sole monetary remedy for the Company in the event of a termination of this Agreement where the Termination Fee is payable by Parent and the Termination Fee is actually paid to the Company.

(g) As used herein, “Termination Fee” means a cash amount equal to $22,500,000.

(h) As used herein, “Company Expenses” means a cash amount equal to $4,000,000 to be paid in respect of the Company’s costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

(i) In no event shall the Company be entitled to payment of the Termination Fee and payment of Company Expenses more than once each in connection with this Agreement.

8.4 Expenses and Other Payments. Except as otherwise provided in this Agreement, including in this Section 8.4, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated, except with respect to (i) costs and expenses of printing and mailing the Proxy Statement, (ii) all filing and other fees paid to the SEC in connection with the Transactions and (iii) all fees paid in respect of any filing under the HSR Act or other Regulatory Law (which shall include any such fees payable by the ultimate parent entity of the Company with respect to the Mergers), which in each case shall be borne equally by Parent and the Company.

ARTICLE IX

DEFINITIONS

9.1 Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as it may be amended from time to time.

“Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, retirement, pension, vacation, fringe benefits, supplemental benefits or other employee benefits.

“Business” means the business of exploring and developing oil and gas reserves from the Denver-Julesburg Basin as owned, operated or conducted directly or indirectly by the Company and/or any Affiliate of the Controlling Member that is managed by the management team of Holdings and/or the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Denver in the United States of America.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble hereto.

“Company Benefit Plans” means each Benefit Plan sponsored, maintained or contributed to by the Company or its Subsidiaries for the benefit of current or former employees of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

“Company Board” has the meaning set forth in the recitals.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Entities” means the Company and its Subsidiaries, with each such entity a “Company Entity.”

“Company Financial Statements” means (i) the unaudited consolidated balance sheets of the Company Entities as of December 31, 2015 and 2016 and the unaudited consolidated statement of operations, members’ equity and cash flows of the Company for the years ended December 31, 2015 and 2016, and the related notes thereto and (ii) the unaudited consolidated balance sheets of the Company Entities as of September 30, 2017 and the unaudited consolidated statement of operations, members’ equity and cash flows of the Company for the nine (9) months ended September 30, 2017.

“Company Insurance Policies” has the meaning set forth in Section 4.17.

“Company LLC Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of January 22, 2015.

“Company LLC Interest” means the Units in the Company, as such term is defined in the Company LLC Agreement.

“Company Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition, assets or results of operations of the Company Entities, taken as a whole; provided, that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodities prices or for the Company’s raw material inputs and end products; (iii) any change in actual or relative commodity prices or any other change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any change resulting from compliance by the Company with the terms of this Agreement; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) the failure to meet any projections, guidance, budgets, forecasts or estimates, provided that, in the case of this clause (ix) the underlying causes may be considered; except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Company Entities, taken as a whole, are disproportionately affected by such Event(s), relative to other similarly sized and situated companies in the oil and gas exploration and production industry, and then only to the extent of such disproportion.

“Company Material Contracts” has the meaning set forth in Section 4.12(b).

“Company Related Person” has the meaning set forth in Section 4.19.

“Company Reserve Engineer” has the meaning set forth in Section 4.9(b)(i).

“Company Reserve Reports” has the meaning set forth in Section 4.9(b)(i).

“Company Tax Certificate” has the meaning set forth in Section 6.13(b).

“Company Tax Counsel” has the meaning set forth in Section 7.2(d).

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Contract” means any agreement, contract, lease, license, note, evidence of Indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement; provided, however, Oil and Gas Leases shall not constitute a “Contract”.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“D&O Insurance” means the directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe Events, weather-related Events, credit-related Events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“DOJ” has the meaning set forth in Section 6.5(b).

“Effective Time” has the meaning set forth in Section 1.1(a)(ii).

“Encumbrances” means liens, pledges, charges, hypothecations, mortgages, deeds of trust, security interests or similar burdens or encumbrances.

“End Date” has the meaning set forth in Section 8.1(b)(ii).

“Environmental Laws” means all Laws issued, promulgated or entered into, by or with any Governmental Entity, relating to Hazardous Substances, natural resources, protection of the environment, or occupational health or workplace safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event” means any event, change, development, effect, condition, circumstance, occurrence or state of facts, or any combination of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the preamble hereto.

“Existing Company Credit Agreement” means that certain Credit Agreement, dated as of November 18, 2016, among Fifth Creek Energy Operating Company, LLC, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and an Issuing Bank, and Lender Party, BMO Capital Markets Corp. as Joint Lead Arrangers and Joint Bookrunners with JPMorgan Chase Bank, N.A., and BMO Harris Bank N.A., as Syndication Agent for the Lenders.

“Existing Parent Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of March 16, 2010, by among Bill Barrett Corporation, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified.

“Existing Parent Notes Indentures” means that certain (i) Indenture, dated as of July 8, 2009, and among Parent, the Guarantors from time to time party thereto, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or modified prior to the Execution Date, including by that certain Fourth Supplemental Indenture, dated as of March 12, 2012, and (ii) Indenture, dated as of April 28, 2017, among Parent, the Guarantors from time to time party thereto, and Deutsche Bank Trust Company Americas, as trustee, as amended, supplemented or modified prior to the Execution Date.

“Financing” has the meaning set forth in Section 6.14(a).

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-Governmental Entity of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Holdings Tax Certificate” has the meaning set forth in Section 6.13(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a party means the actual knowledge of (a) the persons listed in Section 9.1(a) of the Parent Disclosure Letter with respect to Parent or its Subsidiaries, or (b) the persons listed in Section 9.1(a) of the Company Disclosure Letter with respect to any Company Entity.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Mergers” has the meaning set forth in the recitals hereto.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Parent” has the meaning set forth in the preamble hereto.

“New Parent 368 Tax Certificate” has the meaning set forth in Section 6.13(b).

“New Parent Board” has the meaning set forth in the recitals.

“New Parent Bylaws” has the meaning set forth in Section 1.3(a).

“New Parent Certificate” has the meaning set forth in Section 1.3(a).

“New Parent Common Stock” means the common stock, par value $0.001 per share, of New Parent.

“New Parent Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“New Parent RSU Award” has the meaning set forth in Section 2.5(c).

“New Parent Stock Option” has the meaning set forth in Section 2.5(a).

“NYSE” has the meaning set forth in Section 6.12.

“Oil and Gas Contracts” of any Person means any of the following Contracts to which such Person or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” of any Person means all leases, prescriptive rights, subleases, licenses or other occupancy or similar agreements under which such Person or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including fee mineral interests, minerals in place, Oil and Gas Leases, working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, non-participating royalty interests, executive interests, reversionary interests and other non-working interests and non-operating interests in and to Hydrocarbons in place or produced Hydrocarbons; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the interests in the units or communitized acreage with which the Oil and Gas Leases may have been pooled, communitized or unitized; (d) all Oil and Gas Contracts; (e) all surface interests, fee interests, reversionary interests, reservations and concessions; (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby which accrue or are attributable to the interest of the holder thereof; (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby which accrue or are attributable to the interest of the holder thereof.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Parent” has the meaning set forth in the preamble hereto.

“Parent 351 Tax Certificate” has the meaning set forth in Section 6.13(b).

“Parent 368 Tax Certificate” has the meaning set forth in Section 6.13(b).

“Parent Alternative Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Company or any Company Subsidiary) involving: (a) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Parent or any if its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for 15% or more of Parent’s and its Subsidiaries consolidated assets or generated 15% or more of Parent’s and its Subsidiaries’ revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve (12) months, or any license, lease or long-term supply agreement having a similar economic effect, (b) other than except as set forth on Section 9.1(c) of the Parent Disclosure Letter, any direct or indirect acquisition of beneficial ownership or control of any securities of Parent after which any Person or group would beneficially own or control securities representing 15% or more of the total voting power of any class of Parent securities (or that are exchangeable for or convertible into voting securities having such voting power) or any tender or exchange offer that if consummated would result in any Person or group beneficially owning or controlling 15% or more of the total voting power of any class of Parent securities, (c) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries whose assets, taken together constitute 15% or more of Parent’s consolidated assets based on fair market value.

“Parent Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Parent or its Subsidiaries for the benefit of current or former employees of Parent or its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Board” has the meaning set forth in the recitals.

“Parent Book-Entry Shares” has the meaning set forth in Section 2.1(a)(i).

“Parent Certificate of Merger” has the meaning set forth in Section 1.1(a)(ii).

“Parent Certificates” has the meaning set forth in Section 2.1(a)(i).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Disclosure Letter” has the meaning set forth in Article III.

“Parent Entities” means Parent, New Parent and all of their respective Subsidiaries, with each such entity, a “Parent Entity.”

“Parent Equity Awards” means, collectively, the Parent Stock Options, the Parent Restricted Stock Awards, and the Parent Performance Unit Awards.

“Parent Exchange Ratio” means one.

“Parent Fairness Opinion” means the opinion of the Parent Financial Advisor dated the date of this Agreement and addressed to the Parent Board, to the effect that, as of the date of such opinion the Rio Grande Merger Consideration to be paid pursuant to this Agreement is fair, from a financial point of view, to Parent.

“Parent Financial Advisor” has the meaning set forth in Section 3.22.

“Parent Financial Statements” has the meaning set forth in Section 3.7(b).

“Parent Insurance Policies” has the meaning set forth in Section 3.17.

“Parent Intervening Event” means any Event that did not result from any breach of this Agreement, and that was not known or reasonably foreseeable by the Parent Board as of the date of this Agreement, which Event becomes known (or the unforeseen magnitude or material consequences thereof become known) to or by the Parent Board prior to obtaining Parent Stockholder Approval; provided, however, that none of the following shall constitute, or be taken into account in determining the existence of, a Parent Intervening Event: (i) the receipt, existence or terms of an actual or possible Parent Alternative Proposal or Parent Superior Proposal or any proposal, offer, inquiry or request for information or request for negotiations or discussions that could reasonably be expected to lead to any Parent Alternative Proposal; (ii) any event, fact, circumstance, development or occurrence relating to the Company or any of its affiliates that does not amount to a Company Material Adverse Effect, (iii) any change, in and of itself, in the price or trading volume of shares of Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Intervening Event, to the extent otherwise permitted by this definition), (iv) the consequences of the announcement of this Agreement or (v) any actions required to be taken (or required to be refrained from being taken) by the Parent Entities under this Agreement.

“Parent Material Adverse Effect” means any Event that has a material adverse effect on the business, financial condition, assets or results of operations of the Parent Entities, taken as a whole; provided, that any effect to the extent resulting from any of the following Events shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred: (i) any change in general economic, political, business or other capital market conditions (including prevailing interest rates and any effects on the economy arising as a result of acts of terrorism); (ii) any change or developments in prices for oil, natural gas or other commodities prices or for Parent’s raw material inputs and end products; (iii) any change in actual or relative commodity prices or any other change affecting the oil and gas exploration and production industry generally; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date; (v) any change resulting from the announcement of this Agreement or the announcement of the Transactions; (vi) any change resulting from compliance by Parent with the terms of this Agreement; (vii) any hurricane, tornado, flood, earthquake or other force majeure event or other natural disaster; (viii) any act of war (whether or not declared), armed hostilities or terrorism; or (ix) (1) a decline in the trading price or trading volume of the Parent Common Stock, (2) any ratings downgrade or change in ratings outlook for the Parent or any of its Subsidiaries, or (3) the failure to meet any projections, guidance, budgets, forecasts or estimates, provided, in the case of any of (1), (2) or (3) of this clause (ix), the underlying causes may be considered; except, in the case of each of clause (i), (ii), (iii), (vii) or (viii) to the extent the Parent Entities, taken as a whole, are disproportionately affected by such Event(s) relative to other similarly sized and situated companies in the oil and gas exploration and production industry, and then only to the extent of such disproportion.

“Parent Material Contracts” has the meaning set forth in Section 3.12(b).

“Parent Merger” has the meaning set forth in the recitals.

“Parent Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Parent Merger Sub” has the meaning set forth in the preamble hereto.

“Parent Parties” has the meaning set forth in the preamble hereto.

“Parent Performance Unit Award” has the meaning set forth in Section 2.5(c).

“Parent Preferred Stock” has the meaning set forth in Section 3.5(a).

“Parent Recommendation” has the meaning set forth in Section 3.2(a).

“Parent Recommendation Change” has the meaning set forth in Section 6.1(b).

“Parent Recommendation Change Notice” has the meaning set forth in Section 6.1(d)(iii).

“Parent Related Person” has the meaning set forth in Section 3.20.

“Parent Reserve Report” means the reserve reports prepared by Netherland, Sewell & Associates, Inc. relating to the Parent interests referred to therein as of December 31, 2016.

“Parent Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“Parent SEC Documents” has the meaning set forth in Section 3.7(a).

“Parent Stock Option” has the meaning set forth in Section 2.5.

“Parent Stockholder Approval” has the meaning set forth in Section 3.18.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.3.

“Parent Superior Proposal” means a bona fide written Parent Alternative Proposal made after the date of this Agreement that is not withdrawn, that in the reasonable good faith determination of the Parent Board, after consultation with its outside legal counsel and financial advisors, is more favorable to Parent’s stockholders from a financial point of view than the Transactions, taking into account the likelihood of consummation and the likely timing of consummation and, to the extent applicable, the legal, financial, regulatory, timing and other aspects of such proposal and this Agreement that the Parent Board considers relevant; provided that for purposes of the definition of “Parent Superior Proposal,” the references to “15%” in the definition of Parent Alternative Proposal” shall be deemed to be references to “75%”.

“Parent Surviving Corporation” has the meaning set forth in Section 1.1(a)(i).

“Parent Tax Counsel” has the meaning set forth in Section 7.3(d).

“Payoff Letter” has the meaning set forth in Section 6.14.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves (based on good faith estimates of management) have been established in accordance with GAAP, (b) mechanics’, vendors’, materialmens’, carriers’, workers’, landlords’, repairers’, warehousemen’s, construction and similar statutory Encumbrances arising or incurred in the ordinary course of business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith at appropriate Proceedings or for which adequate accruals or reserves (based on good faith estimates of management) have been established, (c) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, entitlement, building and other land use regulations, (d) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) Encumbrances relating to intercompany borrowings among such Person and its wholly owned Subsidiaries, (e) lessors’ royalties, overriding royalties, and division orders and sales contracts covering Hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, (f) all other liens, charges, Encumbrances, contracts, agreements, instruments, obligations, defects and irregularities (including liens of operators relating to obligations not yet due or pursuant to which such Person is not in default) that would not, individually or in the aggregate, be reasonably likely to reduce the net revenue interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, or would not, individually or in the aggregate, be reasonably likely to prevent the production or receipt of proceeds of production therefrom, or would not, individually or in the aggregate, be reasonably likely to not increase the share of costs above the working interest set forth in Section 9.1(b) of the Company Disclosure Letter or Section 9.1(b) of the Parent Disclosure Letter, or which would not, individually or in the aggregate, be reasonably likely to impair the value, occupancy, use or development of any properties or the production of hydrocarbons therefrom, (j) other Encumbrances that would not, individually or in the aggregate, be reasonably likely to, materially impair the present or intended use, value, occupancy, or development of any properties or the production of hydrocarbons therefrom or (m) Encumbrances securing Indebtedness of Parent or the Company or their respective Subsidiaries, to the extent the terms of such Indebtedness require the incurrence of such Encumbrances.

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Proceeding” means any actions, suits, claims, hearings, inquiries, examinations, investigations or other proceedings.

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Entities.

“Proxy Statement” has the meaning set forth in Section 6.2(a).

“Registration Statement” has the meaning set forth in Section 6.2(a).

“Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” has the meaning set forth in Section 6.4(a).

“Rio Grande Certificate of Merger” has the meaning set forth in Section 1.1(b)(ii).

“Rio Grande Merger” has the meaning set forth in the recitals.

“Rio Grande Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Rio Grande Merger Sub” has the meaning set forth in the preamble hereto.

“Rio Grande Surviving Company” has the meaning set forth in Section 1.1(b)(i).

“SEC” means the United States Securities and Exchange Commission.

“Section 6.17 Agreements” means the items set forth in Section 9.1(d) of the Parent Disclosure Letter.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” has the meaning set forth in Section 1.5.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (a) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Takeover Laws” has the meaning set forth in Section 3.18.

“Tax” means any and all taxes, duties, levies or other similar governmental assessments of any kind, including income, gross receipts, branch profits, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax and any other tax of any kind whatsoever, imposed by any Governmental Entity, including any interest, penalty or addition to tax imposed with respect thereto.

“Tax Returns” means any return, report, statement, claim for refund, or information return filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.3(g).

“Transaction Agreements” means this Agreement, the Confidentiality Agreement and each agreement and certificate required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” has the meaning set forth in the recitals.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“WARN Act” has the meaning set forth in Section 3.16(h).

“Willful Breach” means a breach that is the consequence of an act by the breaching party or the failure by the breaching party to take an act it is required to take under this Agreement where such breaching party knew that the taking of or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

ARTICLE X

SURVIVAL

10.1 Non-Survival of Representations and Warranties. Except for this Article X, Section 6.8 (Indemnification of Directors and Officers) and Section 6.9 (Employee Matters), none of the representations, warranties, covenants or other agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 8.2, the termination of this Agreement. For the avoidance of doubt, this Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when received when sent by email by the party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one other methods described in this Section 11.1(a) or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 11.1(a); or (c) when delivered by a national courier (with confirmation of delivery), in each case addressed as follows:

Notices to the Company (prior to the Transactions):

Fifth Creek Energy Operating Company, LLC

5251 DTC Parkway, Suite 420

Greenwood Village, Colorado 80111

Email: mstarzer@fifthcreekenergy.com

Attention: Michael R. Starzer

And copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Jeffery B. Floyd

Douglas E. McWilliams

Shamus M. Crosby

Email:	jfloyd@velaw.com

dmcwilliams@velaw.com

scrosby@velaw.com

Notices to Holdings or the Fund:

NGP Natural Resources XI, L.P.

5221 N. O’Connor Blvd., 11th Floor

Irving, Texas 75039

Email: jzlotky@ngptrs.com

Attention: jzlotky@ngptrs.com

And copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention:	Jeffery B. Floyd
Douglas E. McWilliams
Shamus M. Crosby
Email:	jfloyd@velaw.com

 dmcwilliams@velaw.com

 scrosby@velaw.com

Notices to Parent, New Parent and the Company (after the Transactions):

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

Attention:	William M. Crawford
Kenneth A. Wonstolen
Email:	bcrawford@billbarrettcorp.com
kwonstolen@billbarrettcorp.com

And a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone:	(212) 403-1000
Email:	MGordon@wlrk.com
Attention:	Mark Gordon

11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

11.3 Entire Agreement. This Agreement, the exhibits hereto, the Parent Disclosure Letter, the Company Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempted or purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

11.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties hereunder, (b) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other of any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder. No agreement on the part of a party hereto to any extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

11.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, claim, action or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) the rights of any Indemnified Parties solely pursuant to Section 6.8 (which shall not arise unless and until the Effective Time shall occur) and (b) the rights of Holdings to receive the Rio Grande Merger Consideration (which shall not arise unless and until the Effective Time shall occur).

11.7 Interpretation.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, a Schedule to or an Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Unless the context otherwise requires, as used in this Agreement, (i) words defined in the singular have the parallel meaning in the plural and vice versa, (ii) words of one gender shall be construed to apply to each gender, (iii) the term “party” refers to a party to this Agreement and the term “parties” refers to all the parties to this Agreement; provided, that, for the avoidance of doubt, the Fund shall be deemed a party solely for purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b), and 6.5(c) and Holdings shall be deemed a party solely for purposes of Sections 4.15(k), 6.5, 6.9(c) and 6.13 and (iv) a reference to any Person includes such Person’s successors and permitted assigns.

(e) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.

(f) The phrase “made available” with respect to documents shall be deemed to include any documents included and available to Parent and its Representatives or the Company and its Representatives, as applicable, in the applicable virtual data rooms hosted by Merrill Corporation or Box, Inc., respectively in connection with the Transactions on or prior to 5:00 p.m. Houston, Texas time on December 4, 2017. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

11.8 Governing Law and Venue; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or if any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8(c).

11.9 Disclosure Letters. The Parent Disclosure Letter, the Company Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. The statements in the Parent Disclosure Letter and the Company Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Parent Disclosure Letter or the Company Disclosure Letter, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the Parent Disclosure Letter and the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business and (iii)  shall not constitute, or be deemed to be, an admission to any third party concerning such item.

11.10 Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. Each party agrees that, in the event of any breach or threatened breach by any other party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.4) to seek and obtain a decree or order of specific performance to enforce the observance and performance of such provisions, and an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of any injunctive relief on the basis that an adequate remedy at law may exist.

11.11 Facsimiles; Counterparts. This Agreement may be executed by facsimile signatures or by electronic image scan transmission in .pdf format by any party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

11.12 Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the parties whether before or after approval of the Mergers or the other Transactions; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by stockholders or members without such further approval.

11.13 Representation by Counsel. Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Therefore, the parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each party covenants, agrees and acknowledges that no recourse under this Agreement, any other Transaction Agreement or any documents or instruments delivered in connection with this Agreement or any other Transaction Agreement shall be had against any party’s Affiliates or any of such party’s or such parties’ Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party,” and collectively, the “Related Parties”), in each case, other than the parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any other Transaction Agreement, the applicable parties thereto and each of their respective successor and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BILL BARRETT CORPORATION

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

RED RIDER HOLDCO, INC.

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

RIO MERGER SUB, LLC

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	Authorized Person

RIDER MERGER SUB, INC.

By:	/s/ R. Scot Woodall
	Name:	R. Scot Woodall
	Title:	CEO and President

FIFTH CREEK ENERGY OPERATING COMPANY, LLC

By:	/s/ Michael R. Starzer
	Name:	Michael R. Starzer
	Title:	President, Chief Executive Officer and Secretary

FIFTH CREEK ENERGY COMPANY, LLC, solely for the purposes of Sections 4.15(k), 6.5, 6.9(c), and 6.13

By:	/s/ Michael R. Starzer
	Name:	Michael R. Starzer
	Title:	Authorized Person

NGP NATURAL RESOURCES XI, L.P., solely for the purposes of Sections 6.5(a)(ii), 6.5(a)(iv), 6.5(b) and 6.5(c)

By:	G.F.W. Energy XI, L.P., its general partner

By:	GFW XI, L.L.C., its general partner

By:	/s/ Tony R. Weber
	Name:	Tony R. Weber
	Title:	Authorized Person

Annex B

FORM OF

STOCKHOLDERS AGREEMENT

OF

[                ]

Dated as of [—], 2018

B-i

Page
5.12	Specific Performance	B-25
5.13	No Third-Party Beneficiaries	B-25
5.14	Notices	B-25

Exhibits

Exhibit A	Initial Board Representatives
Exhibit B	Company Competitors

B-ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of [—], 2018 (as it may be amended from time to time, this “Agreement”), is made by and among [                ], a Delaware corporation (the “Company”), [Rio Grande Energy Company, LLC], a Delaware limited liability company (the “Investor”) and solely for the purposes of Section 2.2, the [Controlling Member] (the “Fund”).

R E C I T A L S

WHEREAS, the Company, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company, Bill Barrett Corporation, a Delaware corporation, Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Company and Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company have entered into that certain Agreement and Plan of Merger dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Parent and Rio Grande will become wholly owned subsidiaries of the Company in connection with the consummation of the mergers (the “Mergers”) contemplated by the Merger Agreement;

WHEREAS, on the Closing Date, the Investor will receive shares of common stock, par value $[0.001] per share, of the Company (“Company Common Stock”) in accordance with the terms of the Merger Agreement (the shares of Company Common Stock received by the Investor on the Closing Date, the “Shares”) representing, in the aggregate, approximately [—]% of the outstanding shares of Company Common Stock, after giving effect to the issuance of such Shares; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Investor’s ownership of the Shares and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GOVERNANCE MATTERS

1.1 Board Composition; Representation.

(a) At the Effective Time, the Company will cause the Board Representatives and Non-Investor Directors listed in Exhibit A hereto to be appointed to the Board of Directors of the Company (the “Board”). Following the Effective Time until the Board Designation Expiration Date, the Company shall take any and all necessary action to cause the Board to be comprised of no more than a total of eleven authorized directorships, and, without Company Non-Affiliate Approval, not less than eleven authorized directorships, and in no event shall the total number of authorized directorships be less than the number that is one more than two times the Investor Director Number at such time; provided, however, that the Company, at the direction of the Investor, shall be required to increase the size of the Board if required in order to permit the number of Board Representatives entitled to be designated by the Investor pursuant to this Section 1.1 to be included on the Board.

(b) From and after the date of the Closing until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board will be as follows:

(i) In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), the Investor shall have the right to designate for nomination a number of Board Representatives as follows: (A) for so long as the Investor Percentage Interest is greater than or equal to 40% (provided that for the period ending on the six-month anniversary of the Closing Date such percentage shall be 35%) of all of the outstanding shares of Company Common Stock, five (5) Board Representatives; provided, that at least two (2) of such Board Representatives must be Independent Directors; (B) for so long as the Investor Percentage Interest is less than 40% (provided that for the period ending on the six-month anniversary of the Closing Date such percentage shall be 35%) but greater than or equal to 30%, four (4) Board Representatives; provided, that at least one (1) of such Board Representatives must be an Independent Director; (C) for so long as the Investor Percentage Interest is less than 30% but greater than or equal to 20%, two (2) Board Representatives; (D) for so long as the Investor Percentage Interest is less than 20% but greater than or equal to 10%, one (1) Board Representative; and (E) if the Investor Percentage Interest is less than 10%, no Board Representatives.

(ii) The Investor shall give written notice to the Governance Committee (as defined below) of each such Board Representative no later than the date that is sixty (60) days before the first anniversary of the date that the Company’s annual proxy for the prior year was first mailed to the Company’s stockholders and the Investor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company, at such times as the Company may reasonably request in order to ensure compliance with the Exchange Rules and the applicable securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Board Representative(s) (the “Required Information”); provided, however, that if the Investor fails to give such notice or the Required Information in a timely manner, then the Investor shall be deemed to have nominated the incumbent Board Representative or Board Representatives, as applicable, in a timely manner; provided, further, that if the number of incumbent Board Representatives is less than the number of Board Representatives the Investor is entitled to designate pursuant to Section 1.1(b)(i), the Company and the Investor shall use their respective reasonable best efforts to mutually agree on the Board Representative or Board Representatives, as applicable, for such Election Meeting.

(iii) In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 1.1.

(c) From and after the date of the Closing until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the Board Representative(s) entitled to be designated by the Investor pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting, include (x) the Board Representative(s) entitled to be designated by the Investor pursuant to Section 1.1(b) and (y) the Nominated Non-Investor Directors in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Board Representative(s) and the Nominated Non-Investor Directors, including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Board Representative(s) and the Nominated Non-Investor Directors, (iii) to cause the Board Representative(s) and the Nominated Non-Investor Directors to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the Board Representative(s) and the Nominated Non-Investor Directors in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting, (iv) if necessary, expanding the size of the Board and filling any resulting vacancies with individuals designated by the Investor pursuant to this Section 1.1 and (v) causing any director resignation or other similar policy of the Company to not be applicable to the Board Representatives.

(d) If at any time the number of Board Representatives serving on the Board exceeds the Investor Director Number, then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Board Representative(s) to resign from the Board such that, following such resignation(s), the number of Board Representatives serving on the Board does not exceed the Investor Director Number. If at any time any Board Representative that was required pursuant to Section 1.2(b) to be an Independent Director ceases to be an Independent Director and as a result the number of Board Representatives that constitute Independent Directors is less than the number of Board Representatives required to be Independent Directors pursuant to Section 1.1(b)(i), then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause such Board Representative to resign from the Board, it being understood that the Investor shall be entitled to fill the vacancy resulting therefrom in accordance with Section 1.2(a).

(e) On the date that the Investor Percentage Interest is less than ten percent (10%), or at such earlier time that the Investor delivers an irrevocable written waiver of its rights under this Section 1.1 and Section 1.2 to the Company, the Investor will have no further rights under this Section 1.1 and Section 1.2.

1.2 Vacancies.

(a) Subject to Sections 1.1 and 1.4, if at any time the number of Board Representatives serving on the Board is less than the total number of Board Representatives the Investor is entitled to designate pursuant to Section 1.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Board Representative or otherwise, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by the Investor as promptly as practicable. In furtherance thereof, the Board shall use its reasonable best efforts, if requested by the Investor, to fill such vacancy prior to the time the Board next takes action on any other matter.

(b) In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any Non-Investor Director, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Non-Investor Directors acting by Company Non-Affiliate Approval as promptly as practicable.

1.3 Compensation; Indemnification. Each Board Representative shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Board Representative is a member, if any, in each case to the same extent as the other members of the Board. Each Board Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee Directors of the Company for their services as a director, including any service on any committee of the Board; provided, however, that any such Board Representative that is an employee of the Fund or any of its Affiliates shall not receive any such equity compensation, but in lieu thereof shall be entitled to receive cash compensation equal to twice the amount of any cash retainer or other cash fees or cash compensation paid to the non-employee Directors of the Company for their services as a director, including any service on any committee of the Board.

1.4 Selection of Board Representatives; Committees. For purposes of this Agreement, “Board Representative” means any person designated by the Investor to be elected or appointed to the Board, or his or her replacement designated in accordance with Section 1.2, provided, that such person’s service as a director must not be prohibited by Law. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include at least one Board Representative.

1.5 Nomination of Non-Investor Directors. Anything in the Certificate of Incorporation and the By-Laws of the Company notwithstanding and subject to Section 1.2(b), the Governance Committee shall take all actions necessary to nominate incumbent Non-Investor Directors for election at an Election Meeting, unless otherwise approved by the Non-Affiliated Directors acting by Company Non-Affiliate Approval.

ARTICLE II

RESTRICTED ACTIVITIES; PREEMPTIVE RIGHTS; VOTING

2.1 Transfer Restrictions.

(a) Other than solely in the case of a Transfer to an Affiliate of the Fund, or, if the Fund ceases to be an Affiliate of the Investor, to an Affiliate of the Investor (provided that such Affiliate (i) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor and (ii) remains an Affiliate of the Fund, or the Investor, if applicable, throughout the Restricted Period), the Investor shall not Transfer any shares of Company Common Stock prior to the date that is ninety (90) days after the Closing (such period, the “Restricted Period”). Following the Restricted Period, the Investor shall be free to Transfer any shares of Company Common Stock subject only to the restrictions set forth in this Agreement and applicable Law.

(b) Until the Sunset Date, without Company Non-Affiliate Approval, the Investor shall not Transfer any shares of Company Common Stock to any Person or Group who:

(i) is a Company Competitor;

(ii) individually or in the aggregate with all Affiliates, Beneficially Owns, or would, after giving effect to such Transfer, Beneficially Own, 15% or more of the outstanding shares of Company Common Stock; provided that in the cases of clauses (i) and (ii) the restriction shall not apply to (A) Transfers into the public market effected through an underwritten offering that qualifies as a “public offering” pursuant to the rules and regulations of the NYSE or that is otherwise broadly marketed, in each case, pursuant to an exercise of the registration rights provided for in this Agreement; (B) Transfers in open market transactions through an ordinary brokerage transaction; provided that such Transfers are not undertaken with the purpose or intent of circumventing this Section 2.1; or (C) a Transfer to (1) an Affiliate of the Fund (provided that such Affiliate has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor), it being understood, for the avoidance of doubt, that any direct or indirect Transfer of such Person that results in such Person ceasing to remain an Affiliate shall be treated as a Transfer that is subject to the provisions of this Section 2.1 or (2) any party or parties not affiliated with the Investor who are acquiring direct or indirect ownership of the Company in a merger, tender offer or other transaction approved or recommended by the Board; or

(iii) is an Affiliate of the Fund or, if the Fund ceases to be an Affiliate of the Investor, is an Affiliate of the Investor unless such Affiliate has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be bound by the terms and conditions of this Agreement applicable to the Investor for so long as such Person remains an Affiliate of the Fund or the Investor, as applicable, it being understood, for the avoidance of doubt, that any direct or indirect Transfer of such Person that results in such Person ceasing to remain an Affiliate shall be treated as a Transfer that is subject to the provisions of this Section 2.1.

(c) Any Transfer or attempted Transfer of Company Common Stock in violation of this Section 2.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company.

(d) In connection with any Transfer of Company Common Stock to an Affiliate of the Fund or the Investor, that is permitted pursuant to this Agreement, the Company shall grant such approvals and take all other actions as are necessary to exempt such transaction from Section 203 of the DGCL.

2.2 Restricted Activities.

(a) The Investor and the Fund shall not and shall cause their respective Controlled Affiliates not to, directly or indirectly, without the Company’s prior written consent:

(i) make any statement or proposal to the Board, any of the Company’s Representatives, or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (1) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its Subsidiaries, (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, or (3) subject to clause (vi) below, any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit the Fund or a Controlled Affiliate of the Fund from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

(ii) deposit any Voting Securities into a voting trust or similar contract or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement or other contract (other than solely between (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement) or grant any proxy with respect to any Voting Securities (other than (A) pursuant to Section 2.5 or (B) otherwise to the Company or a Person specified by the Company in a proxy card provided to stockholders of the Company by or on behalf of the Company);

(iii) form, join or in any way participate in any Group with any Person with respect to any Voting Securities other than forming, joining or in any way participating in a Group solely between or among (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement;

(iv) enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its Subsidiaries (unless such transaction is affirmatively publicly recommended by the Board and there has otherwise been no breach of this Section 2.2 in connection with or relating to such transaction);

(v) otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

(vi) acquire, agree or propose to acquire any Voting Securities of the Company or any Subsidiary thereof, other than as a result of any stock split or stock dividend of Voting Securities or exercise of preemptive rights pursuant to Section 2.3;

(vii) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company, including nominating any Person to the Board (except pursuant to Section 1.1);

(viii) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

(ix) knowingly instigate, facilitate, encourage or assist any third party to do any of the foregoing;

provided that this Section 2.2 shall in no way limit (x) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company or (y) any non-public communications by and between (A) the Investor and its Affiliates or (B) the Investor and any Permitted Transferee with respect to any shares of Company Common Stock Transferred to any such Permitted Transferee by the Investor as permitted by this Agreement; provided, further that (other than as may be a violation of clauses (i) and (ii) above) the right or ability of the Investor or its Controlled Affiliates to exercise their rights under this Agreement or the exercise by the Investor or its Controlled Affiliates of their right to vote shall not, in either case be deemed a breach of this Section 2.2. For purposes of this Section 2.2, the term “Voting Securities” shall be deemed to include any security of the company that is convertible into a Voting Security at any time.

(b) The Investor further agrees, it shall not and shall cause its Controlled Affiliates not to, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(c) The provisions in this Section 2.2 shall terminate on the Sunset Date.

(d) For the purposes of this Section 2.2, consent of the Company shall require Company Non-Affiliate Approval.

2.3 Preemptive Rights.

(a) Subject to the provisions of this Section 2.3 (including Section 2.3(f)), the Company hereby grants to the Investor the right, subject to applicable Law, to purchase the Investor’s Pro Rata Portion of any additional shares of Voting Securities, other equity securities or any securities convertible into, or exchangeable for Voting Securities or equity securities of the Company equity securities that the Company may from time to time propose to issue (collectively, the “New Securities”); provided that, for the avoidance of doubt, no Proposed Issuance (including any issuance of New Securities to the Investor) completed in compliance with this Section 2.3 shall be applied in a circular manner to this Section 2.3 so as to result in duplicative or iterative pre-emptive rights.

(b) The Company shall undertake commercially reasonable efforts to provide the Investor with advance written notice of any proposed issuance subject to this Section 2.3 (a “Proposed Issuance”). Prior to or in connection with the consummation of a Proposed Issuance, the Company shall promptly notify the Investor in writing (an “Issuance Notice”). The Investor shall have a right to purchase the New Securities of the kind offered in such Proposed Issuance on the following terms:

(i) In the event a Proposed Issuance is conducted as a registered public offering, the Investor shall be entitled to purchase such New Securities at the public offering price for such Proposed Issuance and on the same terms and at the same time as the New Securities are proposed to be Issued by the Company.

(ii) In the event the Proposed Issuance includes a separate closing for the issuance of New Securities pursuant to the underwriters’ over-allotment or similar option, the Company shall provide a separate Issuance Notice to the Investor with respect to such issuance.

(iii) In the event the Proposed Issuance is conducted as an offering other than a public offering (e.g., a private placement), Purchaser shall be entitled to purchase such New Securities at the same price that was paid by the purchasers of New Securities in such Proposed Issuance and on the same terms and at the same time as the New Securities are proposed to be Issued by the Company.

(c) The Investor shall have seven (7) calendar days from the receipt of an Issuance Notice (the “Exercise Period”) to elect to purchase its Pro Rata Portion of the New Securities, at an all-cash purchase price per New Security (the “Per Security Offering Price”) equal to: (i) in the case of all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the cash purchase price per New Security set forth in the Issuance Notice or (2) in the case of consideration other than all-cash consideration proposed to be received by the Company in respect of the Proposed Issuance, the per New Security price derived from the aggregate fair market value of all consideration proposed to be received by the Company as of the date of closing of the Proposed Issuance. The Investor may exercise its election by delivering a written notice to the Company during the Exercise Period. Such notice must indicate the specific amount of New Securities that the Investor desires to purchase and may not be conditioned in any manner not also available to other potential purchasers of the Proposed Issuance, except that it may be conditioned on the consummation of the Proposed Issuance. The Investor, if so exercising its election, shall be entitled and obligated to purchase, that portion of the New Securities so offered to the Investor specified in the Investor’s notice on the terms and conditions set forth in this Section 2.3. The failure of the Investor to exercise its election to purchase of its allotment of the New Securities during the Exercise Period shall be deemed a waiver by the Investor of its rights under this Section 2.3 with respect to such Proposed Issuance. The closing of any purchase by the Investor shall be consummated concurrently with the consummation of the Proposed Issuance; provided, however, that the closing of any purchase by any the Investor may be extended beyond the closing of the consummation of the Proposed Issuance to the extent necessary to obtain required governmental approvals (a “Closing Extension”), but for the avoidance of doubt the Company shall not be required to delay or extend the closing of the other portion of the Proposed Issuance to the extent not subject to such governmental approval requirement. In the event of a Closing Extension, the Investor’s Investor Percentage Interest during such period shall be calculated as if such purchase of New Securities by the Investor had been consummated concurrently with the closing of the other portion of the Proposed Issuance not subject to any governmental approval requirement.

(d) Subject to Section 2.3(e), if the Investor fails to purchase its allotment of the New Securities within the time period described in Section 2.3(c), the Company shall be free to complete the Proposed Issuance within sixty (60) days following the date of the Issuance Notice to the extent and with respect to which the Investor failed to exercise the option set forth in this Section 2.3 on terms no less favorable to the Company (including with respect to consideration) than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced). If the Company has not completed the sale of New Securities in accordance with the foregoing sentence, the Company shall provide a new Issuance Notice to the Investor on the terms and provisions set forth in Section 2.3.

(e) In the event that the Company has been advised by its outside counsel that the issuance of New Securities in full to the Investor pursuant to this Section 2.3 would require the approval of the Company’s stockholders under applicable Law, including the rules of the New York Stock Exchange (the “NYSE”) or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading , the excess amount of such New Securities to the extent otherwise triggering such stockholder approval requirement will be excluded from the total number of New Securities that the Investor would otherwise have a right to purchase pursuant to this Section 2.3.

(f) The preemptive rights under this Section 2.3 shall not apply to (i) issuance or sales of New Securities to employees, officers, directors, managers or consultants of the Company or any of its Subsidiaries pursuant to employee benefits or similar employee or management equity incentive plans or arrangements of the Company or any Subsidiary thereof approved by the Compensation Committee by unanimous vote or approved by a majority of the issued and outstanding Company Common Stock; (ii) issuances or sales to a Person (who are not affiliates of the Company) in connection with an acquisition (or series of related acquisitions), joint venture, business combination or merger; (iii) issuances of New Securities by the Company to a wholly owned Subsidiary of the Company; or (iv) an ongoing at-the-market offering of equity securities or other similar offering of equity securities (an “ATM Offering”).

2.4 ATM Offer and Election to Purchase. The foregoing notwithstanding, if the Company conducts an ATM Offering, the Company shall not be required to provide the Investor with advance notice of any such ATM Offering; provided, however, that the Company shall be required to offer (an “ATM Offer”) the Investor the opportunity to purchase New Securities of the same kind offered by the Company in the ATM Offering on a quarterly basis in arrears up to such aggregate amount as would enable the Investor to maintain its Investor Percentage Interest, on the following terms:

(a) The ATM Offer shall be made in writing to the Investor promptly following the end of each calendar quarter during which any New Securities were sold pursuant to an ATM Offering, but in any event no later than the tenth (10th) Business Day following the end of such calendar quarter, which offer shall include the purchase price and number and type of New Securities that may be purchased;

(b) The Investor shall be entitled to purchase such New Securities at a price equal to the volume weighted average price at which such New Securities were sold by the Company pursuant to such ATM Offering over the immediately preceding calendar quarter.

(c) The Investor shall have seven (7) calendar days from the date of its receipt of the ATM Offer pursuant to this Section 2.4 to elect to purchase, and to fully fund the purchase of, of any such New Securities. If the Investor does not elect to purchase any New Securities and/or does not provide immediately available funds for the purchase of such New Securities to the Company within such seven (7) calendar day period, the Investor’s rights to purchase such New Securities shall terminate.

2.5 Voting. From and after the date of this Agreement, until the Sunset Date, the Investor agrees (i) to cause all Voting Securities held by the Investor or any of its Controlled Affiliates or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; (ii) to vote such Voting Securities Beneficially Owned by it or any of its Subsidiaries or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Company’s Nominating and Corporate Governance Committee (the “Governance Committee”) (including the Board Representatives and Non-Investor Directors nominated to the Board pursuant to Sections 1.2(b) and 1.5 (such nominated Non-Investor Directors, the “Nominated Non-Investor Directors”)), (B) against any other nominees and (C) against the removal of any Non-Investor Director unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of the Non-Affiliated Directors acting by Company Non-Affiliated Approval), (iii) for so long as the Investor Percentage Interest is greater than or equal to 30%, not to vote such Voting Securities in favor of any proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act), except at the Investor’s discretion either (A) in a manner that is proportionate to the manner in which all shares of Company Common Stock owned by other holders of Company Common Stock who are not Controlled Affiliates of the Investor are voted with respect to such matter, so that, for any such matter, the shares of Company Common Stock owned by Investor or any of its Controlled Affiliates or over which the Investor or any of its Subsidiaries otherwise has voting discretion or control shall reflect voting results with respect to “shares voted for,” “shares voted against,” “shares abstained,” “shares withheld” and “broker non-votes” proportionate to the aggregate voting results for shares of Company Common Stock that are owned by other holders of Company Common Stock that are not Controlled Affiliates of the Investor or over which the Investor or any of its Subsidiaries otherwise does not have voting discretion or control and that are deemed present in person or by proxy at such stockholder meeting, or (B) in a manner that is consistent with the recommendation of the Board, (iv) to not vote such Voting Securities in favor of any Change of Control Transaction submitted to the Company’s stockholders for approval or adoption pursuant to which the per-share consideration to be received by the Investor or any of its Affiliates in respect of their shares of Company Common Stock in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by other holders of Company Common Stock who are not Affiliates of the Investor or the Company in respect of their shares of Company Common Stock in such Change of Control Transaction, disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Company Common Stock in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board with Company Non-Affiliate Approval or any dissenters’ rights, and (v) not to take, alone or in concert with any other Persons, any action to remove or oppose any Non-Investor Director or to seek to change the size or composition of the Board or otherwise seek to expand the Investor’s representation on the Board in each case in a manner inconsistent with Section 1.1(b). As promptly as practicable following the record date for an Election Meeting or any annual or special meeting at which directors are to be removed, the Investor shall provide the Company a proxy for purposes of effecting the immediately preceding sentence. For the avoidance of doubt, nothing in this Section 2.5 shall require the Investor to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board’s recommendation with respect to any other matter requiring stockholder approval under Law that is not expressly addressed above.

2.6 Amendment to Parent Certificate of Incorporation. The Company shall not amend, or propose to amend, the Parent Certificate of Incorporation in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any party hereto from complying with its obligations hereunder unless such proposed amendment is approved by a majority of the entire Board as well as (1) a majority of the Board Representatives and (2) a majority of the Non-Investor Directors, in each case then serving on the Board.

2.7 Removal and Replacement of the Chief Executive Officer. From the Effective Time until the Sunset Date, the Company agrees that the removal and/or replacement of the Chief Executive Officer of the Company, or appointment of a new Chief Executive Officer in the event of a vacancy in such office, shall require approval of a majority of the Board including Company Non-Affiliate Approval.

2.8 Indebtedness. During the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date, the Company shall not incur any Indebtedness, other than Indebtedness under the Existing Credit Facility, without the approval of a majority of the Board Representatives.

2.9 Controlled Company. From the Effective Time until the Sunset Date, the Company shall not elect to be treated as a “controlled company” under, nor avail itself of any “controlled company” exceptions to the corporate governance requirements of, the rules and regulations of the NYSE or any similar rules of such other national securities exchange on which the Company Common Stock is then listed or trading, without the approval of a majority of the Board including Company Non-Affiliate Approval.

ARTICLE III

REGISTRATION RIGHTS

3.1 Registration.

(a) The Company shall, as soon as practicable after the Closing Date, file a shelf registration statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Investor from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (a “Shelf Registration Statement”) and use reasonable best efforts to cause such Shelf Registration Statement to be declared effective as promptly as practicable (but in any event, prior to expiration of the Restricted Period). Subject to Section 3.4, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective, to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Investor and other Holders and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities, and

(ii) the date on which this Agreement terminates pursuant to Section 5.1. If the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(b) Subject to the eligibility of the Company to use a registration statement on Form S-3 (a “Form S-3”), any registration pursuant to this Section 3.1 shall be effected by means of a Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investor or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities included by it on the Shelf Registration Statement by means of an underwritten offering (a “Underwritten Shelf Take-Down ”), it shall promptly so advise the Company in writing and the Company shall take all reasonable steps to facilitate such distribution, including amending or supplementing the Shelf Registration Statement as necessary in order to enable such Registrable Securities to be distributed pursuant to the Underwritten Shelf Take-Down and the actions required pursuant to Section 3.3; provided that the Company shall not be required to facilitate, and the Investor (together with all other Holders) shall not be entitled to request, (i) more than six (6) Underwritten Shelf Take-Downs in the aggregate or (ii) an Underwritten Shelf Take-Down unless the expected gross proceeds from such Underwritten Shelf Take-Down exceed $50,000,000. The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed; provided that such selections are reasonably acceptable to the Company.

(c) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 3.1: (i) with respect to securities that are not Registrable Securities or (ii) during any Permitted Black-out Period; provided that such right to delay a registration or underwritten offering shall be exercised by the Company only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against holders of similar securities that have registration rights.

(d) If, during a period when the Shelf Registration Statement is not effective or available (provided, for the avoidance of doubt, that the failure of the Shelf Registration Statement to be effective or available shall not be a requirement for the Investor or any Holder to exercise its rights pursuant to this Section 3.1(d) and Section 3.1(e) with respect to any Piggyback Registration that is proposed to be an underwritten offering), the Company proposes to file a Registration Statement or prospectus supplement with respect to an offering of its equity securities, other than a registration pursuant to Section 3.1(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investor and all other Holders of its intention to effect such a registration (but in no event less than ten (10) Business Days prior to the anticipated filing date) and (subject to clause (f) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the pricing date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 3.1(d) prior to the effectiveness of such registration, whether or not the Investors or any other Holders have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its subsidiaries or in connection with dividend reinvestment plans.

(e) If the registration referred to in Section 3.1(d) is proposed to be underwritten, the Company will so advise the Investor and all other Holders as a part of the written notice given pursuant to Section 3.1(d). In such event, the right of any Investor and all other Holders to registration pursuant to this Section 3.1 will be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Any Holder so participating shall not be required to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities by such Holder and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering (i.e., less underwriting discounts and commissions). If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company and the managing underwriter prior to the execution of the underwriting agreement with respect thereto.

(f) If, in connection with a Piggyback Registration under Section 3.1(d), the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, the securities the Company proposes to sell, (B) second, Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(d), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, and (C) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, (1) if such registration is being made at the request of Investor or any Holder pursuant to this Section 3.1, all Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(b) or 3.1(d), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person, or (ii) if such registration is not being made at the request of Investor or any Holder pursuant to this Section 3.1, the securities sought to be registered by Persons who have sought to have securities of the Company registered pursuant to rights to demand such registration and the Registrable Securities of the Investor and all other Holders who have requested registration of Registrable Securities pursuant to Section 3.1(d), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (B)  second, the securities the Company proposes to sell.

3.2 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

3.3 Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) if it becomes eligible for such status in the future (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(a) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective Registration Statement, subject to this Section 3.3, keep such Registration Statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.

(b) Prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the prospectus or prospectus supplement used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c) Furnish to the Holders and any underwriters such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(d) Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) Notify promptly each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(f) Give prompt written notice to the Holders:

(i) when any Registration Statement filed pursuant to Section 3.1 or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of Company Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) of the happening of any event that requires the Company to make changes in any effective Registration Statement or the prospectus related to the Registration Statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(vi) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 3.3(j) cease to be true and correct.

(g) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any Registration Statement referred to in Section 3.3(f)(iii) at the earliest practicable time.

(h) Upon the occurrence of any event contemplated by Section 3.3(e) or 3.3(f)(v), promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities.

(j) If an Underwritten Shelf Take-Down is requested pursuant to Section 3.1(b), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants and reserve engineers of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company.

(k) (A) make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, upon reasonable advance notice and during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested (and of the type customarily provided in connection with due diligence conducted in connection with a registered public offering of securities) by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement and (B) use reasonable best efforts to procure customary legal opinions and auditor and reserve engineer “comfort” letters in connection with the sale of Registrable Securities the Investor or any other Holder utilizing the Shelf Registration Statement.

(l) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the NYSE or the NASDAQ Stock Market, as determined by the Company.

(m) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(n) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.4 Suspension of Sales. During (i) any Permitted Black-out Period or (ii) upon receipt of written notice from the Company that a Registration Statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such Registration Statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Permitted Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension described in clause (ii) of this paragraph may be in effect in any 180-day period shall not exceed 30 days. The total number of days that any suspension periods described in clause (ii), together with any Permitted Blackouts Periods, may collectively be in effect during any 12-month period shall not exceed 120 days.

3.5 Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder shall terminate on the date such securities cease to qualify as Registrable Securities.

3.6 Furnishing Information.

(a) Neither any Investor nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.3 that the Investors and/or the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registered offering of their Registrable Securities.

3.7 Indemnification.

(a) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s direct or indirect partners, members or stockholders and each of such partner’s, member’s or stockholder’s partners, members or stockholders and, with respect to all of the foregoing Persons, each of their respective Affiliates, employees, directors, officers, trustees or agents and controlling Persons within the meaning of the Securities Act and each of their respective representatives (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon (i) any untrue statement or alleged untrue statement of material fact contained in any Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto) or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (A) an untrue statement or omission made in such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee expressly for use in connection with such Registration Statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as such term is defined in Rule 405) that was not authorized in writing by the Company; (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company or any of its subsidiaries in connection with any such registration, qualification, compliance or sale of Registrable Securities; (iii) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter being attributed to the Company) will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable best efforts to so register or qualify such Registrable Securities); or (iv) any actions or inactions or proceedings in respect of the foregoing whether or not an Indemnitee is a party thereto, whether such Registration Statement, final prospectus, preliminary prospectus, free writing prospectus (as defined in Rule 405) or other document is issued pursuant to this Agreement or otherwise.

(b) In connection with any Registration Statement in which a Holder is participating, each such Holder shall, severally and not jointly, indemnify the Company, its directors and officers, and each Person, if any, who controls the Company within the meaning of the Securities Act to the same extent as the foregoing indemnity provided for in Section 3.7(a) from the Company to the Holders, but only to the extent arising out of or based upon information furnished in writing by such Holder, or on such Holder’s behalf, expressly for use in any Registration Statement or any prospectus, including any amendment or supplement thereto. In no event shall the liability of such Holder hereunder be greater in amount than the dollar amount of the net proceeds (less underwriting discounts and commissions) received by such Holder under the sale of Registrable Securities giving rise to such indemnification obligation.

(c) Any Person entitled to indemnification hereunder (the “Indemnified Party”) shall give prompt written notice to the Person against whom such indemnity may be sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligation, except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any Indemnified Party, and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof and acknowledging the obligations of the Indemnifying Party with respect to such proceeding, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such Indemnified Party hereunder for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such Indemnifying Party and, as a result, a conflict of interest exists or (ii) the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the Indemnifying Party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an Indemnifying Party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an Indemnifying Party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party, and (z) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If the indemnification provided for in this Section 3.7 is unavailable to a Indemnified Party from the Person against the Indemnifying Party with respect to any Losses or is insufficient to hold the Indemnified Party harmless as contemplated therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and of the Indemnified Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 3.7(f) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.7. No Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Indemnifying Party if the Indemnifying Party was not guilty of such fraudulent misrepresentation.

3.8 Assignment of Registration Rights. The rights of any Holder to registration of Registrable Securities pursuant to Article 3 (but no other rights hereunder) may be assigned by such Holder to a transferee or assignee of Registrable Securities (i) that is a Permitted Transferee of such Holder to which there is Transferred at least $5,000,000 in Registrable Securities or (ii) to which there is Transferred to such transferee no less than $50,000,000 in Registrable Securities, as otherwise permitted by this Agreement; provided, however, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

3.9 Holdback; Lockup. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Article III, (i) the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten (10) days prior and sixty (60) days following the date of execution of the underwriting agreement with respect to such underwritten offering or such longer period up to ninety (90) days as may be requested by the managing underwriter and (ii) the Company agrees to cause each of its directors and senior executive officers to execute and deliver, and each Holder also agrees to execute and deliver, customary lockup agreements in such form and for such time period up to ninety (90) days as may be requested by the managing underwriter; provided that each Holder shall not be required to execute and deliver any lockup agreement different in form or substance as any lockup executed by the Company’s directors and senior executive officers.

3.10 Rule 144. With a view to making available to the Investor and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c) so long as an Investor or a Holder owns any Registrable Securities, furnish to such Investor or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Investor or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(d) take such further action as any Holder may reasonably request (including, without limitation (i) making its Chief Executive Officer and Chief Financial Officer reasonably available to potential purchasers in a reasonable manner (by telephone where feasible) and except during periods when the Company has restricted access to investors in accordance with its Regulation FD procedures and other policies and procedures required by applicable law; and (ii) executing a customary engagement letter that will provide for customary indemnification of a placement agent with respect to such placement), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act, and provided that the commission and fees for such placement shall be at the expense of the requesting Holder

3.11 Definitions. As used in this Article III, the following terms shall have the following respective meanings:

(a) “Holder” means the Investor and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 3.8.

(b) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(c) “Permitted Black-out Period” means, in the event that the Company determines in good faith that the registration would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (y) would require disclosure of material information that the Company has a bona fide business purpose for not disclosing and that has not been, and is not otherwise required to be, disclosed to the public, a period of up to sixty (60) days; provided, that a Permitted Blackout Period described in this clause (ii) may not occur more than twice in any period of twelve (12) consecutive months.

(d) “Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

(e) “Registrable Securities” means (A) all Company Common Stock held by the Holders from time to time and (B) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (A) by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will cease to constitute Registrable Securities upon the earliest to occur of (i) when they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) when they are sold pursuant to Rule 144 and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) when they shall have ceased to be outstanding or (iv) when they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities; provided, however, that any Registrable Security shall cease to be a Registrable Security at such time that (A) the holder thereof (together with its Affiliates) ceases to hold at least 5.0% of the outstanding Company Common Stock, (B) such Registrable Security may be sold by the holder thereof pursuant to Rule 144 without limitation thereunder on volume or manner of sale or information requirements thereunder and (C) at least two years have elapsed since the Closing Date. No Registrable Securities may be registered under more than one Registration Statement at one time.

(f) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Article III, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred by the Company in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel, and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(g) “Rule 144,” “Rule 144A,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(h) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

3.12 Voluntary Forfeiture. At any time, any holder of Registrable Securities (including any Holder) may elect to forfeit its rights set forth in this Article III from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 3.1(d)-(f) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 3.5 with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 3.12, any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 3.1(b) or 3.1(d) prior to the date of such Holder’s forfeiture. In addition, Investor or any other Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Investor or Holder not receive notice from the Corporation of any proposed Underwritten Offering; provided, however, that Investor or other Holder, as applicable, may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor or other Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to Investor or such other Holder, as applicable, pursuant to Section 3.1.

ARTICLE IV

DEFINITIONS

4.1 Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Action” means any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any Person who directly or indirectly Controls, is Controlled by, or is under common Control with the specified Person. Notwithstanding the foregoing, the Company shall be deemed to not be an Affiliate of the Fund and the Investor for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“ATM Offering” has the meaning set forth in Section 2.4.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d)), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Board” has the meaning set forth in Section 1.1.

“Board Designation Expiration Date” means the earlier of (i) the date on which the Investor Percentage Interest is less than 10% and (ii) the date on which this Agreement is validly terminated pursuant to Section 5.1.

“Board Representative” has the meaning set forth in Section 1.4.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Change of Control Transaction” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current stockholders of the Company fail to own, directly or indirectly, at least Majority Voting Power; (c) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (i) a reincorporation or similar corporate transaction in which the Company’s stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (ii) a transaction described in clause (b) (such as a triangular merger) in which the threshold in clause (b) is not passed) or (d) the replacement of a majority of the Board of Directors with individuals who were not nominated or elected by at least a majority of the directors at the time of such replacement.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Competitor” means (a) any Person listed on Exhibit A hereto, or any Controlled Affiliate thereof or (b) (1) any Person whose primary business is oil and natural gas exploration and development in the Denver-Julesburg Basin or (2) any Affiliate of such Person (other than (i) a private equity or similar firm that Controls the Person described in clause (b)(1) and (ii) such private equity or similar firm’s Affiliates, other than such Person and its Controlled Affiliates).

“Company Non-Affiliate Approval” means the approval of a majority of the total number of Non-Affiliated Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of March 16, 2010, by among Bill Barrett Corporation, the financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified.

“Form S-3” has the meaning set forth in Section 3.1(b).

“Governance Committee” has the meaning set forth in Section 2.4.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Indebtedness” means all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 3.7(c).

“Indemnifying Party” has the meaning set forth in Section 3.7(c).

“Indemnitee” has the meaning set forth in Section 3.7(a).

“Investor” has the meaning set forth in the recitals hereto, provided that, for the avoidance of doubt, any transferee of securities of the Company that is required to enter into, or enters into, a joinder agreeing to be bound by the terms of Sections 2.1, 2.2 and 2.5 of this Agreement applicable to Investors shall be deemed to be an Investor for purposes of Sections 2.1, 2.2 and 2.5 of this Agreement.

“Independent Director” means a director who (i) is not an officer, director, principal, managing partner or employee of the Investor or the Fund or any of its Affiliates or any spouse, parent, child or sibling of any of the foregoing , (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the Company Common Stock is not then listed for trading on the NYSE, pursuant to the rules of the national securities exchange on which the Company Common Stock is then listed or trading, with respect to the

Company, and (iii) receives no compensation from the Fund, the Investor or any Affiliate thereof for or related to his or her service as a director of the Company and such Person’s actual investment in the Fund does not exceed $1 million during such director’s service as a director of the Company.

“Investor Director Number” means the number of Board Representatives that the Investor is at such time (or would then be if an Election Meeting were to be held at such time) entitled to designate pursuant to Section 1.1(b)(i).

“Investor Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are then-Beneficially Owned by the Investor and its Affiliates and (ii) the number of all then-outstanding Voting Securities.

“Law” means any applicable federal, state, local, foreign or international law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction or treaty.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies.

“Majority Voting Power” of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

“Mergers” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Nominated Non-Investor Directors” has the meaning set forth in Section 2.5.

“Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading and who is not a Board Representative.

“Non-Investor Director” means a director who is not a Board Representative.

“NYSE” has the meaning set forth in Section 2.3(e).

“Pending Underwritten Offering” has the meaning set forth in Section 3.12.

“Permitted Transferee” means (i) any Affiliate of the Investor and (ii) any holder of membership interests in the Investor and each of such holders’ direct and indirect equity holders.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 3.1(d).

“Pro Rata Portion” means, with respect to the Investor, on any issuance date for New Securities, the number of New Securities equal to the product of (i) the total number of New Securities to be issued by the Company on such date and (ii) the Investor Percentage Interest, determined immediately prior to such issuance date.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Representatives” has the meaning set forth in the Merger Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the recitals.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(b).

“Special Registration” has the meaning set forth in Section 3.1(d).

“Subsidiary” means, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Sunset Date” means the earlier of: (i) the last day of the first period of six continuous months during which the Investor Percentage Interest is less than 20% and (ii) the last day of the first period of six continuous months ending on or after the fifth (5th) anniversary of the Closing Date during which the Investor Percentage Interest is less than 30%.

“Transfer” means (i) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of such ownership of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of capital stock or any interest in capital stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

“Underwritten Shelf Take-Down ” has the meaning set forth in Section 3.1(b).

“Voting Securities” means shares of Company Common Stock and any other securities of the Company entitled to vote generally at any annual or special meeting of the Company’s stockholders.

4.2 Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article IV and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding shares of Company Common Stock by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

ARTICLE V

MISCELLANEOUS

5.1 Term. This Agreement will be effective as of the Closing Date and, except as otherwise set forth herein will continue in effect thereafter until the earlier of (a) the time when no shares of Company Common Stock are held by the Investor or any other Holder and (b) its termination by the consent of all parties hereto or their respective successors in interest.

5.2 Representations and Warranties . Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party , enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party’s ability to perform its obligations hereunder. The Investor hereby represents and warrants to the Company that: (i) is acquiring its shares of Company Common Stock for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” laws, or with any present intention of distributing or selling such shares of Company Common Stock in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the shares of Company Common Stock and of making an informed investment decision and (iii) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

5.3 Legends; Securities Act Compliance.

(a) A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Holder agrees that all certificates, book entry shares or other instruments representing such Shares will bear a legend substantially in to the following effect:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE STOCKHOLDERS’ AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b) Notwithstanding Section 5.3(a), at the request of the Investor or other applicable Holder, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Investor or such other Holder and

(ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Investor or such other Holder.

5.4 No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the holders of Registrable Securities in this Agreement.

5.5 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of (i) the Company by Company Non-Affiliate Approval and (ii) the Investor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

5.6 Successors and Assigns. Except as set forth in Section 3.8, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Investor may assign it rights under (i) Article I to any Affiliate of the Investor; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Investor and (y) remains an Affiliate of the Fund for so long as Article I remains in Effect; provided, further, that no more than one Person shall be entitled to exercise the rights of the Investor under Article I at any time, and (ii) Section 2.3, in whole or in part, to any Affiliate of the Investor, provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Investor and (y) remains an Affiliate of the Fund for so long as Section 2.3 remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.6 shall be void.

5.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.9 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

5.10 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the state of Delaware (or solely if such courts decline jurisdiction in any federal court located in the state of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section  5.14.

5.11 WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 5.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 5.11 will not be fully enforced in all instances.

5.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 5.10, the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 5.10, in addition to any other remedy to which they are entitled at law or in equity.

5.13 No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement; provided that (i) any Person (other than the Investors) that becomes an Investor shall be an intended third-party beneficiary hereof and (ii) the Persons indemnified under Article III are intended third-party beneficiaries of Article III.

5.14 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile or e-mail and receipt confirmation is received, and shall be directed to the address, facsimile number or e-mail set forth below (or at such other address or facsimile number as such party shall designate by like notice):

If to the Company, to:

[—]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Mark Gordon
E-mail:	MGordon@wlrk.com

If to the Investor, to:

[—]

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:	Douglas E. McWilliams
E-mail:	DMcWilliams@velaw.com

If to the Fund, to:

[—]

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

[ ]

By:
Name: [—]
Title: [—]

[Signature Page to Stockholders Agreement]

[—]

By:		[—]

By:
Name: [—]
Title: [—]

[Signature Page to Stockholders Agreement]

Annex C

December 4, 2017

Board of Directors of Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Bill Barrett Corporation (“Parent”) of the Rio Grande Merger Consideration (as defined below) to be paid pursuant to the Agreement and Plan of Merger (the “Agreement”), to be entered into by and among Parent, a newly incorporated wholly owned subsidiary of Parent (“New Parent”), two wholly owned subsidiaries of New Parent (“Parent Merger Sub” and “Rio Grande Merger Sub”, and collectively, the “Merger Subs”), Fifth Creek Energy Operating Company, LLC (the “Company”), Fifth Creek Energy Company, LLC (“Holdings”) and NGP Natural Resources XI, L.P. (the “Fund”, and together with Parent, New Parent, the Merger Subs, Holdings and the Company, the “Parties”). The Agreement provides, among other things, that Parent Merger Sub will merge with and into Parent (the “Parent Merger”), and each issued and outstanding share of Parent Common Stock (other than Parent Common Stock held in the treasury of Parent and shares of Parent Common Stock held by wholly owned Subsidiaries of Parent) will be converted into the right to receive one share of common stock of New Parent (the “New Parent Common Stock”). The Agreement also provides that Rio Grande Merger Sub will merge with and into the Company (the “Merger”), and all issued and outstanding Company LLC Interests, in the aggregate, will be converted into the right to receive an aggregate of 100,000,000 shares of New Parent Common Stock (the “Rio Grande Merger Consideration”). The transactions contemplated by the Agreement and the Exchange Agreement (as defined below) are referred to herein as the “Transactions.” Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

Tudor Pickering Holt & Co Advisors LP (“TPH”) and its affiliates, including Perella Weinberg Partners, as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of Parent, any of the other Parties and any of their respective affiliates and (ii) any currency or commodity that may be material to the Parties or otherwise involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transactions, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties, other potential purchasers or Transaction participants or their respective affiliates. We have acted as financial advisor to Parent in connection with, and have participated in certain negotiations leading to, the Transactions. We expect to receive fees for our services, a portion of which is contingent upon the consummation of the Transaction, and Parent has agreed to reimburse our expenses and indemnify us and certain related parties against certain liabilities arising out of our engagement. We have previously provided services to certain equityholders and affiliates of the Parties as previously disclosed to you, and we may in the future provide investment banking or other financial services to the Parties or their respective

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securityholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the financial terms of the draft of the Agreement provided to us on December 4, 2017; (ii) the draft of the Stockholders Agreement (the “Stockholders Agreement”), by and between New Parent, Holdings and the Fund, provided to us on December 4, 2017; (iii) the draft of the Exchange Agreement (the “Exchange Agreement”), by and among Parent and the holders party thereto, provided to us on December 4, 2017; (iv) annual reports to stockholders and Annual Reports on Form 10-K of Parent for the five years ended December 31, 2016; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Parent; (vi) certain other communications from Parent to its stockholders; (vii) certain internal financial information and forecasts for the Company provided to us by management of Parent and certain internal financial information and forecasts for Parent and the combined company prepared by management of Parent, both including and excluding (in the case of the combined company forecasts) the effects of an equity financing transaction proposed to be undertaken in connection with the Transactions (the “Forecasts”); (viii) certain publicly available research analyst reports with respect to the future financial performance of Parent; and (ix) certain cost savings and operating synergies projected by the management of Parent to result from the Transactions (the “Synergies”). We also have held discussions with members of the senior management of Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Parties. In addition, we have reviewed the reported price and trading activity for Parent Common Stock, compared certain financial and, with respect to Parent, stock market information, for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the oil and gas exploration and production industry specifically and in other industries generally and reviewed such other documents, performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Parent and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed with your consent that (i) the executed Agreement, Stockholders Agreement and Exchange Agreement (together with any exhibits and schedules thereto) will not differ in any respect material to our analyses or opinion from the draft versions we have examined, referenced above, (ii) all conditions to the consummation of the Transactions will be satisfied without amendment or waiver thereof or to any other term of the Agreement, and (iii) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company, Parent, New Parent, the Merger Subs, the holders of New Parent Common Stock, Parent Common Stock or Company LLC Interests or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries or Parent or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Parent to engage in the Transactions, or the relative merits of the Transactions as compared to any other alternative transaction that might be available to Parent. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to Parent of the payment of the Rio Grande Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, the fairness of any debt-to-equity exchange transaction, equity financing transaction or other

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financing transaction undertaken in connection with the Transactions, or the fairness of the Transactions to, or any consideration paid or received in connection therewith by, creditors or other constituencies of the Company, Parent or New Parent or their subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, in connection with the Transactions, whether relative to the Rio Grande Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the shares of New Parent Common Stock or Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring or of which we become aware after the date hereof. Our engagement is on behalf of the Board of Directors of Parent and not on behalf of any holder of Parent Common Stock or New Parent Common Stock or any other person. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Parent in connection with its consideration of the Transactions, and such opinion does not constitute a recommendation as to how the Board of Directors, Parent, the Company or its board of managers or any committee thereof, any holder of interests in Parent, New Parent or the Company or any other person should act or vote with respect to such Transactions or any other matter. The issuance of this opinion has been approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Rio Grande Merger Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

Tudor Pickering Holt & Co Advisors LP

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Annex D

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[                ]

[                ] (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 28, 2017 under the name “[Red Rider Holdco, Inc.]”.

2. This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Certificate of Incorporation of the Corporation.

3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

4. The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

FIRST: The name of the corporation is [—] (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 475,000,000, consisting of 400,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 75,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or otherwise.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, each director, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected for a one year term expiring at the next succeeding annual meeting of stockholders. A director shall hold office until his or her successor shall have been duly elected and qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C. At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors.

D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Except as provided in such advance notice provision, the bylaws shall not contain any provision imposing director qualifications.

E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

IN WITNESS WHEREOF, the undersigned hereby signs this Amended and Restated Certificate of Incorporation on this [—] day of [—], 2018.

[ ]

By:
	Name:	[—]
	Title:	[—]

Annex E

FORM OF

[                ]

AMENDED AND RESTATED BYLAWS

as of [—], 2018

ARTICLE I – STOCKHOLDERS

Section 1. Annual Meeting.

(1) An annual meeting of the stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders.

(2) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(3) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iv) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 60 or more than 90 days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of Section 1(4), if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth:

a. as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected;

b. as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

c. as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(i) the name and address of each such party;

(ii) (A) the class, series and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this Section 1(3), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) to which each such party is directly or indirectly entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting; provided, that if such date is after the date of the meeting, not later than the day prior to the meeting);

(iii) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(iv) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(4) Notwithstanding anything in the second sentence of the third paragraph of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the Anniversary, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a stockholder’s notice.

(5) A person shall not be eligible for election or reelection as a director at an annual meeting of stockholders unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with Section 1(2)(c) or (ii). Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Amended and Restated Bylaws and, if any proposed nomination or business is not in compliance with these Amended and Restated Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(6) For purposes of these Amended and Restated Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(7) Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2. Special Meetings.

(1) Special meetings of the stockholders, other than those required by statute, may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Amended and Restated Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

(2) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Section 1(3)(a) and 1(3)(c) of this Article I. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if the stockholder’s notice required by the preceding sentence shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Article I.

(3) Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3. Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than sixty (60) nor less than ten (10) days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Section 5. Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation, or in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the rules of any stock exchange upon which the Corporation’s securities are listed, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8. Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

ARTICLE II – BOARD OF DIRECTORS

Section 1. Number, Election and Term of Directors.

Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances and subject to Section 1.1 of the Stockholders Agreement, if then in effect, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, each director, other than those who may be elected by the holders of any series of Preferred Stock, shall be elected for a one year term expiring at the next succeeding annual meeting of stockholders. A director shall hold office until his or her successor shall have been duly elected and qualified, subject to his or her prior death, resignation, retirement, disqualification or removal from office. If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 2. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding and subject to Section 1.2 of the Stockholders Agreement, if then in effect, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders). Directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 4. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 6. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or the Stockholders Agreement or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 8. Compensation of Directors.

Unless otherwise restricted by the Amended and Restated Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of the directors, subject to Section 1.3 of the Stockholders Agreement, if then in effect. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

ARTICLE III – COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV – OFFICERS

Section 1. Generally.

The officers of the Corporation shall consist of a Chairman, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors, including but not limited to a Chief Operating Officer and/or a Chief Financial Officer. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders or at such other time as the Board of Directors selects. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such officers as may be designated by resolution of the Board of Directors.

Section 2. Chairman of the Board.

The Chairman of the Board or his designee as provided in this Article IV shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall exercise and perform such other powers and duties as may from time to time be assigned to the Chairman by the Board of Directors.

Section 3. Chief Executive Officer.

Subject to the provisions of these Amended and Restated Bylaws, to Section 2.7 of the Stockholders Agreement, if then in effect, and to the direction of the Board of Directors, the Chief Executive Officer shall be elected by the Board of Directors. The Chief Executive Officer shall be responsible for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of Chief Executive Officer or which are delegated to him or her by the Board of Directors. The Chief Executive Officer shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation. In addition, the Chief Executive Officer shall, in the absence of the Chairman of the Board, or at his or her request, preside at all meetings of the stockholders and of the Board of Directors and shall exercise and perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board of Directors.

Section 4. President.

The Board of Directors may elect a President. He or she shall have general responsibility for the management and control of the operations of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of President or which are delegated to him or her by the Board of Directors or the Chief Executive Officer. Subject to the direction of the Board of Directors and the Chairman of the Board, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision of all of the other officers (other than the Chairman of the Board, the Chief Executive Officer or any Vice Chairman), employees and agents of the Corporation.

Section 5. Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 6. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer also shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 7. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 8. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 9. Removal.

Subject to Section 2.7 of the Stockholders Agreement, if then in effect, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 10. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or the Chief Executive Officer or any officer of the Corporation authorized by the President or the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V – STOCK

Section 1. Certificates of Stock.

Shares of stock of the Corporation may be certificated or uncertificated, as provided under the Delaware General Corporation Law. Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Amended and Restated Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI – NOTICES

Section 1. Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

ARTICLE VII – MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Amended and Restated Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5. Time Periods.

In applying any provision of these Amended and Restated Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 6. Stockholders Agreement.

The Corporation shall be bound by and act in accordance with the provisions of the Stockholders Agreement, dated as of [—], 2018, by and among the Corporation and certain of its stockholders, as the same may be amended or waived from time to time (the “Stockholders Agreement”), for so long as it is in effect. If any provisions of these Amended and Restated Bylaws shall conflict with any provision of the Stockholders Agreement, if then in effect, the applicable provision of the Stockholders Agreement shall control, provided that such provision is not contrary to applicable law or otherwise unenforceable.

ARTICLE VIII – INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6. Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7. Nature of Rights.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX – EXCLUSIVE FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Amended and Restated Certificate of Incorporation or these Amended and Restated Bylaws (each as may be amended from time to time), (d) any action asserting a claim relating to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the Delaware General Corporation Law shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE X – AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend and repeal these Amended and Restated Bylaws subject to the power of the holders of capital stock of the Corporation to adopt, amend or repeal the Amended and Restated Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, notwithstanding any other provision of these Amended and Restated Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Amended and Restated Bylaws or any preferred stock, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of these Amended and Restated Bylaws. Anything to the contrary herein notwithstanding any amendment to Section 6 of Article VII of these Amended and Restated Bylaws by the Board of Directors shall require the affirmative vote of (a) a majority of the Whole Board, including the affirmative vote of a majority of the Board Representatives (as defined in the Stockholders Agreement) or (b) the holders of at least 80% of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.